UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

XCERRA CORPORATION

(Name of Registrant as Specified in its Charter)

    N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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JOINT PROXY STATEMENT/PROSPECTUS PROPOSED TRANSACTION — YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

Cohu, Inc., which we refer to as Cohu, Xavier Acquisition Corporation, a wholly owned subsidiary of Cohu, which we refer to as Merger Sub, and Xcerra Corporation, which we refer to as Xcerra, have entered into an agreement and plan of merger, dated as of May 7, 2018 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Xcerra (the “Merger”), with Xcerra continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Cohu. At the effective time of the Merger (the “Effective Time”), (a) each share of Xcerra’s common stock, par value $0.05 per share (“Xcerra Common Stock”) issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Cohu, Merger Sub, Xcerra or any direct or indirect wholly owned subsidiary of Cohu or Xcerra) will be converted into the right to receive (i) $9.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.2109 of a validly issued, fully paid and nonassessable share of common stock of Cohu, par value $1.00 per share (“Cohu Common Stock”) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”) and (b) each outstanding Xcerra restricted stock unit (an “Xcerra RSU”) that either (i) will vest automatically according to its terms at the Effective Time, or (ii) is held by a member of the board of directors of Xcerra, will be cancelled and converted into the right to receive the Merger Consideration. All Xcerra RSUs not described in the preceding sentence that are outstanding and unvested at the Effective Time will be assumed by Cohu and converted into a restricted stock unit award representing that number of shares of Cohu Common Stock equal to the product of (A) the number of shares of Xcerra Common Stock represented by such Xcerra RSU immediately prior to the Effective Time multiplied by (B) the sum of (1) the Stock Consideration plus (2) the quotient of (x) the Cash Consideration divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior to the date of the closing of the Merger.

Immediately following the closing of the Merger, Cohu’s stockholders will own approximately 71% of the outstanding Cohu Common Stock, and Xcerra’s former stockholders will own approximately 29% of the outstanding Cohu Common Stock, based on the number of shares of Cohu and Xcerra Common Stock outstanding as of July 16, 2018. Cohu Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “COHU” and Xcerra Common Stock is listed on NASDAQ under the symbol “XCRA.” Upon completion of the Merger, we expect to delist Xcerra Common Stock from NASDAQ.

The Merger will be a taxable transaction for U.S. federal income tax purposes.

Each of Cohu and Xcerra is holding a special meeting of its stockholders (the “Cohu Special Meeting” and the “Xcerra Special Meeting,” respectively) in order to obtain the stockholder approvals necessary to consummate the Merger. At the respective special meetings, Xcerra will ask its stockholders to approve the Merger Agreement and Cohu will ask its stockholders to approve the issuance of shares of Cohu Common Stock in connection with the Merger to the extent such issuance would require approval under NASDAQ Stock Market Rule 5635(a), which, subject to certain exceptions, generally requires stockholder approval prior to the issuance of common stock in connection with a merger to the extent such issuance would equal or exceed 20% of the issuer’s issued and outstanding common stock before such issuance (the “Stock Issuance Proposal”). Approval of the Stock Issuance Proposal by holders of a majority of the outstanding shares of Cohu Common Stock represented in person or by proxy at the Cohu Special Meeting, and approval of the Merger Agreement by the holders of two-thirds of the outstanding shares of Xcerra Common Stock are conditions to the consummation of the Merger. The obligations of Cohu, Merger Sub and Xcerra to complete the Merger are also subject to the satisfaction or waiver of several other conditions to the Merger set forth in the Merger Agreement and described in this joint proxy statement/prospectus. More information about Cohu, Merger Sub, Xcerra and the Merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus, and the documents incorporated by reference into this joint proxy statement/prospectus, carefully and in their entirety. In particular, we urge you to read carefully “Risk Factors” beginning on page 27.

After careful consideration, the board of directors of each of Cohu and Xcerra have determined that the Merger Agreement and the Merger are fair to, advisable and in the best interests of, their respective stockholders. Accordingly, the Cohu board of directors recommends that the Cohu stockholders vote FOR the Stock Issuance Proposal and FOR the Cohu Adjournment Proposal (as defined in Cohu’s “Notice of Special Meeting of Cohu Stockholders to be Held on August 30, 2018”) and the Xcerra board of directors recommends that the Xcerra stockholders vote FOR the approval of the Merger Proposal (as defined in Xcerra’s “Notice of Special Meeting of Xcerra Stockholders to be Held on August 30, 2018”), FOR the Xcerra Adjournment Proposal (as defined in Xcerra’s “Notice of Special Meeting of Xcerra Stockholders to be Held on August 30, 2018”) and FOR the Xcerra Non-Binding Advisory Proposal (as defined in Xcerra’s “Notice of Special Meeting of Xcerra Stockholders to be Held on August 30, 2018”).

We are very excited about the opportunities the Merger brings to both Cohu stockholders and Xcerra stockholders, and we thank you for your consideration and continued support.

Luis A. Müller President and Chief Executive Officer Cohu, Inc.	David G. Tacelli President and Chief Executive Officer Xcerra Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated July 30, 2018, and is first being mailed to Cohu stockholders and Xcerra stockholders on or about July 30, 2018.

REFERENCES TO ADDITIONAL INFORMATION

As used in this joint proxy statement/prospectus, “Cohu” refers to Cohu, Inc. and its consolidated subsidiaries, “Merger Sub” refers to Xavier Acquisition Corporation, and “Xcerra” refers to Xcerra Corporation and its consolidated subsidiaries. “We” or “our” refers to Cohu. This joint proxy statement/prospectus incorporates important business and financial information about Cohu and Xcerra from documents that each company has filed with the Securities and Exchange Commission, which is referred to as the “SEC,” but which have not been included in or delivered with this joint proxy statement/prospectus. For a list of documents incorporated by reference into this joint proxy statement/prospectus and how you may obtain them, see “Where You Can Find More Information” beginning on page 188.

This information is available to you without charge upon your written or oral request. You can also obtain the documents incorporated by reference into this joint proxy statement/prospectus by accessing the SEC’s website maintained at http://www.sec.gov.

In addition, Cohu’s filings with the SEC are available to the public on Cohu’s website, https://cohu.gcs-web.com/sec-filings, and Xcerra’s filings with the SEC are available to the public on Xcerra’s website, https://Xcerra.com/investors. Information contained on Cohu’s website, Xcerra’s website or the website of any other person is not incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on those websites as part of this joint proxy statement/prospectus.

Cohu or its proxy solicitor will provide you with copies of such information that relates to Cohu, without charge, if you request them in writing or by telephone from:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064

Attention: Jeffrey D. Jones

(858) 848-8106

E-mail: corp@cohu.com

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, call: (212) 297-0720

Stockholders and All Others, call toll-free: (877) 629-6357

Email: info@okapipartners.com

Xcerra or its proxy solicitor will provide you with copies of such information that relates to Xcerra, without charge, if you request them in writing or by telephone from:

Xcerra Corporation

825 University Avenue

Norwood, Massachusetts 02062

Attention: Rich Yerganian

Tel.: (781) 467-5063

E-mail: rich.yerganian@xcerra.com

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-33PROXY

Collect: 212-616-2180

If you would like to request documents, please do so by August 23, 2018, in order to receive them before the special meetings.

Cohu has supplied, and is responsible for, all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Cohu and Merger Sub, and Xcerra has supplied, and is responsible for, all information contained in or incorporated by reference in this joint proxy statement/prospectus relating to Xcerra. No one else has been authorized to give you any other information, and neither Cohu nor Xcerra takes responsibility for any information that others may give you. This joint proxy statement/prospectus is dated as of July 30, 2018. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any other date or that information incorporated by reference in this joint proxy statement/prospectus is accurate as of any date other than the date of such information. Neither Cohu’s nor Xcerra’s mailing of this joint proxy statement/prospectus will create any implication to the contrary. This joint proxy statement/prospectus does not constitute an offer to sell any securities, a solicitation of an offer to buy any securities, or the solicitation of a proxy, in each case in any jurisdiction in which such offer or solicitation would be unlawful.

Xcerra Corporation

825 University Avenue

Norwood, Massachusetts 02062

(781) 461-1000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 30, 2018

Notice is hereby given that a special meeting of stockholders (the “Xcerra Special Meeting”) of Xcerra Corporation (“Xcerra”) will be held on August 30, 2018, at 9:30 a.m., Eastern Time, at Xcerra’s headquarters at 825 University Avenue, Norwood, Massachusetts 02062, for the following purposes:

1. To consider and vote on the proposal to approve the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated May 7, 2018, by and among Cohu, Inc. (“Cohu”), a Delaware corporation, Xavier Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Cohu (“Merger Sub”) and Xcerra. Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into Xcerra (the “Merger”), and Xcerra will become a wholly owned subsidiary of Cohu.

2. To consider and vote on any proposal to adjourn the Xcerra Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the Xcerra Special Meeting (the “Xcerra Adjournment Proposal”);

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger (the “Xcerra Non-Binding Advisory Proposal”); and

4. To transact any other business that may properly come before the Xcerra Special Meeting or any adjournment, postponement or other delay of the Xcerra Special Meeting.

Only Xcerra stockholders of record as of the close of business on July 27, 2018, are entitled to notice of the Xcerra Special Meeting and to vote at the Xcerra Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors of Xcerra (the “Xcerra Board”) unanimously recommends that you vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” any Xcerra Adjournment Proposal; and (3) “FOR” the Xcerra Non-Binding Advisory Proposal.

Whether or not you plan to attend the Xcerra Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Xcerra Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares of Xcerra common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of Xcerra common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to approve the Merger Agreement, without your instructions.

By the Order of the Xcerra Board,
Colin J. Savoy

Corporate Secretary

Norwood, Massachusetts
July 30, 2018

i

ii

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

The following questions and answers briefly address some questions that you may have about the special meetings of Cohu and Xcerra and the Merger. They may not include all the information that is important to you. Cohu, Merger Sub and Xcerra urge you to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents to which we have referred you. We have included cross-references in certain parts of this section to direct you to a more detailed description of each topic presented elsewhere in this joint proxy statement/prospectus.

Q:	What is this document?

A:

This joint proxy statement/prospectus serves as the joint proxy statement through which Cohu and Xcerra provide their respective stockholders with important information regarding their respective special meetings, the Merger and the other transactions contemplated by the Merger Agreement and solicit proxies to obtain approvals from their respective stockholders for the approval of the Merger Agreement (in the case of Xcerra) and the issuance of shares of Cohu common stock, par value $1.00 per share (“Cohu Common Stock”), in connection with the Merger (in the case of Cohu), to the extent such issuance requires approval pursuant to NASDAQ Stock Market Rule 5635(a), which, subject to certain exceptions, generally requires stockholder approval prior to issuances of common stock in connection with a merger to the extent such issuance would equal or exceed 20% of the issuer’s issued and outstanding common stock before such issuance. It also serves as the prospectus by which Cohu will offer and issue Cohu Common Stock pursuant to the Merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

The board of directors of Cohu (the “Cohu Board”), the board of directors of Merger Sub, and the board of directors of Xcerra (the “Xcerra Board”) have each approved the Merger of Merger Sub with and into Xcerra pursuant to the Merger Agreement that is described in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. See “The Merger” and “The Merger Agreement” for more information.

In order to complete the transactions contemplated by the Merger Agreement, including the Merger, Xcerra stockholders must approve the Merger Agreement and Cohu stockholders must approve the issuance of shares of Cohu Common Stock in connection with the Merger, as such issuance would equal or exceed 20% of the issued and outstanding Cohu Common Stock before such issuance, and all other conditions to the Merger set forth in the Merger Agreement must be satisfied or waived. Cohu and Xcerra will hold separate special meetings of their respective stockholders to vote on these proposals. This joint proxy statement/prospectus contains important information, which you should read carefully, about the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Merger and the issuance by Cohu of shares of Cohu Common Stock in connection with the Merger, and the respective special meetings of the Cohu stockholders and the Xcerra stockholders.

The enclosed proxy materials allow you to grant a proxy or vote your shares by telephone or Internet without attending Xcerra’s or Cohu’s respective special meeting in person.

Your vote is important. We encourage you to submit your proxy or vote your shares by telephone or Internet as soon as possible.

Q:	What is the proposed transaction for which I am being asked to vote?

A:

Cohu and Xcerra stockholders are being asked to vote with respect to two distinct matters. Xcerra stockholders are being asked to vote on a proposal to approve the Merger Agreement pursuant to which Merger Sub will merge with and into Xcerra, with Xcerra surviving such Merger as a wholly owned subsidiary of Cohu. Cohu stockholders are being asked to approve the Stock Issuance Proposal. See “The Merger — Overview” and “The Merger — Merger Consideration” for more information regarding the Merger and the Merger Consideration.

Q:	What if approval of the Stock Issuance Proposal is not obtained?

A:	The approval by the Cohu stockholders of the Stock Issuance Proposal is a condition to the obligations of the parties to the Merger Agreement to complete the Merger.

If the Cohu stockholders do not approve the issuance of shares of Cohu Common Stock pursuant to the Merger, then the parties are not obligated to consummate the Merger and each party will have the right to terminate the Merger Agreement.

Q:	What if the Xcerra stockholder approval of the Merger Agreement is not obtained?

A:	The approval by the Xcerra stockholders of the Merger Agreement is a condition to the obligations of the parties to the Merger Agreement to complete the Merger.

If Xcerra’s stockholders do not approve the Merger Agreement, then the Merger will not be consummated and each party will have the right to terminate the Merger Agreement.

Q:	Why are Cohu and Xcerra proposing the Merger?

A:

The Cohu Board and Xcerra Board each believe that the Merger will provide substantial strategic and financial benefits to the stockholders of Cohu and Xcerra, respectively. To review the reasons for each board of directors’ approval of the Merger and the transactions contemplated by the Merger Agreement, see “The Merger — Recommendation of the Cohu Board and Cohu’s Reasons for the Merger” and “The Merger — Recommendation of the Xcerra Board and Xcerra’s Reasons for the Merger” for more information.

Q:	What are the positions of the Cohu Board and the Xcerra Board regarding the Merger and the related proposals that are being put to a vote of their respective stockholders?

A:

The Cohu Board and the Xcerra Board have each unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, the Cohu stockholders or Xcerra stockholders, as applicable. The Cohu Board unanimously recommends that Cohu stockholders vote: (1) FOR the Stock Issuance Proposal and (2) FOR the Cohu Adjournment Proposal at the Cohu Special Meeting. The Xcerra Board unanimously recommends that Xcerra stockholders vote: (1) FOR the approval of the Merger Agreement; (2) FOR any Xcerra Adjournment Proposal; and (3) FOR the Xcerra Non-Binding Advisory Proposal. See “The Merger — Recommendation of Cohu’s Board of Directors and Cohu’s Reasons for the Merger” and “The Merger — Recommendation of Xcerra’s Board of Directors and Xcerra’s Reasons for the Merger” for more information.

Q:	What vote is required to approve each proposal on the agenda for the Cohu Special Meeting?

A:

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of shares of Cohu Common Stock present in person or represented by proxy at the Cohu Special Meeting and entitled to vote, assuming a quorum is present. If you are a Cohu stockholder who attends the Cohu Special Meeting in person or by proxy, and you abstain from voting, that will have the same effect as a vote AGAINST approval of the Stock Issuance Proposal. Shares not in attendance whether by proxy or in person at the Cohu Special Meeting and broker non-votes will have no effect on the outcome of the Stock Issuance Proposal, provided that a quorum is achieved. See “Questions and Answers about the Special Meetings and the Merger — What if I don’t provide my bank, broker or other nominee with instructions on how to vote?” for an explanation of broker non-votes.

To approve the Cohu Adjournment Proposal, the affirmative vote of a majority of the shares of Cohu Common Stock present in person or represented by proxy at the Cohu Special Meeting and entitled to vote is required, regardless of whether a quorum is present. If you are present in person or represented by proxy at the Cohu Special Meeting abstain from voting, it will have the same effect as a vote AGAINST the Cohu Adjournment Proposal, while broker non-votes and shares of Cohu Common Stock not in attendance at the Cohu Special Meeting will have no effect on the outcome of the Cohu Adjournment Proposal. See “The Cohu Special Meeting” for more information.

Q:	What vote is required to approve each proposal on the agenda for the Xcerra Special Meeting?

A:

The affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra’s common stock, par value $0.05 per share (“Xcerra Common Stock”) on the close of business on July 27, 2018 (the “Xcerra Record Date”) is required to approve the Merger Agreement. Approval of the Merger Agreement by Xcerra’s stockholders is a condition to the closing of the Merger.

Approval of the proposal to Xcerra Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter. Approval of the Xcerra Non-Binding Advisory Proposal requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter.

If an Xcerra stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the Merger Agreement. For Xcerra stockholders who abstain from voting their shares of Xcerra Common Stock, such abstention will have the same effect as if such Xcerra stockholder voted “AGAINST” any Xcerra Adjournment Proposal and “AGAINST” the Xcerra Non-Binding Advisory Proposal. An abstention occurs when a stockholder attends a meeting either (i) in person, but abstains from voting or (ii) by proxy, by marking the box labeled “Abstain.” If an Xcerra stockholder signs and returns its proxy card(s) but does not mark its card(s) to tell the proxies how to vote its shares on each proposal, the shares will be voted as recommended by the Xcerra Board.

See “The Xcerra Special Meeting” for more information.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger?

A:	SEC rules require Xcerra to seek a non-binding, advisory vote regarding compensation that will or may become payable by Xcerra to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:

The compensation that will or may become payable by Xcerra to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of Xcerra’s named executive officers. For further detail, see the section captioned “Xcerra Proposal 3: Advisory, Non-binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by Xcerra to its named executive officers in connection with the Merger at the Xcerra Special Meeting?

A:

Approval of the Xcerra Non-Binding Advisory Proposal is not a condition to completion of the Merger. The vote with respect the Xcerra Non-Binding Advisory Proposal is an advisory vote and will not be binding on Xcerra. If the Merger Agreement is approved by the Xcerra stockholders and the Merger is completed, the compensation that will or may become payable by Xcerra to its named executive officers in connection with the Merger may be paid to Xcerra’s named executive officers even if the Xcerra stockholders fail to approve the Xcerra Non-Binding Advisory Proposal.

Q:	What is the difference between holding shares as a stockholder of record and in street name?

A:

If your shares are registered directly in your name with Cohu’s or Xcerra’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this joint proxy statement/prospectus and your proxy card have been sent directly to you by Cohu or Xcerra.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of common stock held in “street name.” In that case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Cohu Special Meeting (if you are a beneficial owner of Cohu Common Stock) or the Xcerra Special Meeting (if you are a beneficial owner of Xcerra Common Stock). However, because you are not the stockholder of record, you may not vote your shares of Cohu Common Stock or Xcerra Common Stock in person at the Cohu Special Meeting or the Xcerra Special Meeting, respectively, unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What will happen in the Merger?

A:

In the Merger, Merger Sub, a wholly owned subsidiary of Cohu, will merge with and into Xcerra, the separate corporate existence of Merger Sub will cease, and Xcerra will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Cohu. If the Merger is completed, the Xcerra Common Stock will be delisted from NASDAQ and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	Will the Merger affect the board of directors of Cohu after the Merger?

A:	Yes. At the effective time of the Merger (the “Effective Time”), two members of the Xcerra Board will be appointed to the Cohu Board.

Q:	What will Xcerra stockholders receive in the Merger?

A:

At the Effective Time, each share of Xcerra Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) dissenting shares and (b) shares held by Cohu, Merger Sub, Xcerra or any direct or indirect wholly owned subsidiary of Cohu or Xcerra (“Cancelled Shares”)) will be converted into the right to receive (i) $9.00 in cash, without interest (the “Cash Consideration”), and (ii) 0.2109 of a validly issued, fully paid and nonassessable share of Cohu Common Stock, (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

Q:	How does the Merger Consideration compare to the unaffected market price of the Xcerra Common Stock?

A:

As of July 27, 2018, the most recently ended full trading day prior to the date of this joint proxy statement/prospectus, the Merger Consideration constitutes a premium of (1) approximately 12.1% to the closing price of Xcerra Common Stock on May 7, 2018, the last full trading day prior to the date on which the Merger was announced and (2) approximately 19.3% to the average closing price of Xcerra Common Stock over the 30 trading day period ending on May 7, 2018, the last full trading day prior to the date on which the Merger was announced.

Q:	What percentage of Cohu Common Stock will be owned by former Xcerra stockholders following the consummation of the Merger?

A:

Immediately following the consummation of the Merger, former Xcerra stockholders will own approximately 29% of the issued and outstanding Cohu Common Stock based on the number of issued and outstanding shares of Cohu Common Stock and Xcerra Common Stock on July 16, 2018.

Q:	Do Xcerra stockholders have appraisal rights?

A:

Under the Massachusetts Business Corporation Act (the “MBCA”), Xcerra is required to state whether it has concluded that Xcerra stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights for Xcerra Stockholders,” Xcerra has concluded that Xcerra stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and Xcerra and Cohu reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Xcerra stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Xcerra Special Meeting, deliver to Xcerra a written notice of intent to demand payment for such stockholders’ shares of Xcerra Common Stock if the Merger is effectuated;

•	NOT vote for the proposal to approve the Merger Agreement; and

•	comply with the other procedures under Part 13 of the MBCA.

Failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights. If you hold your shares of Xcerra Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights for Xcerra Stockholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex D to this joint proxy statement/prospectus.

Q:	Do any of Cohu’s directors or officers have interests in the Merger that may differ from those of Cohu’s stockholders generally?

A:

Yes. In considering the recommendation of the Cohu Board with respect to the Stock Issuance Proposal, Cohu stockholders should be aware that Cohu’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Cohu stockholders generally. In (i) evaluating and negotiating the Merger Agreement, (ii) approving the Merger Agreement and the Merger, and (iii) recommending that the Cohu stockholders approve the Stock Issuance Proposal, the Cohu Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this joint proxy statement/prospectus captioned “The Merger — Interests of Cohu’s Directors and Executive Officers in the Merger.”

We currently expect that Cohu’s directors and executive officers will vote their shares of Cohu Common Stock (1) FOR the Stock Issuance Proposal and (2) FOR the Cohu Adjournment Proposal, although none of them has entered into any agreement requiring them to do so.

Q:	Do any of Xcerra’s directors or officers have interests in the Merger that may differ from those of Xcerra’s stockholders generally?

A:

Yes. In considering the recommendation of the Xcerra Board with respect to the proposal to approve the Merger Agreement, Xcerra stockholders should be aware that Xcerra’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of Xcerra stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved by Xcerra stockholders, the Xcerra Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of Xcerra’s Directors and Executive Officers in the Merger.”

We currently expect that Xcerra’s directors and executive officers will vote their shares of Xcerra Common Stock (1) “FOR” the approval of the Merger Agreement; (2) “FOR” any Xcerra Adjournment Proposal; and (3) “FOR” the Xcerra Non-Binding Advisory Proposal.

Q:	When do you expect to complete the Merger?

A:

While Cohu and Xcerra expect to complete the Merger in the fourth calendar quarter of 2018, the completion of the Merger is subject to the satisfaction of certain conditions to closing, including the receipt of required regulatory approvals. See “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	What is required to complete the Merger?

A:

Each of Cohu’s and Xcerra’s obligation to consummate the Merger is subject to a number of conditions specified in the Merger Agreement, including the following: (i) approval of the issuance of Cohu Common Stock in the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Cohu Common Stock represented in person or by proxy at the Cohu Special Meeting; (ii) approval of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra Common Stock; (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and receipt of customary antitrust clearances in Germany; (iv) the Cohu Common Stock to be issued in the Merger being approved for listing on NASDAQ; (v) the Registration Statement on Form S-4 (the “Registration Statement”) which will be filed by Cohu with respect to the Cohu Common Stock to be issued in the Merger being declared effective by the SEC; (vi) the representations and warranties of each of Cohu and Xcerra being true and correct, subject to the materiality standards contained in the Merger Agreement; (vii) the absence of specified adverse laws or orders; (viii) material compliance by each of Cohu and Xcerra with its respective covenants contained in the Merger Agreement; and (ix) the absence of a material adverse effect with respect to the other party after execution of the Merger Agreement. The consummation of the Merger is not subject to a financing condition.

Q:	What are the U.S. federal income tax consequences of the Merger to U.S. holders of Xcerra Common Stock?

A:

The exchange of Xcerra Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Material United States Federal Income Tax Consequences”) of Xcerra Common Stock who receives the Merger Consideration in exchange for such U.S. holder’s shares of Xcerra Common Stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the Cash Consideration plus the fair market value of the Stock Consideration received and such U.S. holder’s adjusted tax basis in the shares of Xcerra Common Stock that are exchanged. See “Material United States Federal Income Tax Consequences” for more information.

Q:	What is the amount of debt financing to be incurred in connection with the Merger?

A:

In connection with the proposed Merger, on May 7, 2018, Cohu obtained a financing commitment (the “Commitment Letter”) from Deutsche Bank AG New York Branch (the “Lender”) pursuant to which the Lender (acting alone or through or with affiliates selected by it) has committed to provide to Cohu a first lien term loan facility in an aggregate principal amount of $350.0 million (the “Term Facility”) and if cash on hand of Xcerra is not available at the closing of the Merger, a cash bridge facility in an aggregate principal amount of up to $100.0 million (the “Cash Bridge Facility” and, together with the Term Facility, the “Facilities”) to finance a portion of the Cash Consideration and pay related costs and expenses. The obligations of the Lender to provide the Facilities are subject to a number of customary conditions. The Commitment Letter terminates upon the earliest of (i) the valid termination or abandonment of the Merger Agreement prior to the consummation of the Merger, (ii) the consummation of the Merger without the use of any Facility, and (iii) the Termination Date (as defined in the Merger Agreement and including any extension of the Termination Date in accordance with the Merger Agreement).

Q:	What is the Marketing Period?

A:

The Marketing Period (as defined in “The Merger Agreement — Closing and Effective Time”) is the first period of twenty consecutive business days, subject to certain terms and excluded dates set forth in the Merger Agreement, commencing on the first date when and throughout which period (i) Cohu will have received from Xcerra certain required financing information in connection with the debt financing and such financing information meets certain requirements set forth in the Merger Agreement and (ii) the conditions to each party’s obligation to effect the Merger and the conditions to the obligations of Cohu and Merger Sub to effect the Merger will have been satisfied and nothing has occurred and no condition or state of fact exists that would cause any of such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such twenty consecutive business day period. For more information about the Marketing Period please see “The Merger Agreement — Closing and Effective Time.”

Q:	Should Xcerra stockholders send in stock certificates now?

A:

NO, XCERRA STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATE(S) WITH THE PROXY CARD(S). If the Merger is completed, Cohu will send Xcerra stockholders written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The Merger Agreement — Exchange and Payment Procedures” for more information.

Q:	Who can answer my questions about the Merger?

A:

If you have any questions about the Merger or the Cohu Special Meeting or Xcerra Special Meeting, need assistance in voting your shares of Cohu Common Stock or Xcerra Common Stock, or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card(s), you should contact:

If you are a Cohu stockholder:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and Brokerage Firms, call: (212) 297-0720

Stockholders and All Others, call toll-free: (877) 629-6357

Email: info@okapipartners.com

If you are an Xcerra stockholder:

The Proxy Advisory Group, LLC

Toll free: 888-337-7699 or 888-33PROXY

Collect: 212-616-2180

Q:	When and where are the special meetings?

A:	The Cohu Special Meeting will be held at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 at 8:30 a.m., Pacific Time, on August 30, 2018.

The Xcerra Special Meeting will be held on August 30, 2018, at 9:30 a.m., Eastern Time, at the offices of Xcerra at 825 University Avenue, Norwood, Massachusetts 02062.

Q:	Who is eligible to vote at the Cohu and the Xcerra Special Meetings?

A:

Owners of Cohu Common Stock are eligible to vote at the Cohu Special Meeting if they are stockholders of record at the close of business on July 30, 2018 (the “Cohu Record Date”). See “The Cohu Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote” for more information.

Owners of Xcerra Common Stock are eligible to vote at the Xcerra Special Meeting if they are stockholders of record at the close of business on the Xcerra Record Date. See “The Xcerra Special Meeting — Xcerra Record Date; Shares Entitled to Vote; Quorum” for more information.

Q:	Does my vote matter?

A:

Yes, your vote is very important. Cohu and Xcerra cannot consummate the Merger unless Xcerra stockholders approve the Merger Agreement and the Cohu stockholders approve the Stock Issuance Proposal. Whether or not you plan to attend the Cohu Special Meeting or Xcerra Special Meeting, please vote as soon as possible by following the instructions in this joint proxy statement/prospectus.

In the event the Merger is not consummated for any reason, Xcerra will remain an independent public company, Xcerra Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act, and Xcerra will continue to file public reports with the SEC. Under specified circumstances, Xcerra will be required to pay Cohu a termination fee upon the termination of the Merger Agreement; and under different specified circumstances, Cohu will be required to pay Xcerra a termination fee upon the termination of the Merger Agreement. See “The Merger Agreement — Termination Fees” for more information.

Q:	What constitutes a quorum?

A:

For purposes of the Cohu Special Meeting, a quorum is the presence at the Cohu Special Meeting, either in person or by proxy, of holders of shares of outstanding Cohu Common Stock entitled to vote at the Cohu Special Meeting representing at least a majority of the outstanding voting power of Cohu Common Stock.

For purposes of the Xcerra Special Meeting, a quorum is the presence at the Xcerra Special Meeting, either in person or by proxy, of holders of shares of outstanding Xcerra Common Stock entitled to vote at the Xcerra Special Meeting representing at least a majority of the outstanding voting power of Xcerra Common Stock.

Shares of Cohu Common Stock or Xcerra Common Stock that are represented in person or by proxy at the Cohu Special Meeting or the Xcerra Special Meeting, respectively, but for which the holders have abstained from voting, if any, will be included in the calculation of the number of shares of Cohu Common Stock or Xcerra Common Stock represented at the Cohu Special Meeting or Xcerra Special Meeting, respectively, for purposes of determining whether a quorum has been achieved. Broker non-votes will not be included in the calculation of the number of shares of Cohu Common Stock or Xcerra Common Stock represented at the Cohu Special Meeting or Xcerra Special Meeting, respectively, for purposes of determining whether quorum has been achieved.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be represented and voted at the Cohu Special Meeting or the Xcerra Special Meeting, as applicable. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. This option, if available, will be reflected in the voting instructions from the bank or brokerage firm that accompany this joint proxy statement/prospectus. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. See “The Cohu Special Meeting” and “The Xcerra Special Meeting” for more information.

Q:	What happens if I sell or otherwise transfer my shares before the Cohu Special Meeting or the Xcerra Special Meeting?

A:

If you transfer your shares of Xcerra Common Stock or Cohu Common Stock after the Xcerra Record Date or the Cohu Record Date, as applicable, but before the Xcerra Special Meeting or Cohu Special Meeting, respectively, you will retain (subject to any arrangements made with the purchaser of such stockholder’s shares) your right to vote at the Xcerra Special Meeting or Cohu Special Meeting, as applicable. In order for Xcerra stockholders to receive the Merger Consideration pursuant to the Merger, they must hold their shares of Xcerra Common Stock through the Effective Time.

Q:	How do I vote my shares of Cohu Common Stock?

A:

You may vote your shares of Cohu Common Stock by proxy or, subject to the below, in person at the Cohu Special Meeting. Cohu recommends that you submit your proxy even if you plan to attend the Cohu Special Meeting. If you submit your proxy, you may change your vote if you attend and vote at the Cohu Special Meeting; however, mere attendance at the Cohu Special Meeting after submitting your proxy will have no effect on your vote.

You may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Cohu Common Stock. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares of Cohu Common Stock will be voted in accordance with your instructions. The named proxies will vote all shares of Cohu Common Stock at the Cohu Special Meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Time, on August 29, 2018.

Q:	How do I vote my shares of Xcerra Common Stock?

A:

If you hold shares of Xcerra Common Stock that are registered in your name with Xcerra’s transfer agent, Computershare Investor Services, you may cause such shares of Xcerra Common Stock to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or may vote in person at the Xcerra Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on the received proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of Xcerra Common Stock according to your directions.

If you plan to attend the Xcerra Special Meeting and wish to vote in person, you will be given a ballot at the Xcerra Special Meeting. Even if shares of Xcerra Common Stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Xcerra Special Meeting in person. If you attend the Xcerra Special Meeting and vote in person by ballot, such vote will revoke any previously submitted proxy.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Time, on August 29, 2018.

Q:	What if I hold shares in both Cohu and Xcerra?

A:

If you are a Cohu Stockholder and an Xcerra Stockholder, you will receive two separate packages of proxy materials. A vote as an Xcerra stockholder for the proposal to approve the Merger Agreement will not constitute a vote as a Cohu stockholder for approval of Stock Issuance Proposal, or vice versa. THEREFORE, PLEASE, SIGN, DATE AND RETURN ALL PROXY CARDS THAT YOU RECEIVE, WHETHER FROM COHU OR XCERRA, OR SUBMIT A PROXY AS BOTH A COHU STOCKHOLDER AND AN XCERRA STOCKHOLDER OVER THE INTERNET.

Q:	What is a Proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Cohu Common Stock or Xcerra Common Stock, as applicable. The written document describing the matters to be considered and voted on at the Cohu Special Meeting and the Xcerra Special Meeting, respectively, is called a “proxy statement.” The document used to designate a proxy to vote your shares of Cohu Common Stock or Xcerra Common Stock, as applicable, is called a “proxy card.”

With respect to the matters to be voted on at the Cohu Special Meeting, Luis A. Müller, Cohu’s President and Chief Executive Officer, Jeffrey D. Jones, Cohu’s VP Finance and Chief Financial Officer, and Thomas D. Kampfer, Cohu’s VP, Corporate Development, General Counsel and Secretary, with full power of substitution, are the proxy holders for the Cohu Special Meeting.

With respect to the matters to be voted on at the Xcerra Special Meeting, David G. Tacelli, Xcerra’s President and Chief Executive Officer, Mark J. Gallenberger, Xcerra’s Chief Financial Officer and Chief Operating Officer, and Colin Savoy, Xcerra’s Chief Legal Counsel and Corporate Secretary, with full power of substitution, are the proxy holders for the Xcerra Special Meeting.

Q:	If I am planning to attend the Cohu Special Meeting or Xcerra Special Meeting, should I return my proxy card(s)?

A:

Yes. Returning your completed, signed and dated proxy card(s) or voting by telephone or over the Internet ensures that your shares will be represented and voted at the Cohu Special Meeting or Xcerra Special Meeting, as applicable, in the case you are unable to attend. See “The Cohu Special Meeting — How to Vote” and “The Xcerra Special Meeting — Voting of Proxies” for more information.

Q:	How will my proxy be voted?

A:

If you complete, sign and date your proxy card(s) or vote by telephone or over the Internet, your shares of Cohu Common Stock or Xcerra Common Stock will be voted in accordance with your instructions. If you sign and date your proxy card(s) but do not indicate how you want to vote at the Cohu Special Meeting or Xcerra Special Meeting, respectively:

•	for Cohu stockholders of record as of the Cohu Record Date, your shares of Cohu Common Stock will be voted FOR the Stock Issuance Proposal and FOR any Cohu Adjournment Proposal.

•

for Xcerra stockholders of record as of the Xcerra Record Date, your shares of Xcerra Common Stock will be voted FOR the approval of the Merger Agreement; FOR any Xcerra Adjournment Proposal; and FOR the Xcerra Non-Binding Advisory Proposal.

Q.	Can I change my vote after I mail my proxy card(s) or vote by telephone or over the Internet?

A:

Yes. If you are a stockholder of record of Cohu Common Stock or of Xcerra Common Stock (that is, you hold your shares in your own name and not through a bank, broker or other nominee) as of the close of business on the Cohu Record Date or Xcerra Record Date, as applicable, you can change your vote by:

•	sending a written notice to the corporate secretary of Cohu or Xcerra, as applicable, that is received prior to your special meeting and states that you revoke your proxy;

•	signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to the Cohu Special Meeting or Xcerra Special Meeting, as applicable;

•	voting again by telephone or over the Internet by 11:59 p.m. Eastern Time on August 29, 2018; or

•	attending the Cohu Special Meeting or Xcerra Special Meeting, as applicable, and voting in person, although your attendance alone will not revoke your proxy.

If your shares are held in a “street name” account, you must contact your broker, bank or other nominee to change your vote.

Q:	What if my bank, broker or other nominee holds my shares in “street name”?

A:

If a bank, broker or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of telephone and Internet voting depends on the voting procedures of your bank, broker or other nominee. Please follow the instructions on the voting instruction form sent to you by your bank, broker or other nominee. If your shares are held in street name and you wish to vote in person at the Cohu Special Meeting or Xcerra Special Meeting, you must contact your bank, broker or other nominee and request a document called a “legal proxy.” You must bring this legal proxy to the Cohu Special Meeting or Xcerra Special Meeting, as applicable, in order to vote in person.

Q:	What if I don’t provide my bank, broker or other nominee with instructions on how to vote?

A:

Generally, a bank, broker or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your bank, broker or other nominee has not received your instructions, your bank, broker or other nominee has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your bank, broker or other nominee cannot vote on a particular matter because your bank, broker or other nominee has not received instructions from you and because the proposal is not routine. None of the matters being presented to Cohu stockholders for a vote at the Cohu Special Meeting or to Xcerra Stockholders at the Xcerra Special Meeting is considered a routine matter. Therefore, your bank, broker or other nominee will not be permitted to vote at the Cohu Special Meeting or Xcerra Special Meeting without instruction from you.

Q:	What if I abstain from voting?

A:	Your abstention from voting will have the following effect:

If you are a Cohu stockholder:

If a Cohu stockholder abstains from voting, that abstention will have the same effect as if the Cohu stockholder voted AGAINST the Stock Issuance Proposal. If a Cohu stockholder abstains from voting, that abstention will have the same effect as if the Cohu stockholder voted AGAINST the Cohu Adjournment Proposal. An abstention occurs when a stockholder attends a meeting either (i) in person, but abstains from voting or (ii) by proxy, by marking the box labeled “Abstain.” If a Cohu stockholder signs and returns its proxy card(s) but does not mark its card(s) to tell the proxies how to vote its shares on each proposal, the shares will be voted as recommended by the Cohu Board.

If you are an Xcerra stockholder:

If an Xcerra stockholder abstains from voting, that abstention will have the same effect as if the Xcerra stockholder voted AGAINST the proposal to approve the Merger Agreement. If an Xcerra stockholder abstains from voting, that abstention will have the same effect as if the Xcerra stockholder voted AGAINST any Xcerra Adjournment Proposal and AGAINST the Xcerra Non-Binding Advisory Proposal. An abstention occurs when a stockholder attends a meeting either (i) in person, but abstains from voting or (ii) by proxy, by marking the box labeled “Abstain.” If an Xcerra stockholder signs and returns its proxy card(s) but does not mark its card(s) to tell the proxies how to vote its shares on each proposal, the shares will be voted as recommended by the Xcerra Board.

Q:	What does it mean if I receive multiple proxy cards?

A:

You may hold shares in multiple accounts, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or vote using the telephone or the Internet as described in the instructions included with your proxy card(s) or voting instruction form(s).

Q:	Where can I find the voting results of the special meetings?

A:

If available, each of Cohu and Xcerra may announce preliminary voting results at the conclusion of the Cohu Special Meeting and the Xcerra Special Meeting, as applicable. Each of Cohu and Xcerra intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Cohu Special Meeting and the Xcerra Special Meeting, respectively. All reports that Cohu and Xcerra file with the SEC are publicly available when filed. See the section of this joint proxy statement/prospectus captioned “Where You Can Find More Information.”

Q:	What will happen to Xcerra equity awards at the time of the Merger?

A:

Pursuant to the Merger Agreement, each Xcerra restricted stock unit (each, an “Xcerra RSU”) that is outstanding and either (i) vests automatically according to its terms at the Effective Time or (ii) is held by a member of the Xcerra Board (each, a “Vested RSU”) will be cancelled and terminated as of the Effective Time and the holder of such Vested RSU will receive:

(1) an amount in cash (without interest) equal to the product of (x) $9.00 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU; and

(2) a number of shares of Cohu Common Stock equal to the product of (x) 0.2109 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU immediately prior to the Effective Time (such consideration, the “Vested RSU Consideration”).

Each Xcerra RSU that is outstanding and unvested as of the Effective Time (an “Unvested RSU”) will be assumed by Cohu and shall be converted into a Cohu restricted stock unit award (each, an “Assumed RSU”) representing the number of whole shares of Cohu Common Stock equal to the product of (1) the number of shares of Xcerra Common Stock represented by such Unvested RSU immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, rounded down to the nearest whole share. The “Equity Award Exchange Ratio” is the sum of (1) 0.2109, plus (2) the quotient of (x) $9.00 divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior the Merger closing date.

Pursuant to the Merger Agreement, Xcerra will not establish any new offering period under Xcerra’s Third Amended and Restated Employee Stock Purchase Plan (the “Xcerra ESPP”) and Xcerra will take all actions necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Xcerra ESPP is terminated as of no later than the last payroll date immediately preceding the Effective Time (the “Final Exercise Date”); (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Xcerra ESPP; (iii) each participant’s shares purchase right under the Xcerra ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Xcerra ESPP on or after the date of the Merger Agreement; (v) no participant in the Xcerra ESPP may increase the rate of his or her contributions to the Xcerra ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Xcerra ESPP as of the date of the Merger Agreement may commence participation in the Xcerra ESPP on or after the date of the Merger Agreement; and (vii) the Xcerra ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Xcerra ESPP will be subject to the consummation of the Merger.

For more information see “The Merger Agreement — Treatment of Equity-Based Awards.”

Q:	Where can I find more information about Cohu and Xcerra?

A:	You can find more information about Cohu and Xcerra from various sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus and might not contain all of the information that is important to you. You should read carefully this entire joint proxy statement/prospectus, including the Annexes, and the other documents to which this joint proxy statement/prospectus refers to understand fully the Merger and the related transactions. In addition, Cohu and Xcerra incorporate by reference into this joint proxy statement/prospectus important business and financial information about Cohu and Xcerra. See “Where You Can Find More Information” for more information. The Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this joint proxy statement/prospectus, “Xcerra” refers to Xcerra Corporation, including, in certain cases, its subsidiaries, and “Cohu,” “we,” “our,” “us” and similar words refer to Cohu, Inc., including, in certain circumstances, its subsidiaries. Throughout this joint proxy statement/prospectus, we refer to Xavier Acquisition Corporation as “Merger Sub.” In addition, throughout this joint proxy statement/prospectus we refer to the Agreement and Plan of Merger, dated May 7, 2018, by and among Xcerra, Cohu and Merger Sub, as the “Merger Agreement.”

Information About Cohu

Cohu is a corporation organized under the laws of the State of Delaware and is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors. Cohu develops, manufactures, sells and services a broad line of equipment capable of handling a wide range of integrated circuits and light-emitting diodes (LEDs).

Cohu Common Stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “COHU.” Cohu’s principal executive offices are located at 12367 Crosthwaite Circle, Poway, California, 92064-6817. Cohu’s telephone number is (858) 848-8100 and its website is www.cohu.com.

Information About Merger Sub

Merger Sub, a wholly owned subsidiary of Cohu, is a Delaware corporation that was formed on May 4, 2018 for the purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into Xcerra, with Xcerra surviving as a wholly owned subsidiary of Cohu. Merger Sub’s principal executive offices are located at c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California, 92064-6817. Merger Sub’s telephone number is (858) 848-8100.

Information About Xcerra

Xcerra is a corporation organized under the laws of Massachusetts and is a global provider of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. Xcerra designs, manufactures and markets products and services that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies and a global network of strategically deployed applications and support resources. Xcerra operates in the semiconductor and electronics manufacturing test markets through its atg-Luther & Maelzer, Everett Charles Technologies (ECT), LTX-Credence and Multitest businesses. Xcerra has a broad spectrum of semiconductor and printed circuit board (PCB) test expertise that drives innovative new products and services and its ability to deliver fully integrated semiconductor test solutions.

Xcerra Common Stock is listed on NASDAQ under the symbol “XCRA.” Xcerra’s principal executive offices and global headquarters are located at 825 University Avenue, Norwood, Massachusetts 02062. Xcerra’s telephone number is (781) 461-1000 and its website is www.xcerra.com.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with Massachusetts and Delaware law, at the Effective Time, Merger Sub will merge with and into Xcerra. The separate corporate existence of Merger Sub will cease, and Xcerra will continue as the Surviving Corporation and a wholly owned subsidiary of Cohu.

We encourage you to read the Merger Agreement, which governs the Merger and is attached as Annex A to this joint proxy statement/prospectus, because it sets forth the terms of the Merger.

Merger Consideration (page 82)

At the Effective Time, each share of Xcerra Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and Cancelled Shares) will be converted into the right to the Merger Consideration.

Financing Relating to the Merger (beginning on page 140)

In connection with the Merger, on May 7, 2018, Cohu obtained the Commitment Letter from the Lender, pursuant to which the Lender (acting alone or through or with affiliates selected by it) has committed to provide the Facilities to finance a portion of the Cash Consideration and pay related costs and expenses. The obligations of the Lender to provide the Facilities are subject to a number of customary conditions. The Commitment Letter terminates upon the earliest of (i) the valid termination or abandonment of the Merger Agreement prior to the consummation of the Merger, (ii) the consummation of the Merger without the use of such Facility, and (iii) the Termination Date (as defined in and including as extended in accordance with the Merger Agreement).

Recommendations of the Cohu Board and Cohu’s Reasons for the Merger (beginning on page 95)

At the meeting of the Cohu Board on May 7, 2018, after careful consideration, including detailed discussions with Cohu’s management and its legal and financial advisors, all of the directors present at the meeting unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, Cohu and the Cohu stockholders. In evaluating the Merger, the Cohu Board consulted with Cohu’s management, as well as Cohu’s legal and financial advisors and, in reaching a conclusion to approve the Merger and related transactions and to recommend that Cohu stockholders approve the Stock Issuance Proposal, the Cohu Board reviewed a significant amount of information and considered a number of factors, including those listed in “The Merger — Recommendation of the Cohu Board and Cohu’s Reasons for the Merger.” The Cohu Board recommends that Cohu stockholders vote: (1) “FOR” the Stock Issuance Proposal and (2)  “FOR” any Cohu Adjournment Proposal, if applicable.

Recommendations of the Xcerra Board and Xcerra’s Reasons for the Merger (beginning on page 97)

The Xcerra Board, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Xcerra Board,” has unanimously (A) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of,

Xcerra and its stockholders, (B) determined that it is in the best interests of Xcerra and its stockholders, and declared it advisable, to enter into the Merger Agreement, (C) approved the execution and delivery by Xcerra of the Merger Agreement, the performance by Xcerra of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein and (D) resolved to recommend that the Xcerra stockholders approve the Merger Agreement in accordance with the MBCA, subject to the conditions contained therein. The Xcerra Board recommends that Xcerra stockholders vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” the adjournment of the Xcerra Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the Xcerra Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger.

Opinions of Financial Advisors (beginning on page 103 for Cohu’s financial advisor and on page 112 for Xcerra’s financial advisor)

Opinion of Cohu’s Financial Advisor, Deutsche Bank (beginning on page 103)

At the May 7, 2018 meeting of the Cohu Board, Deutsche Bank Securities Inc. (“Deutsche Bank”) rendered its oral opinion to the Cohu Board, subsequently confirmed by delivery of a written opinion dated May 7, 2018, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock proposed to be paid per share of Xcerra Common Stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Cohu.

The full text of Deutsche Bank’s written opinion, dated May 7, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with its opinion, is included in this joint proxy statement/prospectus as Annex B. The summary of Deutsche Bank’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Cohu Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Cohu of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock proposed to be paid per share of Xcerra Common Stock pursuant to the Merger Agreement as of the date of the opinion. Cohu did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Cohu, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Cohu to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies.

Opinion of Xcerra’s Financial Advisor, Cowen (beginning on page 112)

Xcerra retained Cowen and Company, LLC (“Cowen”) to act as its exclusive financial advisor in connection with certain potential strategic transactions, including a possible sale of, or other business combination involving, Xcerra, and to render an opinion to the Xcerra Board as to the fairness, from a financial point of view, of the Merger Consideration to be received by the Xcerra stockholders in the Merger.

In connection with the Merger, Cowen delivered its opinion to the Xcerra Board to the effect that, as of May 7, 2018, and subject to the various assumptions and limitations set forth therein, the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to be received by the Xcerra stockholders in the Merger was fair, from a financial point of view, to such stockholders, other than Cohu and its affiliates. The full text of the written opinion of Cowen, dated May 7, 2018, is attached as Annex C hereto and is incorporated by reference. Xcerra encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. Cowen’s analyses and opinion were prepared for and addressed to the Xcerra Board and are directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by the Xcerra stockholders in the Merger, other than Cohu and its affiliates. Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. For more information, see the section of this joint proxy statement/prospectus captioned “The Merger — Opinion of Xcerra’s Financial Advisor, Cowen.”

Effect of the Merger on Xcerra’s Equity Awards (beginning on page 138)

Treatment of Restricted Stock Units

As a result of the Merger, the treatment of Xcerra’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Each Xcerra RSU that is a Vested RSU will be cancelled and terminated as of the Effective Time and the holder of such Vested RSU will receive the Vested RSU Consideration, which is composed of:

(1) an amount in cash (without interest) equal to the product of (x) $9.00 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU; and

(2) a number of shares of Cohu Common Stock equal to the product of (x) 0.2109 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU immediately prior to the Effective Time.

Each Unvested RSU will be assumed by Cohu and shall be converted into an Assumed RSU representing the number of whole shares of Cohu Common Stock equal to the product of (1) the number of shares of Xcerra Common Stock represented by such Unvested RSU immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, rounded down to the nearest whole share. The Equity Award Exchange Ratio is calculated as the sum of (1) 0.2109, plus (2) the quotient of (x) $9.00 divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior to the Merger closing date.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Pursuant to the Merger Agreement, Xcerra will not establish any new offering period under the Xcerra ESPP and Xcerra will take all actions necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Xcerra ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Xcerra ESPP; (iii) each participant’s shares purchase right under the Xcerra ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Xcerra ESPP on or after the date of the Merger Agreement; (v) no participant in the Xcerra ESPP may increase the rate of his or her contributions to the Xcerra ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Xcerra ESPP as of the date of the Merger Agreement may commence participation in the Xcerra ESPP on or after the date of the Merger Agreement; and (vii) the Xcerra ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Xcerra ESPP will be subject to the consummation of the Merger.

Record Date; Outstanding Shares; Shares Entitled to Vote; Vote Required (page 69 for Cohu and page 75 for Xcerra)

The Cohu Special Meeting

Date, Time and Place

The special meeting of Cohu stockholders (the “Cohu Special Meeting”) will be held at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on August 30, 2018, at 8:30 a.m., Pacific Time, unless adjourned or postponed to a later date or time.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Cohu Record Date for the Cohu Special Meeting is the close of business on July 30, 2018. This means that you must be a stockholder of record of Cohu Common Stock at the close of business on July 30, 2018, in order to vote at the Cohu Special Meeting. You are entitled to one vote for each share of Cohu Common Stock you own.

A complete list of Cohu stockholders entitled to vote at the Cohu Special Meeting will be available for inspection at the principal place of business of Cohu during regular business hours for a period of no less than ten days before the Cohu Special Meeting and at the place of the Cohu Special Meeting during the meeting.

Purpose

At the Cohu Special Meeting, Cohu’s stockholders will be asked:

•	to approve the Stock Issuance Proposal; and

•	to approve any Cohu Adjournment Proposal, if applicable.

Quorum and Required Vote

A quorum of stockholders is necessary to hold a valid special meeting of Cohu. The required quorum for the transaction of business at the Cohu Special Meeting is a majority of the issued and outstanding shares of Cohu Common Stock entitled to vote at the Cohu Special Meeting, whether present in person or represented by proxy. Any abstentions will be counted as present and entitled to vote in determining whether a quorum is present at the Cohu Special Meeting. For shares held in “street name,” your bank, broker or other nominee will not be permitted to vote at the Cohu Special Meeting without specific instructions as to how to vote from you as the beneficial owner of the shares of Cohu Common Stock. A broker non-vote (as defined below) will have no effect on the Stock Issuance Proposal (assuming a quorum is achieved) or any proposal to adjourn the Cohu Special Meeting. Broker non-votes will not be counted as present for purposes of determining whether a quorum is present at the Cohu Special Meeting.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Cohu Special Meeting, assuming a quorum is present. Approval of any Cohu Adjournment Proposal requires the affirmative vote of a majority of the shares of Cohu Common Stock present in person or represented by proxy at the Cohu Special Meeting and entitled to vote is required, regardless of whether a quorum is present.

Voting and Proxies

Any Cohu stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Cohu Special Meeting. If a Cohu stockholder is a beneficial owner and holds shares of Cohu Common Stock in “street name” through a bank, broker or other nominee, such Cohu stockholder should instruct its bank, broker or other nominee of how it wishes to vote its shares of Cohu Common Stock using the instructions provided by the bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Cohu Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without such Cohu stockholder’s instructions. Therefore, it is important that each Cohu stockholder cast its vote or instruct its bank, broker or nominee on how such Cohu stockholder wishes to vote its shares of Cohu Common Stock.

The Xcerra Special Meeting

Date, Time and Place

A special meeting of Xcerra stockholders (the “Xcerra Special Meeting”) will be held on August 30, 2018 at 9:30 a.m., Eastern Time, at Xcerra’s offices at 825 University Avenue, Norwood, Massachusetts 02062.

Record Date; Shares Entitled to Vote

Xcerra stockholders are entitled to vote at the Xcerra Special Meeting if such stockholders owned shares of Xcerra Common Stock at the close of business on July 27, 2018, the Xcerra Record Date. You are entitled to one vote at the Xcerra Special Meeting for each share of Xcerra Common Stock that you own at the close of business on the Xcerra Record Date.

Purpose

At the Xcerra Special Meeting, Xcerra will ask Xcerra stockholders to vote on proposals to: (1) approve the Merger Agreement; (2) adjourn the Xcerra Special Meeting to a later date or dates to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the Xcerra Special Meeting (an “Xcerra Adjournment Proposal”); and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger (the “Xcerra Non-Binding Advisory Proposal”).

Required Vote

The affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra Common Stock is required to approve the Merger Agreement. Approval of any Xcerra Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by a proxy at the Xcerra Special Meeting and entitled to vote on the subject matter. Approval, by non-binding advisory vote, of the Xcerra Non-Binding Advisory Proposal requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter.

Voting and Proxies

Any Xcerra stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Xcerra Special Meeting. If an Xcerra stockholder is a beneficial owner and holds shares of Xcerra Common Stock in “street name” through a bank, broker or other nominee, such Xcerra stockholder should instruct its bank, broker or other nominee of how it wishes to vote its shares of Xcerra Common Stock using the instructions provided by the bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Xcerra Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without such Xcerra stockholder’s instructions. Therefore, it is important that each Xcerra stockholder cast its vote or instruct its bank, broker or nominee on how such Xcerra stockholder wishes to vote its shares of Xcerra Common Stock.

Stock Ownership and Voting by Cohu’s and Xcerra’s Directors and Executive Officers (page 70 for Cohu and page 76 for Xcerra)

Cohu

As of July 16, 2018, Cohu’s directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 783,314 shares of Cohu Common Stock, representing approximately 2.7% of the shares of Cohu Common Stock outstanding on July 16, 2018. Cohu’s directors and executive officers have informed Cohu that they currently intend to vote: (1) “FOR” the Stock Issuance Proposal; and (2) “FOR” any Cohu Adjournment Proposal, if applicable.

Xcerra

As of July 16, 2018, Xcerra’s directors and officers beneficially owned and were entitled to vote, in the aggregate, 1,938,811 shares of Xcerra Common Stock, representing approximately 3.5% of the shares of Xcerra Common Stock outstanding on July 16, 2018. Xcerra’s directors and executive officers have informed Xcerra that they currently intend to vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” any Xcerra Adjournment Proposal; and (3) “FOR” the Xcerra Non-Binding Advisory Proposal.

Interests of Cohu Directors and Executive Officers in the Merger (beginning on page 133)

Some of Cohu’s executive officers and members of its board of directors, in their capacities as such, may have financial interests in the Merger that may be different from, or in addition to, their interests as stockholders and the interests of Cohu stockholders generally.

Cohu’s named executive officers are not party to any agreements or understandings concerning compensation that is based on or otherwise relates to the transactions contemplated by the Merger Agreement.

The members of the Cohu Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that Cohu stockholders vote for the Stock Issuance Proposal.

The interests summarized above are discussed in more detail in the section entitled “The Merger — Interests of Cohu Directors and Executive Officers in the Merger.”

Interests of Xcerra Directors and Executive Officers in the Merger (beginning on page 133)

When considering the recommendation of the Xcerra Board that Xcerra stockholders vote to approve the proposal to approve the Merger Agreement, Xcerra stockholders should be aware that Xcerra’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of

Xcerra’s stockholders. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be approved by Xcerra’s stockholders, the Xcerra Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests include the following:

•	compensation to be paid to members of the Xcerra Board who are appointed to the Cohu Board following the consummation of the Merger;

•

the entitlement of Xcerra executive officers to receive payments and benefits under Change-of-Control Employment Agreements and executive employment agreements in connection with certain terminations of employment;

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation;

•	termination of Vested RSUs held by certain Xcerra executive officers and members of the Xcerra Board at the Effective Time in exchange for the Vested RSU Consideration;

•	conversion of Unvested RSUs held by certain executive officers into Assumed RSUs; and

•

pursuant to the terms and conditions of Xcerra’s 2010 Stock Plan (the “2010 Stock Plan”), accelerated vesting of Assumed RSUs upon termination of the employment of executive officers by Xcerra or Cohu without “cause” (as defined in the 2010 Stock Plan) within one year following the completion of the Merger.

If the proposal to approve the Merger Agreement is approved, the shares of the Xcerra Common Stock held by Xcerra’s directors and executive officers will be treated in the same manner as outstanding Xcerra Common Stock held by all other Xcerra stockholders.

Post-Closing Cohu Board

At the Effective Time, two members of the Xcerra Board will be appointed to the Cohu Board.

Listing of Cohu Common Stock and Delisting of Xcerra Common Stock (page 142)

Approval of the listing on NASDAQ of the shares of Cohu Common Stock to be issued in the Merger pursuant to the Merger Agreement is a condition to each party’s obligation to complete the Merger. If the Merger is completed, the Xcerra Common Stock will be delisted from NASDAQ and will be deregistered under the Exchange Act.

Appraisal Rights for Xcerra Stockholders (page 142)

Under the MBCA, Xcerra is required to state whether it has concluded that Xcerra stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights,” Xcerra has concluded that Xcerra stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and Xcerra and Cohu reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Xcerra stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Xcerra Special Meeting, deliver to Xcerra a written notice of intent to demand payment for such stockholders’ shares of Xcerra Common Stock if the Merger is effectuated;

•	NOT vote for the proposal to approve the Merger Agreement; and

•	Comply with the other procedures under Part 13 of the MBCA.

An Xcerra stockholder’s failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights for such stockholder. If an Xcerra stockholder holds shares of Xcerra Common Stock through a bank, brokerage firm or other nominee and wishes to exercise appraisal rights, such Xcerra stockholder should consult with its bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex D to this joint proxy statement/prospectus.

Conditions to the Closing of the Merger (beginning on page 167)

The completion of the Merger depends upon the satisfaction or waiver of a number of conditions which, to the extent permitted by applicable laws and as described below, may be waived by Cohu, Merger Sub and Xcerra, as applicable.

The obligations of Cohu and Merger Sub, on the one hand, and Xcerra, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following conditions:

•

the approval of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra Common Stock and the approval of the issuance of Cohu Common Stock in the Merger by a majority of Cohu stockholders represented in person or by proxy at the Cohu Special Meeting;

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and expiration or termination of the applicable waiting period or approval by the relevant governmental authorities of any foreign antitrust jurisdictions, as applicable;

•

the consummation of the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement not being made illegal or otherwise prohibited by any law or order of any governmental authority in the U.S.;

•

the Registration Statement becoming effective with no stop order suspending the effectiveness of the Registration Statement having being issued by the SEC and no proceeding to that effect having being commenced or threatened; and

•	the authorization for listing on NASDAQ of the shares of Cohu Common Stock issuable in the Merger.

In addition, the obligations of Cohu and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•

the representations and warranties of Xcerra relating to requisite stockholder approval and absence of certain changes being true and correct in all respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period);

•	certain representations and warranties of Xcerra relating to Xcerra’s capitalization being true and correct in all but de minimis respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date or period, except for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date);

•

the representations and warranties of Xcerra relating to organization and standing, authorization and enforceability, brokers, opinion of Xcerra’s financial advisor, state anti-takeover statutes and shareholders’ rights plans being true and correct in all material respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date or period (which representations will be true and correct in all respects as of such particular date or period), but without regard to any qualification as to materiality or material adverse effect contained therein;

•

the other representations and warranties of Xcerra set forth elsewhere in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except (1) for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement and described in “The Merger Agreement — Representations and Warranties”), and (2) for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date or period, except for any failure to be so true and correct as of such date which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	Xcerra having performed in all material respects the obligations required by the Merger Agreement to be performed by Xcerra at or prior to the Effective Time;

•

there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

•

the receipt by Cohu and Merger Sub of a certificate of Xcerra, validly executed for and on behalf of Xcerra and in its name by a duly authorized officer, certifying that the conditions described in the preceding six paragraphs have been satisfied.

In addition, the obligation of Xcerra to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•

the representations and warranties of Cohu relating to requisite stockholder approval and absence of certain changes being true and correct in all respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period);

•

certain representations and warranties of Cohu relating to Cohu’s capitalization being true and correct in all but de minimis respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date or period);

•

the representations and warranties of Cohu relating to organization and standing, authorization and enforceability, brokers, opinion of Cohu’s financial advisor and state anti-takeover statutes being true and correct in all material respects as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date or period (which representations will be true and correct in all respects as of such particular date or period), but without regard to any qualification as to materiality or material adverse effect contained therein;

•

each of the remaining representations and warranties of Cohu set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date or period, which representations will have been true and correct as of such particular date or period), and except for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Cohu to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, but without regard to any qualification as to materiality or material adverse effect contained therein;

•	Cohu and Merger Sub having performed in all material respects all obligations required by the Merger Agreement be performed by Cohu or Merger Sub prior to the Effective Time;

•

there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect (as defined in the Merger Agreement and described in “The Merger Agreement — Representations and Warranties”); and

•

the receipt by Xcerra of a certificate of Cohu and Merger Sub, validly executed for and on behalf of Cohu and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding six paragraphs have been satisfied.

Regulatory Approvals Required for the Merger (beginning on page 139)

The completion of the Merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission and the Antitrust Division, were filed on May 25, 2018. Under the HSR Act, the Merger may not be completed until the required 30-day HSR waiting period has expired or been terminated. The original waiting period was originally scheduled to expire on June 25, 2018. On June 25, 2018 in consultation with Xcerra, Cohu voluntarily withdrew its HSR Act notification, and re-filed the notification and report form under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on June 27, 2018, which restarted the 30-day waiting period as of the date the notification was re-filed. The waiting period with respect to the re-filed notification and report form was scheduled to expire at 11:59 p.m., Pacific Time, on July 27, 2018, however on July 26, 2018, Cohu received notice from the U.S. Federal Trade Commission granting early termination of the waiting period under the HSR Act in connection with the Merger.

The completion of the Merger is also subject to compliance with applicable foreign antitrust laws. The GWB requires pre-merger notification of and approval by the FCO. The Merger may not be completed until either the FCO clears the merger or the mandatory waiting period expires. The parties have filed with the FCO on June 16, 2018. On July 16, 2018, the FCO issued a decision in which it granted clearance.

Termination of the Merger Agreement (beginning on page 169)

The Merger Agreement contains certain customary termination rights, including, among others, (i) the right of either Cohu or Xcerra to terminate the Merger Agreement if Xcerra’s stockholders fail to approve the Merger Agreement or if Cohu’s stockholders fail to approve the issuance of Cohu Common Stock, (ii) the right of either Cohu or Xcerra to terminate the Merger Agreement if the board of directors of the other party changes its recommendation to such party’s shareholders, (iii) the right of Xcerra to terminate the Merger Agreement to accept a Company Acquisition Proposal resulting in a “superior proposal” (as described further in “The Merger Agreement — Alternative Acquisition Proposals”), (iv) the right of either Cohu or Xcerra to terminate the Merger Agreement if the Merger has not occurred by November 7, 2018 (as such date may be extended by either party pursuant to the Merger Agreement, the “Termination Date”) and (v) the right of either Cohu or Xcerra to terminate the Merger Agreement due to a material breach by the other party of any of its representations, warranties or covenants, subject to certain conditions.

Termination Fees (beginning on page 170)

The Merger Agreement provides for Xcerra to pay to Cohu a termination fee of $22.8 million (the “Xcerra Termination Fee”) if the Merger Agreement is terminated (i) by Cohu as a result of a change in the Xcerra Board recommendation to Xcerra’s stockholders or a failure of Xcerra to comply with the non-solicitation and board recommendation covenants in the Merger Agreement; (ii) by Xcerra in order to accept a Company Acquisition Proposal resulting in a “superior proposal” (as described further in “The Merger Agreement — Alternative Acquisition Proposals”); (iii) by either Cohu or Xcerra if (A) the Merger has not been consummated by the Termination Date or (B) Xcerra shall have failed to obtain the necessary shareholder approval for the Merger and, in each case of (A) and (B) a competing proposal with respect to Xcerra was publicly disclosed and not publicly withdrawn prior to the meeting of Xcerra’s shareholders and Xcerra either consummates a transaction with respect to a competing proposal or enters into a definitive agreement with respect to a competing proposal, in each case within twelve months of such termination; or (iv) by Cohu if Xcerra is in breach of a representation, warranty or covenant that would cause the closing conditions to fail to be satisfied, and the breach cannot be cured within 20 calendar days, so long as Cohu has not materially breached the Merger Agreement.

The Merger Agreement provides for Cohu to pay to Xcerra a termination fee of $22.8 million (the “Cohu Termination Fee”) if the Merger Agreement is terminated by Xcerra (i) as a result of Cohu’s breach of a representation, warranty or covenant that would cause the closing conditions to fail, and the breach cannot be cured within 20 calendar days, so long as Xcerra has not materially breached the Merger Agreement or (ii) as a result of a change by the Cohu Board in its recommendation that Cohu’s shareholders approve the issuance of Cohu Common Stock in the Merger. The Merger Agreement further provides for Cohu to pay to Xcerra a termination fee of $45. 0 million (the “Financing Termination Fee”) if the Merger Agreement is terminated by Xcerra as a result of Cohu’s failure to consummate the Merger within five business days of written notice from Xcerra to Cohu at a time when all closing conditions have been satisfied and the Marketing Period has expired.

Material United States Federal Income Tax Consequences (beginning on page 173)

The exchange of Xcerra Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, a U.S. holder (as defined in “Material United States Federal Income Tax Consequences”) of Xcerra Common Stock who receives the Merger Consideration in exchange for such U.S. holder’s shares of Xcerra Common Stock generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the Cash Consideration plus the fair market value of the Stock Consideration received and such U.S. holder’s adjusted tax basis in the shares of Xcerra Common Stock exchanged therefor.

THIS JOINT PROXY STATEMENT/PROSPECTUS CONTAINS A GENERAL DESCRIPTION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.

THIS DESCRIPTION DOES NOT ADDRESS ANY NON-U.S. TAX CONSEQUENCES, NOR DOES IT PERTAIN TO STATE, LOCAL OR OTHER TAX CONSEQUENCES. CONSEQUENTLY, YOU ARE URGED TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER.

RISK FACTORS

In deciding whether to vote for the proposals discussed in this joint proxy statement/prospectus, we urge you to consider carefully all of the information included or incorporated by reference in this joint proxy statement/prospectus. You should also read and consider the risks associated with each of the businesses of Cohu and Xcerra, because these risks will also affect Cohu after the consummation of the Merger. The risks associated with the business of Cohu can be found in Cohu’s Exchange Act reporting, including Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter ended on March 31, 2018, which are incorporated by reference in this joint proxy statement/prospectus. The risks associated with the business of Xcerra can be found in Xcerra’s Exchange Act reporting, including Xcerra’s Annual Report on Form 10-K for its fiscal year ended July 31, 2017, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended on October 31, 2017, January 31, 2018 and April 30, 2018, which are incorporated by reference in this joint proxy statement/prospectus. See the section of this joint proxy statement/prospectus entitled “Where You Can Find More Information.”

Risk Factors Relating to the Merger

The number of shares of Cohu Common Stock that Xcerra stockholders will receive in the Merger is based on a fixed exchange ratio. Because the Merger Agreement does not provide for any adjustment to the Merger Consideration, Xcerra stockholders will be exposed to the risk of market fluctuations in the price of Cohu Common Stock and Xcerra stockholders cannot be certain of the value of the Stock Consideration they will receive in the Merger.

Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, each outstanding share of Xcerra Common Stock will be cancelled and automatically converted into the right to receive the Merger Consideration, consisting of 0.2109 of a share of Cohu Common Stock and $9.00 in cash. The exchange ratio is fixed, and there will be no adjustment to the Merger Consideration for changes in the market price of Cohu Common Stock or Xcerra Common Stock prior to completion of the Merger. Accordingly, the exact value of the Stock Consideration each Xcerra stockholder will receive in connection with the Merger is not determinable prior to the date of delivery of the Stock Consideration. Stock price changes may result from a variety of factors, some of which are out of Cohu’s and Xcerra’s control, including general market and economic conditions, changes in the respective businesses, operations and prospects of Cohu and Xcerra, regulatory considerations, and other risks discussed in this section of this joint proxy statement/prospectus. Neither Cohu nor Xcerra is permitted to terminate the Merger Agreement or resolicit the vote of its respective stockholders solely because of changes in the market price of either Cohu Common Stock or Xcerra Common Stock.

Because the Merger will be consummated after the Xcerra Special Meeting, the value of the Stock Consideration to be received by Xcerra stockholders will not be known at the time of the Xcerra Special Meeting and the Merger Consideration actually received by Xcerra Stockholders upon the consummation of the Merger may be greater or less than the Merger Consideration that would be payable to Xcerra stockholders if the Merger were consummated immediately following the Xcerra Stockholder Meeting. In determining how to vote their shares of Xcerra Common Stock, Xcerra stockholders should obtain current stock price quotations for Cohu Common Stock and Xcerra Common Stock prior to the Xcerra Special Meeting. Cohu Common Stock and Xcerra Common Stock are listed on NASDAQ under the symbols “COHU” and “XCRA,” respectively.

The market price of Cohu Common Stock after the Merger might be affected by factors different from, or in addition to, those currently affecting the respective market prices of Cohu Common Stock and Xcerra Common Stock.

The businesses of Cohu and Xcerra differ and, accordingly, the results of operations of Cohu and the market price of Cohu Common Stock after the Merger may be affected by factors different from, or in addition to, those currently affecting the independent results of operations of each of Cohu and Xcerra and the market prices of Cohu Common Stock and Xcerra Common Stock. For a discussion of the businesses of Cohu and Xcerra and of factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under the heading “Where You Can Find More Information.” Additionally, see the section of this joint proxy statement/prospectus entitled “Comparative Per Share Market Price Information” for additional information on the market value of shares of Cohu Common Stock and Xcerra Common Stock.

Until the Effective Time or the termination of the Merger Agreement in accordance with its terms, Cohu and Xcerra are prohibited from entering into certain business combination transactions and taking certain other actions.

From the date of the Merger Agreement, and continuing until the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as permitted by certain limited exceptions in the Merger Agreement or required by the respective fiduciary duties of the Xcerra Board and the Cohu Board and subject to the other requirements of the Merger Agreement, the Cohu Board may not withdraw, withhold, amend, qualify or modify, in any manner adverse to Xcerra, its recommendation that the Cohu stockholders approve the Stock Issuance Proposal and the Xcerra Board may not withdraw, withhold, amend, qualify or modify, in a manner adverse to Cohu, its recommendation that the Xcerra stockholders approve the Merger Agreement. See “The Merger Agreement — The Xcerra Board’s recommendation; Xcerra Board Recommendation Change” and “The Merger Agreement — The Cohu Board’s recommendation; Cohu Board Recommendation Change” for additional information. In addition, during such time, neither the Xcerra Board nor the Cohu Board may recommend an acquisition proposal to acquire beneficial ownership of more than 20% of the issued and outstanding common stock, or more than 20% of the consolidated assets, of Xcerra or Cohu, respectively, other than the Merger, or negotiate or authorize negotiations with a third party regarding an acquisition proposal other than the Merger, except as permitted by certain limited exceptions in the Merger Agreement or required by their fiduciary duties and subject to the other requirements of the Merger Agreement. These provisions may limit Xcerra’s and Cohu’s respective ability to pursue offers from third parties that could result in greater value to their respective stockholders than the value resulting from the Merger. In the event that the Xcerra Board or the Cohu Board change their respective recommendations, Xcerra or Cohu, as the case may be, will be required, pursuant to the terms of the Merger Agreement, to pay to the other party a $22.8 million termination fee. See “The Merger Agreement — Termination Fees” for additional information. The termination fee payable by Xcerra and Cohu in certain circumstances may also discourage third parties from pursuing an alternative acquisition proposal with respect to Xcerra or Cohu, or might result in third parties proposing to pay a lower value per share to acquire Xcerra or Cohu than such third party might otherwise have been willing to pay in the absence of such termination fee. The Merger Agreement also requires Xcerra and Cohu to, and to each cause their respective subsidiaries to, conduct their respective businesses in the ordinary course consistent with past practice. See “The Merger Agreement — Conduct of Business Pending the Merger” for additional information. Altogether, the foregoing could have the effect of delaying other strategic transactions and may, in some cases, make it impossible to pursue other strategic transactions that are available only for a limited time.

The Merger is subject to a number of conditions, some of which are outside of the parties’ control, and if these conditions are not satisfied or waived, the Merger will not be completed.

The Merger Agreement contains a number of conditions that must be satisfied or in some cases waived in order to complete the Merger. Those conditions include, among other customary conditions, (i) approval of the Merger by at least two-thirds of the shares of Xcerra Common Stock entitled to vote at the Xcerra Special Meeting, (ii) approval of the Stock Issuance Proposal by a majority of the shares of Cohu Common Stock present, in person or by proxy, at the Cohu Special Meeting, (iii) expiration or termination of all waiting periods (and any extensions thereof) under applicable antitrust laws, including the applicable waiting periods under the HSR Act and foreign antitrust laws and the receipt of any requisite consents with respect to applicable antitrust laws (the “Approvals”), (iv) no material action being taken by any governmental entity enjoining or otherwise prohibiting consummation of the Merger and no law being enacted or promulgated by any governmental entity making the consummation of the Merger illegal, (v) authorization for listing by NASDAQ of the shares Cohu Common Stock to be issued in connection with the Merger, (vi) the accuracy of the representations and warranties of the parties to the applicable standards provided by the Merger Agreement, (vii) performance in all material respects by each party of their respective covenants in the Merger Agreement, (viii) the absence of any event or occurrence that had or would reasonably be expected to have a material adverse effect on Cohu or Xcerra, and (ix) the effectiveness of the Registration Statement of which this joint proxy statement/prospectus forms a part. See “The Merger Agreement — Conditions to the Closing of the Merger” for a more detailed description of the conditions to the closing of the Merger.

The required satisfaction or waiver of the foregoing conditions could delay the completion of the Merger for a significant period of time or, if not ever satisfied or waived, may prevent the Merger from occurring at all. Any delay in completing the Merger could cause the combined company not to realize some or all of the benefits that the parties expect the combined company to achieve. As such, there can be no assurance that the conditions to the closing of the Merger will be satisfied or waived or that the Merger will be completed.

In addition, if the Merger is not completed by the Termination Date, Cohu or Xcerra may choose to terminate the Merger Agreement. Cohu or Xcerra may also elect to terminate the Merger Agreement in certain other circumstances, and the parties can mutually decide to terminate the Merger Agreement at any time prior to the closing of the Merger. See “The Merger Agreement — Termination of the Merger Agreement” and “The Merger Agreement — Termination Fees” for a more detailed description of these circumstances.

Cohu and Xcerra must obtain required approvals and governmental and regulatory consents to complete the Merger, which, if delayed, not granted or granted subject to conditions, may jeopardize or delay the consummation of the Merger, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.

The Merger is subject to customary closing conditions, including, among others, the receipt of the Approvals.

The governmental agencies from which the parties will seek the Approvals have broad discretion in administering the governing regulations. As a condition to their approval of the Merger, these governmental agencies may impose requirements, limitations or costs, require divestitures or place restrictions on the conduct of Cohu’s business after consummation of the Merger. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the Merger. However, as described further in “The Merger Agreement — Efforts to Complete the Merger,” in no event shall Cohu, Merger Sub or Xcerra, in connection with their respective efforts to obtain the Approvals, be required to agree to the sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on (A) in the case of businesses, services, products or assets of Xcerra and its subsidiaries, any such businesses, services, products or assets that generated aggregate revenue for the twelve month period ended December 30, 2017 of greater than $20.0 million and (B) in the case of businesses, services, products or assets of Cohu and its subsidiaries, any such businesses, services, products or assets that generated aggregate revenue for the twelve month period ended December 30, 2017 of greater than $4.0 million, and, further, none of Cohu, Merger Sub or Xcerra is required to agree to any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on products or services that have not yet been commercialized (including those under development or in the research, planning, prototyping, design, pre-production, evaluation or testing phases). Even if the Approvals are obtained and all other conditions to the closing of the Merger are satisfied, no assurance can be given as to the terms, conditions and timing of the Approvals. If Cohu or Xcerra agrees to any requirements, limitations, costs, divestitures or restrictions in order to obtain the Approvals or any other approval or consent required to consummate the Merger, these requirements, limitations, costs, divestitures or restrictions could adversely affect Cohu’s ability to integrate its operations with Xcerra’s operations, reduce the anticipated benefits of the Merger, and have a material adverse effect on the business and results of operations of Cohu after consummation of the Merger. Any requirements, limitations, costs, divestitures or restrictions imposed by any governmental agencies could also result in delay or failure to consummate the Merger.

Any delay in completing the Merger may significantly reduce the benefits expected to be obtained from the Merger.

In addition to the Approvals, the Merger is subject to a number of other conditions that are beyond the control of Cohu and Xcerra and that may prevent, delay or otherwise materially adversely affect completion of the Merger. Cohu and Xcerra cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the Approvals could delay the completion of the Merger for a significant period of time or prevent the Merger from occurring. Any delay in completing the Merger could result in the failure to realize some or all of the cost synergies projected to result from the Merger and other benefits that Cohu and Xcerra expect to achieve if they successfully complete the Merger within the expected timeframe and integrate their respective businesses. See “The Merger Agreement — Conditions to the Closing of the Merger” for more information.

The consummation of the Merger may permit counterparties to certain agreements with Xcerra to terminate those agreements.

Xcerra is a party to certain agreements that give the counterparties to such agreements certain rights, including consent and/or termination rights, in connection with “change in control” transactions or otherwise. Under certain of these agreements, the Merger may constitute a “change in control” or otherwise give rise to consent or termination rights in favor of the counterparty thereto. If Cohu and Xcerra are unable to negotiate the waiver of any such provision and/or obtain consent from the counterparty to any such agreement with respect to the Merger, such counterparty may assert its rights under the applicable agreement, potentially terminating the agreement or seeking monetary damages. Even if Cohu and Xcerra are able to negotiate waivers or obtain required consents under these agreements, the counterparties thereto may require a fee for such waivers or consent or seek to renegotiate the agreements on terms that may be less favorable to Xcerra or the combined company and which may adversely affect the value of Cohu Common Stock following completion of the Merger.

Uncertainty about the Merger may cause Cohu’s and Xcerra’s current and prospective employees to experience uncertainty about their future roles and relationships with Cohu, whether or not the Merger is completed.

Uncertainties about the effect of the Merger on Cohu’s and Xcerra’s current and prospective employees’ future roles and relationships with Cohu and Xcerra, respectively, may cause them to choose to pursue other opportunities, which could have an adverse effect on the business of Cohu and Xcerra prior to or after the Merger. These uncertainties may impair Cohu’s and Xcerra’s ability to retain, recruit or motivate key management, sales, marketing, engineering, technical and other personnel. If, despite Cohu’s and Xcerra’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the consummation of the Merger, Cohu’s and Xcerra’s businesses could be seriously harmed. Any delay in completing the Merger may further increase such uncertainties and the adverse effects related thereto.

Uncertainty about the Merger may adversely affect Cohu’s and Xcerra’s businesses and relationships with customers or other counterparties, whether or not the Merger is completed.

Each of Cohu and Xcerra is subject to risks in connection with the pendency of the Merger, including the pendency and outcome of any legal proceedings with respect to the Merger and of foregoing opportunities that Cohu or Xcerra, respectively, might otherwise pursue absent the Merger. In addition, in response to the announcement of the Merger and regardless of whether the Merger is ultimately completed, Cohu’s and Xcerra’s respective existing or prospective customers, suppliers, business or strategic partners or other counterparties may:

•	delay, defer or cease purchasing goods or services from or providing goods or services to Cohu or Xcerra, as applicable;

•	delay or defer other decisions concerning, or refuse to extend credit to, Cohu or Xcerra, as applicable;

•	cease further joint development activities; or

•	otherwise seek to change the terms on which they do business with Cohu or Xcerra, as applicable.

While Cohu and Xcerra are attempting to address these risks through communications with their respective existing and prospective customers, suppliers or joint development partners, such parties may be reluctant to continue to do business with Cohu or Xcerra, as applicable, due to the potential uncertainty about, among other things, product offerings and the support and service following the consummation of the Merger.

The Merger Agreement subjects Cohu and Xcerra to certain restrictive covenants that will restrict the way each party conducts its respective business until either the consummation or the termination of the Merger which could adversely affect the price of Cohu Common Stock and Cohu’s results of operations, as well as the price of Xcerra Common Stock and Xcerra’s results of operations.

The Merger Agreement restricts each of Xcerra and Cohu, subject to certain exceptions, from making certain acquisitions and taking other specified actions until the completion of the Merger, or the termination of the Merger Agreement pursuant to its terms. These restrictions may prevent Cohu and Xcerra from pursuing otherwise attractive business opportunities and making other changes to their respective businesses prior to completion of the Merger or termination of the Merger Agreement. See “The Merger Agreement — Conduct of Business Pending the Merger” for further detail on the various restrictions on Cohu and Xcerra during the pendency of the Merger.

Some of Cohu’s and Xcerra’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of Cohu stockholders and Xcerra stockholders.

When considering the recommendation of the Cohu Board and the Xcerra Board with respect to the Merger, Xcerra stockholders and Cohu stockholders should be aware that some directors and executive officers of Xcerra and Cohu, respectively, may have interests in the Merger that may be different from, or in addition to, the interests of Xcerra stockholders and Cohu stockholders, respectively. These interests include, among others, potential payments under employment agreements and change in control severance agreements, rights to acceleration of vesting and exercisability of options, and acceleration of vesting of restricted stock units as a result of the Merger, rights to ongoing indemnification and insurance coverage for acts or omissions occurring prior to the Merger, continued employment as an executive officer of Cohu and/or service as a director of Cohu. See “The Merger — Interests of Cohu Directors and Executive Officers in the Merger” and “The Merger — Interests of Xcerra Directors and Executive Officers in the Merger” for more information.

As a result of these interests, the directors and executive officers of Cohu or Xcerra, as the case may be, might be more likely to support and to vote in favor of the proposals described in this joint proxy statement/prospectus than if such persons did not have these interests. Each of Cohu’s and Xcerra’s stockholders should consider whether these interests might have influenced the directors and executive officers of Cohu and Xcerra, respectively, to support or recommend, with respect to Xcerra, approval of the Merger Agreement or, with respect to Cohu, approval of the issuance of the Cohu Common Stock payable in the Merger. At the close of business on Cohu Record Date, Cohu’s directors and executive officers were entitled to vote approximately 4.1% of the then-outstanding shares of Cohu Common Stock. As of the close of business on Xcerra Record Date, Xcerra’s directors and executive officers were entitled to vote approximately 3.5% of the then-outstanding shares of Xcerra Common Stock.

There can be no assurance that Cohu will be able to secure the funds necessary to pay the Cash Consideration on acceptable terms, in a timely manner or at all.

Cohu intends to fund the Cash Consideration to be paid to Xcerra stockholders with a combination of unrestricted cash on hand and debt financing. To this end, Cohu has entered into the Commitment Letter providing for, as of the date of this joint proxy statement/prospectus, the Term Facility and the Cash Bridge Facility. The obligations of the Lender to provide the Facilities are subject to a number of customary conditions. However, as of the date of this joint proxy statement/prospectus, neither Cohu nor any of its subsidiaries has entered into definitive agreements for the Debt Financing (as defined herein) (or any equity issuance or other financing arrangements in lieu thereof). There can be no assurance that Cohu will be able to secure the Debt Financing pursuant to the Commitment Letter. See “The Merger — Financing Relating to the Merger” for a discussion of Cohu’s Merger-related financing.

In the event that the Debt Financing contemplated by the Commitment Letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If Cohu is unable to secure financing, the Merger may be delayed or not be completed. In addition, Cohu may be required, pursuant to the terms of the Merger Agreement, to pay to Xcerra a $45.0 million termination fee if the Merger Agreement is terminated by Xcerra under certain circumstances related to a failure by Cohu to obtain financing. See “The Merger Agreement — Termination Fees — Termination Fee Payable by Cohu” for more information.

The failure to complete the Merger could have an adverse impact on the price of each of Xcerra Common Stock and Cohu Common Stock as well as the future business and operating results of Xcerra and Cohu.

If the Merger is not completed, Xcerra and Cohu would be subject to a number of consequences that could adversely affect their businesses, results of operations and the price of each of Xcerra Common Stock and Cohu Common Stock, including the following:

•	Xcerra and Cohu would not realize the anticipated benefits of the Merger, including among other things, increased operating efficiencies;

•

either party could be required to pay a termination fee of $22.8 million to the other party under certain circumstances, and Cohu could be required to pay the Financing Termination Fee of $45.0 million if the failure to complete the Merger related to a failure by Cohu to obtain financing;

•	Xcerra and Cohu will have incurred significant costs in connection with the Merger that they will be unable to recover, including transaction, legal, employee-related and other costs;

•	either party could experience the potential loss of key personnel during the pendency of the Merger, as employees may experience uncertainty about their future roles with the combined company;

•

Xcerra and Cohu will have been subject to certain restrictions on the conduct of their respective businesses, which could prevent them from making certain acquisitions or dispositions or pursuing certain business opportunities during the pendency of the Merger;

•	Xcerra or Cohu could be subject to legal proceedings related to the Merger;

•	the failure of the Merger to be consummated could result in negative publicity and a negative impression of Xcerra or Cohu in the investment community;

•

either party could experience disruptions to its business resulting from the announcement and pendency of the Merger, including any adverse changes in its relationships with its customers, strategic partners, suppliers, licensees, other business partners and employees, may continue or intensify in the event the Merger is not consummated;

•	Xcerra or Cohu may not be able to take advantage of alternative business opportunities or effectively respond to competitive pressures;

•	either party could experience an increase in employee departures; and

•

The trading price of Xcerra Common Stock and/or Cohu Common Stock may decline to the extent that the current respective market prices of Xcerra Common Stock and Cohu Common Stock reflect an assumption that the Merger will be completed.

The occurrence of any of these events, individually or in combination, could have a material adverse effect on Xcerra’s and/or Cohu’s results of operations or the trading price of Xcerra Common Stock or Cohu Common Stock.

Litigation that may be filed against Xcerra, Cohu and Merger Sub could prevent or delay the completion of the Merger or result in the payment of damages following completion of the Merger.

Xcerra, Cohu, Merger Sub and members of the Xcerra Board and Cohu Board may in the future be parties, among others, to various claims and litigation related to the Merger, including putative stockholder class actions. Among other remedies, the plaintiffs in such matters may seek to enjoin the Merger. The results of complex legal proceedings are difficult to predict, and could delay or prevent the Merger from becoming effective in a timely manner. The existence of litigation relating to the Merger could impact the likelihood of obtaining the required approval of the Xcerra stockholders and the Cohu stockholders. Moreover, any future litigation could be time consuming and expensive, could divert Cohu and Xcerra’s respective management’s attention away from their regular business, and, if adversely resolved against either Cohu, Xcerra or Merger Sub, could have a material adverse effect on their respective financial condition.

One of the conditions to the closing of the Merger is that no governmental authority of competent jurisdiction shall have issued any order, judgment, decision, decree, injunction, ruling, or award that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement, and that no law shall have been enacted, issued or promulgated by any governmental authority of competent jurisdiction that has the effect of making the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement. Consequently, if a settlement or other resolution is not reached with respect to any future litigation resulting in the imposition of injunctive or other relief prohibiting, delaying or otherwise adversely affecting Cohu’s and/or Xcerra’s ability to complete the Merger on the terms contemplated by the Merger Agreement, then such injunctive or other relief may prevent the Merger from becoming effective in a timely manner or at all.

Shares of Cohu Common Stock to be received by Xcerra stockholders in connection with the Merger will have rights different from the shares of Xcerra Common Stock.

Upon completion of the Merger, the rights of former Xcerra stockholders who become Cohu stockholders will be governed by Cohu’s amended and restated certificate of incorporation, as amended, and Cohu’s amended and restated bylaws. The rights associated with Xcerra Common Stock are different from the rights associated with Cohu Common Stock. See “Comparison of Rights of Stockholders” for a comparison of the rights associated with Cohu Common Stock and those associated with Xcerra Common Stock.

Risk Factors Relating to the Combined Company Following the Merger

Cohu may fail to realize the benefits expected from the Merger, which could adversely affect Cohu’s stock price.

The anticipated benefits Cohu expects from the Merger are, necessarily, based on projections and assumptions about the combined businesses of Cohu and Xcerra, which may not materialize as expected or which may prove to be inaccurate. The value of Cohu Common Stock following the completion of the Merger could be adversely affected if Cohu is unable to realize the anticipated benefits from the Merger on a timely basis or at all. Achieving the benefits of the Merger will depend, in part, on Cohu’s ability to integrate the business and operations of Xcerra successfully and efficiently with Cohu’s business. The challenges involved in this integration, which will be complex and time-consuming, include the following:

•	difficulties entering new markets or manufacturing in new geographies where Cohu has no or limited direct prior experience;

•	successfully managing relationships with Cohu and Xcerra’s combined supplier and customer base;

•	coordinating and integrating independent research and development and engineering teams across technologies and product platforms to enhance product development while reducing costs;

•	coordinating sales and marketing efforts to effectively position the combined company’s capabilities and the direction of product development;

•	limitations or restrictions required by regulatory authorities on the ability of management of Cohu and of Xcerra to conduct planning regarding the integration of the two companies;

•	difficulties and significant costs in integrating the systems and processes of two companies with complex operations including multiple manufacturing sites;

•	the increased scale and complexity of Cohu’s operations resulting from the Merger;

•	Cohu’s ability to achieve the cost synergies contemplated by the proposed transaction within the expected time frame, and significant costs of integration and restructuring;

•	retaining key employees of Cohu and Xcerra;

•	obligations that Cohu will have to counterparties of Xcerra that arise as a result of the change in control of Xcerra; and

•	the diversion of management attention from other important business objectives.

If Cohu does not successfully manage these issues and the other challenges inherent in integrating an acquired business of the size and complexity of Xcerra, then Cohu may not achieve the anticipated benefits of the Merger and Cohu’s revenue, expenses, operating results and financial condition could be materially adversely affected.

The business and operating results of Cohu could be harmed by the highly cyclical nature of the semiconductor industry.

Cohu and Xcerra operate in the semiconductor industry. Historically, the semiconductor industry has been highly cyclical with recurring periods of diminished product demand. Significant downturns in the semiconductor industry are often experienced in connection with, or in anticipation of, excess manufacturing capacity worldwide, maturing product cycles and declines in general economic conditions. Even if demand for the products and solutions of Cohu and Xcerra remains constant after the completion of the Merger, oversupply in the semiconductor industry may create competitive pressures that can degrade pricing levels and reduce revenues of the combined company. Any failure to expand in cycle upturns to meet customer demand and delivery requirements or contract in cycle downturns at a pace consistent with cycles in the industry could have an adverse effect on the business of the combined company.

Cohu stockholders and Xcerra stockholders will have a reduced ownership and voting interest after completion of the Merger and will exercise less influence over management.

Cohu stockholders currently have the right to vote on the election of the Cohu Board and on other matters affecting Cohu. Similarly, Xcerra stockholders presently have the right to vote on the election of the Xcerra Board and on other matters affecting Xcerra. Immediately following the Merger, Cohu stockholders will own approximately 71% of Cohu Common Stock, and Xcerra stockholders will own approximately 29% of Cohu Common Stock, based on the number of shares of Cohu and Xcerra Common Stock outstanding as of July 16, 2018. As a result, current Cohu stockholders and current Xcerra stockholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Cohu and Xcerra, respectively.

Uncertainties associated with the Merger may cause a loss of employees and may otherwise materially adversely affect the future business and operations of the combined company.

The combined company’s success after the Merger will depend in part upon the ability of the combined company to retain executive officers and key employees of Cohu and Xcerra. In some of the fields in which Cohu and Xcerra operate, there are only a limited number of people in the job market who possess the requisite skills and it may be increasingly difficult for the combined company to hire personnel over time. The combined company will operate in several geographic locations where the labor markets, especially for technical professionals, are particularly competitive. Each of Cohu and Xcerra has experienced difficulty in hiring and retaining sufficient qualified management, manufacturing, technical, application engineering, marketing, sales and support personnel in parts of their respective businesses.

Current and prospective employees of Cohu and Xcerra may experience uncertainty about their roles with the combined company following the Merger. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company following the Merger. The loss of services of any key personnel or the inability to hire new personnel with the requisite skills could restrict the ability of the combined company to develop new products or enhance existing products in a timely manner, to sell products to customers or to manage the business of the combined company effectively. Also, the business, financial condition and results of operations of the combined company could be materially adversely affected by the loss of any of its key employees, by the failure of any key employee to perform in his or her current position, or by the combined company’s inability to attract and retain skilled employees, particularly for technical professionals.

Third parties may claim that the combined company is infringing their intellectual property, and the combined company could suffer significant litigation or licensing expenses or be prevented from selling its products or services.

The semiconductor industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of intellectual property rights. Each of Cohu and Xcerra from time to time is involved in disputes regarding patent and other intellectual property rights. Each of Cohu and Xcerra has in the past received, and the combined company may in the future receive, communications from third parties asserting that certain of products, processes or technologies of the combined company infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. The combined company may also receive claims of potential infringement if it attempts to license intellectual property to others. Defending these claims may be costly and time consuming, and may divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require the combined company to enter into costly royalty or license agreements. The combined company may be unable to obtain royalty or license agreements on acceptable terms, or at all. Similarly, changing the combined company’s products or processes to avoid infringing the rights of others may be costly or impractical. The combined company may also be subject to significant damages or injunctions against the development and sale of certain of its products and services. Resolution of such disputes could have a material adverse effect on the combined company’s results of operations or financial condition and may require material changes in production processes and products.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position, cause license and royalty revenue to decline and result in costly litigation to enforce its rights.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose, illegally or otherwise, the combined company’s proprietary technologies and processes, despite efforts of the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there can be no assurance that such patents will not be challenged. As new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of Cohu’s or Xcerra’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented, either in connection with the transactions contemplated by the Merger Agreement or otherwise. As such, any rights granted under these patents may not provide the combined company with meaningful protection. Cohu and Xcerra may not have, and in the future the combined company may not be able to obtain, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around the combined company’s patents.

The combined company may incur significant patent litigation costs as part of the licensing process or to enforce its patents. Litigation is subject to inherent risks and uncertainties that may cause actual results to differ materially from the combine company’s expectations. If the combined company brings a patent infringement action and is not successful, its competitors would be able to use similar technology to compete with the combined company. Moreover, the defendant in such an action may successfully countersue the combined company for infringement of such counterparty’s patents or assert a counterclaim that the combined company’s patents are invalid or unenforceable. If the combined company does not prevail in the defense of patent infringement claims, it could be required to pay substantial damages and royalties, cease the manufacture, use and sale of infringing products in one or more geographic locations, expend significant resources to develop non-infringing technology, discontinue the use of specific processes or obtain licenses to the technology infringed, all of which could be materially adverse to the business and results of operations of the combined company.

The Merger could have an adverse effect on the Cohu and Xcerra brands.

The success of Cohu and Xcerra is largely dependent upon the ability of Cohu and Xcerra to maintain and enhance the value of their respective brands, their customers’ connection to and perception of their respective brands, and sustain a positive relationship with customers and suppliers. Brand value, and as a result the businesses and results of operations of Cohu and Xcerra, could be severely damaged if the Merger receives considerable negative publicity or if customers or suppliers otherwise come to have a diminished view of the respective brands of Cohu and Xcerra as a result of the Merger or the common ownership of the existing businesses.

Following the Merger, Cohu will have significantly less cash on hand than Cohu and Xcerra collectively have as of the date of this joint proxy statement/ prospectus.

Following an assumed completion of the Merger on March 31, 2018, after all other pro forma adjustments relating to the Merger, Cohu would have had, on a pro forma basis as of March 31, 2018, approximately $151.1 million in cash, cash equivalents, and marketable securities. In addition, the combined company would have had, on a pro forma basis as of March 31, 2018 approximately $351.5 million in long-term indebtedness and $3.3 million of other short-term borrowings. By comparison, as of June 30, 2018, Cohu had approximately $150.9 million in cash, cash equivalents, and marketable securities, and as of June 30, 2018, Xcerra had approximately $147.4 million in cash, cash equivalents, and marketable securities. In addition, as of June 30, 2018, Cohu had approximately $5.3 million of long-term debt and $3.2 million of other short term borrowings, and as of June 30, 2018, Xcerra had approximately $2.1 million of long-term debt. If the actual amount of cash and cash equivalents that Cohu has on hand following the Merger is less than expected, this could adversely affect Cohu’s ability to grow and to perform which in turn could have a materially adverse effect on the business and results of operations of the combined company. See “The Merger — Financing Relating to the Merger” for more information.

The use of cash and incurrence of substantial indebtedness in connection with the financing of the Merger may have an adverse impact on Cohu’s liquidity, limit Cohu’s flexibility in responding to other business opportunities and increase Cohu’s vulnerability to adverse economic and industry conditions.

The Merger will be financed in part by the use of Cohu’s cash on hand and the incurrence of indebtedness. As of June 30, 2018, Cohu had approximately $127.0 million of cash and cash equivalents, approximately $23.9 million of short-term investments and approximately $8.4 million of total debt outstanding. In connection with the Merger, Cohu expects to enter into the Facilities. The proceeds from the Facilities are expected to be used to pay part of the Cash Consideration and to pay transaction related fees and expenses. The use of cash on hand and indebtedness to finance the acquisition will reduce Cohu’s liquidity and could cause Cohu to place more reliance on cash generated from operations to pay principal and interest on Cohu’s debt, thereby reducing the availability of Cohu’s cash flow for working capital, dividend and capital expenditure needs or to pursue other potential strategic plans. Cohu expects that the agreements it will enter into with respect to the Debt Financing will contain certain negative covenants, including limitations on Cohu’s ability to incur additional liens and indebtedness or to pay dividends and make certain investments. Cohu’s ability to comply with these negative covenants may be affected by events beyond its control. The indebtedness and these negative covenants will also have the effect, among other things, of limiting Cohu’s ability to obtain additional financing, if needed, limiting its flexibility in the conduct of its business and making Cohu more vulnerable to economic downturns and adverse competitive and industry conditions. In addition, a breach of the negative covenants could result in an event of default with respect to the indebtedness, which, if not cured or waived, could result in the indebtedness becoming immediately due and payable and could have a material adverse effect on Cohu’s business, financial condition or operating results. See “The Merger — Financing Relating to the Merger” for more information.

Because of high debt levels, Cohu may not be able to service its debt obligations in accordance with their terms after the completion of the Merger.

Cohu’s ability to meet its expense and debt service obligations contained in the agreements Cohu expects to enter into with respect to the Debt Financing will depend on Cohu’s future performance, which will be affected by financial, business, economic and other factors, including potential changes in industry conditions, industry supply and demand balance, customer preferences, the success of Cohu’s products and pressure from competitors. In addition, Cohu is subject to interest rate risks, and continuing increases in interest rates will increase Cohu’s debt service obligations. Should Cohu’s revenues decline after the Merger, Cohu may not be able to generate sufficient cash flow to pay its debt service obligations when due. If Cohu is unable to meet its debt service obligations after the Merger or should Cohu fail to comply with the covenants contained in the agreements governing its indebtedness, Cohu may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices, incur additional indebtedness or issue Cohu Common Stock or other equity securities. Cohu may not be able to, at any given time, refinance its debt, sell assets, incur additional indebtedness or issue equity securities on terms acceptable to Cohu, in amounts sufficient to meet Cohu’s needs or at all. If Cohu is able to raise additional funds through the issuance of equity securities, such issuance would also result in dilution to Cohu’s stockholders. Cohu’s inability to service its debt obligations or refinance its debt could have a material adverse effect on its business, financial conditions or operating results after the Merger. In addition, Cohu’s debt obligations may limit its ability to make required investments in capacity, technology or other areas of its business, which could have a material adverse effect on its business, financial conditions or operating results.

The Merger may result in significant charges or other liabilities that could adversely affect the financial results of the combined company.

The financial results of the combined company may be adversely affected by cash expenses and non-cash accounting charges incurred in connection with the integration of the respective businesses and operations of Cohu and Xcerra. The amount and timing of these possible charges are not yet known. Further, Cohu’s failure to identify or accurately assess the magnitude of certain liabilities that Cohu is assuming in the Merger could result in unexpected litigation or regulatory exposure, unfavorable accounting charges, unexpected increases in taxes due, a loss of anticipated tax benefits or other adverse effects on Cohu’s business, operating results or financial condition. The price of Cohu Common Stock following the Merger could decline to the extent the combined company’s financial results are materially affected by any of these events.

Cohu expects to incur substantial expenses related to the Merger.

Cohu expects to incur substantial expenses in connection with the consummation of the Merger and integrating the business, operations, systems, technologies, policies and procedures of Xcerra with those of Cohu. While Cohu has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of its integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the Merger could, particularly in the near term, exceed the savings that Cohu expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the Merger.

Significant developments stemming from the current U.S. presidential administration’s priorities or initiatives, particularly with respect to trade, could have a material adverse effect on the combined company.

The current U.S. presidential administration has proposed restrictions on free trade generally and significant increases in tariffs on goods imported into the United States, particularly from China. In addition, the administration has notified Congress of its intentions to begin renegotiating NAFTA, and withdrawn the United States from negotiations for the Trans-Pacific Partnership. Changes in U.S. social, political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in the territories and countries where Cohu or Xcerra currently develop and sell products and any negative sentiments towards the United States as a result of such changes, could adversely affect the business of the combined company. To the extent U.S. policies lead to an economic downturn, in the United States or abroad, the effects could materially affect the business of the combined company in many ways, any of which could have a material adverse effect on the combined company’s results of operations.

Cohu’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included herein.

The unaudited pro forma financial data included herein are presented for illustrative purposes only and are not necessarily indicative of what Cohu’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. These data reflect adjustments, which are based upon preliminary estimates, to allocate the purchase price to Xcerra’s net assets. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Xcerra as of the date of the completion of the Merger. In addition, subsequent to the closing date of the Merger, there may be further refinements of the purchase price allocation as additional information becomes available.

Accordingly, the final purchase accounting adjustments might differ materially from the pro forma adjustments reflected herein. See “Selected Unaudited Pro Forma Combined Financial Information” for more information.

The unaudited prospective financial information of Cohu and Xcerra included in this joint proxy statement/prospectus involves risks, uncertainties and assumptions, many of which are beyond the control of Cohu and Xcerra. As a result, it may not prove to be accurate and is not necessarily indicative of current values or future performance.

The unaudited prospective financial information of Cohu and Xcerra referred to in “The Merger — Opinion of Cohu’s Financial Advisor, Deutsche Bank,” “The Merger — Opinion of Xcerra’s Financial Advisor, Cowen” and “The Merger — Unaudited Prospective Financial Information,” involves risks, uncertainties and assumptions and is not a guarantee of future performance. While the unaudited prospective financial information utilized by Cohu, Xcerra and their respective advisors in connection with the Merger and summarized in this joint proxy statement/prospectus was prepared in good faith based on information available at the time of preparation, no assurance can be made regarding future events or that the assumptions made in preparing such unaudited prospective financial information will accurately reflect future conditions. In preparing such unaudited prospective financial information, the respective managements of Cohu and Xcerra each made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in this section and the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Cohu and Xcerra and, if the Merger is completed, will be beyond the control of the combined company. Thus, the future financial results of Cohu and Xcerra and, if the Merger is completed, the combined company, may materially differ from those expressed in the unaudited prospective financial information due to factors that are beyond Cohu’s and Xcerra’s ability to control or predict. Neither Cohu nor Xcerra can provide any assurance that Cohu’s or Xcerra’s unaudited prospective financial information will be realized or that Cohu’s or Xcerra’s future financial results will not materially vary from the applicable unaudited prospective financial information. The unaudited prospective financial information covers multiple years, and the information by its nature becomes subject to greater uncertainty with each successive year. The unaudited prospective financial information does not reflect Cohu’s or Xcerra’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared.

The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles or GAAP and does not reflect the effect of any proposed or other changes in GAAP that may be made in the future. As a result, the unaudited prospective financial information cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

The opinions rendered to the Cohu Board and Xcerra Board by the parties’ respective financial advisors were based on the respective financial analyses performed, which considered factors such as market and other conditions then in effect, and prospective financial information and other information made available to such financial advisors, as of the date of their respective opinions. As a result, the opinions do not reflect changes in events or circumstances after the date of the opinions.

The opinions rendered to the Cohu Board and the Xcerra Board by the parties’ respective financial advisors were provided in connection with, and at the time of, the Cohu Board’s and the Xcerra Board’s respective evaluations of the Merger. The opinions were necessarily based on the respective financial analyses performed, which considered market and other conditions then in effect, and prospective financial information and other information made available to them, as of the date of the respective opinions, which may have changed after the date of the respective opinion. The opinions did not speak as of the time that the Merger would be completed or as of any date other than the date of such opinions. For more information, see the sections entitled “The Merger — Opinion of Cohu’s Financial Advisor, Deutsche Bank” and “The Merger — Opinion of Xcerra’s Financial Advisor, Cowen.”

The Merger will result in changes to the Cohu Board that may affect the strategy and operations of the combined company as compared to that of Cohu and Xcerra as they currently exist.

If the Merger is completed, the composition of the Cohu Board will change. Upon completion of the Merger, the Cohu Board will include two new members selected from members of the Xcerra Board. There can be no assurance that the newly constituted Cohu Board will function effectively as a team and that there will not be any adverse effect on the combined company’s business as a result.

Cohu cannot provide assurance that it will be able to continue paying dividends at the current rate.

Cohu plans to continue its currently quarterly dividend practices following the Merger. However, Cohu stockholders may not receive the same dividends following the Merger for various reasons, including the following:

•	as a result of the Merger and the issuance of shares of Cohu Common Stock in connection with the Merger, the total amount of cash required for Cohu to pay dividends at its current rate will increase;

•	Cohu may not have enough cash to pay such dividends due to Cohu’s cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Cohu Board, which reserves the right to change Cohu’s dividend practices at any time;

•	Rising interest rates, which increase Cohu’s debt service obligations;

•	Cohu may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that Cohu’s subsidiaries may distribute to Cohu may be subject to restrictions imposed by state or foreign law, restrictions that may be imposed by state or foreign regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Uncertainties underlie Cohu’s expectation that, relative to Cohu on a stand-alone basis, the Merger will be accretive to Cohu’s earnings per share after consummation of the Merger.

Cohu believes that, relative to Cohu on a stand-alone basis, the Merger will be accretive to Cohu’s earnings per share following the consummation of the Merger. However, Cohu cannot give any assurance that the Merger will be accretive to Cohu’s earnings per share. In addition to the uncertainties that underlie any financial forecast, Cohu will account for the Merger as an acquisition under Accounting Standards Codification Topic 805, “Business Combinations,” or “ASC 805”. The total cost of the Merger will be allocated to the underlying identifiable net tangible and intangible assets and liabilities based on their respective estimated fair values. Until the acquisition price and other factors are known, Cohu can only estimate the allocation of the acquisition price to the net assets acquired and the effect of the allocation on future results. That estimate could materially change.

Risk Factors Relating to Cohu’s Business

You should read and consider factors specific to Cohu’s business that will also affect the combined company following the completion of the Merger, as described in Part I, Item 1A in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017 and in Part I, Item 1A in Cohu’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which have been filed by Cohu with the SEC and are incorporated by reference into this document. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risk Factors Relating to Xcerra’s Business

You should read and consider risk factors specific to Xcerra’s business that will also affect the combined company following the completion of the Merger, as described in Part I, Item 1A of Xcerra’s Annual Report on Form 10-K for the fiscal year ended July 31, 2017 and in Part I Item 1A of Xcerra’s Quarterly Reports on Form 10-Q for the quarterly periods ended October 31, 2018, January 31, 2018 and April 30, 2018, which have been filed by Xcerra with the SEC and are incorporated by reference into this document. See “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus for the location of information incorporated by reference in this joint proxy statement/prospectus.

FINANCIAL SUMMARY

Selected Historical Consolidated Financial Data of Cohu

The following table presents selected historical consolidated financial data of Cohu. The selected historical consolidated financial data of Cohu for each the years ended December 30, 2017, December 31, 2016, December 26, 2015, and as of December 30, 2017 and December 31, 2016, are derived from Cohu’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 30, 2017, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Cohu for each of the years ended December 27, 2014 and December 28, 2013, and as of December 26, 2015, December 27, 2014 and December 28, 2013, have been derived from Cohu’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical consolidated financial data of Cohu as of, and for the three months ended, March 31, 2018 and the three months ended March 25, 2017, are derived from Cohu’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus. The selected historical consolidated financial data of Cohu as of March 25, 2017 are derived from Cohu’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 25, 2017, which has not been incorporated by reference into this joint proxy statement/prospectus. Cohu’s management believes that Cohu’s unaudited consolidated financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

You should read the following selected historical consolidated financial data of Cohu in conjunction with Cohu’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 30, 2017 and unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018. In particular, see the notes to Cohu’s audited consolidated financial statements and unaudited consolidated financial statements for significant events affecting the comparability of results as well as material uncertainties regarding Cohu’s future financial condition and results of operations.

	As of/For the Three Months Ended		As of/For the Years Ended
	Mar. 31, 2018 (1)	Mar. 25, 2017	Dec. 30, 2017 (2)	Dec. 31, 2016	Dec. 26, 2015	Dec. 27, 2014	Dec. 28, 2013
	(in thousands, except per share amounts)
Statement of Operations Data:
Net sales	$95,150	$81,097	$352,704	$282,084	$269,654	$316,629	$214,511
Gain on sale of facility	$—	$—	$—	$—	$3,198	$—	$—
Income (loss) from continuing operations	$8,122	$6,763	$33,121	$3,260	$5,792	$14,780	$(28,548)
Per Common Share Data:
Basic earnings per share	$0.28	$0.25	$1.19	$0.12	$0.22	$0.58	$(1.15)
Diluted earnings per share	$0.28	$0.24	$1.15	$0.12	$0.22	$0.57	$(1.15)
Dividends declared per common share	$0.06	$0.06	$0.24	$0.24	$0.24	$0.24	$0.24
Balance Sheet Data:
Total working capital	$219,355	$172,283	$212,171	$176,460	$171,272	$142,194	$125,837
Total assets	$422,718	$378,767	$420,457	$345,512	$345,346	$344,765	$345,423
Long-term debt	$5,838	$7,084	$5,855	$—	$—	$—	$—
Total Cohu stockholders’ equity	$298,352	$245,356	$289,091	$235,469	$238,137	$247,068	$253,160

(1)

Cohu adopted Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), on December 31, 2017, the first day of its 2018 fiscal year. It was implemented using the modified retrospective method of adoption which only applies to those contracts which were not completed as of December 31, 2017. Net sales for the quarter ended March 31, 2018, have been accounted for using ASC 606 and all prior year amounts and the three-month period ended March 25, 2017, have not been adjusted.
(2)

On January 4, 2017, Cohu purchased Kita Manufacturing Co. Ltd. and the results of its operations have been included in Cohu’s consolidated financial statements since that date. Additionally, results for the year ended December 30, 2017, include the impact from the Tax Cuts and Jobs Act.

Selected Historical Consolidated Financial Data of Xcerra

The selected historical consolidated financial data of Xcerra for each of the years ended July 31, 2017, 2016 and 2015 and as of July 31, 2017 and 2016 has been derived from Xcerra’s audited consolidated financial statements included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2017, filed with the SEC on September 11, 2017, as amended on November 21, 2017, which is incorporated by reference herein. The selected historical consolidated financial data of Xcerra presented for each of the years July 31, 2014 and 2013 and as of July 31, 2015, 2014 and 2013 has been derived from Xcerra’s audited consolidated financial statements not incorporated by reference herein. The results for any historical period are not necessarily indicative of future results of Xcerra or the combined company following completion of the Merger.

The selected historical consolidated financial data of Xcerra as of April 30, 2018, and for each of the nine months ended April 30, 2018 and 2017 were derived from the unaudited historical consolidated financial statements included in Xcerra’s Quarterly Report on Form 10-Q for the period ended April 30, 2018, filed with the SEC on June 11, 2018, which is incorporated by reference herein. The selected historical consolidated financial data of Xcerra as of April 30, 2017 was derived from Xcerra’s Quarterly Report on Form 10-Q for the period ended April 30, 2017, filed with the SEC on June 7, 2017, which is not incorporated by reference herein. Interim results for the nine months ended and as of April 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the fiscal year ending July 31, 2018.

This financial data should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this joint proxy statement/prospectus, as well as other information that has been filed by Xcerra with the SEC. See “Where You Can Find More Information” beginning on page 188 for more information on where you can obtain copies of this information.

	Nine Months Ended April 30, (In thousands except per share and ratio data)		Fiscal Years Ended July 31, (In thousands except per share and ratio data)
	2018 (1)(2)	2017 (1)	2017 (1)	2016 (1)	2015 (1)	2014 (1)	2013
Consolidated Statements of Operations Data:
Net sales	$346,279	$263,845	$390,771	$324,206	$397,978	$305,106	$151,982
Cost of sales	183,670	148,373	217,662	184,280	218,064	165,248	71,223
Engineering and product development expenses	50,848	45,891	61,689	60,929	64,157	60,733	52,314
Selling, general and administrative expenses	65,830	58,069	82,141	76,742	82,124	77,017	39,253
Amortization of purchased intangible assets	423	518	676	1,203	1,834	1,936	1,582
Restructuring	688	592	791	924	2,206	3,943	476

Income (loss) from continuing operations	44,820	10,402	27,812	128	29,593	(3,771)	(12,866)
Bargain purchase gain	—	—	—	—	—	8,621	—
Other income (expense), net	(1,361)	1,386	687	671	4,513	(1,992)	464

Income (loss) from continuing operations before provision for income taxes	43,459	11,788	28,499	799	34,106	2,858	(12,402)
Provision for (benefit from) income taxes	6,074	1,650	5,944	(1,660)	2,588	767	(275)

Income (loss) from continuing operations	37,385	10,138	22,555	2,459	31,518	2,091	(12,127)
Income (loss) from discontinued operations, net of tax	—	—	—	8,715	(3,292)	(1,258)	—

Net income (loss)	$37,385	$10,138	$22,555	$11,174	$28,226	$833	$(12,127)

Net income attributable to noncontrolling interest:	$169	$—	$—	$—	$—	$—	$—

Net income (loss) attributable to Xcerra	$37,216	$10,138	$22,555	$11,174	$28,226	$833	$(12,127)

Basic net income (loss) per share attributable to Xcerra:
Net income (loss) from continuing operations	$0.68	$0.19	$0.42	$0.05	$0.59	$0.04	$(0.25)
Net income (loss) from discontinued operations, net of tax	—	—	—	0.16	(0.06)	(0.02)	—

Basic net income (loss) per share	$0.68	$0.19	$0.42	$0.21	$0.53	$0.02	$(0.25)

Diluted net income (loss) per share attributable to Xcerra:
Net income (loss) from continuing operations	$0.67	$0.19	$0.41	$0.05	$0.58	$0.04	$(0.25)
Net income (loss) from discontinued operations, net of tax	—	—	—	0.16	(0.06)	(0.02)	—

Diluted net income (loss) per share	$0.67	$0.19	$0.41	$0.21	$0.52	$0.02	$(0.25)

Weighted average common shares used in computing net income (loss) per share:
Basic	54,781	54,080	54,127	53,783	53,658	48,214	47,719
Diluted	55,813	54,661	54,872	53,974	54,531	49,150	47,719
Consolidated Balance Sheet Data:
Working capital	$286,936	$239,004	$256,902	$230,688	$225,337	$192,109	$147,393
Property and equipment, net	30,191	26,965	28,509	25,483	31,450	32,153	16,647
Total assets	457,968	398,767	438,613	378,083	387,475	364,143	247,601
Total debt	2,544	21,984	21,327	24,019	26,447	68,748	—
Stockholders’ equity	362,146	293,575	313,679	281,838	278,468	204,619	198,497
Other Information:
Current ratio	4.40	4.07	3.61	4.48	4.04	3.31	4.91
Asset turnover	N/A	N/A	0.89	0.86	1.02	0.84	0.61
Debt as a percentage of stockholders’ equity	0.7%	7.5%	6.8%	8.5%	8.7%	25%	—
Purchases of property and equipment	$4,877	$5,539	$6,852	$3,907	$4,389	$7,743	$2,769
Depreciation and amortization	$4,692	$4,641	$6,190	$6,953	$8,084	$8,060	$8,044

(1)

The selected consolidated financial data for the fiscal years ended July 31, 2017, 2016, 2015 and 2014, and nine months ended April 30. 2018 and 2017, includes the results of Xcerra’s Multitest, ECT and atg-Luther & Maelzer businesses, which Xcerra acquired from Dover Printing & Identification, Inc. on December 1, 2013.

(2)	The selected consolidated financial data for the nine months ended April 30, 2018, includes Xcerra’s non-controlling interest in ALBS Solutions Sdn Bhd.

Selected Unaudited Pro Forma Financial Data

The following unaudited pro forma condensed combined statements of income data for the year ended December 30, 2017, and the three months ended March 31, 2018 reflect the Merger between Cohu and Xcerra as if it occurred on January 1, 2017. The following unaudited pro forma condensed combined balance sheet data as of March 31, 2018 reflects the Merger as if it had occurred on that date. Such unaudited pro forma condensed combined financial data is based on the historical financial statements of Cohu and Xcerra and gives effect to the Merger of Xcerra by Cohu under the acquisition method of accounting. The unaudited pro forma condensed combined statement of income for the year-ended December 30, 2017, will include (1) Cohu’s year ended December 30, 2017 and (2) Xcerra’s 12-month period ended January 31, 2018. The unaudited pro forma condensed combined pro forma statement of income for the three months ended March 31, 2018 will include (1) Cohu’s three months ended March 31, 2018 and (2) Xcerra’s three months ended January 31, 2018. The unaudited pro forma condensed combined balance sheet as of March 31, 2018, combines the historical consolidated balance sheets of Cohu as of March 31, 2018 and Xcerra as of January 31, 2018, giving effect to the Merger and the estimated borrowings used to finance the Merger as if it had occurred on March 31, 2018. As a result, the unaudited pro forma condensed combined financial information is based on certain significant assumptions and adjustments as discussed in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements,” including assumptions related to allocating consideration paid to the assets acquired and liabilities assumed of Xcerra based on preliminary estimates of their fair value. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of: (i) results of operations or financial position of the combined company or (ii) the future results of operations or financial position of the combined company. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or benefits from anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger, nor do they reflect the costs necessary to achieve any revenue enhancements, anticipated synergies, operating synergies or cost savings. The following should be read in connection with the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” and other information included in or incorporated by reference into this document.

	Unaudited Pro Forma Condensed Combined Financial Information
	For the Three Months Ended March 31, 2018	For the Year Ended December 30, 2017
	(in thousands, except per share amounts)
Condensed Combined Statements of Income Data:
Net sales	$205,426	$813,827
Income from operations	$12,375	$58,649
Net income from continuing operations	$4,685	$31,309

Income per share:
Basic
Income from continuing operations	$0.12	$0.79
Diluted
Income from continuing operations	$0.11	$0.76

	March 31, 2018
	(in thousands)
Condensed Combined Balance Sheet Data:
Total cash, cash equivalents and short-term investments	$151,101
Total assets	$1,159,225
Long-term liabilities	$427,366
Total stockholders’ equity	$553,943

COHU, INC. AND XCERRA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Cohu and Xcerra have different fiscal years. Cohu’s fiscal year is based on a 52- or 53-week period ending on the last Saturday in December, whereas Xcerra’s fiscal year is based on a July 31st fiscal year-end. The unaudited pro forma condensed combined balance sheet and statements of income have been prepared utilizing period ends that differ by less than 93 days, as permitted by Rule 11-02 Regulation S-X, Title 17 of the Code of Federal Regulations of the United States Part 210.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018, combines the historical consolidated balance sheets of Cohu as of March 31, 2018 and Xcerra as of January 31, 2018, giving effect to the Merger and the estimated borrowings used to finance the Merger as if it had occurred on March 31, 2018. The unaudited pro forma condensed combined statement of income for the year-ended December 30, 2017, will include (1) Cohu’s year ended December 30, 2017 and (2) Xcerra’s 12-month period ended January 31, 2018. The unaudited pro forma condensed combined pro forma statement of income for the three months ended March 31, 2018 will include (1) Cohu’s three months ended March 31, 2018 and (2) Xcerra’s three months ended January 31, 2018. Accordingly, Xcerra’s results of operations for the three months ended January 31, 2018 are included in both the annual and interim pro forma condensed combined income statements. The preliminary unaudited pro forma condensed combined statements of income for the year ended December 30, 2017, and the three months ended March 31, 2018, are presented as if the Merger and the estimated borrowings used to finance the Merger occurred on January 1, 2017. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•

separate audited historical consolidated financial statements of Cohu as of, and for the year ended, December 30, 2017, and the related notes included in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017;

•

separate audited historical consolidated financial statements of Xcerra as of and for the year ended July 31, 2017, and the related notes included in Xcerra’s Annual Report on Form 10-K for the year ended July 31, 2017;

•

separate unaudited historical consolidated financial statements of Xcerra as of, and for the six months ended, January 31, 2017, and the related notes included in Xcerra’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2017;

•

separate unaudited historical condensed consolidated financial statements of Cohu as of, and for the three months ended, March 31, 2018, and the related notes included in Cohu’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018; and

•

separate unaudited historical consolidated financial statements of Xcerra as of, and for the three and six months ended, January 31, 2018, and the related notes included in Xcerra’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2018.

The unaudited pro forma condensed combined financial information has been prepared by Cohu using the acquisition method of accounting in accordance with GAAP. Cohu has been treated as the acquirer in the Merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The Merger has not yet received the Approvals and prior to the consummation of the Merger, there are significant limitations regarding what Cohu can learn about Xcerra. The assets and liabilities of Xcerra have been measured based on various preliminary estimates using assumptions that Cohu believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

Cohu intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon consummation of the Merger and will finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year following consummation of the Merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Cohu and Xcerra would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur prior to, or subsequent to, completion of the Merger or cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

COHU, INC. AND XCERRA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2018

(in thousands)

	Historical Cohu March 31, 2018 (a)	Historical Xcerra January 31, 2018 (b)	Reclass Adjustments (c)	Equity Issuance & Debt Financing Pro Forma Adjustments		Xcerra Acquisition Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$115,136	$118,223		343,000	(d)	(502,677	) (g)	$73,682
Short-term investments	24,594	52,825						77,419
Accounts receivable, net	85,176	77,138						162,314
Inventories	62,676	87,240				37,775 (h)		187,691
Other current assets	9,924	10,486						20,410
Assets held for sale	—	850				130 (i)		980

Total current assets	297,506	346,762						522,496
Property, plant and equipment, net	35,122	30,091				4,500 (i)		69,713
Goodwill	66,784	45,873				120,562 (j)		233,219
Intangible assets, net	16,131	8,458				299,842 (k)		324,431
Other non-current assets	7,175	2,191						9,366

	$422,718	$433,375						$1,159,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,293	$—						$3,293
Current installments of long-term debt	1,291	362		2,470	(e)			4,123
Accounts payable	40,970	24,005						64,975
Accrued compensation and benefits	13,608	—	18,135			6,335 (m)		38,078
Accrued warranty	4,570	—	3,872					8,442
Deferred profit	2,914	8,123				(4,123	) (n)	6,914
Income taxes payable	1,546	—	7,984					9,530
Other accrued liabilities	9,959	39,843	(29,991)			22,750 (o)		42,561

Total current liabilities	78,151	72,333						177,916
Accrued retirement benefits	18,990	—	2,720					21,710
Noncurrent deferred gain on sale of facility	9,868	—						9,868
Deferred income taxes	3,812	—	1,138			29,142 (l)		34,092
Noncurrent income tax liabilities	6,435	—	4,127					10,562
Long-term debt	4,547	2,276		340,530	(e)			347,353
Other accrued liabilities	2,563	9,203	(7,985)					3,781
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—						—
Common stock	28,796	2,744		11,780	(f)	(2,744	) (p)	40,576
Paid-in capital	125,448	811,698		271,161	(f)	(811,698	) (p)	396,609
Retained earnings (deficit)	158,124	(461,593)				432,508 (q)		129,039
Accumulated other comprehensive loss	(14,016)	(5,021)				5,021 (p)		(14,016)

Total stockholders’ equity	298,352	347,828						552,208
Noncontrolling interest	—	1,735						1,735

Total equity	298,352	349,563						553,943

	$422,718	$433,375						$1,159,225

See accompanying notes to unaudited pro forma condensed combined financial statements.

COHU, INC. AND XCERRA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 30, 2017

(in thousands, except per share amounts)

	Historical Cohu December 30, 2017 (r)	Historical Xcerra January 31, 2018 (s)	Reclass Adjustments (t)	Debt Financing Pro Forma Adjustments		Xcerra Acquisition Pro Forma Adjustments		Pro Forma Combined
Net sales	$352,704	$461,123						$813,827
Cost and expenses:
Cost of sales	211,986	247,196	552			20,660	(w)	480,394
Research and development	40,737	65,110	434			(343	) (x)	105,938
Selling, general and administrative	65,233	88,866	3,422			11,325	(y)	168,846
Amortization of purchased intangible assets	—	601	(601)					—
Restructuring	—	1,070	(1,070)					—

	317,956	402,843						755,178

Income from operations	34,748	58,280						58,649
Interest (expense) income, net	617	(766)		(17,892	) (u)	(565	) (z)	(18,606)
Other (expense) income, net	—	(2,323)	2,737					414

Income before income taxes	35,365	55,191						40,457
Income tax provision (benefit)	2,244	9,751		—	(v)	(2,860	) (v)	9,135

Income from continuing operations	33,121	45,440						31,322
Net income attributable to noncontrolling interest	—	(13)						(13)

Net income from continuing operations attributable to Cohu / Xcerra	$33,121	$45,427						$31,309

Income per share:
Basic
Income from continuing operations	$1.19	$0.83						$0.79
Diluted
Income from continuing operations	$1.15	$0.82						$0.76
Weighted average shares used in computing income per share:
Basic	27,836	54,490				(42,710)		39,616	(aa)

Diluted	28,916	55,324				(43,271)		40,969	(aa)

See accompanying notes to unaudited pro forma condensed combined financial statements.

COHU, INC. AND XCERRA CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Three Months Ended March 31, 2018

(in thousands, except per share amounts)

	Historical Cohu March 31, 2018 (r)	Historical Xcerra January 31, 2018 (s)	Reclass Adjustments (t)	Debt Financing Pro Forma Adjustments		Xcerra Acquisition Pro Forma Adjustments		Pro Forma Combined
Net sales	$95,150	$110,276						$205,426
Cost and expenses:
Cost of sales	55,599	59,726	116			5,194	(w)	120,635
Research and development	11,775	16,592				(111	) (x)	28,256
Selling, general and administrative	17,763	21,986	2,059			2,352	(y)	44,160
Amortization of purchased intangible assets	—	137	(137)					—
Restructuring	—	550	(550)					—

	85,137	98,991						193,051

Income from operations	10,013	11,285						12,375
Interest (expense) income, net	236	(709)		(4,428	) (u)	(203	) (z)	(5,104)
Other (expense) income, net	—	(1,414)	1,488					74

Income before income taxes	10,249	9,162						7,345
Income tax provision (benefit)	2,127	1,388		—	(v)	(698	) (v)	2,817

Income from continuing operations	8,122	7,774						4,528
Net loss attributable to noncontrolling interest	—	157						157

Net income from continuing operations
attributable to Cohu / Xcerra	$8,122	$7,931						$4,685

Income per share:
Basic
Income from continuing operations	$0.28	$0.14						$0.12
Diluted
Income from continuing operations	$0.28	$0.14						$0.11
Weighted average shares used in
computing loss per share:
Basic	28,602	54,836				(43,056)		40,382	(aa)

Diluted	29,531	55,450				(43,279)		41,702	(aa)

See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1. Description of the Merger

On May 7, 2018, Cohu, Merger Sub and Xcerra entered into the Merger Agreement, pursuant to which the Merger will be consummated, with Xcerra continuing as the Surviving Corporation. At the Effective Time, each share of Xcerra Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and shares held by Cohu, Merger Sub, Xcerra or any direct or indirect wholly owned subsidiary of Cohu or Xcerra), will be converted into the right to receive, in the aggregate for all shares of Xcerra Common Stock, the Merger Consideration, estimated at approximately $785.6 million as of May 31, 2018. Following consummation of the Merger, Xcerra will be a wholly owned subsidiary of Cohu.

Cohu intends to finance the Merger, including all related fees and expenses, with the following:

•	$179.0 million cash from combined balance sheets;

•	The incurrence of $350.0 million from the Term Facility;

•	The issuance of approximately 11,780,000 shares of Cohu Common Stock; and

•	The issuance of approximately 751,000 Assumed RSUs to Xcerra employees, of which a portion of the fair value of the Assumed RSUs will be attributed to pre-Merger services.

Immediately prior to the Effective Time, each Xcerra RSU that is a Vested RSU will be cancelled and terminated as of the Effective Time and the holder of such Vested RSU will receive the Vested RSU Consideration, which is composed of:

(1) an amount in cash (without interest) equal to the product of (x) $9.00 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU; and

(2) a number of shares of Cohu Common Stock equal to the product of (x) 0.2109 multiplied by (y) the total number of shares of Xcerra Common Stock represented by such Vested RSU immediately prior to the Effective Time.

Immediately prior to the Effective Time, each Unvested RSU will be assumed by Cohu and shall be converted into an Assumed RSU representing the number of whole shares of Cohu Common Stock equal to the product of (1) the number of shares of Xcerra Common Stock represented by such Unvested RSU immediately prior to the Effective Time multiplied by (2) the Equity Award Exchange Ratio, rounded down to the nearest whole share. The Equity Award Exchange Ratio is calculated as the sum of (1) 0.2109, plus (2) the quotient of (x) $9.00 divided by (y) the volume weighted average of the trading prices of Cohu Common Stock on each of the three consecutive trading days ending on the trading day that is one trading day prior to the Merger closing date.

The completion of the Merger is subject to the approval of the Merger Agreement by the Xcerra stockholders, the approval of the Stock Issuance Proposal by the Cohu stockholders, receipt of the Approvals and subject to the satisfaction or, to the extent permitted by law, waiver of all of the conditions to the Merger set forth in the Merger Agreement and described in this joint proxy statement/prospectus, certain other conditions to the closing of the Merger. As of the date of this joint proxy statement/prospectus, Cohu and Xcerra expect the Merger to be completed in the second half of 2018.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of Cohu and Xcerra.

The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in ASC 820, Fair Value Measurement (“ASC 820”).

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements, since the market price of the shares of Cohu Common Stock at the Effective Time is likely to be different than the $24.02 market price that was used in the preparation of the unaudited pro forma condensed combined financial statements. The market price of $24.02 was based upon the closing price of shares of Cohu Common Stock on NASDAQ on May 31, 2018.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Cohu may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Cohu’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of the Effective Time, primarily at their respective fair values and added to those of Cohu. Financial statements and reported results of operations of Cohu issued after the Effective Time will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Xcerra.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred. Merger-related transaction costs expected to be incurred by Cohu include, among other costs, estimated fees related to obtaining the Term Facility. Total Merger-related transaction costs expected to be incurred by Cohu and Xcerra are estimated to be approximately $22.8 million in total. Cohu did not incur any material Merger-related transaction costs during the twelve months ended December 30, 2017, and incurred approximately $0.3 million of Merger-related transaction costs during the three months ended March 31, 2018. Xcerra did not incur any Merger-related transaction costs during the twelve months ended January 31, 2018 or during the three months ended January 31, 2018.

The unaudited pro forma condensed combined balance sheet as of March 31, 2018, is required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, Merger-related transaction costs expected to be incurred by Cohu and Xcerra subsequent to March 31, 2018, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of March 31, 2018, with the impact presented as an increase to accrued expenses and other current liabilities and a decrease to retained earnings.

The unaudited pro forma combined financial information is presented solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company. The unaudited pro forma combined financial information has not been adjusted to give effect to certain expected financial benefits of the Merger, such as tax savings, cost synergies or revenue synergies, or the anticipated costs to achieve these benefits, including the cost of integration activities. The unaudited pro forma combined financial information does not reflect possible adjustments related to restructuring or potential divestitures that may occur prior to, or subsequent to, completion of the Merger, that have yet to be determined. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, the closing of the Merger are not included in the unaudited pro forma combined statements of income. However, the impact of such transaction expenses is reflected in the unaudited pro forma combined balance sheet as a decrease to retained earnings and as an increase to other accrued expenses as noted above. Although Cohu projects that significant cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. Any restructuring or integration-related costs will be expensed in the appropriate accounting periods after completion of the Merger.

Note 3. Summary of Significant Accounting Policies

After the completion of the Merger, Cohu will review Xcerra’s accounting policies. As a result of that review, Cohu may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. With the exception of one accounting policy related to recently issued accounting guidance that Cohu adopted on December 31, 2017, Cohu is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no other differences in accounting policies other than the one described below.

Adoption of New Revenue Accounting Standard

Net sales presented in the unaudited pro forma condensed combined statement of income for the year ended December 30, 2017, were recognized, for both Cohu and Xcerra, using ASC 605, Revenue Recognition (“ASC 605”). Cohu adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”), on December 31, 2017, the first day of its 2018 fiscal year using the modified retrospective method of adoption which only applies to those contracts which were not completed as of December 31, 2017. Cohu’s net sales presented in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2018, have been accounted for under the provisions of ASC 606.

Under ASC 605, Xcerra recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable and collectability is reasonably assured. Revenue related to equipment sales is recognized when: (a) Xcerra has a written sales agreement; (b) delivery has occurred or service has been rendered; (c) the price is fixed or determinable; (d) collectability is reasonably assured; (e) the equipment delivered is a standard product with historically demonstrated acceptance; and (f) there is no unique customer acceptance provision or payment tied to acceptance or an undelivered element significant to the functionality of the system. Generally, payment terms are time based after product shipment. From time to time, sales to a customer may involve multiple elements, in which case revenue is recognized on the delivered element provided that (1) the undelivered element is a proven technology, (2) there is a history of acceptance on the equipment with the customer, (3) the undelivered element is not essential to the customer’s application, (4) the delivered item(s) has value to the customer on a stand-alone basis, and (5) if the arrangement includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the control of Xcerra. The arrangement consideration, or the amount of revenue to be recognized on each separate unit of accounting, is allocated at the inception of the arrangement to all deliverables on the basis of their relative selling price. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts.

For Xcerra, ASC 606 will be effective for its fiscal year beginning on August 1, 2018, and Xcerra currently anticipates adopting ASC 606 using the modified retrospective method. Xcerra’s management has completed its preliminary assessment of the financial statement impact of the new standard and does not expect it to have a material impact on its financial position or results of operations. This preliminary assessment is based on a review of the types and number of revenue arrangements currently in place including the review of individual customer contracts related to these revenue streams. The exact impact of the new standard will be dependent on facts and circumstances at adoption and could vary from quarter to quarter.

Based on Xcerra’s preliminary assessment, Xcerra’s management expects Xcerra’s results will not be materially different from those recognized under ASC 605 and, as such, no adjustment to Xcerra’s net sales in the unaudited pro forma condensed combined statement of income for the three months ended March 31, 2018, has been made.

Note 4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of the Merger Consideration expected to be transferred to effect the Merger (in thousands, except per common share data):

Aggregate Cash Consideration:

Stockholders:
Xcerra Common Stock outstanding as of April 30, 2018	54,915
Multiplied by Cash Consideration	$9.00

Preliminary estimate of aggregate Cash Consideration paid to Xcerra stockholders	$494,235

Holders of Xcerra RSUs:
Vested RSUs as of immediately prior to the Effective Time	938
Multiplied by Cash Consideration	$9.00

Preliminary estimate of aggregate Cash Consideration paid to holders of Vested RSUs	$8,442

Preliminary fair value estimate of aggregate Cash Consideration	$502,677

Stock Consideration:

Stockholders:
Xcerra Common Stock outstanding as of April 30, 2018	54,915
Multiplied by Stock Consideration	0.2109
Multiplied by per share price of Cohu Common Stock on May 31, 2018	$24.02

Preliminary fair value estimate of aggregate Stock Consideration paid to Xcerra stockholders	$278,189

Holders of Xcerra RSUs:
Vested RSUs as of immediately prior to the Effective Time	938
Multiplied by Stock Consideration	0.2109
Multiplied by per share price of Cohu Common Stock on May 31, 2018	$24.02

Preliminary fair value estimate of aggregate Stock Consideration paid to holders of Xcerra RSUs	$4,752

Preliminary fair value estimate of aggregate Stock Consideration	$282,941

Aggregate Merger Consideration:
Aggregate Cash Consideration	$502,677
Aggregate Stock Consideration	282,941

Estimate of aggregate Merger Consideration expected to be transferred (a)	$785,618

(a)

As further described in Note 1, Description of the Merger, beginning on page 52 of this joint proxy statement/prospectus, each Unvested RSUs will not be settled upon completion of the Merger, and instead will be converted into an Assumed RSU. The above table excludes approximately 1,283,000 Xcerra RSUs outstanding at April 30, 2018, that will be converted into approximately 751,000 Assumed RSUs, from the estimate of total consideration expected to be transferred. Other consideration transferred will include the portion of the fair value of the Assumed RSUs that is attributed to pre-Merger services. The fair value attributable to post-Merger services will be recorded as compensation expense in Cohu’s post-Merger financial statements. At this time, Cohu is unable to reasonably estimate the respective amounts attributable to pre- and post-Merger services.

The estimated Merger Consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual Merger Consideration that will be transferred when the Merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the Merger Consideration will be measured on the date the Merger is completed at the then-current market price. This requirement will likely result in a different value of the Stock Consideration, and that difference may be material. For example, if the per share price of Cohu Common Stock on the date the Merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the Merger Consideration would increase or decrease by approximately $28.3 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The total estimated purchase price was allocated to Xcerra’s net tangible and intangible assets based on their estimated fair values as of March 31, 2018, the effective date of the Merger for the purposes of this pro forma presentation. The following table is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Cohu in the Merger, reconciled to the estimate of the Merger Consideration at March 31, 2018 (in thousands):

Assets Acquired and Liabilities Assumed:
Current assets, including cash received	$384,667
Property, plant and equipment	34,591
Other assets	2,191
Intangible assets (b)	308,300
Goodwill (c)	166,435

Total assets acquired	896,184
Liabilities assumed (d)	(110,566)

Net assets acquired	$785,618

(b)

As of completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

(c)

Goodwill is calculated as the difference between the acquisition date fair value of the Merger Consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(d)	Includes a preliminary estimate of $29.1 million of net deferred tax liabilities recorded as a result of the purchase price allocation.

Under the HSR Act and other relevant laws and regulations, there are significant limitations on Cohu’s ability to obtain specific information about Xcerra’s intangible assets prior to completion of the Merger. As of the date of this joint proxy statement/prospectus, Cohu does not have sufficient information as to the amount, timing and risk of the cash flows from all of Xcerra’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Xcerra’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Xcerra’s identifiable intangible assets and their weighted average useful lives have been preliminarily estimated as follows (dollars in thousands):

	Estimated Fair Value	Estimated Useful Life
		(Years)
Developed technology	$170,000	8
Customer relationships	86,600	8
In-process research and development (IPR&D)	20,600	indefinite
Backlog	15,800	0.5
Trademarks and trade names	14,000	6
Favorable lease	1,300	4

Total	$308,300

The value assigned to developed technology was determined by using the multi-period excess earnings method under the income approach. Developed technology, which comprises products that have reached technological feasibility, includes the products in Xcerra’s product line. The revenue estimates used to value the developed technology were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Xcerra and competitors. The estimated cash flows were based on revenues for the developed technology net of operating expenses and net of contributory asset charges. The discount rate utilized to discount the net cash flows of the developed technology to present value was based on the risk associated with the respective cash flows taking into consideration the perceived risk of the technology relative to the other acquired assets, the weighted average cost of capital, the internal rate of return, and the weighted average return on assets.

The value assigned to customer relationships was determined by using the with and without method under the income approach, which analyzes the difference in discounted cash flows generated with the customer relationships in place compared to the discounted cash flows generated without the customer relationships in place.

In-process research and development (“IPR&D”) represents the estimated fair value assigned to research and development projects acquired in a business combination that have not been completed at the date of acquisition and which have no alternative future use. IPR&D is initially accounted for as an indefinite-lived intangible asset. Once a project reaches technological feasibility amounts capitalized related to the project are reclassified to developed technology and the intangible asset begins to be amortized over its estimated useful life. For the IPR&D, additional research and development will be required to assess technological feasibility.

The value assigned to backlog acquired was estimated based upon the contractual nature of the backlog as of the assumed effective date of the Merger, using the income approach to discount back to present value the cash flows attributable to the backlog.

The value assigned to trademarks and trade names was estimated using the relief-from-royalty method of the income approach. This approach is based on the assumption that in lieu of ownership, a company would be willing to pay a royalty in order to exploit the related benefits of this intangible asset.

In our preliminary estimate of the fair value of Xcerra’s net assets, Cohu identified a lease that appears to be at a favorable rate compared to current market rates. As a result, Cohu anticipates recording a $1.3 million favorable lease asset, which must be amortized to rent expense over the terms of the related lease.

These preliminary estimates of fair value and estimated useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Cohu has full access to information about Xcerra’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Cohu only upon access to additional information and/or by changes in such factors that may occur prior to completion of the Merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and/or competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Xcerra intangible assets and/or to the estimated weighted average useful lives from what Cohu has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Cohu’s estimate of associated amortization expense.

Note 6. Reclassification and Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the financial statement impact directly attributable to the Merger as detailed below. Due to differences in presentation, certain reclassification adjustments are necessary to conform certain of Xcerra’s amounts to Cohu’s presentation.

In the process of finalizing our purchase price allocation, if information becomes available which would indicate the existence of a material pre-acquisition contingency and it is determined that events giving rise to the contingency occurred prior to the effective date of the Merger and the amounts can be reasonably estimated, such items will be included in our final purchase price allocation.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	Represents Cohu’s historical consolidated balance sheet as of March 31, 2018.

(b)	Represents Xcerra’s historical consolidated balance sheet as of January 31, 2018.

(c)

Adjustments required to conform Xcerra’s condensed financial statement presentation with Cohu’s presentation. Adjustments include reclassifying amounts presented by Xcerra in total current other accrued liabilities into accrued compensation, accrued warranty and income taxes payable. Additionally, Xcerra’s noncurrent other accrued liabilities has been reclassified into accrued retirement benefits, deferred income taxes and noncurrent income tax liabilities.

(d)

Adjustment to record the anticipated net proceeds from the $350.0 million Term Facility, less underwriting fees and original issue discount totaling approximately $7.0 million which is recorded as a direct reduction of the loan amount.

(e)	Adjustment to record short-term and long-term liabilities related to the Term Facility.

(f)	Adjustment to record shares of Cohu Common Stock issued in connection with the Merger.

(g)	Adjustment to reflect the net cash paid to Xcerra shareholders of approximately $502.7 million.

(h)

Adjustment to reflect the estimated fair value of inventories acquired. The fair value calculation is preliminary and subject to change. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the Merger, the step-up in inventory fair value will increase cost of sales over approximately six months as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of income because it does not have a continuing impact.

(i)

Adjustments to increase the basis in certain acquired property, plant and equipment to estimated fair value which is subject to change after finalization of review of the specific types, nature, age, condition and location of Xcerra’s property, plant and equipment.

(j)

Adjustments to remove Xcerra’s historical goodwill totaling $45.9 million and to record the estimated fair value of goodwill totaling $166.4 million based on net assets acquired as if the Merger closed on March 31, 2018.

(k)

Adjustments to remove Xcerra historical intangible assets totaling $8.5 million and to record the estimated fair value of identifiable intangible assets of approximately $308.3 million as if the Merger occurred on March 31, 2018.

(l)	Adjustment to record the tax effects of the various purchase accounting entries recorded as a result of the merger.

(m)	Adjustment to record an estimate of post-acquisition compensation expense liability required by change in control agreements of Xcerra’s executive officers.

(n)

Estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of $4.0 million. The fair value was determined based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. This calculation of fair value is preliminary and subject to change.

(o)

Adjustment to record one-time transaction-related expenses consisting of legal, accounting, debt issuance and other third-party expenses anticipated to be incurred prior to, or concurrent with, the closing of the Merger.

(p)	Adjustment to eliminate the historical stockholder equity accounts of Xcerra.

(q)

Adjustments to eliminate the historical accumulated deficit of Xcerra totaling $461.6 million and to record estimated one-time transaction-related expenses totaling $22.8 million and an estimate of post-acquisition compensation expense liability totaling $6.3 million as described above.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of income are as follows:

(r)	Represents Cohu’s historical consolidated statement of income for the year ended December 30, 2017 or the three months ended March 31, 2018, as applicable.

(s)	Represents Xcerra’s historical consolidated statement of operations for the twelve months ended January 31, 2018 or the three months ended January 31, 2018, as applicable.

(t)

Adjustments required to conform Xcerra’s financial statement presentation with Cohu’s presentation. Adjustments include reclassifying amortization and restructuring expenses into cost of sales, research and development and selling, general and administrative. In addition, Xcerra’s foreign exchange losses have been reclassified from other (expense) income into selling, general and administrative expense.

(u)

Adjustment to reflect estimated additional interest expense associated with the Term Facility as well as the amortization of estimated debt issuance costs of $5.3 million and original issue discount of $1.7 million as follows:

	Year Ended December 30, 2017	Three Months Ended March 31, 2018
	(in thousands)
Additional interest expense associated with the $350.0 million variable-rate Term Facility to partially fund the Merger with an assumed maturity of 7 years and an assumed weighted average annual interest rate of 4.8%*	$(16,862)	$(4,173)
Amortization of estimated debt issuance costs and original issuance discount totaling $7.0 million associated with the Term Facility to be issued to partially fund the Merger	(1,030)	(255)

Estimated adjustment to interest expense related to the Term Facility	$(17,892)	$(4,428)

*

If interest rates were to increase or decrease by 0.125% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense would increase or decrease by approximately $0.4 million in the year ended December 30, 2017 and $0.1 million in the three months ended March 31, 2018.

(v)

Represents the income tax impact of the pro forma adjustments, using the appropriate statutory tax rates. These adjustments and the resulting pro forma tax provision differs from the U.S. federal statutory rate primarily due to the lack of a benefit on domestic losses as a result of Cohu and Xcerra’s valuation allowance on deferred tax assets and foreign income taxed at different rates. This does not represent Cohu’s effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Cohu following the consummation of the Merger.

(w)

Adjustment to cost of sales to eliminate Xcerra’s historical intangible amortization expense, reflect estimated additional intangible asset amortization expense resulting from the fair value of Xcerra’s intangible assets excluding amortization expense related to backlog because it does not have a continuing impact, to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year Ended December 30, 2017	Three Months Ended March 31, 2018
	(in thousands)
Eliminate Xcerra historical share-based compensation expense	$(103)	$(7)
Eliminate Xcerra historical amortization expense	(552)	(116)
Estimated transaction-related intangible asset amortization	21,252	5,313
Estimated transaction-related share-based compensation expense	63	4

	$20,660	$5,194

(x)

Adjustment to research and development expense to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year Ended December 30, 2017	Three Months Ended March 31, 2018
	(in thousands)
Eliminate Xcerra historical share-based compensation expense	$(882)	$(247)
Estimated transaction-related share-based compensation expense	539	136

	$(343)	$(111)

(y)

Adjustment to selling, general and administrative expense to eliminate Xcerra’s historical intangible amortization expense, to eliminate acquisition costs related to Xcerra, to reflect estimated additional intangible asset amortization expense resulting from the fair value of Xcerra’s intangible assets, to record estimated depreciation expense related to the fair market value adjustment to property, plant and equipment, to eliminate Xcerra’s historical share-based compensation expense and to reflect the estimated share-based compensation expense related to the Assumed RSUs as part of the estimated share-based compensation expense as follows:

	Year Ended December 30, 2017	Three Months Ended March 31, 2018
	(in thousands)
Eliminate Xcerra historical amortization expense	$(49)	$(21)
Eliminate Cohu’s acquisition costs related to Xcerra	(27)	(296)
Eliminate Xcerra historical share-based compensation expense	(6,312)	(1,770)
Estimated transaction-related intangible asset amortization	13,480	3,370
Estimated transaction-related share-based compensation expense	3,857	975
Estimated depreciation related to fair market value adjustment to property, plant and equipment	376	94

	$11,325	$2,352

(z)

Represents the estimated reduction in interest income earned on Cohu’s cash and short-term investments (cash reserves) of approximately of $0.6 million and $0.2 million for the year ended December 30, 2017 and the quarter ended March 31, 2018, respectively.

(aa)

The combined basic and diluted earnings per share from continuing operations for the periods presented are based on the combined weighted average basic and diluted shares of Cohu Common Stock and Xcerra Common Stock. The historical weighted average basic and diluted shares of Xcerra Common Stock were assumed to be replaced by the shares of Cohu Common Stock expected to be issued by Cohu to effect the Merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended December 30, 2017	Three Months Ended March 31, 2018
	(in thousands, except exchange ratio)
Cohu weighted average shares used to compute basic earnings per share	27,836	28,602
Xcerra Common Stock outstanding as of April 30, 2018, converted at the exchange ratio of (54,915*0.2109)	11,582	11,582

Combined weighted average basic shares outstanding	39,418	40,184
Number of Vested RSUs at April 30, 2018 (938*0.2109)	198	198

Pro forma weighted average basic shares outstanding	39,616	40,382
Dilutive effect of Cohu’s outstanding stock-based awards	1,080	929
Dilutive effect of Assumed RSUs	273	391

Pro forma weighted average shares used to compute diluted earnings per share	40,969	41,702

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA

PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical and unaudited pro forma combined per share information for Cohu and Xcerra.

Historical Per Common Share Information of Cohu and Xcerra. Cohu and Xcerra have different fiscal years. Cohu’s fiscal year is based on a 52- or 53-week period ending on the last Saturday in December, whereas Xcerra’s fiscal year is based on a July 31st fiscal year-end. The historical per common share information of Cohu and Xcerra below for the three months ended March 31, 2018 is derived from (1) Cohu’s three months ended March 31, 2018 and (2) Xcerra’s three months ended January 31, 2018. This historical per common share information of Cohu and Xcerra for the year ended December 31, 2017 is derived from (1) Cohu’s year ended December 30, 2017 and (2) Xcerra’s 12-month period ended January 31, 2018. Accordingly, Xcerra’s results of operations for the three months ended January 31, 2018 are included in both the annual and interim pro forma condensed combined income statements.

Unaudited Pro Forma Combined per share of Cohu Common Stock Data. The unaudited pro forma combined per share of Cohu Common Stock data set forth below give effect to the Merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2017, the first day of Cohu’s fiscal year ended December 30, 2017, in the case of income from continuing operations per share. The unaudited pro forma combined book value per share of Cohu Common Stock data set forth below give effect to the Merger under the acquisition method of accounting, as if the Merger had been effective March 31, 2018, assuming that each outstanding share of Xcerra Common Stock and the Vested RSUs had been converted into shares of Cohu Common Stock pursuant to the Merger Agreement.

The unaudited pro forma combined per share of Cohu Common Stock data is derived from the consolidated financial statements of each of Cohu and Xcerra as of and for the three months ended March 31, 2018, will include (1) Cohu’s three months ended March 31, 2018 and (2) Xcerra’s three months ended January 31, 2018, and for the year ended December 30, 2017 will include (1) Cohu’s year ended December 30, 2017 and (2) Xcerra’s 12-month period ended January 31, 2018.

The acquisition method of accounting is based on ASC 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements, which Cohu has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon certain valuation studies of Xcerra’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Xcerra at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per share of Cohu Common Stock data does not purport to represent the actual results of operations that Cohu would have achieved had the companies been combined during these periods or to project the future results of operations that Cohu may achieve after completion of the Merger.

Unaudited Pro Forma Combined per Xcerra Equivalent Share Data. The unaudited pro forma combined per Xcerra equivalent share data set forth below shows the effect of the Merger from the perspective of an owner of shares of Xcerra Common Stock. The information was calculated by multiplying the unaudited pro forma combined per share of Cohu Common Stock amounts by 0.2109 pursuant to the Merger Agreement.

Generally. You should read the below information in conjunction with the selected historical consolidated financial data included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Cohu and Xcerra and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of Cohu,” “Selected Historical Consolidated Financial Data of Xcerra” and “Where You Can Find More Information” of this joint proxy statement/prospectus. The unaudited pro forma combined per Cohu common share data and the unaudited pro forma combined per Xcerra equivalent share data is derived from, and should be read in conjunction with, the Cohu and Xcerra unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

	As of/For the Three Months Ended March 31, 2018	As of/For the Year Ended December 30, 2017
Cohu Historical per Common Share Data:
Income from continuing operations — basic	$0.28	$1.19
Income from continuing operations — diluted	0.28	1.15
Cash dividends declared	0.06	0.24
Book value (1)	10.36	10.15
Xcerra Historical per Common Share Data:
Net income—basic	0.14	0.83
Net income—diluted	0.14	0.82
Cash dividends declared (2)	N/A	N/A
Book value (1)	6.34	6.34
Unaudited Pro Forma Combined per Cohu Common Share Data:
Income from continuing operations — basic	0.12	0.79
Income from continuing operations — diluted	0.11	0.76
Cash dividends declared (3)	N/A	N/A
Book value (1)	13.61	N/A
Unaudited Pro Forma Combined per Xcerra Equivalent Share Data:
Income from continuing operations — basic (4)	0.03	0.17
Income from continuing operations — diluted (4)	0.02	0.16
Cash dividends declared (3)	N/A	N/A
Book value (4)	2.87	N/A

(1)

Amounts calculated by dividing the applicable total stockholders’ equity by the applicable common shares outstanding. Pro forma combined book value per share as of December 30, 2017, is not applicable as the estimated pro forma adjustments were calculated as of March 31, 2018.

(2)	Xcerra has not paid dividends on Xcerra Common Stock during 2018 or 2017.
(3)

Pro forma combined dividends per share data is not provided due to the fact that the dividend policy for the combined company will be determined by Cohu’s board of directors following completion of the Merger.

(4)	Amounts calculated by multiplying unaudited pro forma combined per share amounts and book value by 0.2109 pursuant to the Merger Agreement.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Cohu Common Stock and Xcerra Common Stock are each listed on NASDAQ under the trading symbols “COHU” and “XCRA” respectively.

The following table sets forth the high, low and closing prices for Cohu Common Stock and Xcerra Common Stock as reported on NASDAQ on May 7, 2018, the last trading day before announcement of the Merger, and July 27, 2018, the latest practicable trading day before the printing of this joint proxy statement/prospectus. The table also includes the value of Xcerra Common Stock on an equivalent price per share basis as determined by reference to the value of the Merger Consideration to be received in respect of each share of Xcerra Common Stock in the Merger (including the cash consideration of $9.00 per share). These equivalent prices per share reflect the fluctuating value of Cohu Common Stock that Xcerra stockholders would receive in exchange for each share of Xcerra Common Stock (together with the amount of cash to be paid per share for Xcerra Common Stock) if the Merger was completed on either of these dates, applying the exchange ratio of 0.2109 of a share of Cohu Common Stock for each share of Xcerra Common Stock.

	Cohu Common Stock			Xcerra Common Stock			Equivalent Value of Xcerra Common Stock
	High	Low	Close	High	Low	Close	High	Low	Close
May 7, 2018	$23.42	$22.45	$23.35	$13.01	$12.33	$12.84	$13.94	$13.73	$13.92
July 27, 2018	$25.62	$25.01	$25.54	$14.32	$14.12	$14.29	$14.40	$14.27	$14.39

Cohu

The following table shows the high and low intra-day sale prices per share of Cohu Common Stock on NASDAQ as well as the quarterly cash dividends per share of Cohu Common Stock for the fiscal quarters indicated:

	Cohu Common Stock
	High	Low	Dividends
Fiscal Year Ending December 31, 2018 — Quarter Ended
September 30, 2018 (through July 27, 2018)	$26.66	$23.75	—
June 30, 2018	$25.96	$20.21	$0.06
March 31, 2018	$25.14	$18.60	$0.06
Fiscal Year Ended December 30, 2017 — Quarter Ended
December 30, 2017	$26.17	$20.30	$0.06
September 30, 2017	$23.88	$15.55	$0.06
June 24, 2017	$21.64	$15.68	$0.06
March 25, 2017	$18.51	$12.64	$0.06
Fiscal Year Ended December 31, 2016 — Quarter Ended
December 31, 2016	$14.43	$10.72	$0.06
September 24, 2016	$12.00	$10.01	$0.06
June 25, 2016	$12.48	$10.43	$0.06
March 26, 2016	$12.60	$10.87	$0.06
Fiscal Year Ended December 26, 2015 — Quarter Ended
December 26, 2015	$13.43	$9.38	$0.06
September 26, 2015	$13.46	$9.14	$0.06
June 27, 2015	$13.84	$10.17	$0.06
March 28, 2015	$12.10	$10.28	$0.06

On July 27, 2018, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of Cohu Common Stock on NASDAQ was $25.54 per share. You are encouraged to obtain current market quotations for Cohu Common Stock.

Xcerra

The following table shows the high and low intra-day closing sale prices per share of Xcerra Common Stock on NASDAQ during the fiscal quarters indicated:

	Xcerra Common Stock Prices
	High	Low
Current Fiscal Year Ending July 31, 2018 — Quarter Ended
July 31, 2018 (through July 27, 2018)	$14.49	$11.86
April 30, 2018	$13.29	$9.50
January 31, 2018	$10.15	$9.61
October 31, 2017	$9.99	$9.20
Fiscal Year Ended July 31, 2017 — Quarter Ended
July 31, 2017	$10.00	$9.05
April 30, 2017	$10.01	$7.21
January 31, 2017	$7.99	$5.32
October 31, 2016	$6.22	$5.14
Fiscal Year Ended July 31, 2016 — Quarter Ended
July 31, 2016	$7.60	$5.51
April 30, 2016	$6.55	$4.93
January 31, 2016	$7.36	$5.06
October 31, 2015	$7.26	$5.77
Fiscal Year Ended July 31, 2015 — Quarter Ended
July 31, 2016	$10.43	$6.10
April 30, 2016	$10.63	$7.39
January 31, 2016	$9.34	$7.66
October 31, 2015	$10.92	$7.46

Xcerra did not pay a dividend during any of the periods referenced above. On July 27, 2018, the latest practicable trading day before the printing of this joint proxy statement/prospectus, the closing price of Xcerra Common Stock on NASDAQ was $14.29 per share. You are encouraged to obtain current market quotations for Xcerra Common Stock.

Following the Merger, there will be no further market for Xcerra Common Stock and it will be delisted from NASDAQ and deregistered under the Exchange Act. As a result, following the Merger Xcerra will no longer file periodic reports with the SEC.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including the information and other documents incorporated by reference into this joint proxy statement/prospectus, may contain “forward-looking statements” subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the Merger, the expected benefits, timing, results, effects and certainty of the Merger and future prospects, developments and business strategies. Words such as “will,” “continue,” potential,” “forecast,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should” and similar terms and phrases, including references to assumptions, are used to identify forward-looking statements. These forward-looking statements are made based on current assumptions, expectations and beliefs concerning future events affecting Cohu and Xcerra and are subject to uncertainties and factors relating to their respective operations and business environment, all of which are difficult to predict and many of which are beyond their control, that could cause their actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The forward-looking statements involve certain risks and uncertainties. Because these forward-looking statements are subject to assumptions and uncertainties, actual results might differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of each of Cohu and Xcerra that are incorporated herein by reference, including the following:

•	the timing of the completion of the Merger;

•	the risk that Xcerra’s stockholders do not approve the Merger;

•	fluctuations in the stock price of Cohu;

•	the risk that the conditions to the closing of the Merger, including regulatory approvals, are not satisfied or are not satisfied in the expected timeframe;

•	the risk that regulatory agencies impose restrictions, limitations, costs, divestitures or other conditions in connection with providing regulatory approval for the Merger;

•

uncertainty of the expected financial performance of Cohu following completion of the Merger, which may differ significantly from the pro forma financial data and financial projections contained in this joint proxy statement/prospectus;

•	the failure of Cohu stockholders to approve the Stock Issuance Proposal;

•

the calculations of, and factors that may impact the calculations of, the Merger Consideration in connection with the Merger and the allocation of such Merger Consideration to the net assets acquired in accordance with applicable accounting rules and methodologies;

•	the outcome of pending or potential litigation or governmental investigations;

•

the risk that the businesses of Cohu and Xcerra will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected, including due to any restrictions, limitations, costs, divestitures or other conditions imposed by regulatory agencies;

•	Cohu’s ability to achieve the cost synergies contemplated by the proposed transaction within the expected time frame;

•	disruptions resulting from the proposed Merger making it more difficult for Cohu and Xcerra to maintain relationships with their respective customers, employees, suppliers and strategic partners;

•	changes in both companies’ businesses during the period between now and the completion of the Merger;

•

the combined company’s high debt levels, rising interest rates and ability to service its debt obligations in accordance with their terms, or the ability to make required investments in capacity, technology or other areas of the business;

•	adverse effects on Cohu’s stock price resulting from the announcement or completion of the Merger;

•	competitive responses to the proposed Merger;

•	unexpected costs, liabilities, charges or expenses resulting from the Merger;

•	the inability to obtain, renew or modify permits in a timely manner, or comply with government regulations;

•	the inability to retain key personnel of Xcerra or of Cohu;

•	changes in laws and regulations or interpretations or applications thereof;

•	general economic or industry-specific conditions that are less favorable than expected; and

•	competition in the industry.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this joint proxy statement/prospectus and attributable to Cohu or Xcerra or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Cohu and Xcerra undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE COHU SPECIAL MEETING

Overview

This joint proxy statement/prospectus is being provided to Cohu stockholders as part of a solicitation of proxies by the Cohu Board for use at the Cohu Special Meeting and at any adjournments or postponements thereof. This joint proxy statement/prospectus is first being furnished to Cohu stockholders on or about July 30, 2018. In addition, this joint proxy statement/prospectus constitutes a prospectus for Cohu in connection with the issuance by Cohu of its common stock pursuant to the Merger Agreement. This joint proxy statement/prospectus provides Cohu stockholders with information they need to know to vote or instruct their vote to be cast at the Cohu Special Meeting.

Date, Time and Place of the Cohu Special Meeting

The Cohu Special Meeting will be held at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on August 30, 2018, at 8:30 a.m., Pacific Time, unless adjourned or postponed to a later date or time.

Purposes of the Cohu Special Meeting

At the Cohu Special Meeting, Cohu’s stockholders will be asked:

•	to approve the Stock Issuance Proposal; and

•	to approve the Cohu Adjournment Proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

The Cohu Record Date is the close of business on July 30, 2018. This means that you must be a stockholder of record of Cohu Common Stock at the close of business on the Cohu Record Date, in order to vote at the Cohu Special Meeting. You are entitled to one vote for each share of Cohu Common Stock you own. At the close of business on July 30, 2018, there were 28,889,265 shares of Cohu Common Stock outstanding and entitled to vote.

A complete list of Cohu stockholders entitled to vote at the Cohu Special Meeting will be available for inspection at the principal place of business of Cohu during regular business hours for a period of no less than ten days before the Cohu Special Meeting and at the place of the Cohu Special Meeting during the meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid special meeting of Cohu. The required quorum for the transaction of business at the Cohu Special Meeting is a majority of the issued and outstanding shares of Cohu Common Stock entitled to vote at the Cohu Special Meeting, whether present in person or represented by proxy. Any abstentions will be counted as present and entitled to vote in determining whether a quorum is present at the Cohu Special Meeting. For shares held in “street name,” your bank, broker or other nominee will not be permitted to vote at the Cohu Special Meeting without specific instructions as to how to vote from you as the beneficial owner of the shares of Cohu Common Stock. A broker non-vote (as defined below) will have no effect on the Stock Issuance Proposal (assuming a quorum is achieved) or the Cohu Adjournment Proposal. Broker non-votes will not be counted as present for purposes of determining whether a quorum is present at the Cohu Special Meeting.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Cohu Special Meeting, assuming a quorum is present. If you are a Cohu stockholder who attends the meeting in person or by proxy, and you abstain from voting, that will have the same effect as a vote AGAINST approval of the Stock Issuance Proposal. Broker non-votes and shares not in attendance at the Cohu Special Meeting will have no effect on the Stock Issuance Proposal, provided that a quorum is achieved.

To approve the Cohu Adjournment Proposal, the affirmative vote of a majority of the shares of Cohu Common Stock present in person or represented by proxy at the Cohu Special Meeting and entitled to vote is required, regardless of whether a quorum is present. Abstentions will have the same effect as a vote AGAINST the Cohu Adjournment Proposal, while broker non-votes and shares not in attendance at the Cohu Special Meeting will have no effect on the outcome of the Cohu Adjournment Proposal.

Stock Ownership and Voting by Cohu’s Directors and Executive Officers

At the close of business on July 16, 2018, Cohu’s directors and executive officers had the right to vote approximately 783,314 shares of the then-outstanding Cohu Common Stock at the Cohu Special Meeting, collectively representing approximately 2.7% of Cohu Common Stock outstanding and entitled to vote on that date. We currently expect that Cohu’s directors and executive officers will vote their shares FOR the Stock Issuance Proposal and FOR any Cohu Adjournment Proposal, although none of them has entered into any agreement requiring them to do so.

How to Vote

You may vote your shares of Cohu Common Stock in person at the Cohu Special Meeting or by proxy. Cohu recommends that you submit your proxy even if you plan to attend the Cohu Special Meeting. If you submit your proxy, you may change your vote if you attend and vote at the Cohu Special Meeting; however, mere attendance at the Cohu Special Meeting will have no effect on your vote.

Owners of record (that is, stockholders of record who hold shares of Cohu in their own name, as opposed to through a bank, broker or other nominee), as of the close of business on the Cohu Record Date, may vote in person at the Cohu Special Meeting or by proxy. This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s) or submit your voting instructions by telephone or over the Internet, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Cohu Special Meeting for which proxies have been properly submitted (whether by mail, telephone or over the Internet) and not revoked. Owners of record have three ways to vote by proxy:

•

Internet: You can vote over the Internet at the Web address shown on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote over the Internet, do not return your proxy card(s).

•

Telephone: You can vote by telephone by calling the toll-free number on your proxy card(s). You will be prompted to enter your Control Number from your proxy card. This number will identify you as a stockholder of record. Follow the simple instructions that will be given to you to record your vote. If you vote by telephone, do not return your proxy card(s).

•	Mail: You can vote by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this joint proxy statement/prospectus.

If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Cohu Board.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Time, on August 29, 2018.

Cohu stockholders who hold shares of Cohu Common Stock in a stock brokerage account or through a bank, broker or other nominee (“street name” stockholders) who wish to vote at the Cohu Special Meeting should be provided a voting instruction card by the institution that holds their shares. If this has not occurred, contact the institution that holds your shares. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the proxy form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Votes directed by telephone or over the Internet through such a program must be received by 11:59 p.m., Eastern Time, on August 29, 2018. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Cohu Special Meeting; however, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Cohu Special Meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the Internet with respect to your shares.

With respect to the Stock Issuance Proposal and any Cohu Adjournment Proposal for shares held in “street name,” if you do not instruct your bank, broker or other nominee how to vote your shares, your bank, broker or other nominee will not be authorized to vote, and a broker non-vote will occur. A broker non-vote will have no effect on the Stock Issuance Proposal (provided that a quorum is achieved) or any Cohu Adjournment Proposal.

If you abstain from voting with respect to the Stock Issuance Proposal or the Cohu Adjournment Proposal by submitting a properly executed proxy marked “Abstain,” your abstention will have the same effect as a vote AGAINST such proposal.

Revoking Your Proxy

If you are the owner of record as of the close of business on the Cohu Record Date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to Cohu, Inc. at 12367 Crosthwaite Circle, Poway, California 92064-6817, attention: Corporate Secretary, bearing a date later than the date of the proxy, that is received prior to the Cohu Special Meeting and states that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the Internet;

•	signing another valid proxy card(s) bearing a later date and mailing it so that it is received by Cohu prior to the Cohu Special Meeting; or

•	attending the Cohu Special Meeting and voting in person, although attendance at the Cohu Special Meeting will not, by itself, revoke a proxy.

If you are a “street name” stockholder, you must follow the instructions found on the voting instruction card provided by your bank, broker or other nominee, or contact your bank, broker or other nominee in order to revoke your previously given proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Cohu Special Meeting and wish to vote in person, Cohu will give you a ballot at the special meeting. However, if your shares are held in “street name,” you must first obtain from your bank, broker or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the Cohu Special Meeting.

Electronic Access to Proxy Materials

This joint proxy statement/prospectus is available on Cohu’s website at https://cohu.gcs-web.com/sec-filings.

People with Disabilities

Cohu can provide you with reasonable assistance to help you to participate in the Cohu Special Meeting if you tell Cohu about your disability and how you plan to attend. Please write to Cohu, Inc. at 12367 Crosthwaite Circle, Poway, California 92064-6817, Attention: Corporate Secretary, or call at (858) 848-8100, at least two weeks before the Cohu Special Meeting.

Proxy Solicitations

Cohu is soliciting proxies for the Cohu Special Meeting from Cohu stockholders. Cohu will bear the entire cost of soliciting proxies from Cohu stockholders. In addition to this mailing, Cohu’s directors, officers and employees (who will not receive any additional compensation for their services) may solicit proxies personally, and by telephone, facsimile, courier service, mail, email, Internet, press release or advertisement (including on television, radio, newspapers or other publications of general distribution). Okapi Partners LLC (“Okapi”), has been engaged to aid in the distribution and solicitation of proxies. Cohu will pay Okapi a fee estimated to be approximately $18,000 plus a reasonable amount to cover expenses. Cohu has agreed to indemnify Okapi against certain liabilities arising out of or in connection with this engagement. Cohu will also reimburse brokers or other persons holding Cohu Common Stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals.

Cohu stockholders should not submit any stock certificates with their proxy cards.

Cohu stockholders will not need to send in their share certificates or surrender their book-entry shares.

Other Business

Cohu is not aware of any other business to be acted upon at the Cohu Special Meeting. If, however, other matters are properly brought before the Cohu Special Meeting, your proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the Cohu Board may recommend.

Assistance

If you need assistance in completing your proxy card or have questions regarding Cohu’s special meeting, please contact Okapi Partners LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, banks and brokerage firms, call: (212) 297-0720, stockholders and all others, call toll-free: (877) 629-6357, email: info@okapipartners.com.

COHU PROPOSAL 1

THE STOCK ISSUANCE PROPOSAL

As discussed elsewhere in this joint proxy statement/prospectus, Cohu stockholders are considering and voting on the proposal to approve the issuance of Cohu Common Stock in connection with the Merger of Merger Sub with and into Xcerra with Xcerra surviving the Merger as the Surviving Corporation and a wholly owned subsidiary of Cohu to the extent such issuance would require approval under NASDAQ Stock Market Rule 5635(a), which, subject to certain exceptions, generally requires stockholder approval prior to issuances of common stock in connection with a merger to the extent such issuances would equal or exceed 20% of the issuer’s issued and outstanding common stock before such issuance. The Merger is being effected pursuant to the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/ prospectus. The approval of this proposal by the stockholders of Cohu is a condition to consummation of the Merger.

The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of shares present in person or represented by proxy at the Cohu Special Meeting, assuming a quorum is present.

You should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the proposed common stock issuances and the transactions contemplated by the Merger Agreement, including the Merger. In particular, you are directed to the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus.

After careful consideration, the Cohu Board has approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, Cohu and the Cohu stockholders. Accordingly, the Cohu Board recommends that Cohu stockholders vote FOR the Stock Issuance Proposal, and your properly signed and dated proxy will be so voted unless you specify otherwise.

COHU PROPOSAL 2

THE COHU ADJOURNMENT PROPOSAL

Cohu stockholders may be asked to vote on a proposal to adjourn the Cohu Special Meeting if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the Cohu Special Meeting to approve the Stock Issuance Proposal.

The Cohu Board recommends that Cohu stockholders vote FOR any proposal to adjourn the Cohu Special Meeting, and your properly signed and dated proxy will be so voted unless you specify otherwise.

Please note that pursuant to Article I, Section 8 of Cohu’s bylaws, a majority in voting power of the stockholders present in person or by proxy and entitled to vote has the power to adjourn the Cohu Special Meeting for any reason, whether or not quorum is present. Any postponement or adjournment of the Cohu Special Meeting is subject to conditions set forth in the Merger Agreement (for more information see “The Merger Agreement — Stockholder Meetings; Proxy Statement/Prospectus”).

THE XCERRA SPECIAL MEETING

The Xcerra Board is soliciting proxies for use at the Xcerra Special Meeting.

Date, Time and Place

Xcerra will hold the Xcerra Special Meeting on August 30, 2018, at 9:30 a.m., Eastern Time, at the offices of Xcerra at 825 University Avenue, Norwood, Massachusetts 02062.

Purpose of the Xcerra Special Meeting

At the Xcerra Special Meeting, Xcerra will ask stockholders to vote on proposals to (i) approve the Merger Agreement, (ii) approve any Xcerra Adjournment Proposal and (iii) approve the Xcerra Non-Binding Advisory Proposal.

Xcerra Board Recommendation

The Xcerra Board, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Xcerra Board,” has unanimously (i) determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of Xcerra and its stockholders, (ii) determined that it is in the best interests of Xcerra and its stockholders, and declared it advisable, to enter into the Merger Agreement, (iii) approved the execution and delivery by Xcerra of the Merger Agreement, the performance by Xcerra of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein and (iv) resolved to recommend that the Xcerra stockholders approve the Merger Agreement in accordance with the MBCA, subject to the conditions contained therein. The Xcerra Board recommends that Xcerra stockholders vote: (A) “FOR” the approval of the Merger Agreement; (B) “FOR” any Xcerra Adjournment Proposal; and (C) “FOR” the Xcerra Non-Binding Advisory Proposal.

Xcerra Record Date; Shares Entitled to Vote; Quorum

Only Xcerra stockholders of record as of the Xcerra Record Date are entitled to notice of the Xcerra Special Meeting and to vote at the Xcerra Special Meeting. A list of Xcerra stockholders entitled to vote at the Xcerra Special Meeting will be available at Xcerra’s principal executive offices, located at 825 University Avenue, Norwood, Massachusetts 02062, during regular business hours for a period of no less than ten days before the Xcerra Special Meeting and at the place of the Xcerra Special Meeting during the meeting.

As of July 27, 2018, there were 54,914,881 shares of Xcerra Common Stock outstanding and entitled to vote at the Xcerra Special Meeting.

The holders of a majority in voting power of the Xcerra Common Stock issued and outstanding and entitled to vote at the Xcerra Special Meeting, present in person or represented by proxy, will constitute a quorum at the Xcerra Special Meeting. In the event that a quorum is not present at the Xcerra Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra Common Stock on the Xcerra Record Date is required to approve the Merger Agreement. Approval of the Merger Agreement by Xcerra’s stockholders is a condition to the closing of the Merger.

Approval of any Xcerra Adjournment Proposal, whether or not a quorum is present, requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of Xcerra Common Stock having voting power present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter.

If an Xcerra stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to approve the Merger Agreement. For Xcerra stockholders who abstain from voting, the abstention will have the same effect as if the stockholder voted “AGAINST” any Xcerra Adjournment Proposal and “AGAINST” the Xcerra Non-Binding Advisory Proposal. An abstention occurs when a stockholder attends a meeting either (i) in person, but abstains from voting or (ii) by proxy, by marking the box labeled “Abstain.” If an Xcerra stockholder signs and returns its proxy card(s) but does not mark its card(s) to tell the proxies how to vote its shares on each proposal, the shares will be voted as recommended by the Xcerra Board.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to approve the Merger Agreement, but will have no effect on (i) any Xcerra Adjournment Proposal or (ii) the Xcerra Non-Binding Advisory Proposal. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on behalf of a stockholder does not vote on a proposal because the bank, broker or other nominee has not received such stockholder’s voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares of Xcerra Common Stock Held by Xcerra’s Directors and Executive Officers

As of July 16, 2018, Xcerra directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,938,811 shares of Xcerra Common Stock, representing approximately 3.5% of the shares of Xcerra Common Stock outstanding on July 16, 2018. Xcerra directors and executive officers have informed Xcerra that they currently intend to vote: (1) “FOR” the approval of the Merger Agreement; (2) “FOR” any Xcerra Adjournment Proposal; and (3) “FOR” the Xcerra Non-Binding Advisory Proposal.

Voting of Proxies

If an Xcerra stockholder holds shares of Xcerra Common Stock that are registered in such Xcerra stockholder’s name with Xcerra’s transfer agent, Computershare Investor Services, such Xcerra stockholder may cause such shares of Xcerra Common Stock to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or may vote in person at the Xcerra Special Meeting. Additionally, an Xcerra stockholder may grant a proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. Xcerra stockholders must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on the received proxy cards or Internet and telephone proxies, the proxy holders will vote Xcerra stockholders’ shares of Xcerra Common Stock according to such stockholders’ directions.

The deadline for voting electronically through the Internet or by telephone is 11:59 p.m., Eastern Time, on August 29, 2018.

If an Xcerra Stockholder plans to attend the Xcerra Special Meeting and wishes to vote in person, such stockholder will be given a ballot at the Xcerra Special Meeting. If shares of Xcerra Common Stock are registered in the stockholder’s name, such stockholder is encouraged to vote by proxy even if such stockholder plans to attend the Xcerra Special Meeting in person. If an Xcerra stockholder attends the Xcerra Special Meeting and votes in person by ballot, such vote will revoke any previously submitted proxy.

Voting instructions are included on the enclosed proxy card. All shares of Xcerra Common Stock represented by properly signed and dated proxies received in time for the Xcerra Special Meeting will be voted at the Xcerra Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” approval of the Merger Agreement; (2) “FOR” any Xcerra Adjournment Proposal; and (3) “FOR” the Xcerra Non-Binding Advisory Proposal.

If shares of Xcerra Common Stock are held in “street name” through a bank, broker or other nominee, an Xcerra stockholder may vote through its bank, broker or other nominee by completing and returning the voting form provided by such bank, broker or other nominee or attending the Xcerra Special Meeting and voting in person with a “legal proxy” from such bank, broker or other nominee. If such a service is provided, an Xcerra stockholder may vote over the Internet or by telephone through its bank, broker or other nominee by following the instructions on the voting form provided by such bank, broker or other nominee. If an Xcerra stockholder does not return its bank’s, broker’s or other nominee’s voting form, does not vote via the Internet or telephone through its bank, broker or other nominee, if possible, or does not attend the Xcerra Special Meeting and vote in person with a “legal proxy” from its bank, broker or other nominee, it will have the same effect as if such Xcerra stockholder voted “AGAINST” the proposal to approve the Merger Agreement but will not have any effect on any Xcerra Adjournment Proposal or the Xcerra Non-Binding Advisory Proposal.

Revocability of Proxies

If you are an Xcerra stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Xcerra Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Xcerra Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to Xcerra’s Corporate Secretary; or

•	attending the Xcerra Special Meeting and voting in person by ballot.

If you are an Xcerra stockholder who has submitted a proxy, your appearance at the Xcerra Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you are an Xcerra stockholder who holds your shares of Xcerra Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Xcerra Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Xcerra Special Meeting, including for the purpose of soliciting additional proxies, will allow Xcerra stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Xcerra Special Meeting as adjourned, postponed or delayed.

Solicitation of Proxies

The expense of soliciting proxies in connection with the Xcerra Special Meeting will be borne by Xcerra. Xcerra has engaged The Proxy Advisory Group, LLC, a proxy solicitation firm (the “Xcerra Proxy Solicitor”), to assist Xcerra in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000 in total. Xcerra will also indemnify the Xcerra Proxy Solicitor against losses arising out of its provisions of these services on Xcerra’s behalf. In addition, Xcerra may reimburse banks, brokers and other nominees representing beneficial owners of shares of Xcerra Common Stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by Xcerra’s directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Adjournments or Postponements

Although it is not currently expected, the Xcerra Special Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of a majority of the shares of Xcerra Common Stock represented at the Xcerra Special Meeting, whether or not a quorum is present. Any signed proxies received by Xcerra for which no voting instructions are provided on such matter will be voted “FOR” an Xcerra Adjournment Proposal.

Appraisal Rights

Under the MBCA, Xcerra is required to state whether it has concluded that Xcerra stockholders are, are not or may be entitled to assert appraisal rights, which are generally available to stockholders of a merging Massachusetts corporation under Section 13.02(a)(1) of the MBCA, subject to certain exceptions. For the reasons described under the caption “The Merger — Appraisal Rights,” Xcerra has concluded that Xcerra stockholders may be entitled to appraisal rights. The relevant provisions of the MBCA have not been the subject of judicial interpretation and Xcerra and Cohu reserve the right to contest the validity and availability of any purported demand for appraisal rights in connection with the Merger.

Under Part 13 of the MBCA, Xcerra stockholders who believe they are or may be entitled to appraisal rights in connection with the Merger must, in order to exercise those rights:

•	prior to the Xcerra Special Meeting, deliver to Xcerra a written notice of intent to demand payment for such stockholders’ shares of Xcerra Common Stock if the Merger is effectuated;

•	NOT vote for the proposal to approve the Merger Agreement; and

•	Comply with the other procedures under Part 13 of the MBCA.

Your failure to follow exactly the procedures specified under the MBCA may result in the loss of any appraisal rights. If you hold your shares of Xcerra Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or nominee. See the section captioned “The Merger — Appraisal Rights” and the text of Part 13 of the MBCA reproduced in its entirety as Annex D to this joint proxy statement/prospectus.

Important Notice Regarding the Availability of Proxy Materials for the Xcerra Special Meeting to be Held on August 30, 2018

This joint proxy statement/prospectus is available at http://www.xcerra.com/investors/download-library under “Investors Download Library.”

XCERRA PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

Xcerra is asking Xcerra stockholders to approve the Merger Agreement.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this joint proxy statement/prospectus, including the information set forth in the sections captioned “The Merger” beginning on page 82 of this joint proxy statement/prospectus and “The Merger Agreement” beginning on page 146 of this joint proxy statement/prospectus. A copy of the Merger Agreement is attached to this joint proxy statement/prospectus as Annex A. Xcerra stockholders are urged to read the Merger Agreement carefully in its entirety.

Under applicable law and the terms of Xcerra’s articles of organization, Xcerra cannot complete the Merger without the affirmative vote of two-thirds of the outstanding shares of Xcerra Common Stock voting in favor of the proposal to approve the Merger Agreement. If an Xcerra stockholder abstains from voting, fails to cast a vote, in person or by proxy, or fails to give voting instructions to its brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to approve the Merger Agreement.

The Xcerra Board unanimously recommends that you vote “FOR” this proposal.

XCERRA PROPOSAL 2: XCERRA ADJOURNMENT PROPOSAL

Xcerra may ask Xcerra stockholders to approve a proposal to adjourn the Xcerra Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the Xcerra Special Meeting. If Xcerra stockholders approve an Xcerra Adjournment Proposal, Xcerra could adjourn the Xcerra Special Meeting and any adjourned session of the Xcerra Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Agreement. Among other things, approval of an Xcerra Adjournment Proposal could mean that, even if Xcerra had received proxies representing a sufficient number of votes against approval of the Merger Agreement such that the proposal to approve the Merger Agreement would be defeated, Xcerra could adjourn the Xcerra Special Meeting without a vote on the approval of the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Merger Agreement. Additionally, Xcerra may seek to adjourn the Xcerra Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Xcerra Special Meeting.

The Xcerra Board unanimously recommends that you vote “FOR” this proposal.

XCERRA PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that Xcerra provide its stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger, as disclosed in the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control — Golden Parachute Compensation.”

Accordingly, Xcerra is asking Xcerra stockholders to indicate their approval of such compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger.

In general, the various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Xcerra’s overall compensation program for Xcerra’s named executive officers and previously have been disclosed to Xcerra stockholders as part of the Compensation Discussion and Analysis and related sections of Xcerra’s annual proxy statement. These historical arrangements were adopted and approved by the Compensation Committee of the Xcerra Board, which is composed solely of non-management directors, and are Xcerra believes they are reasonable and in line with marketplace norms.

As required by Section 14A of the Exchange Act, Xcerra is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Xcerra’s named executive officers in connection with the Merger, as disclosed in the joint proxy statement/prospectus in the table entitled ‘Golden Parachute Compensation’ under the heading ‘The Merger Agreement — Potential Payments Upon Termination or Change-in-Control — Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to approve the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against approval of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on Xcerra, and because Xcerra is contractually obligated to pay the compensation if the Merger is consummated, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to Xcerra’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the shares of Xcerra Common Stock present in person or represented by proxy at the Xcerra Special Meeting and entitled to vote on the subject matter. Proxies received but marked as abstentions will be considered a vote “AGAINST” this proposal. The Xcerra Board recommends a vote “FOR” this proposal.

The Xcerra Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER

Overview

The Cohu Board and the Xcerra Board have each approved the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub, a wholly owned subsidiary of Cohu, will merge with and into Xcerra, with Xcerra continuing as the Surviving Corporation and a wholly owned subsidiary of Cohu.

Merger Consideration

At the Effective Time, each share of Xcerra Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares and Cancelled Shares) will be converted into the right to receive (i) the Cash Consideration of $9.00 per share of Xcerra Common Stock and (ii) the Stock Consideration of 0.2109 of a share of Cohu Common Stock per share of Xcerra Common Stock.

Background of the Merger

Each of the Cohu Board and the Xcerra Board, together with members of the respective management teams of Cohu and Xcerra, regularly reviews and assesses the performance, future growth prospects, business plans and overall strategic direction of Cohu and Xcerra, respectively, and considers a variety of strategic alternatives that may be available to Cohu and Xcerra, respectively, including continuing to pursue each respective company’s strategy as a stand-alone company or pursuing potential strategic or financing transactions with third parties, in each case with the goal of maximizing stockholder value.

In April of 2016, the Xcerra Board approved the engagement of Cowen to assist in Xcerra’s exploration of strategic alternatives, including strategic partnerships and growth opportunities in the Chinese market in light of the importance of the Chinese market to Xcerra and Xcerra’s potential growth opportunities in China. Members of Xcerra’s management thereafter directed representatives of Cowen to approach, on Xcerra’s behalf, a total of seven Chinese parties (the “2016 Potential Partners”), including Sino IC Capital Co. Ltd. (“Sino IC Capital”), each of which was identified by Cowen as a party that may be interested in pursuing a strategic transaction with Xcerra and able to assist Xcerra in its efforts to grow its business in China.

Beginning in April of 2016, at the request of the Xcerra Board and management of Xcerra, Cowen approached each of the 2016 Potential Partners on behalf of Xcerra. During the period beginning on April 19, 2016 and continuing through September 2, 2016, members of Xcerra’s management and representatives of Cowen engaged in various discussions relating to a potential strategic transaction involving Xcerra with each of the 2016 Potential Partners and participated in meetings with all but one of such parties. All 2016 Potential Partners other than Sino IC Capital ultimately indicated to representatives of Cowen that such parties were not interested in pursuing a strategic transaction with Xcerra at that time.

Thereafter, Xcerra continued to engage in discussions and negotiations with Sino IC Capital and its related party, Unic Capital Management Co., Ltd. (“Unic Capital”), regarding a strategic transaction involving Xcerra. On April 7, 2017, Xcerra entered into an Agreement and Plan of Merger with Unic Capital and China Integrated Circuit Industry Investment Fund Co., Ltd., as joined by Unic Acquisition Corporation (“Unic Merger Sub”) (as amended, the “Unic Merger Agreement”), providing for the acquisition by Unic Capital of 100% of the outstanding shares of Xcerra Common Stock at a per share price of $10.25 in cash and the merger of Unic Merger Sub with and into Xcerra (the “Unic Merger”), with Xcerra surviving the Unic Merger. On August 4, 2017, Unic Capital subsequently assigned all of its rights under the Unic Merger Agreement to Hubei Xinyan Equity Investment Partnership (Limited Partnership) (“Hubei”). The closing of the Unic Merger was subject to certain conditions, including clearance by the Committee on Foreign Investment in the United States (“CFIUS”).

The Unic Merger Agreement included a “go-shop” provision that provided Xcerra with the ability to solicit, and subject to the payment by Xcerra of a reduced termination fee to accept, alternative proposals for an acquisition of Xcerra during the period beginning on the date of the Unic Merger Agreement and continuing until May 12, 2017 (the “Go-Shop Period”).

On April 10, 2017, Luis Müller, Cohu’s President and Chief Executive Officer, emailed David Tacelli, Xcerra’s President and Chief Executive Officer, in order to extend his congratulations on the announcement of the Unic Merger, as well as to inquire about the transaction process. Mr. Tacelli referred Mr. Müller to the terms of the Unic Merger Agreement, including those provisions relating to the Go-Shop Period, and indicated that representatives of Cowen would initiate outreach during the Go-Shop Period. There was no further communication between Messrs. Müller and Tacelli during the pendency of the Unic Merger.

During the Go-Shop Period, at the direction of the Xcerra Board, representatives of Cowen contacted a total of 55 parties, including 33 strategic parties and 22 financial sponsors, to solicit their interest in a possible acquisition of Xcerra. Of the 55 parties contacted by representatives of Cowen, only one party, Cohu, executed a confidentiality agreement. Also during the Go-Shop Period, Cohu had brief discussions with representatives of Cowen regarding Cohu’s consideration of a possible acquisition proposal pursuant to which Cohu would acquire all outstanding Xcerra Common Stock for a combination of cash and stock consideration. Cohu did not provide the economic terms of any such possible acquisition proposal. However, on April 14, 2017, Cohu indicated that it was not interested in pursuing a strategic transaction involving Xcerra.

On May 12, 2017, the Go-Shop Period expired. None of the 55 parties contacted during the Go-Shop Period, nor any other party, submitted an alternative acquisition proposal to Xcerra during the Go-Shop Period.

On October 3, 2017, Mr. Tacelli received a telephone call from the chief executive officer of a publicly traded company (“Company A”). Company A was one of the parties contacted by Cowen during the Go-Shop Period. On the call, Mr. Tacelli and the representative of Company A discussed working together on joint projects, following which, the representative inquired as to Xcerra’s interest in selling Xcerra’s LTXC tester business to Company A. Mr. Tacelli referred the representative of Company A to the terms of the Unic Merger Agreement, and subsequently informed representatives of Hubei and Unic Capital of the inquiry. There were no further communications concerning any transaction with Company A during the pendency of the Unic Merger, and at no time during the pendency of the Unic Merger did Xcerra receive an alternative acquisition proposal from any third party.

On October 12, 2017, at a special meeting called for that purpose, Xcerra stockholders voted to approve the Unic Merger and adopt the Unic Merger Agreement, which reflected a purchase price per share of Xcerra Common Stock of $10.25 payable in cash.

In October 2017, the Cohu Board engaged Deutsche Bank to provide advisory and investment banking services and engaged Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) as its legal advisor, in each case with respect to a potential transaction with Xcerra in the event that the Unic Merger ultimately was not completed.

In December 2017, Xcerra and Hubei submitted a request to withdraw and re-file their joint voluntary notice to CFIUS to allow more time for review and discussion with CFIUS in connection with the Unic Merger.

On December 4, 2017, the Cohu Board held a telephonic meeting where Cohu management provided an update to the Cohu Board regarding the Unic Merger and potential acquisition strategies for Cohu to pursue with regard to Xcerra. At the meeting, Cleary Gottlieb made a presentation regarding alternative approaches for a potential business combination of the two companies in the event that the Unic Merger Agreement were to be terminated. Representatives of Deutsche Bank reviewed with the Cohu Board certain preliminary financial information relating to Xcerra and Cohu.

On February 6, 2018, the Xcerra Board held a telephonic meeting, which was also attended by members of Xcerra’s management. At the meeting, the participants discussed recent developments with respect to Xcerra’s efforts to obtain CFIUS approval of the Unic Merger, including discussions held with representatives of CFIUS, consultations with Xcerra’s legal and regulatory advisors, and certain other indications and reports that CFIUS approval would not likely be granted. The members of the Xcerra Board and Company management present at the meeting reviewed the options available to Xcerra if CFIUS approval were in fact denied, including the mechanisms for terminating the Unic Merger Agreement pursuant to its terms. Following discussion, the members of the Xcerra Board agreed that, based on the advice of its various advisors, obtaining CFIUS approval of the Unic Merger was highly unlikely and proceeding with the Unic Merger despite the failure to receive such approval would not be in the best interest of Xcerra’s stockholders. As a result, the Xcerra Board unanimously approved the termination of the Unic Merger Agreement subject to the satisfactory negotiation of a mutual termination agreement with Hubei.

On February 21, 2018, after further discussions between Xcerra and Hubei concerning the CFIUS filing and the Unic Merger Agreement, Xcerra and Hubei jointly withdrew their joint voluntary notice to CFIUS.

On February 22, 2018, after further discussions between Xcerra and Hubei, Xcerra and Hubei entered into a termination agreement, dated February 22, 2018 (the “Termination Agreement”), pursuant to which Xcerra and Hubei mutually terminated the Unic Merger Agreement and agreed to release each other and certain related parties from certain claims and liabilities relating to the Unic Merger Agreement and the transactions contemplated thereby (the “Termination”). No termination fee was payable in connection with the Termination. Between April 7, 2017 and February 22, 2018 (i.e., during the period from the signing of the Unic Merger Agreement to the Termination), Xcerra received no alternative acquisition proposals.

On February 23, 2018, the chief executive officer of Company A telephoned Mr. Tacelli to discuss Company A’s interest in exploring a potential strategic transaction involving Xcerra and Company A. Mark Gallenberger, Xcerra’s Senior Vice President, Chief Operating Officer and Chief Financial Officer, also participated in the call. The participants discussed the potential implications of a strategic transaction involving Xcerra and Company A, including the cultural and operational fit of the two companies, as well as the potential business opportunities that a combination of Xcerra and Company A might create. The participants also discussed the scheduling of a subsequent in-person meeting in March to be attended by members of management of each company. The participants did not discuss any economic terms of a potential strategic transaction during the call.

Also on February 23, 2018, certain members of Cohu’s management participated in a telephonic meeting with representatives of Deutsche Bank and Cleary Gottlieb to discuss the termination of the Unic Merger Agreement and a strategy for re-engaging with Xcerra. Cohu’s management instructed representatives of Deutsche Bank to update its preliminary financial analysis with respect to Xcerra and Cohu.

On February 27, 2018, the Xcerra Board held a telephonic meeting, which was also attended by members of Xcerra’s management. During the meeting, Mr. Tacelli led a discussion regarding the Termination and Xcerra’s business opportunities, and provided a review of Xcerra’s strategy and operations. Mr. Tacelli then reviewed with the Xcerra Board the discussion that had occurred with the representative of Company A on February 23, 2018 regarding a potential strategic transaction. The Xcerra Board directed management to pursue further discussions with representatives of Company A with respect to a potential strategic transaction.

On February 28, 2018, Mr. Müller and Thomas Kampfer, Cohu’s Vice President of Corporate Development, General Counsel and Secretary, met telephonically with representatives of Cowen in connection with a previously scheduled meeting regarding general investment banking matters. At such meeting, representatives of Cowen discussed industry developments and benchmarking as well as potential acquisition partners for Cohu, including Xcerra. The materials prepared by Cowen for the meeting included, among other things, a pro forma income statement analysis, based solely on publicly available information, with respect to a hypothetical combination of Cohu and Xcerra, to gauge Cohu’s potential interest in a transaction involving Xcerra. The pro forma income statement analysis did not assume any particular purchase price, range of purchase prices or form of consideration (such as cash or stock) for the hypothetical combination of Cohu and Xcerra. The representatives of Cowen indicated that they were not participating in such meeting in their capacity as representatives of Xcerra, as Cowen’s prior engagement with Xcerra had expired, but indicated in the course of that conversation that they believed that management of Xcerra might be open to discussions with Cohu regarding a potential transaction. The representatives of Cowen discussed this conversation with Xcerra management the following day.

Later on February 28, 2018, the Cohu Board met telephonically with representatives of Deutsche Bank and Cleary Gottlieb to discuss updated preliminary financial information relating to Xcerra and Cohu prepared by Deutsche Bank. Following this discussion, the Cohu Board authorized members of Cohu’s management to make an initial offer for the acquisition of all of the outstanding shares of Xcerra Common Stock for a purchase price of up to $13.00 per share .

On March 1, 2018, Mr. Müller sent an email to Mr. Tacelli requesting a telephonic meeting to discuss the Termination and the state of the semiconductor test market. Later on March 1, 2018, Mr. Tacelli and Mr. Müller participated in a telephonic meeting during which they discussed the Termination and the state of the semiconductor test market. During the meeting, Mr. Müller informed Mr. Tacelli that Cohu was interested in submitting to the Xcerra Board an offer to acquire all of the outstanding shares of Xcerra Common Stock. Mr. Tacelli advised Mr. Müller that he would share any offer received with the Xcerra Board.

Later on March 1, 2018, Mr. Müller delivered to Mr. Tacelli by email a written proposal letter, dated as of March 1, 2018 (the “Initial Proposal Letter”), from Cohu specifying, among other things, a non-binding offer for the acquisition by Cohu of 100% of the outstanding shares of Xcerra Common Stock at a per share price equal to $11.75, consisting of $8.57 payable in cash and $3.18 payable in Cohu Common Stock. On March 1, 2018, the closing price of Xcerra Common Stock was $9.95 per share and the closing price of Cohu Common Stock was $19.99 per share. The Initial Proposal Letter requested a response from Xcerra by March 15, 2018. Mr. Tacelli held a telephonic meeting with Roger W. Blethen, Chairman of the Xcerra Board, to review the terms of the Initial Proposal Letter.

Also on March 1, 2018, Xcerra and Company A entered into a customary non-disclosure agreement which did not contain a standstill provision.

On March 2, 2018, the Cohu Board met telephonically to discuss updates to the status of negotiations with Xcerra.

On March 2, 2018, Mr. Tacelli delivered a copy of the Initial Proposal Letter by email to the members of the Xcerra Board. Also on March 2, 2018, representatives of Cowen participated in a telephonic meeting with representatives of Deutsche Bank to discuss the terms of the Initial Proposal Letter and a potential strategic transaction involving Cohu and Xcerra, including, among other things, the timeline for a potential transaction, the scope of due diligence, the financing structure of the potential transaction, Xcerra’s ability to solicit interest from other potentially interested parties and the potential for Xcerra representation on the Cohu Board following closing of a potential transaction.

On March 3, 2018, Mr. Tacelli participated in a telephonic meeting with Mr. Müller. During the meeting, Mr. Tacelli communicated to Mr. Müller that Xcerra was considering the Initial Proposal Letter and had retained Cowen to assist with financial analysis.

On March 6, 2018, the Xcerra Board held a telephonic meeting, which was also attended by members of Xcerra’s management, representatives of Cowen and a representative of Latham & Watkins LLP, Xcerra’s outside counsel (“Latham & Watkins”). At that meeting, the participants discussed the Termination and the market’s reaction to the Termination, Company management’s recent discussions with representatives of Company A and an in-person meeting to be held with representatives of Xcerra’s management and representatives of Company A in the coming week, and the Initial Proposal Letter. Representatives of Cowen reviewed with the Xcerra Board Cowen’s preliminary financial analysis of the implied per share purchase price of $11.75 included in the Initial Proposal Letter. A representative of Latham & Watkins provided an overview of the Xcerra Board’s fiduciary duties in the context of an assessment of the Initial Proposal Letter and any other strategic transaction. After discussion, the Xcerra Board determined that, although the price per share conveyed in the Initial Proposal Letter was insufficient, Xcerra should continue to pursue further discussions with Cohu with respect to a potential strategic transaction and should also proceed with the in-person meeting with representatives of Company A in the coming week, and the Xcerra Board directed management and the representatives of Cowen to convey to Cohu that the Xcerra Board believed the purchase price offered in the Initial Proposal Letter was insufficient.

On March 10, 2018, Mr. Tacelli participated in a telephonic meeting with Mr. Müller. During the meeting, Mr. Tacelli communicated to Mr. Müller that Xcerra was continuing to evaluate the Initial Proposal Letter and expected to have feedback to Cohu by March 15, 2018.

On March 12 and March 13, 2018, members of Xcerra’s management, including Messrs. Tacelli and Gallenberger, Pascal Rondé, Senior Vice President of Xcerra’s Global Customer Team, and Steve Wigley, Vice President of Xcerra’s LTXC tester business, met with representatives of Company A at their headquarters to discuss Company A’s interest in a potential strategic transaction involving Xcerra. Each party gave a presentation of its business and discussion ensued regarding each of the presentations. At the conclusion of the meeting, representatives of Company A indicated that a combination of Xcerra’s LTXC tester business with Company A’s business would provide a strong value proposition, but that Company A was not sure how Xcerra’s other businesses would fit into Company A’s overall long-term strategy. The representatives of Company A indicated that they would follow up with Xcerra’s management during the week of March 19, 2018, once Company A had further considered a potential strategic transaction involving Xcerra.

On March 14, 2018, Mr. Tacelli participated in a telephonic meeting with Mr. Müller. During the meeting, Mr. Tacelli communicated to Mr. Müller the Xcerra Board’s belief that the per share purchase price set forth in the Initial Proposal Letter was insufficient as Xcerra’s trading price had not fully normalized following the Termination, and that Xcerra’s current trading price did not yet accurately reflect the value of Xcerra’s business. Mr. Müller indicated that Cohu Board’s belief that the offered amount represented a strong value for Xcerra’s stockholders and suggested that the parties should continue discussions and possibly meet for in-person discussions at the end of the month. Messrs. Tacelli and Müller also agreed that Xcerra and Cohu should enter into a non-disclosure agreement in advance of any in-person meetings or detailed discussions regarding Xcerra’s business.

Also on March 14, 2018, representatives of Cowen and representatives of Deutsche Bank participated in a telephonic meeting to discuss the Initial Proposal Letter. During the meeting, the representatives of Cowen communicated the Xcerra Board’s belief that the per share purchase price reflected in the Initial Proposal Letter was insufficient and that Cohu would need to increase the per share purchase price. The representatives of Cowen and Deutsche Bank set up a follow-up call for March 16, 2018 to discuss the potential transaction involving Cohu and Xcerra.

On March 16, 2018, representatives of Cowen and representatives of Deutsche Bank participated in a telephonic meeting to discuss the Initial Proposal Letter. During the meeting, the representatives of Cowen reiterated to Deutsche Bank that Cohu would need to increase the proposed per share purchase price. Representatives of Cowen and representatives of Deutsche Bank discussed Cohu’s and Xcerra’s respective historical financial performance, the recent activity in the trading of Xcerra’s common stock and a pro forma financial analysis. Representatives of Deutsche Bank also discussed with representatives of Cowen the potential market reaction to a transaction involving Cohu and Xcerra. At the end of the meeting, representatives of Cowen and representatives of Deutsche Bank agreed that they would work to schedule a meeting between the respective management teams of Xcerra and Cohu later in the month to continue due diligence and discussions with respect to a potential transaction.

On March 20, 2018, representatives of Deutsche Bank called representatives of Cowen to discuss Cohu’s forthcoming announcement the following morning regarding an increase in Cohu’s previous earnings guidance as a result of revenue recognition related to the accelerated qualification and product acceptance of Cohu’s Eclipse XTA handler by a large Korean customer.

Also on March 20, 2018, the Cohu Board met to, among other things, discuss updates to the status of negotiations with Xcerra.

On March 21, 2018, Mr. Tacelli participated in a telephonic meeting with the chief executive officer of Company A. During the meeting, Company A’s chief executive officer noted that Company A believed that Xcerra’s LTXC tester business would complement Company A’s business, but that Company A was not interested in an acquisition of 100% of the outstanding shares of Xcerra Common Stock. The chief executive officer of Company A inquired as to whether Xcerra would consider the sale of its LTXC tester business to Company A. Mr. Tacelli responded that Xcerra was not seeking to divest any of its businesses, but if Company A was interested in submitting an offer of sufficient premium to justify the divestment of the LTXC tester business, Xcerra would evaluate such offer. Following this discussion, the chief executive officer of Company A informed Mr. Tacelli that Company A would not be further pursuing a strategic transaction with Xcerra.

On March 21, 2018, Xcerra and Cohu executed a mutual non-disclosure agreement which did not contain a standstill provision.

On March 22, 2018, Mr. Tacelli provided the Xcerra Board a summary of his discussions on March 21, 2018 with the chief executive officer of Company A, including that Company A had indicated that it was not interested in an acquisition of the entirety of Xcerra but, rather, was only interested in acquiring the LTXC tester business, and accordingly, would no longer pursue a strategic transaction with Xcerra.

On March 26, 2018, Messrs. Tacelli, Gallenberger and Müller and Mr. Jeffrey Jones, Cohu’s Vice President of Finance and Chief Financial Officer, met for an in-person meeting in Chestnut Hill, Massachusetts, in order to discuss the semiconductor industry generally, the businesses run by each company and general factors to consider in determining the potential transaction value.

On March 27, 2018, Messrs. Tacelli, Gallenberger, Müller, Jones, and Kampfer and representatives of each of Cowen and Deutsche Bank, participated in in-person meetings in Dedham, Massachusetts. During the meetings, the participants discussed the key terms of a potential transaction involving Cohu and Xcerra, including with respect to the per share purchase price to be paid by Cohu, preliminary diligence matters, financing of the transaction and regulatory matters. Mr. Gallenberger also presented to the participants the Xcerra FY 2018 – FY 2019 Forecast. During the meetings, Messrs. Müller and Jones initially indicated that Cohu would increase its offer from $11.75 per share to $12.50 per share of Xcerra Common Stock. Following extensive discussions and negotiations, Messrs. Tacelli, Gallenberger, Müller and Jones agreed to present to the respective boards of directors of Xcerra and Cohu for approval an offer of $13.75 per share of Xcerra Common Stock, consisting of $9.00 in cash and $4.75 in Cohu Common Stock and proposed that the post-closing board of directors of Cohu would include the addition of two former Xcerra directors. The members of Cohu’s management in attendance at the meetings indicated that Cohu would provide a formal written revised offer for the Xcerra Board’s consideration following approval of the offer by Cohu’s Board. The closing price of Xcerra Common Stock on March 27, 2018, was $11.39 per share and the closing price of Cohu Common Stock on March 27, 2018, was $22.91 per share.

On March 28, 2018, Mr. Tacelli provided a summary of the March 26 and March 27 meetings to members of the Xcerra Board by email.

Also on March 28, 2018, the Cohu Board held a special telephonic meeting, a portion of which was attended by representatives of Deutsche Bank and representatives of Cleary Gottlieb. At the meeting, the Cohu Board discussed, among other matters, the March 26 and March 27 meetings, the potential business combination between Cohu and Xcerra, Xcerra’s business and stock performance, preliminary financial information relating to Xcerra and Cohu and a preliminary timeline of the potential transaction. Following this discussion, the Cohu Board authorized Mr. Müller to present to Xcerra a revised written proposal letter, dated as of March 29, 2018 (the “Revised Proposal Letter”), specifying, among other things, a non-binding offer for Cohu to acquire 100% of the outstanding shares of Xcerra Common Stock at a per share price equal to $13.75, consisting of $9.00 payable in cash and $4.75 payable in Cohu Common Stock at an exchange ratio to be based on the 30-trading day volume weighted average price of Cohu’s Common Stock through the last trading day prior to the signing of a definitive merger agreement. The closing price of Xcerra Common Stock on March 29, 2018 was $11.65 per share and the closing price of Cohu Common Stock on March 29, 2018, was $22.81 per share.

On March 29, 2018, Mr. Müller delivered to Mr. Tacelli the Revised Proposal Letter. Also on March 29, 2018, Mr. Müller delivered to Mr. Tacelli a letter agreement to be entered into by Cohu and Xcerra (the “Exclusivity Agreement”) providing that Cohu would have the exclusive right to negotiate with Xcerra regarding a possible acquisition of Xcerra until May 8, 2018 (unless earlier terminated).

Also on March 29, 2018, representatives of Cowen and representatives of Deutsche Bank participated in a telephonic meeting to discuss the key terms of the Revised Proposal Letter, including the per share purchase price and the exchange ratio for the stock portion of the consideration, Cohu’s financing of the transaction, key due diligence items, and Xcerra’s desire to solicit interest from other potentially interested parties before entering into an exclusivity agreement with Cohu.

On March 30, 2018, Messrs. Tacelli and Müller participated in a telephonic meeting to discuss the Revised Proposal Letter. Mr. Tacelli noted that the Revised Proposal Letter had been provided to the Xcerra Board for discussion at a meeting of the Xcerra Board to be held later that day.

Also on March 30, 2018, the Cohu Board met telephonically to discuss updates to the status of negotiations with Xcerra.

Also on March 30, 2018, the Xcerra Board held a telephonic meeting, which was also attended by members of Xcerra’s management, representatives of Cowen and representatives of Latham & Watkins. Representatives of Cowen provided the Xcerra Board with an update regarding the potential transaction involving Cohu and Xcerra, including with respect to the negotiations that had taken place between members of Xcerra’s management and members of Cohu’s management at the in-person meetings held on March 26 and March 27, 2018. The representatives of Cowen noted that, during such negotiations, the participants discussed Cohu’s proposed implied per share purchase price and that representatives of Xcerra’s management had been successful in negotiating from the initial offer of $11.75 per share set forth in the Initial Proposal Letter to the $13.75 per share offer set forth in the Revised Proposal Letter. The representatives of Cowen also noted that the Revised Proposal Letter provided that two former Xcerra Board members would be invited to join Cohu’s board of directors following the closing of the transaction and that Xcerra stockholders would own approximately 28% of outstanding Cohu Common Stock following the closing of the transaction. The representatives of Cowen also reviewed with the Xcerra Board Cowen’s preliminary financial analysis of the implied per share consideration of $13.75 represented by the Revised Proposal Letter. Following Cowen’s presentation, the participants in the meeting discussed the potential transaction, including the per share purchase price reflected in the Revised Proposal Letter (which Messrs. Tacelli and Gallenberger and representatives of Cowen stated, based on negotiations with representatives of Cohu that took place on March 27, 2018, to be the highest price that they believed that Cohu would be willing to offer), Xcerra’s recent performance, the current state of the semiconductor test equipment market and certain regulatory approvals that would be required in connection with the potential transaction. A representative of Latham & Watkins then reviewed with the members of the Xcerra Board their fiduciary duties with respect to the Xcerra Board’s consideration of the potential transaction. Following discussion and taking into account the review of strategic alternatives and market outreach that had been conducted in connection with the Unic Merger Agreement, the Xcerra Board directed Cowen to approach, on behalf of Xcerra, a total of 15 parties (the “Potential Partners”) to solicit their interest in pursuing a strategic transaction with Xcerra. The Potential Partners included those parties that the Xcerra Board believed, after consultation with Xcerra’s management and representatives of Cowen, were the parties most likely to be interested in, and capable of, pursuing a strategic transaction with Xcerra. Company A was included as a Potential Partner. A representative of Latham & Watkins then reviewed the terms of the proposed Exclusivity Agreement provided by Cohu. Following discussion, the Xcerra Board determined that Xcerra would enter into the Exclusivity Agreement only after Cowen’s outreach to the Potential Partners had been completed. Following further discussion, the members of the Xcerra Board unanimously approved the Revised Proposal Letter. The Xcerra Board further approved the Exclusivity Agreement, subject to the satisfactory completion of Cowen’s outreach to the Potential Partners and the absence of interest expressed by any of the Potential Partners in pursuing a possible strategic transaction with Xcerra. The Xcerra Board directed Xcerra’s management and the respective representatives of Cowen and Latham & Watkins to continue to engage with Cohu with respect to due diligence and to commence drafting a definitive agreement.

Beginning on March 30, 2018, at the request of management of Xcerra as directed by the Xcerra Board, Cowen approached on behalf of Xcerra each of the Potential Partners.

On April 2, 2018, Messrs. Tacelli and Gallenberger participated in a telephonic meeting with Mr. Müller to discuss measurement of the exchange ratio for the portion of the per share merger consideration which would be paid to Xcerra’s stockholders in the form of Cohu Common Stock. Following discussion, Messrs. Tacelli, Gallenberger and Müller agreed that the exchange ratio for the shares of Cohu Common Stock to be issued in the Merger would be based on the 20-trading day volume weighted average price of Cohu Common Stock through the last trading day prior to the signing of the definitive agreement.

Also on April 2, 2018, the Cohu Board met telephonically to discuss updates to the status of negotiations with Xcerra.

On April 3, 2018, Colin Savoy, Xcerra’s Chief Legal Counsel participated in an introductory telephonic meeting with Mr. Kampfer to discuss diligence matters and the Exclusivity Agreement. Messrs. Savoy and Kampfer also discussed potential regulatory matters presented by the proposed transaction.

Later on April 3, 2018, following an introduction by Mr. Savoy, representatives of Latham & Watkins participated in a telephonic meeting with representatives of Cleary Gottlieb to discuss diligence matters and the Exclusivity Agreement. Following the meeting, representatives of Latham & Watkins delivered a revised version of the Exclusivity Agreement to representatives of Cleary Gottlieb which, among other things, provided that Cohu would also not solicit proposals for a possible acquisition of Cohu during the term of exclusivity thereunder. Representatives of Latham & Watkins also delivered an initial draft of a “clean team” agreement with respect to Cohu’s due diligence of Xcerra, as well as a list of information requests with respect to Xcerra’s due diligence of Cohu.

On April 4, 2018, representatives of Cohu and Xcerra held a telephonic meeting to discuss the status of the Exclusivity Agreement.

On April 5, 2018, Cowen completed its outreach efforts to the Potential Partners. Representatives of Cowen indicated to members of Xcerra’s management and Latham & Watkins that 13 of such Potential Partners, including Company A, had affirmatively passed on the opportunity to explore a potential strategic transaction with Xcerra, one of such Potential Partners had been removed from the outreach list based on its foreign domicile which was determined by Xcerra’s management to pose too great a regulatory risk and one of such Potential Partners had not responded to Cowen despite repeated outreach efforts by Cowen. Neither Cowen nor Xcerra ever received a response from such Potential Partner.

Also on April 5, 2018, representatives of Cohu delivered to representatives of Xcerra a second revised version of the Proposal Letter (the “Second Revised Proposal Letter”) reflecting the agreement of Messrs. Tacelli and Müller with respect to the use of the 20-trading day volume weighted average price of Cohu Common Stock through the last trading day prior to the signing of the definitive agreement as the measurement period of the exchange ratio for the shares of Cohu Common Stock to be issued in the Merger. Later on April 5, 2018, the parties executed and delivered to one another the Exclusivity Agreement. Other than the measurement period to be used for purposes of determining the exchange ratio, the terms of the Second Revised Proposal Letter were the same as those reflected in the Revised Proposal Letter. Pursuant to the Exclusivity Agreement, Xcerra agreed to negotiate exclusively with Cohu with respect to a potential transaction until the earlier of the execution of a definitive agreement with respect to such transaction and May 10, 2018.

Also on April 5, 2018, the Cohu Board met telephonically to discuss updates to the status of negotiations with Xcerra.

On April 6, 2018, Xcerra provided representatives of Cohu and its advisors with access to an electronic data room with respect to Cohu’s due diligence of Xcerra.

From April 2018 through the execution of the definitive Merger Agreement, each of Cohu and Xcerra, with the assistance of their respective advisors, continued to engage in due diligence activities. Due diligence activities included participation in various telephonic meetings among the respective advisors of Cohu and Xcerra and the members of the respective managements of Cohu and Xcerra.

On April 10, 2018, Cohu and Xcerra executed a “clean team” agreement with respect to Cohu’s diligence of Xcerra, and representatives of Latham & Watkins sent a revised list of information requests with respect to Xcerra’s due diligence of Cohu to Cleary Gottlieb.

On April 13, 2018, Cohu and Xcerra executed a “reverse clean team” agreement with respect to Xcerra’s due diligence of Cohu.

Also on April 13, 2018, representatives of Cleary Gottlieb delivered an initial draft of the Merger Agreement to representatives of Latham & Watkins.

During the period from April 17 through April 20, 2018, members of Cohu’s management team and members of Xcerra’s management team participated in in-person due diligence meetings at a location in Norwood, Massachusetts, near Xcerra’s headquarters. During these meetings, representatives of Cohu’s management team presented to the participants the Cohu Management Projections. Also during these meetings, the participants discussed, among other matters, Xcerra’s business, its operations and financial projections, the draft Merger Agreement, and certain regulatory matters.

On April 20, 2018, representatives of Latham & Watkins delivered a revised draft of the Merger Agreement to representatives of Cleary Gottlieb.

On April 24, 2018, representatives of Cleary Gottlieb delivered a further revised draft of the Merger Agreement to representatives of Latham & Watkins.

On April 26, 2018, representatives of Latham & Watkins delivered a further revised draft of the Merger Agreement to representatives of Cleary Gottlieb.

On April 27, 2018, representatives of Latham & Watkins and representatives of Cleary Gottlieb participated in a telephonic meeting to discuss certain key terms of the Merger Agreement, including with respect to Cohu’s and Xcerra’s respective required efforts to obtain certain regulatory approvals required in connection with the proposed transaction, the covenants applicable to each of Cohu and Xcerra during the period commencing upon the execution of the Merger Agreement and ending on the earlier of the Effective Time and the termination of the Merger Agreement (such period, the “Interim Period”) and Cohu’s ability to terminate the Merger Agreement if Cohu was unable to obtain financing for the Merger.

Also on April 27, 2018, representatives of Cowen delivered the Xcerra FY 2018 – FY 2023 Forecast to representatives of Deutsche Bank.

On April 28, 2018, representatives of Deutsche Bank delivered the Cohu Management Projections to representatives of Cowen.

On April 29, 2018, members of Cohu’s management, members of Xcerra’s management, representatives of Cleary Gottlieb and representatives of Latham & Watkins participated in a telephonic meeting to discuss certain key terms of the Merger Agreement, including Cohu’s ability to terminate the Merger Agreement if Cohu was unable to obtain financing for the Merger, each party’s required efforts to obtain regulatory approvals and the ability of Cohu’s board of directors to change its recommendation to Cohu’s stockholders if Cohu were to receive a superior proposal.

On April 30, 2018, representatives of each of Latham & Watkins and Cleary Gottlieb participated in a telephonic meeting to discuss certain regulatory matters.

On May 1, 2018, at the direction of members of Xcerra’s management, representatives of Cowen participated in a telephonic meeting with representatives of Deutsche Bank to discuss the per share purchase price indicated in the Second Revised Proposal Letter. During the meeting, based on instructions previously received from management of Cohu, the representatives of Deutsche Bank indicated that Cohu would not increase the per share purchase price indicated in the Second Revised Proposal Letter and that such price was Cohu’s best and final offer.

Also on May 1, 2018, representatives of Cleary Gottlieb delivered an initial draft of the Commitment Letter to representatives of Latham & Watkins with respect to the debt financing to be obtained by Cohu in connection with the Merger.

Also on May 1, 2018, the Cohu Board met telephonically to discuss updates to the status of negotiations with Xcerra.

On May 2, 2018, Mr. Tacelli participated in several telephonic meetings with Mr. Müller to discuss certain key terms of the Merger Agreement, including with respect to Cohu’s efforts to obtain financing and regulatory approval of the Merger.

On May 3, 2018, members of Xcerra’s management and members of Cohu’s management participated in a telephonic meeting to discuss Xcerra’s earnings for the third quarter of its 2018 fiscal year and Company management’s outlook for Xcerra’s fourth quarter of its 2018 fiscal year. Following that meeting, at the direction of members of Xcerra’s management, representatives of Cowen participated in a telephonic meeting with representatives of Deutsche Bank to discuss increasing the per share purchase price offered by Cohu in connection with the Merger. During that call, based on instructions previously received from management of Cohu, the representatives of Deutsche Bank again indicated that Cohu would not increase the per share purchase price indicated in the Second Revised Proposal Letter.

Later on May 3, 2018, representatives of Cleary Gottlieb delivered a further revised draft of the Merger Agreement to representatives of Latham & Watkins.

Also on May 3, 2018, the Cohu Board held a telephonic meeting, which was attended by members of Cohu’s management, representatives of Cleary Gottlieb and representatives of Deutsche Bank. At the meeting, the Cohu Board was also provided with an update on negotiations with respect to the proposed transaction, the Merger Agreement and related matters. Representatives of Cleary Gottlieb gave an overview of negotiations and the structure of the proposed transaction. Representatives of Cleary Gottlieb then gave a presentation regarding the Cohu Board’s fiduciary duties in the context of considering Cohu’s strategic alternatives and the proposed transaction. Representatives of Cleary Gottlieb then reviewed with the Cohu Board a summary of transaction terms that was circulated to each member of the Cohu Board in advance of the meeting, reviewed the terms of the Merger Agreement and discussed certain provisions of the Merger Agreement related to the Cohu Board’s ability to accept a superior proposal and enter into an alternative transaction in the exercise of the Cohu Board’s fiduciary duties. Representatives of Deutsche Bank and representatives of Cleary Gottlieb then gave a presentation that summarized the terms of the Commitment Letter.

On May 4, 2018, Mr. Tacelli and Mr. Müller participated in a telephonic meeting to discuss certain key terms of the Merger Agreement, including each party’s required efforts to obtain regulatory approvals and certain limitations on Xcerra’s conduct of business during the Interim Period. Also on May 4, 2018, representatives of Latham & Watkins and representatives of Cleary Gottlieb participated in a telephonic meeting to discuss certain key terms of the Merger Agreement, including certain limitations on each party’s conduct of business during the Interim Period, certain limitations on Cohu’s conduct of business during the Interim Period and Cohu’s efforts to obtain financing in connection with the Merger. Following that meeting, representatives of Latham & Watkins delivered a revised draft of the Merger Agreement to representatives of Cleary Gottlieb.

Later on May 4, 2018, the Xcerra Board held a telephonic meeting, which was attended by members of Xcerra’s management, representatives of Latham & Watkins and representatives of Cowen. At such meeting, the Xcerra Board discussed the current terms of the Merger Agreement and related matters. Mr. Tacelli provided an update on Xcerra’s negotiations with Cohu and its advisors with respect to the proposed transaction and the Merger Agreement.

Representatives of Cowen then provided an update on Cowen’s previously conducted outreach to the Potential Partners and any indication of interest with respect to an alternative strategic transaction. The representatives of Cowen reviewed with the members of the Xcerra Board the list of Potential Partners and noted that of the 15 Potential Partners contacted, 14 of the Potential Partners had affirmatively passed on the opportunity to explore a potential strategic transaction with Xcerra, including Company A, and one of such Potential Partners had not responded to Cowen. Representatives of Cowen then reviewed with the Xcerra Board its financial analysis of the implied per share consideration of $13.75 represented by the Merger Consideration based on the recent closing prices of the Cohu Common Stock and the Xcerra Common Stock, a copy of such analysis which had been circulated to each member of the Xcerra Board prior to the meeting. The representatives of Cowen then responded to questions from members of the Xcerra Board regarding its financial analysis. The participants at the meeting then discussed the value of the proposed consideration to Xcerra’s stockholders, including the relative value of the cash and equity portions of the proposed consideration based on the then current price of Cohu Common Stock, the expected post-transaction indebtedness of Cohu and accretion to Xcerra’s stockholders.

Representatives of Latham & Watkins then gave a presentation regarding the Xcerra Board’s fiduciary duties in the context of considering Xcerra’s strategic alternatives and the proposed transaction with Cohu. Representatives of Latham & Watkins reviewed with the Xcerra Board a summary of transaction terms that was circulated to each member of the Xcerra Board in advance of the meeting and gave a presentation that summarized the current terms of the Merger Agreement. Following discussion, representatives of Latham & Watkins led a discussion with respect to the process for Xcerra’s and Cohu’s application for regulatory review with respect to the proposed transaction, including the process for submitting an application for regulatory review, the risks associated with such review, the potential for remedial measures to be imposed by a governmental authority and Xcerra and Cohu’s termination rights included in the Merger Agreement with respect to failure to obtain regulatory clearance.

Following discussion of the key terms of the Merger Agreement and the process for regulatory review of the proposed transaction, representatives of Latham & Watkins reviewed the proposed resolutions of the Xcerra Board which provided for the Xcerra Board’s approval of the Merger Agreement and authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, a copy of such proposed resolutions which had been provided to the members of the Xcerra Board prior to the meeting.

Following review of the proposed resolutions, the Xcerra Board engaged in discussion concerning the considerations supporting entry into the Merger Agreement and certain factors that may not support entry into the Merger Agreement, including an extensive discussion of the current state of the semiconductor test equipment market business cycle and such other factors as are described in this joint proxy statement/prospectus under the section entitled “— Recommendations of the Xcerra Board and Xcerra’s Reasons for the Merger.” Following such discussion, the participants agreed to adjourn the meeting and to reconvene on May 7, 2018, for further discussion and consideration of the proposed transaction.

On May 5, 2018, representatives of Latham & Watkins and representatives of Cleary Gottlieb participated in a telephonic meeting to discuss the remaining issues in the Merger Agreement, including representations and warranties of Cohu and limitations on Xcerra’s conduct of business during the Interim Period.

On May 6, 2018, representatives of Cleary Gottlieb and representatives of Latham & Watkins participated in several telephonic meetings to discuss remaining issues in the Merger Agreement, including limitations on Xcerra’s conduct of business during the Interim Period. Also on May 6, 2018, Mr. Tacelli and Mr. Müller communicated with respect to the same remaining issues in the Merger Agreement. As a result of these conversations, on May 6, 2018, representatives of Cleary Gottlieb and representatives of Latham & Watkins delivered to one another a total of three further revised drafts of the Merger Agreement.

On May 7, 2018, representatives of Cleary Gottlieb delivered a further revised draft of the Merger Agreement to representatives of Latham & Watkins. Later on May 7, 2018, representatives of Latham & Watkins delivered a further revised draft of the Merger Agreement to representatives of Cleary Gottlieb.

Also on May 7, 2018, the Xcerra Board held a telephonic meeting, which was attended by members of Xcerra’s management, representatives of Latham & Watkins and representatives of Cowen. At such meeting, the Xcerra Board considered approval of the Merger Agreement and related matters.

Representatives of Cowen reviewed with the Xcerra Board its financial analysis of the Merger Consideration. The representatives of Cowen then responded to questions from members of the Xcerra Board regarding its financial analysis. The participants at the meeting then discussed the value of the proposed consideration to Xcerra’s stockholders, including the premium represented by the Merger Consideration as of May 7, 2018, payable to Xcerra’s stockholders, expected accretion to Xcerra’s stockholders and the expected synergies to be realized following the closing of the potential transaction.

Representatives of Latham & Watkins then reviewed with the participants the Xcerra Board’s fiduciary duties in the context of considering Xcerra’s strategic alternatives and the proposed transaction with Cohu. Following discussion, representatives of Latham & Watkins then reviewed with the Xcerra Board the terms of the Merger Agreement that had changed since the last meeting of the Xcerra Board, at which meeting the Xcerra Board had reviewed a summary of transaction terms circulated to each member of the Xcerra Board in advance of that meeting. Following discussion, representatives of Latham & Watkins reviewed the proposed resolutions of the Xcerra Board that had been provided to each member of the Xcerra Board prior to the meeting and which provided for the Xcerra Board’s approval of the Merger Agreement and authorized the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.

Representatives of Cowen then delivered Cowen’s opinion to the Xcerra Board to the effect that, as of May 7, 2018, and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Xcerra Common Stock in the Merger was fair, from a financial point of view, to such stockholders, other than Cohu and its affiliates. The opinion of Cowen is more fully described below under the heading “— Opinion of Xcerra’s Financial Advisor, Cowen.”

After considering the proposed terms of the Merger Agreement and the presentations of each of Latham & Watkins and Cowen, including the receipt of Cowen’s oral opinion, the Xcerra Board engaged in extended discussion concerning the considerations supporting entry into the Merger Agreement and certain factors that may not support entry into the Merger Agreement, including such factors as are described in this joint proxy statement/prospectus under the section entitled — Recommendations of the Xcerra Board and Xcerra’s Reasons for the Merger.” Following such discussion, the Xcerra Board unanimously determined that the Merger Agreement, in the form presented to the Xcerra Board, and the Merger and the other transactions contemplated by the Merger Agreement, were fair to, advisable and in the best interests of Xcerra and its stockholders. The Xcerra Board then authorized and directed management to execute, deliver and perform the Merger Agreement and recommended that Xcerra’s stockholders approve the Merger Agreement and the Merger. Mr. Tacelli then provided a timeline of announcements, communications and other events related to Xcerra’s entry into the Merger Agreement. Representatives of Latham & Watkins then provided the participants with an overview of certain public filings that would be made with respect to Xcerra’s entry into the Merger Agreement and the issuance of certain communications by Xcerra and Cohu.

Also on May 7, 2018, the Cohu Board held a telephonic meeting, which was attended by members of Cohu’s management, representatives of Cleary Gottlieb and representatives of Deutsche Bank to, among other things, consider approval of the Merger Agreement and related matters. Mr. Müller gave an overview of the agenda of the meeting and provided an update on Cohu’s business and financial prospects. Representatives of Cleary Gottlieb then gave an overview of negotiations and the structure of the proposed transaction. Representatives of Cleary Gottlieb then gave a presentation regarding the Cohu Board’s fiduciary duties in the context of considering Cohu’s strategic alternatives and the proposed transaction with Xcerra. Representatives of Cleary Gottlieb then reviewed with the Cohu Board a summary of transaction terms that was circulated to each member of the Cohu Board in advance of the meeting, reviewed the terms of the Merger Agreement and discussed certain provisions of the Merger Agreement related to the Cohu Board’s ability to accept a superior proposal and enter into an alternative transaction in the exercise of the Cohu Board’s fiduciary duties. Representatives of Deutsche Bank and representatives of Cleary Gottlieb then gave a presentation that summarized the terms of the Commitment Letter.

Representatives of Deutsche Bank reviewed with the Cohu Board Deutsche Bank’s financial analysis relating to the Merger Consideration and responded to questions from members of the Cohu Board regarding such financial analysis. The representatives of Deutsche Bank then rendered to the Cohu Board an oral opinion, subsequently confirmed by delivery of a written opinion dated May 7, 2018, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in such opinion, the Merger Consideration proposed to be paid per share of Xcerra Common Stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Cohu. The opinion and analysis of Deutsche Bank is more fully described below in “Opinion of Cohu’s Financial Advisor, Deutsche Bank Securities, Inc.”

Following the meetings of the Xcerra Board and the Cohu Board on May 7, 2018, the Merger Agreement and related documents were executed and delivered by Xcerra, Cohu and Merger Sub. On May 7, 2018, the last full trading day before the announcement of the transaction, Xcerra Common Stock closed at a price of $12.84 per share and the closing price of Cohu Common Stock was $23.35 per share.

Xcerra and Cohu issued a joint press release announcing the execution of the Merger Agreement and the related documents before the open of trading of Xcerra Common Stock on May 8, 2018.

No member of the Xcerra Board and no member of Xcerra’s management has had or currently has any relationship with any of the parties to the Merger Agreement (other than Xcerra) or Deutsche Bank.

Prior to the execution of the Merger Agreement, no member of Xcerra’s management and no member of the Xcerra Board had engaged in any discussions with Cohu or any of its affiliates regarding the substantive terms, including compensation, of such person’s continued employment with or service to Xcerra (other than with respect to the two members of the Cohu Board to be designated by Xcerra as described in “—Board of Directors and Management after the Transaction”) following the consummation of the Merger. Since the execution of the Merger Agreement, representatives of Cohu have had preliminary discussions with two members of Xcerra’s senior management regarding their interest in continuing their employment with the Surviving Corporation following the Merger. Cohu has not made any offers to, nor have any agreements been entered into with, any member of Xcerra’s management.

Recommendation of the Cohu Board and Cohu’s Reasons for the Merger

At the meeting of the Cohu Board on May 7, 2018, after careful consideration, including detailed discussions with Cohu’s management and its legal and financial advisors, all of the directors present at the meeting unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, Cohu and the Cohu stockholders, and recommended that the Cohu stockholders vote FOR the Stock Issuance Proposal and FOR the Cohu Adjournment Proposal.

In evaluating the Merger, the Cohu Board consulted with Cohu’s management, as well as Cohu’s legal and financial advisors and, in reaching a conclusion to approve the Merger and related transactions and to recommend that Cohu stockholders approve the Stock Issuance Proposal, the Cohu Board reviewed a significant amount of information and considered a number of factors including:

•

its knowledge of Cohu’s business, operations, financial condition, earnings and prospects and of Xcerra’s business, operations, financial condition, earnings and prospects and the ratio of Cohu’s stock price to Xcerra’s stock price over various periods, taking into account the results of Cohu’s due diligence of Xcerra;

•

its knowledge of the current environment in the semiconductor back-end manufacturing industry, including emerging competing technologies, emerging complementary technologies, customer consolidation trends, economic conditions, current financial market conditions and the likely effects of these factors on Cohu’s and Xcerra’s potential growth, development, productivity and strategic options;

•	the provisions of the Merger Agreement providing for the payment of the Merger Consideration in a combination of cash and Cohu Common Stock;

•	the strategic nature of the acquisition, which would create a world leader in semiconductor back-end manufacturing equipment with combined sales of approximately $840.0 million;

•	the complementary nature of Cohu’s and Xcerra’s product lines, including semiconductor test and inspection handlers, test contactors, thermal sub-systems and MEMS test modules;

•

other strategic benefits of the transaction, including the expansion of Cohu’s business into areas where it has no presence, such as semiconductor automated test equipment, PCB test solutions and PCBA fixtures business, expansion of the portfolio of customer solutions in test contactors (a business that is less seasonal than test handler system sales), enhancing Cohu’s global customer service and support infrastructure, improving and accelerating R&D strategies and innovation to develop next generation products and solutions, potentially increased valuation multiples and shareholder value, and potentially greater access to financial markets to enable future growth initiatives.

•

that a fixed exchange ratio for the Stock Consideration avoids fluctuations in the number of shares that will be issued through the transaction, but can result in fluctuations in value caused by near-term market volatility;

•

the probability that regulatory approvals for the Merger could be obtained within the timeframes specified in the Merger Agreement without the imposition of conditions beyond what Cohu would find unacceptable;

•

that two members of the Xcerra Board would be joining the current Cohu Board to form the Cohu Board at the Effective Time (the “New Cohu Board”) and that the senior management of Cohu would otherwise continue as the senior management of Cohu;

•	the belief that the Cohu management team will be able to successfully integrate the two companies;

•	Cohu’s management’s expectation of achieving full annual run-rate cost synergies of $20.0 million within 24 months following closing of the Merger;

•

the provisions of the Merger Agreement that allow the Cohu Board, under certain circumstances, to change its recommendation with regard to the Merger Agreement prior to Cohu stockholder approval of the Stock Issuance Proposal, in response to an unsolicited takeover proposal with respect to which the Cohu Board determines in good faith, after consultation with Cohu’s outside legal counsel, that the failure to change its recommendation would be inconsistent with the Cohu Board’s fiduciary duties;

•

that, subject to certain exceptions, Xcerra is prohibited from taking certain actions that would be deemed to be a solicitation under the Merger Agreement, including solicitation, initiation, inducement, encouragement, facilitation or assistance of any inquiries or the making of any proposals for certain types of business combinations or acquisitions of Xcerra (or entering into any agreements for such business combinations or acquisitions of Xcerra);

•

that Xcerra must pay to Cohu a termination fee of $22.8 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, as described in the section entitled “The Merger Agreement — Termination Fees;”

•	the probability that the conditions to completion of the Merger would be satisfied prior to the Termination Date;

•	the premiums paid by the acquiring entities in comparable mixed cash-and-stock transactions in the recent past; and

•

the financial presentation of Deutsche Bank to the Cohu Board on May 7, 2018 and the oral opinion of Deutsche Bank delivered to the Cohu Board on May 7, 2018, subsequently confirmed by delivery of a written opinion dated May 7, 2018, as to the fairness, from a financial point of view, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, to Cohu of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock proposed to be paid per share of Xcerra Common Stock in the Merger, as more fully described below in “The Merger — Opinion of Cohu’s Financial Advisor, Deutsche Bank”

The Cohu Board also considered the potential adverse impact of other factors weighing negatively against the Merger, including, without limitation, the following:

•

the risks and contingencies relating to the announcement and pendency of the Merger and the risks and costs to Cohu if the Merger does not close timely or does not close at all, including the impact on Cohu’s relationships with employees and with third parties;

•	the dilution to Cohu stockholders resulting from the issuance of the Stock Consideration;

•

the risk of diverting management’s focus, employee attention and resources from other strategic opportunities and operational matters while working to complete the Merger and implement Merger integration efforts;

•	the challenges of combining the businesses, operations and workforces of Cohu and Xcerra and realizing the anticipated synergies projected to result from the Merger;

•

the possibility that the Merger may not be completed or that completion may be unduly delayed for reasons beyond the control of Cohu and/or Xcerra, including the potential length of the regulatory review process and the risk that applicable antitrust and competition authorities may seek to prohibit or enjoin the proposed Merger, or otherwise seek to impose conditions on Cohu and/or Xcerra that Cohu could find undesirable;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the Merger;

•	certain terms and conditions of the Merger Agreement, including:

•

that Cohu must pay to Xcerra a termination fee of $22.8 million or $45.0 million if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, as described in the section entitled “The Merger Agreement — Termination Fees;” and

•

the requirement that Cohu generally conduct its business only in the ordinary course and that Cohu is subject to a variety of other restrictions on the conduct of its business prior to the completion of the Merger, as more fully described in the section entitled “The Merger Agreement — Conduct of Business Pending the Merger,” any of which may delay or prevent Cohu from pursuing business opportunities that may arise or may delay or preclude Cohu from taking actions that would be advisable if it were to remain an independent company.

•

the fact that Cohu expects to incur indebtedness of up to approximately $350.0 million in connection with the Merger (net debt of approximately $230.0 million), which debt will have a floating interest rate, and such debt may adversely impact Cohu’s operations following the Merger and prevent Cohu from engaging in share buybacks or financing larger new projects; and

•	the risks described in the section entitled “Risk Factors.”

The Cohu Board concluded that the anticipated benefits of the Merger outweigh the preceding considerations.

In addition, the Cohu Board was aware of and considered the interests that some of Cohu’s directors and executive officers may have in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, their interests as stockholders and the interests of Cohu stockholders generally, as described in “The Merger — Interests of Cohu Directors and Executive Officers in the Merger.”

The reasons set forth above are not intended to be exhaustive, but include material facts considered by the Cohu Board in approving the Merger Agreement. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Cohu Board did not find it useful to and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to make its recommendation to Cohu stockholders. In addition, individual members of the Cohu Board may have given differing weights to different factors. The Cohu Board carefully considered all of the factors described above as a whole.

Recommendation of the Xcerra Board and Xcerra’s Reasons for the Merger

At a meeting on May 7, 2018, the Xcerra Board unanimously:

•	determined that the terms of the Merger and the other transactions contemplated by the Merger Agreement were fair to, and in the best interests of, Xcerra and its stockholders;

•	determined that it was in the best interests of Xcerra and its stockholders, and declared it advisable, to enter into the Merger Agreement;

•

approved the execution and delivery by Xcerra of the Merger Agreement, the performance by Xcerra of its covenants and agreements contained in the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Merger Agreement upon the terms and subject to the conditions contained therein; and

•	resolved to recommend that the Xcerra stockholders approve the Merger Agreement in accordance with the MBCA.

As described above under “The Merger Agreement — Background of the Merger,” in the course of reaching its determination to approve the Merger and the Merger Agreement, the Xcerra Board held numerous meetings and consulted with Xcerra’s senior management, financial advisor and outside legal counsel, and reviewed, evaluated and considered a variety of factors weighing positively and negatively in respect of the Merger.

The Xcerra Board considered a wide and complex variety of factors in reaching its determination to approve the Merger and the Merger Agreement, including the following positive factors (which such factors are not necessarily presented in order of relative importance):

•

information concerning Xcerra’s and Cohu’s business, financial performance (both historical and projected), financial condition, results of operations (both historical and projected), and business strategic objectives, as well as the risks of accomplishing those objectives;

•	the results of Xcerra’s due diligence investigation of Cohu and the reputation, business practices and experience of Cohu and its current management;

•

the expectation that the combined company would achieve over $20.0 million of annual run-rate cost synergies within two years of the closing of the Merger, excluding stock-based compensation, including synergies resulting from the elimination of redundant public company costs, consolidation of back office operations, consolidation of worldwide facilities and elimination of other redundant investments;

•

the advantages that the combined company may have over Xcerra as a standalone company, including as a result of the belief that the combined company will be a leading worldwide semiconductor tester and handler supplier and will be better positioned to more effectively service its customers through its broader and more diversified product offerings;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital and footprint;

•	the view that the combined company will be better able to withstand the cyclical nature of the semiconductor industry;

•

the fact that the Merger Consideration of $13.92 per share (based upon the closing price of a share of Cohu Common Stock on May 7, 2018) represents a premium to the then current and historical market prices of Xcerra Common Stock as follows:

•	an approximately 8.4% premium to the closing price of Xcerra Common Stock on May 7, 2018, the last trading day prior to the approval of the Merger Agreement by the Xcerra Board;

•

an approximately 15.4% premium to the average closing price of Xcerra Common Stock in the 30 trading day period ending on May 7, 2018, the last trading day prior to the approval of the Merger Agreement by the Xcerra Board; and

•

an approximately 28.5% premium to the average closing price of Xcerra Common Stock in the 90 trading day period ending on May 7, 2018, the last trading day prior to the approval of the Merger Agreement by the Xcerra Board;

•

the fact that the cash component of the Merger Consideration provides liquidity and certainty of value as compared to the uncertain future long-term value that Xcerra’s stockholders might or might not realize if Xcerra remained an independent publicly-traded company;

•

the fact that the stock component of the Merger Consideration provides an opportunity for Xcerra’s stockholders to participate in the potential appreciation of Cohu Common Stock, including through the potential realization of anticipated synergies from the business combination;

•	the fact that the Merger is expected to be immediately accretive to non-GAAP earnings per share following the Merger;

•

the fact that, because the stock portion of the Merger Consideration is based on a fixed exchange ratio, Xcerra’s stockholders will benefit from any increase in the trading price of Cohu Common Stock between the announcement of the Merger and the completion of the Merger;

•

the Xcerra Board’s belief that regulatory approvals necessary to complete the transaction could be obtained and the obligation of Cohu and Xcerra to use their respective reasonable best efforts to obtain such approvals and to take such actions (including with respect to selling, holding separate or otherwise disposing of certain businesses or assets upon the terms and subject to the conditions set forth in the Merger Agreement) as are necessary to obtain such approvals;

•

the fact that the closing of the Merger is subject to approval of Xcerra’s stockholders and that Xcerra’s stockholders have the ability to vote against the approval of the Merger Agreement and the transactions contemplated therein for any reason;

•

the Xcerra Board’s assessment that none of the reasonably possible alternatives to the Merger, including remaining an independent publicly-traded company, was reasonably likely to present a superior opportunity for Xcerra to create greater value for Xcerra’s stockholders, taking into account the potential benefits to Xcerra stockholders of these alternatives and the timing and likelihood of accomplishing the goals of such alternatives, as well as business, competitive, industry, market and execution risks;

•	the risks and uncertainties associated with Xcerra remaining an independent company compared to the opportunities presented by the Merger, including the risks and uncertainties with respect to:

•

Xcerra achieving its growth plans in light of the current and future market conditions, including the risks and uncertainties in the U.S. and global economy generally and the semiconductor and semiconductor equipment industries specifically;

•	the intensely competitive nature of the semiconductor equipment and electronics manufacturing industries in which Xcerra competes;

•

the cyclical nature of the semiconductor industry and the corresponding fluctuations in Xcerra’s financial results and the market price of Xcerra Common Stock over the last 12 months and the last several years, as well as the fact that the semiconductor industry has been in an upcycle for longer than typical historically;

•	consolidation trends within the semiconductor industry;

•	Xcerra’s dependence on a highly concentrated customer base;

•

the fluctuations in Xcerra’s sales and operating results in recent periods and its prospects for future growth, and the general risks associated with Xcerra’s ability to execute on a business plan that would create stockholder value in excess of the Merger Consideration;

•	the significant lead-time and expense of developing new products and Xcerra’s ability to anticipate the technical needs of its customers;

•	the importance of scale in a competitive market environment and the associated challenges to growth as a smaller independent company;

•

the dependence of Xcerra on subcontractors and sole source suppliers for the manufacture of the subcomponents and subassemblies used to produce Xcerra’s test products and the business risks associated with such a dependency;

•	the dependence of Xcerra on a limited number of suppliers for some components and subassemblies, and the risk of supply shortages or loss of suppliers;

•	the dependence of Xcerra on international sales for a significant portion of Xcerra’s revenue in recent periods and the business risks associated with such a dependency; and

•	the general risks and market conditions that could affect the price of Xcerra Common Stock;

•

the possibility that, as a result of the foregoing or other risks, it could take a considerable period of time before the trading price of Xcerra Common Stock would reach and sustain a price per share that is equal to, or greater than, the Merger Consideration, as adjusted for the time value of money, and that Xcerra Common Stock may never reach such a price;

•

estimated forecasts of Xcerra’s future financial performance prepared by Xcerra’s management, together with management’s view of Xcerra’s financial condition, results of operations, business, prospects and competitive position and the ability to achieve the performance set forth in such forecasts;

•

the financial analyses presented to the Xcerra Board by Cowen with respect to the Merger Consideration and the written opinion of Cowen to the Xcerra Board to the effect that, as of May 7, 2018, and subject to the various assumptions and limitations set forth therein, the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to be received by the Xcerra stockholders in the Merger was fair, from a financial point of view, to such stockholders, other than Cohu and its affiliates. The full text of Cowen’s opinion is attached hereto as Annex C and is incorporated into this joint proxy statement/prospectus by reference and in its entirety. Cowen’s opinion is more fully described below under the heading “The Merger — Opinion of Xcerra’s Financial Advisor, Cowen;”

•

Cohu’s agreement to appoint two current members of the Xcerra Board to the Cohu Board upon the consummation of the Merger in order to provide continuity and to bring Xcerra’s knowledge and familiarity with its business model to bear on the efforts of the combined company to achieve its expansion goals and to realize the potential synergies anticipated from the Merger;

•

the negotiations with respect to the Merger Consideration, including the determination by the Xcerra Board that, following negotiations with Cohu, the Merger Consideration was the highest price that Cohu would agree to pay;

•

the absence of any credible acquisition proposal with a higher price than the Merger Consideration, and, in particular, the absence of any such credible acquisition proposal after contacts with multiple other parties regarding a potential acquisition;

•	the likelihood that the Merger would be completed based on, among other things (not in any relative order of importance):

•	the conditions to closing set forth in the Merger Agreement and the absence of a financing condition;

•

representations by Cohu and Merger Sub in the Merger Agreement that, assuming the accuracy of Xcerra’s representations in the Merger Agreement, the aggregate proceeds represented by the financing commitments will be sufficient for Cohu and Merger Sub to pay all amounts required to be paid in connection with the Merger;

•

the fact that Cohu has provided an executed commitment letter from a reputable financing source with respect to debt financing sufficient for the consummation of the Merger and the obligation of Cohu to use its reasonable best efforts to ensure that the full proceeds of the financing will be available to Cohu at the closing of the Merger (as more fully discussed in the section of this joint proxy statement/prospectus titled “The Merger Agreement — Financing”); and

•

the fact that the Merger Agreement provides that Cohu will be required to pay Xcerra a termination fee in an amount equal to $22.8 million or $45.0 million if the Merger Agreement is terminated in certain circumstances (as further explained in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fees”);

•

the ability of the Xcerra Board, under certain circumstances, to make a change in its recommendation to Xcerra’s stockholders with respect to the approval of the Merger Agreement (as further explained in the section of this joint proxy statement/prospectus entitled “The Merger Agreement — The Xcerra Board’s Recommendation; Xcerra Board Recommendation Change”);

•

the ability of Xcerra to furnish information to, and conduct negotiations with, third parties in certain circumstances, and to terminate the Merger Agreement to accept a superior proposal upon payment to Cohu of a termination fee equal to $22.8 million (which the Xcerra Board believed was reasonable under the circumstances);

•

the availability of appraisal rights under Massachusetts law to Xcerra stockholders who do not vote in favor of the approval of the Merger Agreement and comply with all of the required procedures under Massachusetts law, which provides those stockholders with an opportunity to demand payment of the “fair value” of their shares of Xcerra Common Stock as determined pursuant to Massachusetts law, which may be more than, less than, or the same as the amount such stockholders would have received under the Merger Agreement;

•

the fact that Xcerra’s financial and legal advisors were involved during the process and negotiations and updated the Xcerra Board directly and regularly, which provided the Xcerra Board with additional perspectives on the process and negotiations; and

•

the belief of the Xcerra Board that the terms of the Merger Agreement, including the representations, warranties, covenants and the closing conditions, were the product of arm’s-length negotiations between the parties and are reasonable and in the best interests of Xcerra’s stockholders;

•	the fact that the members of the Xcerra Board were unanimous in their determination to recommend the Merger Agreement for approval by Xcerra stockholders.

The Xcerra Board also considered a variety of potentially negative factors and risks relating to the Merger Agreement and the Merger, including the following (which factors and risks are not necessarily presented in order of relative importance):

•

the fact that a significant portion of the Merger Consideration is comprised of Cohu Common Stock and the exchange ratio is fixed, and therefore Xcerra’s stockholders will be adversely affected by any decrease in the price of Cohu Common Stock between the announcement of the Merger and the completion of the Merger, and that the terms of the Merger Agreement do not include “collar” provisions or stock-price-based termination rights that would be triggered by a decrease in the value of the Merger Consideration implied by the price of Cohu Common Stock;

•	the fact that completion of the Merger will require antitrust clearance in the United States and Germany;

•

the fact that the Merger may not receive required antitrust approval, or that other conditions to the parties’ obligations to complete the Merger will not be satisfied and, as a result, the possibility that the Merger may not be completed even if the Merger Agreement is approved by Xcerra’s stockholders;

•

the fact that, in connection with the grant of antitrust approval, governmental authorities may impose conditions on Cohu or Xcerra which could adversely affect the operations and value of the combined company;

•

the difficulty Cohu would have completing the Merger if the financing described in the debt commitment letter entered into by Cohu in connection with the execution of the Merger Agreement, or any alternative financing arrangements, were not available at Closing;

•

the potential negative effects of the public announcement of the Merger on Xcerra’s or Cohu’s sales, operating results, stock price, ability to retain key management, sales and marketing, technical and other personnel, and such party’s relationships with customers, suppliers and regulators;

•

the risks and substantial costs to Xcerra if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on Xcerra’s business and customer relationships;

•	the fact that certain provisions of the Merger Agreement prohibit Xcerra from soliciting, and limit its ability to respond to, proposals for alternative transactions;

•

the restrictions on the conduct of Xcerra’s business prior to completion of the Merger, requiring Xcerra to conduct its business in the ordinary course and preventing Xcerra from taking certain specified actions, each of which could delay or prevent Xcerra from undertaking business opportunities that might arise pending completion of the Merger;

•

the possibility that Xcerra may be obligated to pay Cohu a termination fee equal to $22.8 million under certain circumstances, including in the event that Xcerra terminates the Merger Agreement to enter into a definitive agreement related to a superior proposal (as further explained under the section of this joint proxy statement/prospectus entitled “The Merger Agreement — Termination Fees”);

•	the fact that the termination fees payable by Cohu are only available in certain circumstances in which the Merger Agreement is terminated;

•	the fact that Xcerra’s stockholders may not approve the Merger;

•	the conditions to the obligations of Cohu and Merger Sub to complete the Merger and the right of Cohu to terminate the Merger Agreement under certain circumstances;

•

the fact that Xcerra’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of Xcerra’s stockholders generally, including certain interests arising from the employment and compensation arrangements of Xcerra’s executive officers, and the manner in which they would be affected by the Merger;

•

the risk of not realizing any or all of the potential synergies or other benefits of the Merger, including, without limitation, as a result of the challenges of combining the business, operations and workforces of Cohu and Xcerra, and the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated;

•	the fact that Cohu will incur additional indebtedness in connection with the Merger, which indebtedness may adversely impact the operations of the combined company following the Merger;

•	the substantial transaction costs to be incurred in connection with the Merger;

•	the risk and potential negative outcome of potential litigation in connection with the Merger;

•

the fact that the receipt of the Merger Consideration by Xcerra’s stockholders in exchange for their shares of Xcerra Common Stock in connection with the Merger will be a taxable transaction for U.S. federal income tax purposes as described in the section of this joint proxy statement/prospectus titled “Material United States Federal Income Tax Consequences;”

•

the potential length of the regulatory approval process and the fact that, should additional time be needed to obtain the regulatory approvals required to close the Merger, Cohu may extend the termination date from six months to up to twelve months, further exacerbating any potential negative effects on Xcerra and its business during the period between the execution of the Merger Agreement and the earlier to occur of the closing of the Merger or the termination of the Merger Agreement; and

•	various other risks associated with the Merger and the business of Cohu, Xcerra and the combined company described under “Risk Factors.”

The foregoing discussion of the information and factors considered by the Xcerra Board is not intended to be exhaustive, but includes the material factors considered by the Xcerra Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Xcerra Board did not find it useful to and did not attempt to quantify, rank, or otherwise assign relative weights to these factors. In addition, the Xcerra Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but, rather, the Xcerra Board conducted an overall analysis of the factors described above, including discussions with Xcerra’s management and its financial and legal advisors. In considering the factors described above, individual members of the Xcerra Board may have given different weights to different factors.

This explanation of the Xcerra Board’s reasons for the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The Xcerra Board unanimously recommends that you vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to adjourn the Xcerra Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Xcerra Special Meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to Xcerra’s named executive officers in connection with the Merger.

Opinion of Cohu’s Financial Advisor, Deutsche Bank

At the May 7, 2018 meeting of the Cohu Board, Deutsche Bank rendered its oral opinion to the Cohu Board, subsequently confirmed by delivery of a written opinion dated May 7, 2018, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock proposed to be paid per share of Xcerra Common Stock in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Cohu.

The full text of Deutsche Bank’s written opinion, dated May 7, 2018, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with its opinion, is included in this joint proxy statement/prospectus as Annex B. The summary of Deutsche Bank’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Cohu Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, to Cohu of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock proposed to be paid per share of Xcerra Common Stock pursuant to the Merger Agreement as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Merger or the Merger Agreement nor did it address the terms of any other agreement entered into or to be entered into in connection with the Merger. Cohu did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Cohu, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Cohu to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of Cohu Common Stock or any other person should vote with respect to the Merger or any other matter. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any the officers, directors, or employees of any parties to the Merger, or any class of such persons, in connection with the Merger, whether relative to the Merger Consideration or otherwise. Deutsche Bank’s opinion did not in any manner address the prices at which the Cohu Common Stock, the Xcerra Common Stock or other securities will trade following the announcement or completion of the Merger.

In connection with Deutsche Bank’s role as financial advisor to Cohu, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Xcerra and Cohu, and certain internal analyses, financial forecasts and other information relating to Xcerra and Cohu prepared by management of Cohu, as summarized in “The Merger — Unaudited Prospective Financial Information — Cohu Unaudited Prospective Financial Information.” Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Cohu regarding the businesses and prospects of Xcerra, Cohu and the combined company and with certain senior officers and other representatives and advisors of Xcerra regarding the businesses and prospects of Xcerra. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Xcerra Common Stock and the Cohu Common Stock;

•

compared certain financial and stock market information for Xcerra and Cohu with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the Merger Agreement;

•

reviewed analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Cohu to be achieved as a result of the Merger, collectively referred to in this section “The Merger — Opinion of Cohu’s Financial Advisor, Deutsche Bank” as the synergies; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Xcerra or Cohu, including, without limitation, any financial information considered in connection with the rendering of Deutsche Bank’s opinion. Accordingly, for purposes of Deutsche Bank’s opinion, Deutsche Bank, with the knowledge and permission of the Cohu Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Xcerra, Cohu or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Xcerra, Cohu or any of their respective subsidiaries (or the impact of the Merger thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the synergies, made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the Cohu Board, that such forecasts, including with respect to the synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Cohu as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, with respect to the synergies, or the assumptions on which they were based.

Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Bank as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Deutsche Bank’s opinion of which Deutsche Bank may become aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of the Cohu Board that, in all respects material to Deutsche Bank’s analysis, the Merger will be completed in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to Deutsche Bank’s analysis. Deutsche Bank also assumed with the knowledge and permission of the Cohu Board that all material governmental, regulatory or other approvals and consents required in connection with the completion of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to Deutsche Bank’s analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and relied on the assessments made by Cohu and its other advisors with respect to such issues.

Cohu selected Deutsche Bank as its financial advisor in connection with the Merger based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between Cohu and Deutsche Bank, dated October 6, 2017, Cohu agreed to pay Deutsche Bank a fee of $500,000 which became payable upon the delivery of its opinion (or which would have become payable if Deutsche Bank had advised Cohu it was unable to render an opinion) and a fee of $3,500,000 upon the closing of the Merger. Pursuant to the engagement letter, Deutsche Bank’s aggregate advisory fees described in the previous sentence will be reduced by 10.0% of any financing fees to be paid to Deutsche Bank in connection with its engagement as sole lead manager of the Financing, as described further in “The Merger — Financing Relating to the Merger.” Cohu has also agreed to reimburse Deutsche Bank for all reasonable fees, expenses and disbursements of Deutsche Bank’s outside counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of Deutsche Bank, in each case on the terms set forth in the engagement letter. Cohu has also agreed to indemnify Deutsche Bank and certain related persons to the fullest extent lawful against certain liabilities, including certain liabilities arising out of its engagement or the Merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of DB Group have, from time to time, provided, investment banking, commercial banking (including extension of credit) or other financial services to Xcerra or its affiliates for which they have received, and in the future may receive, compensation. Based on a review of its internal management information system as of May 4, 2018, the DB Group had received approximately €100,000 in fees for such services from Xcerra since January 1, 2016. One or more members of DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to Cohu or its affiliates for which they have received, and in the future may receive, compensation. Based on a review of its internal management information system as of May 4, 2018, the DB Group had received less than €100,000 in fees for such services from Cohu since January 1, 2016. One or more members of the DB Group have agreed to provide financing to Cohu in connection with the Merger, as described further in “The Merger — Financing Relating to the Merger.” The DB Group may also provide investment and commercial banking services to Cohu, Xcerra and their respective affiliates in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Cohu, Xcerra and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments, and obligations.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses contained in a presentation that was made by Deutsche Bank to the Cohu Board on May 7, 2018 and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of

Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Deutsche Bank’s analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 7, 2018, and is not necessarily indicative of current market conditions.

In preparing its analyses, Deutsche Bank utilized calculations of, among other things, (i) total enterprise value (“TEV”), calculated as equity value plus, if applicable, minority interest plus net debt, (ii) adjusted earnings before interest, taxes, depreciation and amortization, calculated by starting with Operating Income and adding back stock-based compensation, depreciation, amortization, restructuring costs and acquisition related charges (“Adjusted EBITDA”), (iii) earnings per share (“EPS”), calculated by adding back stock-based compensation, amortization, restructuring costs and acquisition related charges and (iv) price as a multiple of EPS (“P/E”). For additional information regarding the financial data provided by Cohu’s management underlying these calculations, please see “The Merger — Unaudited Prospective Financial Information — Cohu Unaudited Prospective Financial Information.”

Selected Public Companies Analysis — Xcerra

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Xcerra with corresponding financial information and valuation measurements for Cohu and the following publicly-traded semiconductor capital equipment companies:

•	Advantest Corporation

•	Camtek Ltd.

•	FormFactor, Inc.

•	inTest Corporation

•	Kulicke and Soffa Industries, Inc.

•	Teradyne, Inc.

Although none of Cohu or the other selected companies is directly comparable to Xcerra, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Xcerra. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Xcerra, Cohu and each of the other selected companies on May 7, 2018, information contained in the most recent public disclosures of Xcerra, Cohu and the other selected companies, analyst consensus estimates of Adjusted EBITDA and EPS for Xcerra, Cohu and the other selected companies and Cohu estimates of Adjusted EBITDA and EPS for Xcerra, Deutsche Bank calculated the following multiples for Xcerra, Cohu and each of the selected companies:

•	TEV as a multiple of estimated calendar year (“CY”) 2018 Adjusted EBITDA;

•	TEV as a multiple of estimated CY 2019 Adjusted EBITDA

•	price as a multiple of CY 2018E estimated EPS; and

•	price as a multiple of CY 2019E estimated EPS.

The results of this analysis are summarized as follows:

Selected Companies	TEV/CY 2018E Adjusted EBITDA	TEV/CY 2019E Adjusted EBITDA	P/CY 2018E EPS	P/CY 2019E EPS
High	11.6x	10.1x	18.3x	15.9x
Median (including Cohu)	10.3x	7.6x	13.8x	11.6x
Low	5.2x	4.8x	7.9x	7.0x
Xcerra
Consensus	7.1x	6.4x	11.7x	10.3x
Cohu Estimates	6.3x	5.5x	10.0x	8.8x

Based in part upon the TEV/Adjusted EBITDA and P/E multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Xcerra Common Stock by:

•

applying multiples of TEV to Cohu management estimates of Xcerra’s CY 2018 Adjusted EBITDA of 6.0x to 10.0x, resulting in a range of implied values of $12.42 to $18.65 per share of Xcerra Common Stock;

•	applying multiples of TEV to Cohu management estimates of Xcerra’s CY 2019 Adjusted EBITDA of 5.0x to 8.5x, resulting in a range of implied values of $11.87 to $18.03 per share of Xcerra Common Stock;

•	applying multiples of price to Cohu management estimates of Xcerra’s CY 2018 EPS of 11.0x to 13.5x, resulting in a range of implied values of $14.14 to $17.35 per share of Xcerra Common Stock; and

•	applying multiples of price to Cohu management estimates of Xcerra’s CY 2019 EPS of 9.5x to 11.5x, resulting in a range of implied values of $13.85 to $16.76 per share of Xcerra Common Stock.

Deutsche Bank noted that the implied value of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock per share of Xcerra Common Stock was $13.92 based upon the $23.35 closing price of the Cohu Common Stock on May 7, 2018, and that the closing price of the Xcerra Common Stock on May 7, 2018 was $12.84 per share.

Selected Transactions Analysis—Xcerra

Deutsche Bank reviewed publicly available information relating to the following selected transactions in the semiconductor capital equipment industry, which are referred to in this section “The Merger—Opinion of Cohu’s Financial Advisor, Deutsche Bank” as the selected transactions:

Date Announced	Target	Acquiror
03/19/2018	Orbotech Ltd.	KLA-Tencor Corporation
04/10/2017	Xcerra (withdrawn)	Sino IC Capital Co. Ltd.
02/02/2017	Ultratech, Inc.	Veeco Instruments Inc.
06/15/2016	Hermes Microvision, Inc.	ASML Holding NV
02/23/2016	Newport Corporation	MKS Instruments, Inc.
02/04/2016	Cascade Microtech, Inc.	FormFactor, Inc.
12/02/2015	Mattson Technology, Inc.	Beijing E-Town Dragon Semiconductor Industry Investment Center
10/22/2014	BTU International Inc.	Amtech Systems, Inc.
07/07/2014	SPTS Technologies Holdings Ltd.	Orbotech Ltd.
02/04/2014	ATMI, Inc.	Entegris, Inc.

Date Announced	Target	Acquiror
08/19/2013	Edwards Group Limited	Atlas Copco
12/10/2012	Ismeca Semiconductor Holding SA	Cohu
10/17/2012	Cymer, Inc.	ASML Holding NV
08/13/2012	FSI International, Inc.	Tokyo Electron Limited
05/18/2012	American Integration Technologies, LLC	Ultra Clean Holdings, Inc.
03/16/2012	NEXX Systems, Inc.	Tokyo Electron Limited
03/02/2012	Oerlikon Solar-Lab	Tokyo Electron Limited
12/14/2011	Novellus Systems, Inc.	Lam Research Corp.
09/14/2011	LitePoint Corporation	Teradyne, Inc.
05/04/2011	Varian Semiconductor Equipment Associates	Applied Materials, Inc.
03/28/2011	Verigy Ltd.	Advantest Corporation
08/16/2010	Veeco’s Instruments Inc. — Metrology business	Bruker Corporation

Although none of the selected transactions is directly comparable to the Merger, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the Merger. The analysis of selected transactions was not simply mathematical, rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operational characteristics of the target companies involved in the selected transactions and other factors that could affect the acquisition value of such companies.

With respect to each selected transaction and based on publicly available information, Deutsche Bank calculated the multiple of TEV to last twelve months (“LTM”) Adjusted EBITDA and to next twelve months (“NTM”) Adjusted EBITDA. Using the $13.92 implied value of the Merger Consideration based upon the $23.35 closing price of the Cohu Common Stock on May 7, 2018 and cash balances provided by Xcerra management and approved for Deutsche Bank’s use by Cohu management, Deutsche Bank also calculated the same multiples for Xcerra based upon actual CY 2017 Adjusted EBITDA and analyst consensus estimates of CY 2018 Adjusted EBITDA. Multiples that were negative or above 35.0x were excluded for purposes of this analysis.

The following table presents the results of this analysis:

	TEV/LTM Adjusted EBITDA	TEV/NTM Adjusted EBITDA
High	31.5x	30.8x
Mean	13.7x	12.7x
Median	12.0x	10.2x
Low	8.2x	6.8x
Cohu at $13.92	8.0x (2017)	7.0x (2018E)

Based in part upon the TEV/ Adjusted EBITDA multiples described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Xcerra Common Stock by applying multiples of TEV to Cohu management estimates of Xcerra’s 2017 Adjusted EBITDA of 8.0x to 12.0x, resulting in a range of implied values of $13.91 to $19.32 per share of Xcerra Common Stock. In addition, Deutsche Bank calculated ranges of estimated implied value per share of Xcerra Common Stock by applying multiples of TEV to Cohu management estimates of Xcerra’s 2018 Adjusted EBITDA of 7.0x to 11.5x, resulting in a range of implied values of $13.98 to $20.98 per share of Xcerra Common Stock.

Deutsche Bank noted that the implied value of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock per share of Xcerra Common Stock was $13.92 based upon the $23.35 closing price of the Cohu Common Stock on May 7, 2018 and that the closing price of the Xcerra Common Stock on May 7, 2018 was $12.84 per share.

Discounted Cash Flow Analysis — Xcerra

Deutsche Bank performed a discounted cash flow analysis of Xcerra using financial forecasts and other information and data provided by Cohu management to calculate ranges of implied value of the Xcerra Common Stock as of May 7, 2018. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 11.0% to 13.0% to (i) unlevered free cash flows expected to be generated by Xcerra during calendar years 2018 through 2022, using the mid-year convention both with and without taking into account the synergies estimated by Cohu management to result from the Merger and (ii) estimated terminal values calculated using a range of perpetuity growth rates of 2.0% to 3.0%. For purposes of its financial analysis, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA, less (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital (in each case as set forth in “The Merger — Unaudited Prospective Financial Information — Cohu Unaudited Prospective Financial Information”).

Deutsche Bank derived the foregoing range of discount rates using a weighted average cost of capital analysis based on a risk free rate of 3.02% using the 20-year U.S. Treasury yield as of May 7, 2018 and certain other financial metrics, including betas, for Xcerra, Cohu and the other selected companies described above.

This analysis resulted in ranges of implied estimated equity value of $13.64 to $17.07 per share of Xcerra Common Stock without taking into account the synergies estimated by Cohu management to result from the Merger and $15.90 to $20.55 per share of Xcerra Common Stock taking into account the synergies estimated by Cohu management to result from the Merger.

Deutsche Bank noted that the implied value of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock per share of Xcerra Common Stock was $13.92 based upon the $23.35 closing price of the Cohu Common Stock on May 7, 2018 and that the closing price of the Xcerra Common Stock on May 7, 2018 was $12.84 per share.

Selected Public Companies Analysis — Cohu

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Cohu with corresponding financial information and valuation measurements for Xcerra and the publicly traded companies described under “The Merger — Opinion of Cohu’s Financial Advisor, Deutsche Bank—Selected Public Companies Analysis — Xcerra” above.

Although none of Xcerra or the other selected companies is directly comparable to Cohu, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Cohu. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of Cohu, Xcerra and each of the other selected companies on May 7, 2018, information contained in the most recent public disclosures of Cohu, Xcerra and the other selected companies, analyst consensus estimates of Adjusted EBITDA and EPS for Cohu, Xcerra and the other selected companies and Cohu estimates of Adjusted EBITDA and EPS for Cohu, Deutsche Bank calculated the following multiples for Cohu, Xcerra and each of the selected companies:

•	TEV as a multiple of estimated CY2018 Adjusted EBITDA;

•	TEV as a multiple of estimated CY 2019 Adjusted EBITDA;

•	price as a multiple of CY 2018E estimated EPS; and

•	price as a multiple of CY 2019E estimated EPS.

The results of this analysis are summarized as follows:

Selected Companies	TEV/CY 2018E Adjusted EBITDA	TEV/CY 2019E Adjusted EBITDA	P/CY 2018E EPS	P/CY 2019E EPS
High	11.6x	10.1x	18.3x	15.9x
Median (including Xcerra)	10.3x	7.6x	13.6x	10.3x
Low	5.2x	4.8x	7.9x	7.0x
Cohu
Consensus	8.6x	7.4x	13.8x	11.6x
Cohu Estimates	8.6x	7.2x	13.6x	11.5x

Based in part upon the TEV/Adjusted EBITDA and P/E multiples of the selected companies described above and taking into account their professional judgment and experience, Deutsche Bank calculated ranges of estimated implied value per share of Cohu Common Stock by:

•	applying multiples of TEV to Cohu management estimates CY 2018 Adjusted EBITDA of 6.0x to 10.0x, resulting in a range of implied values of $17.63 to $26.41 per share of Cohu Common Stock;

•	applying multiples of TEV to Cohu management estimates CY 2019 Adjusted EBITDA of 5.0x to 8.5x, resulting in a range of implied values of $17.57 to $26.76 per share of Cohu Common Stock;

•	applying multiples of price to Cohu management estimates of CY 2018 EPS of 11.0x to 13.5x, resulting in a range of implied values of $18.86 to $23.15 per share of Cohu Common Stock; and

•	applying multiples of price to Cohu management estimates of CY 2019 EPS of 9.5x to 11.5x, resulting in a range of implied values of $19.31 to $23.38 per share of Cohu Common Stock.

Deutsche Bank noted that the closing price of the Cohu Common Stock was $23.35 per share on May 7, 2018.

Discounted Cash Flow Analysis — Cohu

Deutsche Bank performed a discounted cash flow analysis of Cohu using financial forecasts and other information and data provided by Cohu management to calculate ranges of implied value of the Cohu Common Stock as of May 7, 2018. In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 11.0% to 13.0% to (i) unlevered free cash flows expected to be generated by Cohu during calendar years 2018 through 2022, using the mid-year convention and (ii) estimated terminal values calculated using a range of perpetuity growth rates of 2.0% to 3.0%. For purposes of its financial analysis, Deutsche Bank calculated unlevered free cash flow as (a) Adjusted EBITDA, less (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital (in each case as set forth in “The Merger — Unaudited Prospective Financial Information — Cohu Unaudited Prospective Financial Information”).

Deutsche Bank derived the foregoing range of discount rates using a weighted average cost of capital analysis based on a risk free rate of 3.02% using the 20-year US. Treasury yield as of May 7, 2018 and certain other financial metrics, including betas, for Cohu, Xcerra and the other selected companies described above.

This analysis resulted in ranges of implied estimated equity value of $21.83 to $27.78 per share of Cohu Common Stock.

Deutsche Bank noted that the closing price of the Cohu Common Stock was $23.35 per share on May 7, 2018.

Additional Information

Deutsche Bank observed certain additional information that was not considered part of Deutsche Bank’s financial analysis with respect to its opinion but was noted for informational purposes, including the following:

•

Wall Street Analyst Estimates — Xcerra. Deutsche Bank reviewed publicly available one-year forward stock price targets for the Xcerra Common Stock published by five Wall Street research analysts since February 23, 2018, which ranged from a low of $13.00 to a high of $16.00, with a median of $15.00.

•

Historical Trading Ranges — Xcerra. Deutsche Bank reviewed the historical closing prices for the Xcerra Common Stock during the 12-month period ended May 7, 2018, which ranged from a low of $9.21 per share on to a high of $12.89 per share. In addition, Deutsche Bank noted that the historical closing prices for the Xcerra Common Stock since February 22, 2018, the date of termination of Xcerra’s agreement to be acquired by Sino IC Capital Co. Ltd., ranged from a low of $9.71 per share to a high of $12.89 per share. Deutsche Bank also noted that the average closing price of the Xcerra Common Stock during the one-month period ending on May 7, 2018 was $12.25 per share, and that the average closing price of the Xcerra Common Stock during the twelve-month period ending on May 7, 2018 was $10.15 per share.

•

Control Premiums — Xcerra. Deutsche Bank reviewed the implied premiums to stock price in 892 transactions involving U.S. publicly traded technology companies (excluding withdrawn transactions) with transaction values in excess of $50 million announced since January 1, 2013, based on the one-day and 30-day average closing stock prices of the target companies involved in such transactions prior to announcement of the relevant transaction. Negative premiums and premiums above 200.0% were considered not meaningful. Deutsche Bank noted that the mean one-day and 30-day premiums were 34.1% and 38.8%, respectively and that the median one-day and 30-day premiums were 28.5% and 34.9% respectively. Deutsche Bank also noted that applying a control premium of 15.0% to 40.0% to the closing price per share of Xcerra Common Stock of $12.84 on May 7, 2018, resulted in a range of implied values of $14.77 to $17.98 per share of Xcerra Common Stock and that applying a control premium of 15.0% to 45.0% to the average price per share of Xcerra Common Stock for the 30 trading days ending May 7, 2018, of $12.07 resulted in a range of implied values of $13.87 to $17.49 per share of Xcerra Common Stock.

•

Wall Street Analyst Estimates — Cohu. Deutsche Bank reviewed publicly available one-year forward stock price targets for the Cohu Common Stock published by four Wall Street research analysts since March 21, 2018, which ranged from a low of $23.00 to a high of $30.00, with a median of $29.00.

•

Historical Trading Ranges — Cohu. Deutsche Bank reviewed the historical closing prices for the Cohu Common Stock during the 12-month period ended May 7, 2018, which ranged from a low of $15.69 per share to a high of $25.98 per share. Deutsche Bank also noted that the average closing price of the Cohu Common Stock during the one-month period ending on May 7, 2018 was $22.56 per share, and that the average closing price of the Cohu Common Stock during the twelve-month period ending on May 7, 2018 was $21.18 per share.

•

Historical Exchange Ratio Analysis. Deutsche Bank reviewed the historical trading prices for the Xcerra Common Stock and the Cohu Common Stock and the resulting implied exchange ratio for each trading day during the 12-month period ended May 7, 2018, calculated by dividing the closing price per share of Xcerra Common Stock by the closing price per share of Cohu Common Stock in each relevant date. Deutsche Bank noted that the implied exchange ratio during such period ranged from a low of approximately 0.380x to a high of approximately 0.621x during such period, with an average of approximately 0.486x. Deutsche Bank noted that such implied exchange ratio was approximately 0.550x based on closing prices of each of the Cohu Common Stock and the Xcerra Common Stock on May 7, 2018.

•

Pro Forma Analysis. Deutsche Bank performed an illustrative pro forma transaction analysis of the potential financial impact of the Merger on Cohu. This analysis incorporated assumptions made by Cohu’s management. This analysis indicated that the Merger would be accretive to Cohu on an earnings per share basis in 2019 both with and without synergies.

Miscellaneous

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Cohu Board as to the fairness, from a financial point of view, of the Merger Consideration to Cohu as of the date of its opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of Cohu with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Xcerra or Cohu. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Xcerra, Cohu or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Merger, including the Merger Consideration, were determined through arm’s-length negotiations between Xcerra and Cohu and were approved by the Cohu Board. The decision to enter into the Merger was solely that of the Cohu Board. As described further under “The Merger — Recommendation of the Cohu Board and Cohu’s Reasons for the Merger,” the opinion and presentation of Deutsche Bank to the Cohu Board were only one of a number of factors taken into consideration by the Cohu Board in making its determination to approve the Merger Agreement and the transactions contemplated by it, including the Merger.

Opinion of Xcerra’s Financial Advisor, Cowen

Xcerra retained Cowen to act as its exclusive financial advisor in connection with certain potential strategic transactions, including a possible sale of, or other business combination involving, Xcerra, and to render an opinion to the Xcerra Board as to the fairness, from a financial point of view, of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to be received by the Xcerra stockholders in the Merger.

On May 7, 2018, Cowen delivered its opinion to the Xcerra Board to the effect that, as of that date and subject to the various assumptions and limitations set forth therein, the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to be received by the Xcerra stockholders in the Merger was fair, from a financial point of view, to such stockholders, other than Cohu and its affiliates. The full text of the written opinion of Cowen, dated May 7, 2018, is attached as Annex C hereto and is incorporated by reference. Xcerra encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Xcerra Board and are directed only to the fairness, from a financial point of view, of the Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to be received by the Xcerra stockholders in the Merger, other than Cohu and its affiliates. Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated May 7, 2018;

•	certain publicly available financial and other information for Xcerra and certain other relevant financial and operating data furnished to Cowen by the management of Xcerra;

•

certain publicly available financial and other information for Cohu and certain other relevant financial and operating data furnished to Cowen by the management of Cohu and approved for Cowen’s use by the management of Xcerra;

•

certain internal financial analyses, financial forecasts, reports and other information concerning Xcerra prepared and approved for Cowen’s use by the management of Xcerra, as described further in “The Merger — Unaudited Prospective Financial Information — Xcerra Unaudited Prospective Financial Information” (referred to in this section as the “Xcerra Forecasts”);

•

certain internal financial analyses, financial forecasts, reports and other information concerning Cohu prepared by the management of Cohu and approved for Cowen’s use by the management of Xcerra, as described further in “The Merger — Unaudited Prospective Financial Information — Cohu Unaudited Prospective Financial Information” (referred to in this section as the “Cohu Forecasts” and, together with the Xcerra Forecasts, the “Forecasts”);

•

discussions Cowen has had with certain members of the management of Xcerra and Cohu concerning the historical and current business operations, financial condition and prospects of Xcerra and Cohu and such other matters Cowen deemed relevant;

•	certain operating results of Xcerra and Cohu as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•

the reported price and trading history of the shares of Xcerra Common Stock and Cohu Common Stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Xcerra Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Xcerra and Cohu, respectively, or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verification, the assessment of the management of Xcerra as to the existing products and services of Xcerra and

Cohu and the viability of, and risks associated with, the future products and services of Xcerra and Cohu. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of the properties or facilities of Xcerra or Cohu. Cowen further relied upon the representation of Xcerra and Cohu that all information provided to it by Xcerra and Cohu, respectively, is accurate and complete in all material respects. Cowen, with the consent of the Xcerra Board, assumed that the Forecasts were reasonably prepared by the respective managements of Xcerra and Cohu on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of Xcerra and Cohu, as applicable, and that such Forecasts provided a reasonable basis for its opinion. Cowen expressed no opinion as to the Forecasts or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen became aware after the date of its opinion.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Xcerra or Cohu since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Xcerra or Cohu, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of Xcerra, Cohu or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion does not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which it assumed that Xcerra and the Xcerra Board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness of the Merger Consideration, from a financial point of view, to the Xcerra stockholders, other than Cohu and its affiliates. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that, although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so. Cowen expressed no opinion as to what the value of Cohu Common Stock actually will be when issued or the prices at which Cohu Common Stock will trade at any time, including following announcement or consummation of the Merger.

Cowen did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act and all other applicable state or federal statutes, rules and regulations.

Cowen’s opinion was intended for the benefit and use of the Xcerra Board in its consideration of the financial terms of the Merger. Cowen’s opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with Cowen’s prior written approval. However, Cowen’s opinion may be reproduced in full in disclosure documents relating to the Merger which Xcerra is required to file under the Exchange Act, including this joint proxy statement/prospectus. Cowen’s opinion does not constitute a recommendation to any stockholder of Xcerra or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and its opinion does not in any manner address, Xcerra’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Xcerra. In addition, Cowen was not requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of Xcerra’s officers, directors or employees, or class of such persons, relative to the compensation to the public Xcerra stockholders or whether Cohu has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Merger Consideration.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Xcerra Board and the management of Xcerra the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Xcerra.

Transaction Overview

For purposes of its opinion, Cowen calculated the implied value of the Merger Consideration, as of May 7, 2018, to be approximately $13.77 (the “Implied Merger Consideration”), which was determined by adding $9.00, the Cash Consideration, to $4.77, the implied value of the Stock Consideration, which was derived by multiplying the closing price of $22.60 per share of Cohu Common Stock as reported by NASDAQ on May 4, 2018, the last full trading day prior to the date that the Xcerra Board met to consider approving the Merger Agreement, by the exchange ratio of 0.2109 of a share of Cohu Common Stock per each share of Xcerra Common Stock

Xcerra Financial Analyses

For informational purposes only, Cowen reviewed the closing prices of the shares of Xcerra Common Stock on various days and over various periods. The table below illustrates the stock prices for those days and periods and the premium implied by the Implied Merger Consideration of $9.00 in cash and 0.2109 of a share of Cohu Common Stock to the historical stock prices.

Closing Price Date	Historical Share Price	Premium Implied by Implied Merger Consideration
May 4, 2018	$12.56	9.6%
1 day prior to May 4, 2018 (Spot)	$12.77	7.8%
1 month prior to May 4, 2018 (Spot)	$11.72	17.5%
3 months prior to May 4, 2018 (Spot)	$9.85	39.8%
6 months prior to May 4, 2018 (Spot)	$9.86	39.6%
12 months prior to May 4, 2018 (Spot)	$9.85	39.8%
3 years prior to May 4, 2018 (Spot)	$9.99	37.8%
5 years prior to May 4, 2018 (Spot)	$5.91	132.9%
High during 12 months ending on May 4, 2018 (April 17, 2018) (Spot)	$12.89	6.8%
Low during 12 months ending on May 4, 2018 (August 10, 2017) (Spot)	$9.21	49.5%
High during 3 years ending on May 4, 2018 (April 17, 2018) (Spot)	$12.89	6.8%
Low during 3 years ending on May 4, 2018 (February 11, 2016) (Spot)	$5.02	174.2%
High during 5 years ending on May 4, 2018 (April 17, 2018) (Spot)	$12.89	6.8%
Low during 5 years ending on May 4, 2018 (August 30, 2013) (Spot)	$4.06	239.1%
1 month ending on May 4, 2018 (Average)	$12.17	13.1%
3 months ending on May 4, 2018 (Average)	$11.15	23.4%
6 months ending on May 4, 2018 (Average)	$10.54	30.6%
12 months ending on May 4, 2018 (Average)	$10.14	35.8%
3 years ending on May 4, 2018 (Average)	$7.89	74.5%
5 years ending on May 4, 2018 (Average)	$7.97	72.8%

Cowen also noted that the aggregate Merger Consideration to be received by all Xcerra stockholders in the Merger based upon Xcerra’s Implied Enterprise Value (as defined below) of $619.9 million, derived from the Implied Merger Consideration of $13.77, comprised of $9.00 in cash and 0.2109 of a share of Cohu Common Stock, implied a premium of 12.5% to Xcerra’s Implied Enterprise Value (as defined below) of $550.9 million, derived from Xcerra’s per share closing price of $12.56 on May 4, 2018.

For informational purposes only, Cowen also reviewed five recently published, publicly available research analyst reports. These research analyst reports set a mean 12-month undiscounted price target for Xcerra of $14.80 per share of Xcerra Common Stock, with a high of $16.00 per share and a low of $13.00 per share of Xcerra Common Stock.

Analysis of Xcerra Selected Publicly Traded Companies

To provide contextual data and comparative market information, Cowen compared selected operating and financial data and multiples for Xcerra to the corresponding data and multiples of certain other small/mid-capitalization companies and large capitalization companies in the semiconductor capital equipment industry (referred to in this section as the “Xcerra Selected Companies”) whose securities are publicly traded and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of Xcerra. These companies were:

Xcerra Selected Companies

Small/Mid-Capitalization Companies

•	Camtek Ltd.

•	Cohu, Inc.

•	FormFactor, Inc.

•	inTest Corporation

•	Kulicke and Soffa Industries, Inc.

Large Capitalization Companies

•	Advantest Corporation

•	Teradyne, Inc.

The data and multiples reviewed by Cowen included:

•

the market capitalization of equity, based on fully-diluted shares outstanding, plus debt and debt-like instruments less cash (“Implied Enterprise Value”) of each of the Xcerra Selected Companies, as a multiple of revenue and as a multiple of earnings before interest expense, income taxes, depreciation and amortization and excluding stock-based compensation and non-recurring items (referred to in this section as “Adjusted EBITDA”), and

•

the closing price per share, as of May 4, 2018, of each of the Xcerra Selected Companies as a multiple of earnings per share excluding stock-based compensation, amortization and non-recurring items (“Non-GAAP EPS”), in each case, calculated on a historical basis for calendar year 2017 (“CY2017A”) and on a forecasted basis for calendar year 2018 (“CY2018E”) from Capital IQ and Bloomberg where available, otherwise from other research analyst reports.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA and the multiple of closing price per share, as of May 4, 2018, to Non-GAAP EPS, in each case, for the Xcerra Selected Companies and for CY2017A and CY2018E. The information in the table is based on the closing stock prices of the Xcerra Selected Companies per Capital IQ on May 4, 2018.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
Small/Mid-Capitalization Companies
CY2017A Revenue	0.9x	1.5x	1.5x	2.4x
CY2018E Revenue	0.8x	1.4x	1.4x	1.9x
CY2017A Adjusted EBITDA	4.4x	9.1x	8.3x	17.6x
CY2018E Adjusted EBITDA	5.0x	7.7x	8.0x	10.7x
Large Capitalization Companies
CY2017A Revenue	2.4x	2.7x	2.7x	3.0x
CY2018E Revenue	2.0x	2.6x	2.6x	3.2x
CY2017A Adjusted EBITDA	9.4x	15.8x	15.8x	22.1x
CY2018E Adjusted EBITDA	10.6x	11.2x	11.2x	11.7x
Composite
CY2017A Revenue	0.9x	1.9x	1.7x	3.0x
CY2018E Revenue	0.8x	1.7x	1.7x	3.2x
CY2017A Adjusted EBITDA	4.4x	11.0x	9.4x	22.1x
CY2018E Adjusted EBITDA	5.0x	8.7x	9.1x	11.7x
Price per share as a multiple of:
Small/Mid-Capitalization Companies
CY2017A Non-GAAP EPS	7.6x	13.9x	10.3x	26.9x
CY2018E Non-GAAP EPS	8.1x	12.0x	12.1x	14.3x
Large Capitalization Companies
CY2017A Non-GAAP EPS	15.2x	24.1x	24.1x	33.0x
CY2018E Non-GAAP EPS	16.4x	17.6x	17.6x	18.8x
Composite
CY2017A Non-GAAP EPS	7.6x	16.8x	14.7x	33.0x
CY2018E Non-GAAP EPS	8.1x	13.6x	13.3x	18.8x

Based upon the information presented above, Cowen’s experience in the semiconductor capital equipment industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share based on the selected multiple ranges and using Xcerra’s historical revenue, Adjusted EBITDA and Non-GAAP EPS for CY2017A and Xcerra’s forecasted revenue, Adjusted EBITDA and Non-GAAP EPS for CY2018E, in each case compared to the Implied Merger Consideration as of market close on May 4, 2018 of $13.77, comprised of $9.00 in cash and 0.2109 of a share of Cohu Common Stock.

	Reference Multiple Range	Implied Value per Share
Implied Enterprise Value as a multiple of:
CY2017A Revenue	1.1x - 1.6x	$11.83 - $15.86
CY2018E Revenue	1.1x - 1.5x	$12.32 - $15.73
CY2017A Adjusted EBITDA	7.0x - 10.0x	$12.41 - $16.47
CY2018E Adjusted EBITDA	6.0x - 9.0x	$12.28 - $16.95
Price per share as a multiple of:
CY2017A Non-GAAP EPS	10.0x - 15.0x	$10.76 - $16.14
CY2018E Non-GAAP EPS	10.0x - 14.0x	$12.85 - $17.99

Although the Xcerra Selected Companies were used for comparison purposes, none of those companies is directly comparable to Xcerra. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Xcerra Selected Companies and other factors that could affect the public trading value of the Xcerra Selected Companies and Xcerra to which they are being compared.

Analysis of Xcerra Selected Transactions

Cowen reviewed the financial terms, to the extent publicly available based on company filings, press releases and research analyst reports, of 12 transactions (referred to in this section as the “Xcerra Selected Transactions”) involving the acquisition of companies or businesses in the semiconductor capital equipment industry and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations that Cowen deemed relevant, and that were announced since June 2008. These transactions and the dates announced were:

Month and Year Announced	Target	Buyer
November 2016	Kita Manufacturing Co. Ltd.	Cohu, Inc.
February 2016	Cascade Microtech, Inc.	FormFactor, Inc.
December 2014	Assembléon B.V.	Kulicke and Soffa Industries, Inc.
October 2014	BTU International Inc.	Amtech Systems, Inc.
October 2013	ATT Advanced Temperature Test Systems GmbH	Cascade Microtech, Inc.
September 2013	Multitest and Everett Charles Technologies	LTX-Credence Corporation
December 2012	Ismeca Semiconductor Holdings SA	Cohu, Inc.
September 2012	Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.)	FormFactor, Inc.
May 2012	LeCroy Corporation	Teledyne Technologies Incorporated
March 2011	Verigy Ltd.	Advantest Corporation
October 2008	Eagle Test Systems, Inc.	Teradyne, Inc.
June 2008	Credence Systems Corporation	LTX Corporation

The data and multiples reviewed by Cowen included:

•	the Implied Enterprise Value paid in each of the Xcerra Selected Transactions as a multiple of revenue and Adjusted EBITDA, and

•	the price per share paid in each of the Xcerra Selected Transactions as a multiple of Non-GAAP EPS,

in each case, for the latest twelve months (referred to in this section as “LTM”) and the next twelve months (referred to in this section as “NTM”) prior to and following the announcement of the Xcerra Selected Transactions, respectively.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA and the multiple of price per share to Non-GAAP EPS for the periods indicated.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
LTM Revenue	0.2x	1.2x	1.1x	2.6x
NTM Revenue (1)	0.3x	1.2x	1.3x	2.1x
LTM Adjusted EBITDA (2)	1.7x	8.3x	8.6x	15.6x
NTM Adjusted EBITDA (3)	3.1x	6.9x	7.5x	11.0x
Price per share as a multiple of:
LTM Non-GAAP EPS (4)	16.2x	20.5x	19.8x	26.3x
NTM Non-GAAP EPS (5)	4.3x	15.3x	14.2x	25.4x

(1)

The multiples for the transactions involving the following target companies were excluded because they were not available: Kita Manufacturing Co. Ltd., Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holding SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).

(2)

The multiple for the transactions involving Kita Manufacturing Co. Ltd. and Ismeca Semiconductor Holdings SA as the target companies were excluded because they were not available. The multiple for the transaction involving BTU International Inc. as the target company was excluded because it was negative and was considered not meaningful.

(3)

The multiples for the transactions involving the following target companies were excluded because they were not available: Kita Manufacturing Co. Ltd., Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holding SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).

(4)

The multiples for the transactions involving the following target companies were excluded because they were not available: Kita Manufacturing Co. Ltd., Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holding SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.). The multiples for the transactions involving the following target companies were excluded because they were negative and were considered not meaningful: BTU International Inc. and Credence Systems Corporation.

(5)

The multiples for the transactions involving the following target companies were excluded because they were not available: Kita Manufacturing Co. Ltd., Assembléon B.V., ATT Advanced Temperature Test Systems GmbH, Multitest and Everett Charles Technologies, Ismeca Semiconductor Holding SA and Astria Semiconductor Holdings, Inc. (MicroProbe, Inc.).

Based upon the information presented above, Cowen’s experience in the semiconductor capital equipment industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share based on the selected multiple ranges using Xcerra’s historical LTM revenue, Adjusted EBITDA and Non-GAAP EPS (LTM period ending January 31, 2018) and Xcerra’s forecasted NTM revenue, Adjusted EBITDA and Non-GAAP EPS (NTM period ending January 31, 2019), in each case compared to the Implied Merger Consideration as of market close on May 4, 2018 of $13.77, comprised of $9.00 in cash and 0.2109 of a share of Cohu Common Stock.

	Reference Multiple Range	Implied Value per Share
Implied Enterprise Value as a multiple of:
LTM Revenue	0.9x - 1.3x	$10.21 - $13.44
NTM Revenue	1.0x - 1.4x	$11.47 - $14.88
LTM Adjusted EBITDA	7.5x - 9.5x	$13.09 - $15.80
NTM Adjusted EBITDA	6.5x - 8.5x	$13.06 - $16.18
Price per share as a multiple of:
LTM Non-GAAP EPS	18.0x - 22.0x	$19.36 - $23.67
NTM Non-GAAP EPS	12.0x - 16.0x	$15.42 - $20.56

Although the Xcerra Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the target companies in those transactions is directly comparable to Xcerra. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the target companies involved and other factors that could affect the acquisition value of such companies or Xcerra to which they are being compared.

Discounted Cash Flow Analysis

Cowen estimated a range of values for the shares of Xcerra Common Stock based upon the discounted present value of Xcerra’s projected unlevered free cash flow for the three-month period ending on July 31, 2018 and the full fiscal years ending in 2019 through 2022 and the terminal value of Xcerra based on multiples of Xcerra’s forecasted Adjusted EBITDA for Xcerra’s fiscal year ending in 2023, and assuming a Merger closing date of April 30, 2018. Cowen calculated unlevered free cash flow based on financial forecast information provided by Xcerra management as (a) Adjusted EBITDA, less (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital (in each case as set forth in “The Merger—Unaudited Prospective Financial Information—Xcerra Unaudited Prospective Financial Information”), and this analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Xcerra. In performing this analysis, Cowen utilized discount rates ranging from 12.0% to 14.0%, which were selected based on the estimated weighted average cost of capital of Xcerra. Cowen utilized terminal multiples of Adjusted EBITDA ranging from 6.0x to 8.0x, which range was selected by Cowen in its professional judgment. In performing this analysis, Cowen also calculated the present value of Xcerra’s estimated United States federal and 18 state net operating loss carry forwards, as estimated and provided by the management of Xcerra, discounted to present value at a discount rate of 13.1%, which was selected based on Xcerra’s estimated cost of equity.

Utilizing this methodology, the implied value per share ranged from $12.81 to $15.82, compared to the Implied Merger Consideration as of market close on May 4, 2018 of $13.77, comprised of $9.00 in cash and 0.2109 of a share of Cohu Common Stock. The range of discount ranges and terminal multiples described above implied a range of perpetuity growth rates based on Xcerra’s estimated unlevered free cash flow in the terminal year of 2.8% to 6.8%.

Cohu Financial Analyses

For informational purposes only, Cowen reviewed the closing prices of the shares of Cohu Common Stock on various days and over various periods. The table below illustrates the stock prices for those days and periods.

Closing Price Date	Historical Share Price
May 4, 2018	$22.60
20-day VWAP (May 4, 2018) (1)	$22.52
High during 5 years ending on May 4, 2018 (November 2, 2017) (Spot)	$25.98
Low during 5 years ending on May 4, 2018 (November 1, 2013) (Spot)	$9.15
1 month ending on May 4, 2018 (Average)	$22.54
12 months ending on May 4, 2018 (Average)	$21.16
5 years ending on May 4, 2018 (Average)	$13.58

(1)	VWAP means Volume Weighted Average Price.

For informational purposes only, Cowen also reviewed four recently published, publicly available research analyst reports. These research analyst reports set a mean 12-month undiscounted price target for Cohu of $27.75 per share of Cohu Common Stock, with a high of $30.00 per share and a low of $23.00 per share of Cohu Common Stock.

Analysis of Cohu Selected Publicly Traded Companies

To provide contextual data and comparative market information, Cowen compared selected operating and financial data and multiples for Cohu to the corresponding data and multiples of certain other small/mid-capitalization companies and large capitalization companies in the semiconductor capital equipment industry (referred to in this section as the “Cohu Selected Companies”) whose securities are publicly traded and that

Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of Cohu. These companies were the same as the Xcerra Selected Companies except that Xcerra was included in the Cohu Selected Companies instead of Cohu as a Small/Mid-Capitalization company.

The data and multiples reviewed by Cowen included:

•	the Implied Enterprise Value of the Cohu Selected Companies, as a multiple of revenue and Adjusted EBITDA, and

•	the closing price per share, as of May 4, 2018, of each of the Cohu Selected Companies as a multiple of Non-GAAP EPS,

in each case, calculated for CY2017A and CY2018E from Capital IQ and Bloomberg where available, otherwise from research analyst reports.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA and the multiple of closing price per share, as of May 4, 2018, to Non-GAAP EPS, in each case, for the Cohu Selected Companies and for CY2017A and CY2018E. The information in the table is based on the closing stock prices of the Cohu Selected Companies per Capital IQ on May 4, 2018.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
Small/Mid-Capitalization Companies
CY2017A Revenue	0.9x	1.5x	1.2x	2.4x
CY2018E Revenue	0.8x	1.3x	1.2x	1.9x
CY2017A Adjusted EBITDA	4.4x	8.6x	7.1x	17.6x
CY2018E Adjusted EBITDA	5.0x	7.6x	7.4x	10.7x
Large Capitalization Companies
CY2017A Revenue	2.4x	2.7x	2.7x	3.0x
CY2018E Revenue	2.0x	2.6x	2.6x	3.2x
CY2017A Adjusted EBITDA	9.4x	15.8x	15.8x	22.1x
CY2018E Adjusted EBITDA	10.6x	11.2x	11.2x	11.7x
Composite
CY2017A Revenue	0.9x	1.8x	1.7x	3.0x
CY2018E Revenue	0.8x	1.7x	1.7x	3.2x
CY2017A Adjusted EBITDA	4.4x	10.6x	8.3x	22.1x
CY2018E Adjusted EBITDA	5.0x	8.6x	9.1x	11.7x
Price per share as a multiple of:
Small/Mid-Capitalization Companies
CY2017A Non-GAAP EPS	7.6x	13.3x	10.3x	26.9x
CY2018E Non-GAAP EPS	8.1x	11.6x	12.0x	14.3x
Large Capitalization Companies
CY2017A Non-GAAP EPS	15.2x	24.1x	24.1x	33.0x
CY2018E Non-GAAP EPS	16.4x	17.6x	17.6x	18.8x
Composite
CY2017A Non-GAAP EPS	7.6x	16.4x	11.7x	33.0x
CY2018E Non-GAAP EPS	8.1x	13.3x	12.1x	18.8x

Based upon the information presented above, Cowen’s experience in the semiconductor capital equipment industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share based on the selected multiple ranges and using Cohu’s historical revenue, Adjusted EBITDA and Non-GAAP EPS for CY2017A and Cohu’s forecasted revenue, Adjusted EBITDA and

Non-GAAP EPS for CY2018E, in each case compared to the closing price as of May 4, 2018 of $22.60 per share of Cohu Common Stock.

	Reference Multiple Range	Implied Value per Share
Implied Enterprise Value as a multiple of:
CY2017A Revenue	1.1x - 1.6x	$17.72 - $23.51
CY2018E Revenue	1.1x - 1.5x	$19.02 - $24.13
CY2017A Adjusted EBITDA	7.0x - 10.0x	$17.81 - $23.31
CY2018E Adjusted EBITDA	6.0x - 9.0x	$18.15 - $24.74
Price per share as a multiple of:
CY2017A Non-GAAP EPS	10.0x - 15.0x	$15.38 - $23.07
CY2018E Non-GAAP EPS	10.0x - 14.0x	$17.15 - $24.01

Although the Cohu Selected Companies were used for comparison purposes, none of those companies is directly comparable to Cohu. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Cohu Selected Companies and other factors that could affect the public trading value of the Cohu Selected Companies and Cohu, as they are being compared.

Discounted Cash Flow Analysis

Cowen estimated a range of values for the shares of Cohu Common Stock based upon the discounted present value of Cohu’s projected unlevered free cash flow for the eight-month period ending on December 31, 2018 and the full fiscal years ending in 2019 through 2022 and the terminal value of Cohu based on multiples of Cohu’s forecasted Adjusted EBITDA for Cohu’s fiscal year ending in 2023, and assuming a Merger closing date of April 30, 2018. Cowen calculated unlevered free cash flow based on financial forecast information provided by or at the direction of Cohu management as (a) Adjusted EBITDA, less (b) stock based compensation expense, less (c) cash taxes, less (d) capital expenditures, less (e) change in net working capital (in each case as set forth in “The Merger—Unaudited Prospective Financial Information—Cohu Unaudited Prospective Financial Information”), and this analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Cohu. In performing this analysis, Cowen utilized discount rates ranging from 9.5% to 11.5%, which were selected based on the estimates derived from a weighted average cost of capital analysis of Cohu. Cowen utilized terminal multiples of Adjusted EBITDA ranging from 6.0x to 8.0x, which range was selected by Cowen in its professional judgment.

Utilizing this methodology, the implied value per share ranged from $22.37 to $27.93, compared to the closing price as of May 4, 2018 of $22.60 per share of Cohu Common Stock. The range of discount ranges and terminal multiples described above implied a range of perpetuity growth rates based on Cohu’s estimated unlevered free cash flow in the terminal year of (0.7)% to 3.6%.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Xcerra Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses,

Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Xcerra or Cohu, as applicable. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Xcerra, Cohu, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Xcerra Board in making its decision to approve the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by Xcerra to render an opinion to the Xcerra Board because of Cowen’s familiarity with Xcerra, because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade or hold the securities of Xcerra, Cohu and/or their respective affiliates for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Cowen has provided investment banking services to Xcerra and has received fees for the rendering of such services in the amount of $525,000, and has not provided investment banking services to Cohu or any other party to the Merger Agreement. Cowen and its affiliates may in the future provide investment banking services to Xcerra and Cohu and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the engagement letter between Cowen and Xcerra, Cowen will be entitled to receive a transaction fee estimated to be approximately $8 million, $500,000 of which became payable upon Cowen rendering its opinion, which is creditable, together with a $500,000 fee that was paid to Cowen in connection with an opinion it delivered to the Xcerra Board in April 2017, against such transaction fee, and the balance of which is contingent upon the consummation of the Merger. Additionally, Xcerra has agreed to reimburse Cowen for certain of its out-of-pocket expenses, including attorneys’ fees (against which expenses, other than attorneys’ fees, the retainer fees received by Cowen will be credited), and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen were negotiated at arm’s length between Xcerra and Cowen, and the Xcerra Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the consummation of the Merger.

Unaudited Prospective Financial Information

Cohu Unaudited Prospective Financial Information

Cohu does not normally publicly disclose long-term projections with respect to future revenue, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the evaluation of the Merger, Cohu provided representatives of Deutsche Bank, Xcerra and Cowen with certain non-public, unaudited financial forecasts relating to Cohu that were prepared by management of Cohu (the “Cohu Management Projections”). The Cohu Management Projections for fiscal years 2018 through 2020 were prepared as part of Cohu’s annual strategic planning process conducted in September 2017, as part of Cohu’s 2018 operating plan analysis conducted in December 2017, and then updated by Cohu management in May 2018 including the addition of management normalized growth estimates for 2021 and 2022. Cohu also provided to representatives of Deutsche Bank certain non-public unaudited financial forecasts relating to Xcerra that were provided by Xcerra and adjusted by Cohu for the calendar years 2018 through 2022 (the “Cohu Management Xcerra Projections” and together with the Cohu Management Projections, and any other materials referring to or derived from such projections, the “Cohu Unaudited Prospective Financial Information”). A summary of the Cohu Unaudited Prospective Financial Information is included in the tables below.

The Cohu Unaudited Prospective Financial Information was not prepared with a view toward public disclosure and none of Cohu, Xcerra, Deutsche Bank or Cowen or any of their respective advisors endorse the Cohu Unaudited Prospective Financial Information as a reliable indication of future results, and none of them make any representation to readers of this document concerning the ultimate performance of Cohu or the combined company compared to the Cohu Unaudited Prospective Financial Information. Cohu is including the Cohu Unaudited Prospective Financial Information in this document solely because it was among the financial information made available to Cohu’s advisors, Xcerra and Xcerra’s advisors in connection with their evaluation of the Merger, and not to influence your decision on how to vote on any proposal. The Cohu Unaudited Prospective Financial Information was prepared based on estimates and assumptions made by Cohu’s management at the time of its preparation and speak only as of such times, as applicable.” Please read carefully the section entitled “— Important Information About the Unaudited Prospective Financial Information” below.

Financial Forecasts Provided by Cohu Related to Cohu’s Management Projections

The following table presents a summary of the Cohu Management Projections that Cohu made available to representatives of Deutsche Bank, Xcerra and Cowen, and that Deutsche Bank and Cowen used for purposes of their respective financial analyses and opinions:

Calendar Years ($ in Millions)

	2017A	2018E	2019E	2020E	2021E	2022E
Revenue	$353	$389	$420	$446	$459	$473
Non-GAAP Gross Profit (1)	145	165	185	199	206	213
Adjusted EBITDA (2)	56	67	80	89	92	95
Stock-Based Compensation		(7)	(7)	(7)	(7)	(8)
Cash Taxes (3)		(11)	(13)	(14)	(15)	(15)
Capital Expenditures		(7)	(8)	(8)	(8)	(8)
Change in Net Working Capital		7	4	5	2	2

(1)

Non-GAAP Gross Profit is a non-GAAP financial measure calculated by taking Gross Profit and adding back stock-based compensation, amortization of intangible assets, and acquisition related charges included in cost of sales.

(2)

Adjusted EBITDA is a non-GAAP financial measure calculated by starting with Operating Income and adding back stock-based compensation, depreciation, amortization, restructuring costs and acquisition related charges.

(3)

Represents cash taxes assuming Cohu’s effective rate of approximately 17%. In response to Cowen’s request for information regarding Cohu’s estimated marginal tax rates and net operating loss carryforwards, at the direction of Cohu management, representatives of Deutsche Bank advised representatives of Cowen that Cohu’s marginal tax rate was approximately 21%, resulting in estimated cash taxes of (7.6), (14.1), (15.9), (16.5) and (17.1), in the eight-month period ending on December 31, 2018 and the full fiscal years ending in 2019 through 2022, respectively, and further advised that Cohu would have no net operating loss carryforwards during such period.

Financial Forecasts Provided by Cohu Related to the Cohu Management Xcerra Projections

The following table presents a summary of the Cohu Management Xcerra Projections that Cohu made available to representatives of Deutsche Bank, and that Deutsche Bank used for purposes of its financial analysis and opinion:

Calendar Years ($ in Millions)
	2017A	2018E	2019E	2020E	2021E	2022E
Revenue	$461	$487	$500	$510	$520	$530
Non-GAAP Gross Profit (1)	214	230	241	246	251	256
Adjusted EBITDA (2)	77	89	100	102	104	106
Stock-Based Compensation		(8)	(9)	(9)	(9)	(9)
Cash Taxes		(9)	(16)	(17)	(17)	(17)
Capital Expenditures		(9)	(8)	(9)	(9)	(9)
Change in Net Working Capital		7	4	3	3	3

(1)

Non-GAAP Gross Profit is a non-GAAP financial measure calculated by taking Gross Profit and adding back stock-based compensation, amortization of intangible assets, and acquisition related charges included in cost of sales.

(2)

Adjusted EBITDA is a non-GAAP financial measure calculated by starting with Operating Income and adding back stock-based compensation, depreciation, amortization, restructuring costs and acquisition related charges.

Xcerra Unaudited Prospective Financial Information

In the normal course of business planning, in early May of each year Xcerra’s management prepares, for internal use, certain unaudited prospective financial information with respect to Xcerra’s business plans for the immediately succeeding fiscal year (the “Annual Operating Plan” or “AOP”). The AOP is based on a “bottoms-up” analysis of Xcerra’s prospects, with input from the managers of each of Xcerra’s business units. This prospective information is part of Xcerra’s annual internal planning and performance goal setting processes and is discussed, reviewed and approved by the Xcerra Board annually.

In connection with the Merger and the other transactions contemplated by the Merger Agreement, Xcerra’s management updated and expanded certain financial forecasts regarding Xcerra (for the purposes of this section, the “Xcerra Forecasts” means each of the Xcerra FY 2018 — FY 2019 Forecast and the Xcerra FY 2018 — FY 2023 Forecast, each as described below). In developing the Xcerra Forecasts, Xcerra’s management made assumptions with respect to industry performance, general business, economic, regulatory, litigation, geopolitical, market and financial conditions, as well as Xcerra specific factors such as supply and demand trends, the status of, and estimated revenues from, new products and services, effective tax rate and utilization of net operating losses, all of which are difficult to predict, and many of which are beyond Xcerra’s control. The Xcerra Forecasts were updated on a different basis, for a different purpose and at a different time than Xcerra’s public guidance as to Xcerra’s future financial performance and on a different basis, for a different purpose and at a different time than other internal financial forecasts that Xcerra’s management may prepare for its own use or for the use of the Xcerra Board in evaluating Xcerra’s business. The Xcerra Forecasts were therefore updated solely in connection with the evaluation of the Merger and do not, and were not intended to, update or revise Xcerra’s public guidance as to its future financial performance.

The following is a summary of the Xcerra Forecasts.

The Xcerra FY 2018 — FY 2019 Forecast

The Xcerra FY 2018 — FY 2019 Forecast was prepared by Xcerra’s management in the ordinary course of business for use at the Xcerra Board’s March 30, 2018 meeting for purposes of evaluating Xcerra’s business and included projections for Xcerra’s third and fourth quarter of its 2018 fiscal year as well as for Xcerra’s full 2019 fiscal year. The Xcerra FY 2018 — FY 2019 Forecast was based upon certain assumptions regarding Xcerra-specific factors such as supply and demand trends and the status, and estimated revenues from, new products and services, and general business, market and financial conditions. The Xcerra FY 2018 — FY 2019 Forecast was delivered by members of Xcerra’s management to representatives of Cohu. The Xcerra FY 2018 – FY 2019 Forecast was prepared on a stand-alone basis and therefore does not reflect any effect of an acquisition of Xcerra by Cohu, any of its affiliates or any other party or any other strategic transaction involving Xcerra. The below table is a summary of the Xcerra FY 2018 — FY 2019 Forecast.

Xcerra Management Projections — Xcerra FY 2018 – FY 2019 Forecast

($ in millions)	Q1 2018A	Q2 2018A	Q3 2018E	Q4 2018E	FY 2018E	Q1 2019E	Q2 2019E	Q3 2019E	Q4 2019E	FY 2019E
Total Revenue	$120.3	$110.3	$117.0	$130.0	$477.6	$130.0	$110.0	$120.0	$135.0	$495.0
Total Cost of Sales	$60.9	$59.7	$63.4	$69.2	$253.2	$64.4	$59.9	$64.0	$68.3	$256.5
Gross Profit ($)	$59.4	$50.6	$53.6	$60.8	$224.3	$65.6	$50.1	$56.0	$66.7	$238.5
Gross Margin (%)	49.4%	45.8%	45.8%	46.8%	47.0%	50.5%	45.6%	46.6%	49.4%	48.2%
Total Operating Expenses (1)	$38.6	$38.7	$38.4	$39.6	$155.4	$39.9	$37.6	$38.5	$40.1	$156.0
Income (Loss) From Operations (1)	$20.8	$11.8	$15.2	$21.2	$69.0	$25.7	$12.5	$17.5	$26.6	$82.4
Adjusted EBITDA($) (2)	$25.1	$16.7	$18.7	$24.7	$85.2	$29.3	$15.3	$21.2	$30.3	$96.1
Adjusted EBITDA (%)	20.9%	15.2%	16.0%	19.0%	17.8%	22.5%	13.9%	17.6%	22.4%	19.4%

(1)	Excludes restructuring expense.
(2)	Non-GAAP. Excludes stock-based compensation and non-recurring items.

The Xcerra FY 2018 — FY 2023 Forecast

The Xcerra FY 2018 — FY 2023 Forecast was prepared by Xcerra’s management for use at the Xcerra Board’s May 4, 2018 and May 7, 2018 meetings for purposes of evaluating Xcerra’s business and included a six year forecast for Xcerra’s fiscal years 2018, 2019, 2020, 2021, 2022 and 2023 and a two year forecast for the calendar years 2018 and 2019. The Xcerra FY 2018 — FY 2023 Forecast was based upon certain assumptions regarding Xcerra specific factors such as supply and demand trends and the status, and estimated revenues from, new products and services, and general business, market and financial conditions. The Xcerra FY 2018 — FY 2023 Forecast was delivered by members of Xcerra’s management to representatives of Cowen, who in turn delivered the Xcerra FY 2018 — FY 2023 Forecast to representatives of Deutsche Bank. Cowen was instructed to use and rely upon the Xcerra FY 2018 — FY 2023 Forecast as the basis for its analyses in rendering its opinion described in the section of this joint proxy statement/prospectus under the heading “The Merger — Opinion of Xcerra’s Financial Advisor, Cowen.” The Xcerra FY 2018 — FY 2023 Forecast was prepared on a stand-alone basis and therefore does not reflect any effect of an acquisition of Xcerra by Cohu, any of its affiliates or any other party or any other strategic transaction involving Xcerra. The below table is a summary of the Xcerra FY 2018 — FY 2023 Forecast.

Xcerra Management Projections — Xcerra FY 2018 — FY 2023 Forecast

	Fiscal Year						Calendar Year
($ in millions)	2018E	2019E	2020E	2021E	2022E	2023E	2018E	2019E
Total Revenue	$477.6	$495.0	$504.9	$515.0	$525.3	$535.8	$487.0	$499.8
Revenue Growth	22.2%	3.7%	2.0%	2.0%	2.0%	2.0%	5.6%	2.6%

Gross Profit	$224.3	$238.4	$243.3	$248.4	$253.5	$258.8	$230.1	$240.8
Gross Margin	47.0%	48.2%	48.2%	48.2%	48.3%	48.3%	47.2%	48.2%
R&D	$66.7	$66.6	$67.9	$69.3	$70.6	$72.1	$66.1	$66.4
SG&A	$88.0	$88.9	$90.7	$92.5	$94.3	$96.2	$88.9	$88.7

Operating Income	$68.3	$82.4	$84.3	$86.3	$88.3	$90.3	$74.6	$85.2
Operating Income Margin	14.3%	16.7%	16.7%	16.7%	16.8%	16.9%	15.3%	17.0%

Adjusted EBITDA(1)	$85.1	$97.0	$100.2	$102.4	$104.5	$106.6	$88.9	$100.4
Adjusted EBITDA Margin	17.8%	19.6%	19.8%	19.9%	19.9%	19.9%	18.3%	20.1%

Cash Net Income (2)	$67.5	$78.9	$81.2	$82.8	$84.4	$86.1	$71.4	$81.6
Cash EPS (2)	$1.22	$1.42	$1.44	$1.45	$1.45	$1.46	$1.29	$1.46

Stock-Based Compensation	$7.8	$8.0	$9.1	$9.1	$9.1	$9.1	$7.8	$8.6
Depreciation	$6.0	$6.0	$6.3	$6.6	$6.8	$7.0	$6.0	$6.2
Amortization	$0.5	$0.5	$0.5	$0.4	$0.3	$0.2	$0.5	$0.5
Capital Expenditure	$9.1	$8.4	$8.6	$8.8	$8.9	$9.1
Change in Net Working Capital	$36.2	$4.9	$2.8	$2.9	$2.9	$3.0

SBC Breakdown
Cost of Sales	$0.1	$0.1	$0.3	$0.3	$0.3	$0.3	$0.1	$0.2
R&D	$1.0	$1.0	$1.2	$1.2	$1.2	$1.2	$0.9	$1.1
SG&A	$6.8	$6.9	$7.6	$7.6	$7.6	$7.6	$6.7	$7.3

(1)	Non-GAAP. Excludes stock-based compensation and non-recurring items.
(2)	Excludes expenses for stock-based compensation, amortization and non-recurring items.

Important Information About the Unaudited Prospective Financial Information

The inclusion of the Cohu Unaudited Prospective Financial Information and the Xcerra Unaudited Prospective Financial Information (together the “Unaudited Prospective Financial Information”) as provided in the above section titled “The Merger — Unaudited Prospective Financial Information” in this joint proxy statement/prospectus should not be regarded as an indication that any of Cohu, Xcerra, Deutsche Bank, Cowen, their advisors or any of their respective affiliates, officers, directors, partners, advisors or other representatives considered, or now considers, those projections to be predictive of actual future results, and does not constitute an admission or representation by Cohu or Xcerra that this information is material. There can be no assurance that the projected results will be realized or that actual results will not be materially lower or higher than estimated, whether or not the Merger is completed.

While the Unaudited Prospective Financial Information summarized above was prepared in good faith by Cohu and Xcerra based on information available at the time of preparation, no assurances can be made regarding future events or that the assumptions made in preparing the Unaudited Prospective Financial Information will accurately reflect future conditions. In preparing the Unaudited Prospective Financial Information, Cohu’s management and Xcerra’s management made assumptions regarding, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant uncertainties and contingencies, including, among others, risks and uncertainties described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Cohu and Xcerra and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results in the Unaudited Prospective Financial Information will be realized, and actual results will likely differ, and may differ materially, from those reflected in the Unaudited Prospective Financial Information, whether or not the Merger is completed. As a result, the Unaudited Prospective Financial Information cannot be considered predictive of actual future operating results, and this information should not be relied on as such.

Since the Unaudited Prospective Financial Information covers multiple years, the information by its nature becomes less predictive with each successive year. Cohu stockholders and Xcerra stockholders are urged to review the SEC filings of Cohu and Xcerra for a description of risk factors with respect to the businesses of Cohu and Xcerra, as well as the risks and other factors described or incorporated by reference in the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” of this joint proxy statement/prospectus. The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

The Unaudited Prospective Financial Information includes certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Cohu and Xcerra may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables above provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. The independent registered public accounting firms of Cohu and Xcerra have not audited, reviewed, compiled or performed any procedures with respect to the Unaudited Prospective Financial Information for the purpose of their inclusion herein. Accordingly, the independent registered public accounting firms of Cohu and Xcerra do not express an opinion or provide any form of assurance with respect thereto for the purpose of this joint proxy statement/prospectus. The reports of the independent registered public accounting firms of Cohu and Xcerra incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Cohu and Xcerra. They do not extend to the Unaudited Prospective Financial Information and should not be read to do so. The Unaudited Prospective Financial Information does not take into account any circumstances or events occurring after the date they were prepared.

READERS OF THIS DOCUMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION. COHU AND XCERRA DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Board of Directors after the Transaction

At the Effective Time, two members of the Xcerra Board will be appointed to the Cohu Board.

Stock Ownership of Directors and Executive Officers of Cohu and Xcerra

Cohu

The following table sets forth certain information with respect to the beneficial ownership of Cohu Common Stock, as of July 16, 2018, of each person or entity who Cohu knows to beneficially own 5% or more of the outstanding shares of Cohu Common Stock and all of Cohu’s current directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of Cohu Common Stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of July 16, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California, 92064-6817.

The percentages in the table below are based on 28,886,415 shares of Cohu Common Stock outstanding as of July 16, 2018. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cohu’s knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on Cohu’s records and information filed with the SEC, unless otherwise noted.

Name and Address of 5% Beneficial Owners, Directors and Named Executive Officers	Number of Shares (1)	Percent of Total (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,993,647	13.38%
Dimensional Fund Advisors, L.P. (3) 6300 Bee Cave Road Building One Austin, TX 78746	2,378,719	8.24%
Vanguard Group Inc. (4) PO Box 2600, V26 Valley Forge, PA 19482	1,571,838	5.43%
Franklin Resources, Inc. (5) One Franklin Parkway San Mateo, California, 94403	1,545,786	5.36%
William E. Bendush	35,440	*
Steven J. Bilodeau (6)	89,030	*
Christopher G. Bohrson	5,923	*
Andrew M. Caggia (7)	34,940	*
Robert L. Ciardella (8)	92,688	*
James A. Donahue	526,070	1.81%
Jeffrey D. Jones	165,972	*
Thomas D. Kampfer	1,190	*
Luis A. Müller	216,011	*
Ian von Fellenberg	17,375	*
All directors and named executive officers as a group (10 persons)	1,184,639	4.10%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the numbers of shares beneficially owned by a person and the percentage of ownership of that person, shares of Cohu Common Stock subject to options held by that person that are currently exercisable within 60 days after July 16, 2018, are deemed outstanding. Percentage of beneficial ownership is based upon 28,886,415 shares of Cohu Common Stock outstanding as of July 16, 2018.

(2)

BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 3,863,258 and 3,993,647 shares, respectively, and no shared voting or dispositive power with respect to these shares. Beneficial ownership is derived from a Form 13F filed on May 9, 2018.

(3)

Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,296,568 and 2,378,719 shares, respectively, and no shared voting or dispositive power with respect to these shares. Beneficial ownership is derived from a Form 13F filed on May 11, 2018.

(4)

The Vanguard Group reported that it had sole voting and dispositive power with respect to 34,724 and 1,539,002 shares, respectively, and shared voting and dispositive power with respect to 2,085 and 32,836 shares, respectively. Beneficial ownership is derived from a Form 13F filed on May 15, 2018.

(5)

Franklin Resources, Inc. reported that it had sole voting and dispositive power with respect to 1,428,585 and 1,545,786 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)	Beneficially owned common stock includes 79,030 deferred stock unit awards issued pursuant to the 2005 Plan.
(7)	Beneficially owned common stock includes 5,252 deferred stock unit awards issued pursuant to the 2005 Plan.
(8)	Beneficially owned common stock includes 29,688 deferred stock unit awards issued pursuant to the 2005 Plan.
*	Less than 1%

Xcerra

The following table sets forth certain information with respect to the beneficial ownership of Xcerra Common Stock, as of July 16, 2018, of each person or entity who Xcerra knows to beneficially own 5% or more of the outstanding shares of Xcerra Common Stock and all of Xcerra’s current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of Xcerra Common Stock subject to stock options held by that person that are currently exercisable, or exercisable within 60 days of July 16, 2018, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Xcerra Corporation, 825 University Avenue, Norwood, MA 02062.

The percentages in the table below are based on 54,914,881 shares of Xcerra Common Stock outstanding as of July 16, 2018. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Xcerra’s knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on Xcerra’s records and information filed with the SEC, unless otherwise noted.

Name and Address of 5% Beneficial Owners, Directors and Officers	Number of Shares (1)	Percent of Total (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	3,714,524	6.8%
Dimensional Fund Advisors, L.P. (3) 6300 Bee Cave Road Building One Austin, TX 78746	3,206,044	5.8%
Barrow, Hanley, Mewhinney & Strauss LLC (4) 2200 Ross Avenue Dallas, TX 75201	3,034,027	5.5%
Vanguard Group Inc. (5) PO Box 2600, V26 Valley Forge, PA 19482	2,669,512	4.9%

David G. Tacelli (6)	740,467	1.3%
Mark J. Gallenberger (7)	545,119	1.0%
Pascal Rondé (8)	166,000	*
Mark S. Ain (9)	114,133	*
Roger W. Blethen (9)	112,509	*
Bruce R. Wright (9)	105,870	*
Roger J. Maggs (9)	92,026	*
Jorge Titinger (9)	62,687	*
All directors and officers as a group (8 persons) (9)	1,938,811	3.5%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the numbers of shares beneficially owned by a person and the percentage of ownership of that person, shares of Xcerra Common Stock subject to options held by that person that are currently exercisable within 60 days after July 16, 2018, are deemed outstanding. Percentage of beneficial ownership is based upon 54,914,881 shares of Xcerra Common Stock outstanding as of July 16, 2018.

(2)

BlackRock, Inc. has sole voting power with respect to 3,595,237 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 9, 2018.

(3)

Dimensional Fund Advisors, L.P. has sole voting power with respect to 3,055,780 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 11, 2018.

(4)

Barrow, Hanley, Mewhinney & Strauss LLC has sole voting power with respect to 2,070,923 of the shares and sole dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F/A filed on May 17, 2018.

(5)

Vanguard Group Inc. has sole voting power with respect to 97,996 of the shares and sold dispositive power with respect to all of the shares. Beneficial ownership is derived from a Form 13F filed on May 15, 2018.

(6)	Beneficially owned Xcerra Common Stock includes 200,000 RSUs that will vest within 60 days of July 16, 2018.
(7)	Beneficially owned Xcerra Common Stock includes 125,000 RSUs that will vest within 60 days of July 16, 2018.
(8)	Beneficially owned Xcerra Common Stock includes 56,500 RSUs that will vest within 60 days of July 16, 2018.
(9)	Beneficially owned Xcerra Common Stock includes 381,500 RSUs that will vest within 60 days of July 16, 2018. No RSUs issued to non-employee directors vest within 60 days of July 16, 2018.
*	Less than 1.0%

Interests of Cohu Directors and Executive Officers in the Merger

When considering the recommendation of the Cohu Board with respect to the Stock Issuance Proposal, Cohu stockholders should be aware that some directors and executive officers of Cohu may have interests in the transactions contemplated by the Merger Agreement that may be different from, or in addition to, their interests as Cohu stockholders and the interests of Cohu stockholders generally.

A member of the Cohu Board owns 3,333 shares of Xcerra Common Stock, which the director acquired in 2008. As of July 27, 2018, the value of those shares was $47,628.57. The director’s interest in Xcerra is limited to the economic value of those shares. The Cohu Board considered the director’s economic interest in Xcerra Common Stock in connection with the Cohu Board’s evaluation and negotiation of the Merger Agreement and the Merger, and determined that (a) the director’s interest in Xcerra was not material to the director and (b) such interest thus would not have an impact on the director’s ability to exercise independent judgment with respect to Cohu’s decision to enter into the Merger Agreement or to recommend that Cohu stockholders vote for the Stock Issuance Proposal. While it is expected that the director will vote such director’s shares of Xcerra Common Stock in favor of the Xcerra proposal to approve the Merger Agreement, such director has not entered into any binding agreement to do so.

The members of the Cohu Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that Cohu stockholders vote for the Stock Issuance Proposal.

Interests of Xcerra Directors and Executive Officers in the Merger

When considering the recommendation of the Xcerra Board that Xcerra stockholders vote to approve the Merger Agreement, Xcerra stockholders should be aware that Xcerra’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Xcerra stockholders generally, as more fully described below. The Xcerra Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be approved by Xcerra stockholders.

Arrangements with Cohu

As of the date of this joint proxy statement/prospectus none of Xcerra’s executive officers has entered into any agreement with Cohu or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, certain of Xcerra’s executive officers may have discussions, or may enter into agreements with, Cohu or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates, including Cohu.

The New Cohu Board is expected to include two directors from the current Xcerra Board (the “Xcerra Designees”). The Cohu Board presently consists of six directors, including Cohu’s Chief Executive Officer. It is currently expected that the compensation to be paid to the Xcerra Designees in connection with their service on the New Cohu Board will be to the same as the compensation paid to directors of the Cohu Board immediately prior to the Effective Time. For a discussion of the New Cohu Board, please see the section of this joint proxy statement/prospectus captioned “The Merger — Board of Directors and Management after the Transaction.”

Change-of-Control Employment Agreements

Messrs. Tacelli and Gallenberger are each party to a Change-of-Control Employment Agreement with Xcerra (a “Change-of-Control Employment Agreement”). Each Change-of-Control Employment Agreement provides for certain separation benefits in the event that the applicable executive’s employment is terminated by

Xcerra (or a successor entity) other than for “cause,” death, or “disability” or by the executive for “good reason,” (as such terms are defined in the Change-of-Control Employment Agreement) during the three years following the closing date of the Merger, or for any reason during the 30-day period following the first anniversary of the closing date of the Merger (or upon certain terminations prior to the Merger or in connection with or in anticipation of the Merger), as described further in the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.”

For estimates of the amounts that would be payable to Messrs. Tacelli and Gallenberger upon a qualifying termination of their employment following the Merger, see the section below titled “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control — Golden Parachute Compensation.”

Executive Employment Agreements

Mr. Rondé is party to an employment agreement with Xcerra’s French subsidiary. Mr. Rondé’s employment agreement provides for separation benefits in the event that his employment is terminated by Xcerra, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking an Xcerra provided settlement agreement, as described in further in the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.”

For an estimate of the amounts that would be payable to Mr. Rondé upon a termination of his employment, see the section below titled “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control — Golden Parachute Compensation.”

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Cohu will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Xcerra and its subsidiaries under (i) any and all indemnification agreements between Xcerra or any of its subsidiaries, any of their respective current or former directors and officers as of the date of the Merger Agreement pursuant to the terms of such agreements as in effect as of the date of the Merger Agreement and any person who becomes a director or officer of Xcerra or any of its subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to Xcerra and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Cohu and (ii) any and all indemnification, expense advancement and exculpation provisions in any articles of organization or bylaws or comparable organizational document of Xcerra or any of its subsidiaries in effect on the date of the Merger Agreement, in each case until the sixth anniversary of the Effective Time.

The Merger Agreement also provides that, for a period of six years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Cohu will cause the Surviving Corporation and its subsidiaries to) cause the articles of organization, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of Xcerra and its subsidiaries as those set forth in Xcerra’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Merger Agreement further provides that the Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of Xcerra and its subsidiaries.

The Merger Agreement also provides that, prior to the Effective Time, Xcerra will purchase a six year prepaid “tail” policy on Xcerra’s current officers and directors liability insurance, provided that Xcerra will not pay, and Cohu and the Surviving Corporation will not be obligated to pay, annual premiums in excess of 300% of the amount paid by Xcerra for such coverage for its last full fiscal year. The Surviving Corporation will (and Cohu will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.

Treatment of Restricted Stock Units

As of July 16, 2018, there were 2,222,257 outstanding Xcerra RSUs, of which 1,090,250 were held by Xcerra’s directors and executive officers.

At the Effective Time, each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the Vested RSU Consideration. The Surviving Corporation will pay each holder of a Vested RSU the Vested RSU Consideration on either (i) the first regularly scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

At the Effective Time, each Unvested RSU will be converted into an Assumed RSU.

For a more complete description of the treatment of Xcerra RSUs, see the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

For estimates of the amounts that would be payable to Xcerra’s named executive officers in settlement of their Vested RSUs and Assumed RSUs, see the section below titled “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control — Golden Parachute Compensation.”

2010 Stock Plan

The 2010 Stock Plan provides that all Unvested RSUs will become vested in full if the participant is terminated without “cause” (as defined in the 2010 Stock Plan) by Xcerra or an acquiring or succeeding corporation within one year after a “change in control event” (as defined in the 2010 Stock Plan and which includes the Merger). In summary, “cause” is defined in the 2010 Stock Plan as (i) willful failure by the participant, which failure is not cured within 30 days of written notice to the participant from Xcerra, to perform his or her material responsibilities to Xcerra or (ii) willful misconduct by the participant which affects the business reputation of Xcerra, with the participant being considered to have been discharged for “cause” if Xcerra determines, within 30 days after the participant’s resignation, that discharge for cause was warranted.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Pursuant to the Merger Agreement, Xcerra will not establish any new offering period under the Xcerra ESPP and Xcerra will take all actions necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Xcerra ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Xcerra ESPP; (iii) each participant’s shares purchase right under the Xcerra ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Xcerra ESPP on or after the date of the Merger Agreement; (v) no participant in the Xcerra ESPP may increase the rate of his or her contributions to the Xcerra ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Xcerra ESPP as of the date of the Merger Agreement may commence participation in the Xcerra ESPP on or after the date of the Merger Agreement; and (vii) the Xcerra ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Xcerra ESPP will be subject to the consummation of the Merger.

Golden Parachute Compensation

In accordance with Section 14A of the Exchange Act, Xcerra is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to its named executive officers in connection with the Merger, as determined in accordance with Item 402(t) of Regulation S-K. The following table and accompanying narrative provide the information about that compensation that is required to be disclosed and subject to the advisory vote pursuant to SEC rules. Pursuant to the SEC rules, the disclosure provided below includes compensation to the named executive officers, whether present, deferred or contingent, that is based on or otherwise relates to the Merger.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s transaction-related compensation, as of July 16, 2018, assume the following:

•	a closing date of the Merger of July 16, 2018;

•

Messrs. Tacelli and Gallenberger are terminated by Xcerra other than for “cause” (within the meaning of their Change-of-Control Employment Agreements and the 2010 Stock Plan), death or “disability” or by the executive for “good reason” (within the meaning of their Change-of-Control Employment Agreements), and Mr. Rondé is terminated by Xcerra for any reason, except gross or willful misconduct by Mr. Rondé and without “cause” (as defined in the 2010 Stock Plan), in each case, immediately following the Merger, entitling each named executive officer to receive the severance payments and benefits under the terms of such named executive officer’s Change-of-Control Employment Agreement, for Messrs. Tacelli and Gallenberger, and employment agreement, for Mr. Rondé, and each of the named executive officers to receive the acceleration of his Unvested RSUs pursuant to the terms of the 2010 Stock Plan; and

•

the value of each Vested RSU is $14.36, and the value of the acceleration of each Assumed RSU is equal to the full value of an Assumed RSU, which is also $14.36, as described in footnote 2 to the table below.

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above and those described in “The Merger — Interests of Xcerra Directors and Executive Officers in the Merger.” As a result, the actual merger-related compensation, if any, to be received by any of Xcerra’s named executive officers may differ in material respects from the amounts set forth below.

For a narrative description of the terms and conditions applicable to the payments quantified in the table below, see “The Merger — Interests of Xcerra Directors and Executive Officers in the Merger,” which is incorporated herein by reference.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)(4)	Other($)(5)	Total
David G. Tacelli	2,832,961	7,758,399	72,662	—	30,000	10,694,022
Mark J. Gallenberger	1,935,857	4,848,980	72,022	—	30,000	6,886,859
Pascal Rondé (6)	654,006	2,194,596	—	—	—	2,848,602

(1)

Amount represents the cash severance that Messrs. Tacelli and Gallenberger are eligible to receive upon a qualifying termination of their employment immediately following a change of control of Xcerra assuming such date is July 16, 2018. For Messrs. Tacelli and Gallenberger, this amount represents the sum of (i) the named executive officer’s prorated Highest Annual Bonus (as defined in the Change-of-Control Employment Agreements) and (ii) two times the sum of the named executive officer’s current base salary and such executive officer’s Highest Annual Bonus. The cash severance payments are “double-trigger” in nature as they will only be payable in the event of a qualifying termination of employment on or following the completion of the Merger. In the case of Mr. Rondé, this amount represents that cash severance that he is eligible to receive upon a termination by Xcerra for any reason, except in the case of gross or willful misconduct, under his employment agreement. This amount represents Mr. Rondé’s current annual base salary, a pro-rata portion of his target annual incentive bonus for 2018 and his full target annual incentive bonus for 2018. The annual base salary and the Highest Annual Bonus for each of Messrs. Tacelli, and Gallenberger, and target incentive bonus for Mr. Rondé as of the assumed termination date are as follows:

Name	Base Salary ($)	Highest Annual Bonus ($)	2018 Annual Target Bonus ($)
David G. Tacelli	624,000	535,658	312,000
Mark J. Gallenberger	426,400	366,033	213,200
Pascal Rondé (6)	330,398	n/a	165,199

(2)

Pursuant to the terms and conditions of the 2010 Stock Plan, each named executive officer of Xcerra would be entitled to certain accelerated vesting of his outstanding Unvested RSUs if the executive officer is terminated without “cause” (as such term is defined in the 2010 Stock Plan) within one year following the assumed date of the completion of the Merger (July 16, 2018). Pursuant to the Merger Agreement, Unvested RSUs will be assumed by Cohu and shall be converted into Assumed RSUs as described in further detail in the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Treatment of Equity-Based Awards.” The acceleration of Assumed RSUs is “double trigger” in nature as such acceleration will occur only in the event of a qualifying termination of employment on or following the completion of the Merger. The amounts in this column reflect the value for each named executive officer of the Vested RSUs and the Unvested RSUs (which, in turn, is the value of the Assumed RSUs into which such Unvested RSUs will be converted at the Effective Time). The value of each Vested RSU is assumed to equal $14.36, which is the sum of (x) $9.00 plus (y) $5.36 (which is 0.2109 multiplied by $25.45, the closing price of Cohu common stock on July 16, 2018). The value of the acceleration of each Assumed RSU is assumed to equal $14.36 (which is the Equity Award Exchange Ratio assuming a Cohu common stock value of $25.45, or 0.5855, multiplied by $25.45).

The amounts for each named executive officer represent the following amounts:

Name	RSUs Held (#)	Value of RSUs ($)
David G. Tacelli	540,000	7,758,399
Mark J. Gallenberger	337,500	4,848,980
Pascal Rondé (6)	152,750	2,194,596

(3)

Amount represents continued health benefits for two years provided to Messrs. Tacelli and Gallenberger under their Change-of-Control Employment Agreements, as described in further detail in the section of this joint proxy statement/prospectus above captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control” and is based on the type of insurance coverage Xcerra carried for Messrs. Tacelli and Gallenberger as of July 16, 2018 and is valued at the premiums then in effect. These benefits are “double-trigger” in nature as they will only be provided in the event of a qualifying termination of employment following the completion of the Merger.

(4)

The Change-of-Control Employment Agreements with Messrs. Tacelli and Gallenberger provide for a full gross up of any golden parachute excise taxes due under Section 4999 of the Code, as described in further detail in the section of this joint proxy statement/prospectus above captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.” Any such gross up payments are “single-trigger” in nature as some of such payments will become payable immediately upon the completion of the Merger, whether or not employment is terminated, while other amounts are “double-trigger” in nature as they will become payable only if employment is terminated on or following the closing of the Merger. The closing of the Merger is not expected to trigger any excise taxes under Section 4999 of the Code to Messrs. Tacelli and Gallenberger, and thus, the estimated amount of gross up payments for each of them is zero. The employment agreement with Mr. Rondé does not provide for a gross up to cover any taxes payable by Mr. Rondé.
(5)

Amount represents the maximum amount of outplacement services provided to Messrs. Tacelli and Gallenberger under their Change-of-Control Employment Agreements, as described in further in the section of this joint proxy statement/prospectus captioned “The Merger Agreement — Potential Payments Upon Termination or Change-in-Control.” These benefits are “double-trigger” in nature as they will only be provided in the event of a qualifying termination of employment following the completion of the Merger.

(6)

Amounts paid to Mr. Rondé are paid in Euros. To calculate the conversion of Euro to U.S. Dollars (USD), in accordance with SEC rules, Xcerra used an exchange ratio of €1.00 to $1.1710, the Euro to USD exchange rate in effect on July 16, 2018.

Equity Interests of Xcerra’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of Xcerra Common Stock and the number of shares of Xcerra Common Stock underlying equity awards currently held by each of Xcerra’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of July 16, 2018. The table also sets forth the values of these shares and equity awards based on the Merger Consideration. No new shares of Xcerra Common Stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	RSUs Held (#)	RSUs Held ($)	Total ($)
David G. Tacelli	540,467	$7,765,096	540,000	$7,758,399	$15,523,495
Mark J. Gallenberger	420,119	$6,036,017	337,500	$4,848,980	$10,884,997
Pascal Rondé	109,500	$1,573,217	152,750	$2,194,596	$3,767,813
Mark S. Ain	114,133	$1,639,779	12,000	$172,389	$1,812,167
Roger J. Maggs	92,026	$1,322,168	12,000	$172,389	$1,494,556
Jorge Titinger	62,687	$900,632	12,000	$172,389	$1,073,021
Bruce R. Wright	105,870	$1,521,052	12,000	$172,389	$1,693,441
Roger W. Blethen	112,509	$1,616,459	12,000	$172,389	$1,788,847

Effect of the Merger on Xcerra’s Equity Awards

As of July 16, 2018, there were 2,222,257 Xcerra RSUs outstanding, of which 1,090,250 were held by Xcerra’s directors and executive officers.

At the Effective Time, each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the Vested RSU Consideration. The Surviving Corporation will pay each holder of a Vested RSU the Vested RSU Consideration on either (i) the first regularly scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

At the Effective Time, each Unvested RSU will be converted into an Assumed RSU.

Pursuant to the Merger Agreement, Xcerra will not establish any new offering period under the Xcerra ESPP and Xcerra will take all actions necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Xcerra ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Xcerra ESPP; (iii) each participant’s shares purchase right under the Xcerra ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Xcerra ESPP on or after the date of the Merger Agreement; (v) no participant in the Xcerra ESPP may increase the rate of his or her contributions to the Xcerra ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Xcerra ESPP as of the date of the Merger Agreement may commence participation in the Xcerra ESPP on or after the date of the Merger Agreement; and (vii) the Xcerra ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Xcerra ESPP will be subject to the consummation of the Merger.

Regulatory Approvals Required for the Merger

The completion of the Merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission and the Antitrust Division, were filed on May 25, 2018. Under the HSR Act, the Merger may not be completed until the required 30-day HSR waiting period has expired or been terminated. The original waiting period was originally scheduled to expire on June 25, 2018. On June 25, 2018 in consultation with Xcerra, Cohu voluntarily withdrew its HSR Act notification, and re-filed the notification and report form under the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division on June 27, 2018, which restarted the 30-day waiting period as of the date the notification was re-filed. The waiting period with respect to the re-filed notification and report form was scheduled to expire at 11:59 p.m., Pacific Time, on July 27, 2018, however on July 26, 2018, Cohu received notice from the U.S. Federal Trade Commission granting early termination of the waiting period under the HSR Act in connection with the Merger.

The completion of the Merger is also subject to compliance with applicable foreign antitrust laws. The GWB requires pre-merger notification of and approval by the FCO. The Merger may not be completed until either the FCO clears the merger or the mandatory waiting period expires. The parties have filed with the FCO on June 16, 2018. On July 16, 2018, the FCO issued a decision in which it granted clearance.

The early termination of the waiting period under the HSR Act, along with the approval from the FCO, satisfies one of the conditions to the closing of the Merger. The completion of the Merger remains subject to the satisfaction or waiver of the remaining conditions to the merger set forth in the Merger Agreement, including Cohu stockholder approval and Xcerra stockholder approval. See “The Merger Agreement — Conditions to Completion of the Merger” for more information.

Legal Proceedings

On July 23, 2018, a putative shareholder class action complaint was filed in the United States District Court for the District of Massachusetts against Xcerra and each member of the Xcerra Board, captioned Xinkang Shui v. Xcerra Corporation, et al., C.A. No. 1:18-cv-11529. The complaint alleges, among other things, that Xcerra and each member of the Xcerra Board violated federal securities laws and regulations by soliciting stockholder votes in connection with the Merger through a proxy statement that purportedly omits material facts necessary to make the statements therein not false or misleading. The complaint seeks, among other things, either to enjoin Xcerra from conducting the stockholder vote on the Merger unless and until the allegedly omitted material information is disclosed or, in the event the Merger is consummated, to recover damages.

Xcerra is reviewing the complaint and has not yet formally responded to it, but believes that the plaintiffs’ allegations are without merit and intends to defend against them vigorously. However, litigation is inherently uncertain and there can be no assurance regarding the likelihood that Xcerra’s defense of the actions will be successful. Additional complaints containing substantially similar allegations may be filed in the future.

Dividend Policy

The payment of dividends by Cohu after the Merger is subject to the determination of the Cohu Board. The Merger Agreement does not permit Cohu to pay dividends other than (A) regular quarterly cash dividends payable by Cohu in respect of Cohu Common Stock in the ordinary course of business consistent with past practice in an amount not exceeding $0.06 per share of Cohu Common Stock in any fiscal quarter and with record dates that are not earlier than the applicable record dates set forth in the confidential disclosure letter to the Merger Agreement or (B) dividends and distributions paid by a direct or indirect wholly owned subsidiary of Cohu to Cohu or another direct or indirect wholly owned subsidiary of Cohu. Decisions regarding whether or not to pay dividends and the amount of any dividends will be based on the judgment of the Cohu Board, compliance with the DGCL, compliance with the Merger Agreement and with agreements governing Cohu’s indebtedness (including the Facilities (as defined below)), earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Cohu Board may consider important. While Cohu anticipates that if the Merger were consummated it would continue to pay dividends, Cohu can make no assurances that this will be the case in the future.

Financing Relating to the Merger

In connection with the proposed Merger, on May 7, 2018, Cohu obtained the Commitment Letter from Deutsche Bank AG New York Branch, the Lender, pursuant to which the Lender (acting alone or through or with affiliates selected by it) has committed to provide the Term Facility, with an aggregate principal amount of up to $350.0 million, and if cash on hand of Xcerra is not available at the closing of the Merger, the Cash Bridge Facility, with an aggregate principal amount of up to $100.0 million, to finance a portion of the Cash Consideration and pay related costs and expenses. In addition, the Commitment Letter contains provisions that would govern a potential revolving credit facility (at Cohu’s option). The obligations of the Lender to provide the Facilities are subject to a number of customary conditions, including, without limitation, execution and delivery of definitive documentation consistent with the Commitment Letter and the documentation standard specified therein. The Commitment Letter terminates upon the earliest of (i) the valid termination or abandonment of the Merger Agreement prior to the consummation of the Merger, (ii) the consummation of the Merger without the use of such Facility, and (iii) the Termination Date (including as extended in accordance with the Merger Agreement).

Subject to the terms and conditions of the Commitment Letter, the Lender has committed to provide the full amount of the Term Facility and the full amount of the Bridge Facility (the “Debt Financing”) on the Closing Date. The proceeds of the Term Facility and the Bridge Facility will be used, together with cash on hand of Cohu and Xcerra and/or other available financing resources, (i) to finance the Cash Consideration payable pursuant to the terms of the Merger Agreement and (ii) to pay certain transaction costs and expenses.

The Lender’s commitments under the Commitment Letter include conditions typical for facilities of this kind including, without limitation, the execution and delivery of the definitive financing documentation, completion of the Merger, the non-occurrence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in “The Merger Agreement — Representations and Warranties”) on Xcerra, the accuracy in all material respects of certain representations and warranties related to both Cohu and Xcerra, the delivery of certain financial statements of Cohu and Xcerra.

Amortization and Maturity. Subject to the terms and conditions of the Commitment Letter, the Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the date that is seven years after the initial funding under the Facilities (the “Funding Date”). The Bridge Facility will mature on the date that is thirty days after the Funding Date. The Bridge Facility does not require any amortization.

Prepayments and Redemptions. Except for prepayment premiums applicable to certain repricing transactions with respect to the term loans, voluntary reductions of the unutilized portion of the Facilities and prepayments of borrowings under the Facilities will be permitted at any time, in minimum principal amounts, without premium or penalty.

Subject to certain exceptions and thresholds, the Term Facility will be required to be prepaid with proceeds relating to (i) excess cash flow, (ii) non-ordinary course asset sales or other dispositions and (iii) the issuance of certain debt obligations.

Guarantee and Security. The Term Facility and Bridge Facility will be senior secured obligations of Cohu and certain of its subsidiaries.

Covenants and Events of Default. The Facilities will contain a number of negative covenants (to be applicable to Cohu and its restricted subsidiaries) that, subject to certain exceptions, include limitations on (among other things):

•	liens;

•	indebtedness;

•	mergers, consolidations or other fundamental changes;

•	sales of property and assets;

•	loans, acquisitions, joint ventures and other investments;

•	dividends and share repurchases;

•	prepayment or redemption of junior and subordinated indebtedness;

•	transactions with affiliates;

•	negative pledge clauses;

•	changes in the nature of business;

•	amendments to organizational documents or junior debt documents in a manner adverse to the Lender; and

•	changes in fiscal quarters or fiscal years.

Listing of Cohu Common Stock and Delisting of Xcerra Common Stock

Cohu will use its reasonable best efforts to cause the shares of Xcerra Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time. Approval of the listing on NASDAQ of such shares of Cohu Common Stock to be issued in the Merger pursuant to the Merger Agreement is a condition to each party’s obligation to complete the Merger. If the Merger is completed, shares of Xcerra Common Stock will be delisted from NASDAQ and will be deregistered under the Exchange Act.

Appraisal Rights for Xcerra Stockholders

Under the provisions of Part 13 of the MBCA, a stockholder of a Massachusetts corporation is entitled to appraisal rights, and payment of the fair value of his, her or its shares, in the event of certain corporate actions. Appraisal rights offer stockholders the ability to demand payment in cash of the fair value of their shares in the event they are dissatisfied with the consideration that they are to receive in connection with the corporate action. Under Section 13.02(a)(1) of the MBCA, stockholders of a Massachusetts corporation generally are entitled to appraisal rights in the event of a merger, but such rights are subject to certain exceptions. Under the MBCA, Xcerra is required to state whether it has concluded that Xcerra stockholders are, are not or may be entitled to assert appraisal rights. Xcerra has concluded that Xcerra stockholders may be entitled to appraisal rights.

Any Xcerra stockholder who believes that he, she or it is entitled to appraisal rights and who wishes to preserve those rights should carefully review Part 13 of the MBCA, a copy of which is attached to this proxy statement/prospectus as Annex D, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA could result in the loss of any appraisal rights to which Xcerra stockholders may be entitled. To the extent any Xcerra stockholder seeks to assert appraisal rights but is determined by a court not to be entitled to such appraisal rights (or was entitled to exercise such appraisal rights but failed to take all necessary action to perfect them or effectively withdraws or loses them), such stockholder will be entitled to receive the Merger Consideration, without interest.

Under the MBCA, Xcerra stockholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to demand payment of the “fair value” of their shares of Xcerra Common Stock, together with interest, each as determined under Part 13 of the MBCA. The fair value of the shares is the value of the shares immediately before the Effective Time, excluding any element of value arising from the expectation or accomplishment of the Merger, unless exclusion would be inequitable. Xcerra stockholders should be aware that the fair value of their shares of Xcerra Common Stock as determined by Part 13 of the MBCA could be more than, the same as or less than the Merger Consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares.

Xcerra stockholders who wish to exercise appraisal rights or to preserve their right to do so should review the following discussion and Part 13 of the MBCA carefully. Xcerra stockholders who fail to timely and properly comply with the procedures specified could lose their appraisal rights. If a broker, bank or other nominee holds your shares of Xcerra Common Stock and you wish to assert appraisal rights, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the MBCA, you could lose any right to demand appraisal of your shares. You should note that a vote in favor of the Merger Agreement will result in the waiver of any right that you would otherwise have to demand payment for your shares under the appraisal rights provisions of the MBCA.

An Xcerra stockholder who wishes to assert appraisal rights must deliver written notice of such stockholder’s intent to demand payment to Xcerra’s principal offices at the following address: Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02062, Attention: Corporate Secretary. If Xcerra does not receive an Xcerra stockholder’s written notice of intent to demand payment prior to the vote at the

Xcerra Special Meeting, or if such stockholder votes, or causes or permits to be voted, his, her or its shares of Xcerra Common Stock in favor of approval of the Merger Agreement, such stockholder will not be entitled to any appraisal rights under the provisions of the MBCA and will instead only be entitled to receive the Merger Consideration. The submission of a proxy card voting “against” or “abstaining” on the Merger Agreement proposal will not constitute sufficient notice of an Xcerra stockholder’s intent to demand payment to satisfy Part 13 of the MBCA.

Only a holder of record of shares of Xcerra Common Stock (“Xcerra Record Holder”) may exercise appraisal rights. Except as described below, an Xcerra stockholder may assert appraisal rights only if such stockholder seeks such rights with respect to all of his, her or its shares. An Xcerra Record Holder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial Xcerra stockholder only if the Xcerra Record Holder objects with respect to all shares of the class or series owned by the beneficial Xcerra stockholder and notifies Xcerra in writing of the name and address of each beneficial Xcerra stockholder on whose behalf appraisal rights are being asserted. The rights of an Xcerra Record Holder who asserts appraisal rights for only part of the shares held of record in the Xcerra Record Holder’s name will be determined as if the shares as to which the Xcerra Record Holder objects and the Xcerra Record Holder’s other shares were registered in the names of different Xcerra Record Holders.

If the Merger is completed, Part 13 of the MBCA requires Xcerra to deliver a written appraisal notice to all Xcerra stockholders who satisfied the requirements described above. The appraisal notice must be sent by Xcerra no earlier than the date the Merger becomes effective and no later than 10 days after such date. The appraisal notice must include a copy of Part 13 of the MBCA and a certification form that specifies the date of the first announcement to Xcerra stockholders of the principal terms of the Merger and requires the Xcerra stockholder asserting appraisal rights to certify (1) whether or not beneficial ownership of the shares for which appraisal rights are asserted was acquired before the announcement date and (2) that the Xcerra stockholder did not vote in favor of the Merger Agreement. The appraisal notice also must state:

•

the date by which Xcerra must receive the certification form, which may not be fewer than 40 nor more than 60 days after the date the appraisal notice and certification form are sent to Xcerra stockholders demanding appraisal, and that the Xcerra stockholder waives the right to demand appraisal with respect to the shares unless Xcerra receives the certification form by such date;

•	where the certification form must be sent and where certificates for certificated shares must be deposited and the date by which the certificates must be deposited;

•	Xcerra’s estimate of the fair value of the shares;

•

that, if requested by the Xcerra stockholder in writing, Xcerra will provide the number of Xcerra stockholders who return certification forms by the due date and the total number of shares owned by them; and

•	the date by which the notice to withdraw a demand for appraisal must be received.

Once an Xcerra stockholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed certification form, the stockholder loses all rights as a stockholder unless the stockholder withdraws from the appraisal process by notifying Xcerra in writing by the withdrawal deadline. An Xcerra stockholder who does not withdraw from the appraisal process in this manner may not later withdraw without Xcerra’s written consent. An Xcerra stockholder who does not execute and return the form (and in the case of certificated shares, deposit such stockholder’s share certificates) by the due date will not be entitled to payment under Part 13 of the MBCA.

Part 13 of the MBCA provides for certain differences in the rights of stockholders exercising appraisal rights depending on whether their shares are acquired before or after the announcement of a merger. Except with respect to shares acquired after the announcement date of May 7, 2018, Xcerra must pay in cash to those Xcerra stockholders who are entitled to appraisal rights and have complied with the procedural requirements of Part 13 of the MBCA, the amount that Xcerra estimates to be the fair value of their shares, plus interest. Interest accrues from the Effective Time until the date of payment, at the average rate currently paid by Xcerra on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances. This payment must be made by Xcerra within 30 days after the due date of the certification form, and must be accompanied by:

•	recent financial statements of Xcerra;

•	a statement of Xcerra’s estimate of the fair value of the shares, which estimate must equal or exceed Xcerra’s estimate given in the appraisal notice; and

•	a statement that Xcerra stockholders who complied with the procedural requirements have the right, if dissatisfied with such payment, to demand further payment as described below.

An Xcerra stockholder who has been paid Xcerra’s estimated fair value and is dissatisfied with the amount of the payment must notify Xcerra in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. An Xcerra stockholder who fails to notify Xcerra in writing of his, her or its demand to be paid such stockholder’s stated estimate of the fair value plus interest within 30 days after receiving Xcerra’s payment waives the right to demand further payment and will be entitled only to the payment made by Xcerra based on Xcerra’s estimate of the fair value of the shares.

Xcerra may withhold payment from Xcerra stockholders who are entitled to appraisal rights but did not certify that beneficial ownership of all of such stockholder’s shares for which appraisal rights are asserted was acquired before the announcement date. If Xcerra elects to withhold payment, it must provide such Xcerra stockholders notice of certain information within 30 days after the due date of the certification form, including Xcerra’s estimate of fair value and the stockholder’s right to accept Xcerra’s estimate of fair value, plus interest, in full satisfaction of the stockholder’s demand. Those Xcerra stockholders who wish to accept the offer must notify Xcerra of their acceptance within 30 days after receiving the offer. Within 10 days after receiving an Xcerra stockholder’s acceptance, Xcerra must pay in cash the amount it offered in full satisfaction of the accepting stockholder’s demand.

An Xcerra stockholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of such stockholder’s shares, plus interest. An Xcerra stockholder who fails to notify Xcerra in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving Xcerra’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by Xcerra based on Xcerra’s estimate of the fair value of the shares. Those Xcerra stockholders who do not reject Xcerra’s offer in a timely manner will be deemed to have accepted Xcerra’s offer, and Xcerra must pay to them in cash the amount it offered to pay within 40 days after sending the offer.

If an Xcerra stockholder makes a demand for payment which remains unsettled, Xcerra must commence an equitable proceeding in Norfolk Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Xcerra does not commence the proceeding within the 60-day period, it must pay in cash to each Xcerra stockholder the amount such stockholder demanded, plus interest. Xcerra must make all Xcerra stockholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each Xcerra stockholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the stockholder’s shares, plus interest, exceeds the amount paid by Xcerra to the stockholder for such shares or (2) the fair value, plus interest, of the stockholder’s shares for which Xcerra elected to withhold payment.

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against Xcerra, except that the court may assess costs against all or some of the Xcerra stockholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such stockholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against Xcerra and in favor of any or all Xcerra stockholders demanding appraisal if the court finds Xcerra did not substantially comply with its requirements under Part 13 of the MBCA; or

•

against either Xcerra or an Xcerra stockholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any Xcerra stockholder were of substantial benefit to other Xcerra stockholders similarly situated, and that the fees for those services should not be assessed against Xcerra, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the stockholders who were benefited. To the extent Xcerra fails to make a required payment pursuant to Part 13 of the MBCA, the Xcerra stockholder may sue directly for the amount owed and, to the extent successful, will be entitled to recover from Xcerra all costs and expenses of the suit, including counsel fees.

The foregoing discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this proxy statement/prospectus as Annex D. Xcerra stockholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Accounting Treatment

The Merger will be accounted for as a business combination using the “acquisition” method of accounting with Cohu as the accounting acquirer. Cohu’s stockholders immediately prior to the Effective Time will continue to own the majority of the Cohu Common Stock after the consummation of the Merger.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this joint proxy statement/prospectus are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus and which is incorporated into this joint proxy statement/prospectus by reference. Cohu stockholders and Xcerra stockholders are encouraged to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Capitalized terms used in this section but not defined in this joint proxy statement/prospectus have the meanings ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Xcerra and Cohu in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Cohu and Merger Sub by Xcerra in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between Xcerra, Cohu and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Xcerra, Cohu or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Xcerra, Cohu and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Xcerra, Cohu, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in Cohu’s and Xcerra’s filings with the SEC regarding Cohu and Xcerra and their respective businesses.

Effects of the Merger; Directors and Officers; Articles of Organization; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and the applicable provisions of the MBCA and the DGCL, at the Effective Time, (1) Merger Sub will be merged with and into Xcerra, with Xcerra becoming a wholly owned subsidiary of Cohu; and (2) the separate corporate existence of Merger Sub will thereupon cease. From and after the Effective Time, the Surviving Corporation will possess all properties, rights, privileges, powers and franchises of Xcerra and Merger Sub, and all of the debts, liabilities and duties of Xcerra and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all necessary action to ensure that, effective as of, and immediately following, the Effective Time, the board of directors of the Surviving Corporation will consist of the directors of Merger Sub at the Effective Time, to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their successors are duly elected or appointed and qualified. From and after the Effective Time, the officers of Xcerra immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their resignation or removal or until their successors are duly appointed. At the Effective Time, the articles of organization of Xcerra as the Surviving Corporation will be amended and restated in their entirety in the form of Exhibit A to the Merger Agreement, and the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (with such changes, to be effective at the Effective Time, as Cohu may propose) until thereafter amended.

Closing and Effective Time

The closing of the Merger will take place no later than the second business day following the satisfaction or waiver of all conditions to closing of the Merger (described below under the caption “The Merger Agreement — Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted, of those conditions) or such other time agreed to in writing by Cohu, Xcerra and Merger Sub. Notwithstanding the satisfaction or waiver of all conditions to closing of the Merger, Cohu and Merger Sub will not be obligated to effect the closing of the Merger prior to the earlier to occur of (a) any Business Day during the Marketing Period (as defined below) specified by Cohu on no less than three business days’ written notice to Xcerra and (b) the first business day following the final day of the Marketing Period, but subject, in each case, to the satisfaction (or, to the extent permitted, waiver) of the conditions to closing of the Merger (other than those conditions that by their nature are only capable of being satisfied at the closing of the Merger, but subject to the satisfaction or written waiver (where permissible) of those conditions at the closing of the Merger).

For purposes of the Merger Agreement, the “Marketing Period” is defined as the first period of twenty consecutive business days, subject to certain terms and excluded dates set forth in the Merger Agreement, commencing after the first date on which, and throughout which period, (i) Cohu will have received from Xcerra certain required financing information in connection with the financing (as described further below in “The Merger Agreement — Financing”) and such financing information meets certain requirements set forth in the Merger Agreement, (ii) the conditions to each party’s obligation to effect the Merger and the conditions to the obligations of Cohu and Merger Sub have been satisfied (other than conditions that would only be capable of being satisfied at the closing of the Merger) and (iii) nothing has occurred and no condition or state of facts exists that would cause any of such conditions to fail to be satisfied assuming the closing were to be scheduled for any time during such twenty consecutive business day period.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of Xcerra Common Stock (other than Cancelled Shares and dissenting company shares) will be converted into the right to receive the Merger Consideration (which consists of (a) the Cash Consideration of $9.00 per share, without interest and less any applicable withholding taxes, and (b) the Stock Consideration of 0.2109 of a validly issued, fully paid and nonassessable share of Cohu Common Stock). All shares converted into the right to receive the Merger Consideration will automatically be cancelled at the Effective Time.

Treatment of Equity-Based Awards

Treatment of Restricted Stock Units

As of July 16, 2018, there were 2,222,257 Xcerra RSUs, of which 1,090,250 Xcerra RSUs were held by Xcerra’s directors and executive officers.

At the Effective Time, each Vested RSU will be cancelled and terminated as of the Effective Time and the holder thereof will receive an amount in cash (without interest) equal to the Vested RSU Consideration. The Surviving Corporation will pay each holder of a Vested RSU the Vested RSU Consideration on either (i) the first regularly scheduled payroll date after the closing of the Merger or (ii) if such payroll date is scheduled for payment prior to the fifth business day after the closing of the Merger, the second regularly scheduled payroll date after the closing of the Merger.

At the Effective Time, each Unvested RSU will be converted into an Assumed RSU.

Treatment of Purchase Rights under the Employee Stock Purchase Plan

Pursuant to the Merger Agreement, Xcerra will not establish any new offering period under the Xcerra ESPP and Xcerra will take all action necessary so that (i) any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of the Merger Agreement under the Xcerra ESPP is terminated as of the Final Exercise Date; (ii) any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period) are made and so that any such shortened offering period or purchase period (or similar period) is treated as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Xcerra ESPP; (iii) each participant’s shares purchase right under the Xcerra ESPP outstanding as of the Final Exercise Date are exercised as of the Final Exercise Date; (iv) no further offering periods or purchase periods (or similar periods during which shares may be purchased) will commence under the Xcerra ESPP on or after the date of the Merger Agreement; (v) no participant in the Xcerra ESPP may increase the rate of his or her contributions to the Xcerra ESPP on or after the date of the Merger Agreement; (vi) no individual who is not participating in the Xcerra ESPP as of the date of the Merger Agreement may commence participation in the Xcerra ESPP on or after the date of the Merger Agreement; and (vii) the Xcerra ESPP is terminated as of the Final Exercise Date, provided, however, that termination of the Xcerra ESPP will be subject to the consummation of the Merger.

Potential Payments Upon Termination or Change-in-Control

Change-of-Control Employment Agreements

Messrs. Tacelli and Gallenberger are, individually, party to a Change-of-Control Employment Agreement with Xcerra, originally entered into in 1998 and 2000, respectively. Each agreement has a three-year term that extends for one year upon the anniversary date of the agreement unless a notice not to extend is given by us. Under each of the Change-of-Control Employment Agreements, if a “change of control” (as defined in the agreement and which includes the Merger) of Xcerra occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. Each agreement provides generally that the applicable executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed during the three-year period after a change of control of Xcerra. If Xcerra terminates the executive’s employment other than for “cause,” death or “disability” or if the executive terminates for “good reason” (as such terms are defined in the agreement) during such three-year period or for any reason during the 30-day period following the first anniversary of the change of control (or upon certain terminations prior to a change of control or in connection with or in anticipation of a change of control), the executive is entitled to receive the following severance compensation:

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a lump sum cash payment equal to Xcerra’s accrued obligations through the date of termination for base pay and a prorated bonus based upon the annual variable incentive compensation paid for the most recently completed fiscal year (the “Highest Annual Bonus”);

•	an amount equal to two times the executive’s base salary plus the Highest Annual Bonus, payable in a lump sum cash payment (for Mr. Tacelli) or in installments over 12 months (for Mr. Gallenberger);

•	continued health benefits for two years; and

•	outplacement services through the end of the second calendar year following the year in which the executive’s termination occurs, up to a maximum cost to Xcerra of $30,000.

The Change-of-Control Employment Agreements also provide for a tax gross up payment to cover any excise tax under Section 4999 of the Code due on any compensation (whether under the Change-of-Control Employment Agreements or otherwise), including any additional federal, state and local income tax consequences resulting therefrom, provided that such gross up payment shall be made only if the present value of the compensatory payments exceeds 110% of such payments reduced to the extent that would not give rise to any excise tax.

For purposes of the Change-of-Control Employment Agreements, “cause” means the occurrence of any of the following, as determined in good faith by the applicable executive:

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the willful and continued failure of the executive to perform substantially the executive’s duties with Xcerra or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Xcerra Board or the Chief Executive Officer of Xcerra which specifically identifies the manner in which the Xcerra Board or Chief Executive Officer believes that the executive has not substantially performed the executive’s duties, or;

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Xcerra.

No act or failure to act, on the part of the executive, will be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of Xcerra. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Xcerra Board or upon the instructions of the Chief Executive Officer or a senior officer of Xcerra or based upon the advice of counsel for Xcerra shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of Xcerra. The cessation of employment of the executive shall not be deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Xcerra Board at a meeting of the Xcerra Board called and held for such purpose (after reasonable notice is provided to the executive and the executive is given an opportunity, together with counsel, to be heard before the Xcerra Board), finding that, in the good faith opinion of the Xcerra Board, the executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

For purposes of the Change-of-Control Employment Agreements, “good reason” means the occurrence of any of the following, as determined in good faith by the applicable executive:

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the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the agreement, or any other action by Xcerra which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Xcerra promptly after receipt of notice thereof given by the executive;

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any failure by Xcerra to comply with any of the provisions of the agreement setting forth the executive’s compensation, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Xcerra promptly after receipt of notice thereof given by the executive;

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Xcerra’s requiring the executive to be based at any office or location other than as provided in the agreement or Xcerra’s requiring the executive to travel on Xcerra business to a substantially greater extent than required immediately prior to the date a change of control occurs;

•	any purported termination by Xcerra of the executive’s employment otherwise than as expressly permitted by the agreement; or

•	any failure by Xcerra to comply with and satisfy the provision of the agreement requiring any successor to assume the agreement.

For purposes of the Change-of-Control Employment Agreements, “Change of Control” is generally defined as any of the following:

•	the acquisition by a person or group of 20% or more of Xcerra’s outstanding stock;

•	a change of a majority of the Xcerra Board without approval of the Xcerra Board;

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the consummation of a reorganization, merger, consolidation or asset sale, except where Xcerra stockholders receive 50% or more of the stock of the resulting company, at least a majority of the board of the resulting company was on the Xcerra Board of Xcerra prior to the transaction and after which no shareholder owns 20% or more of the stock of the resulting company which did not own such stock immediately prior to the transaction; or

•	the approval of a liquidation or dissolution of Xcerra.

Executive Employment Agreements

Messrs. Tacelli and Gallenberger are also each party to an employment agreement with Xcerra that provides that if the executive’s employment is terminated by Xcerra other than for “cause,” death, or disability or by the executive for “good reason” (as such terms are defined in the agreement) at any time, the executive will be entitled to receive cash severance and continuation of health benefits, among other things, subject to the executive’s execution of a release of claims. However, in the event the executive becomes entitled to severance or benefits under his Change-of-Control Employment Agreement with Xcerra, the executive will no longer be entitled to the severance benefits under the terms of the executive’s employment agreement. Therefore, if Messrs. Tacelli and Gallenberger are terminated by Xcerra other than for “cause,” death or “disability” or by the executive for “good reason,” or for any other reason solely during the 30-day period following the first anniversary of the completion of the Merger (or upon certain terminations prior to the Merger or in connection with or in anticipation of the Merger), the executive will not be entitled to receive severance benefits under the terms of the executive’s employment agreement and, accordingly, such benefits and terms are not summarized in this Proxy Statement.

Mr. Rondé is also party to an employment agreement with Xcerra’s French subsidiary. Under the terms of Mr. Rondé’s employment agreement, Mr. Rondé is entitled to receive the following compensation in the event his employment is terminated by Xcerra, except in the case of his gross or willful misconduct, subject to Mr. Rondé executing and not revoking an Xcerra provided settlement agreement:

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a termination indemnity equal to one year of Mr. Rondé’s gross base salary, inclusive of any amount of dismissal or retirement indemnity that Mr. Rondé may otherwise be entitled to under any applicable collective bargaining agreement;

•	a pro rata portion of Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date); and

•	an amount equal to Mr. Rondé’s target annual incentive bonus (based on the target bonus percentage in effect as of the termination date).

Pursuant to the Collective Bargaining Agreement of “Metallurgie (ingenieurs et cadres),” which is applicable to all employees of Xcerra’s French subsidiary, if Mr. Rondé retires he may be entitled to receive a social payment from Xcerra. In Mr. Rondé’s case, such social payment could be an amount up to two months of his then current salary. To the extent that Xcerra is required to make the severance payments described above to Mr. Rondé, Xcerra will not be required to make the social payment under the collective bargaining agreement.

Exchange and Payment Procedures

Prior to the closing of the Merger, Cohu will designate a U.S. bank or trust company (the “Exchange Agent”) to make payments of the Merger Consideration to Xcerra stockholders. At the closing of the Merger, Cohu will deposit or cause to be deposited with the Exchange Agent cash and evidence of the Cohu Common Stock sufficient to pay the aggregate Merger Consideration to Xcerra stockholders.

Promptly following the Effective Time, the Exchange Agent will send to each Xcerra Record Holder a letter of transmittal and instructions advising such Xcerra stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing shares of Xcerra Common Stock; and (2) a signed letter of transmittal and such other documents as may be required pursuant to such instructions, the holder of such shares will be entitled to receive their portion of the Merger Consideration in exchange therefor. The amount of any Merger Consideration paid to Xcerra stockholders may be reduced by any applicable withholding taxes.

If any cash deposited with the Exchange Agent is not claimed within nine months following the Effective Time, such cash will be delivered to the Surviving Corporation, upon demand, and any Xcerra stockholders who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation, as general creditor for payment of the Merger Consideration.

The letter of transmittal will include instructions if an Xcerra stockholder has lost a share certificate or if such certificate has been stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, then before such Xcerra stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of the loss, theft or destruction, and if required by Cohu or the Exchange Agent, deliver a bond in such amount as Cohu or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such certificate.

Representations and Warranties

The Merger Agreement contains customary and, in certain cases, reciprocal, representations and warranties by Xcerra, Cohu and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement.

Some of the representations and warranties in the Merger Agreement made by Xcerra and by Cohu and Merger Sub are qualified as to “materiality” or “Company Material Adverse Effect” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement and this joint proxy statement/prospectus, “Company Material Adverse Effect” and “Parent Material Adverse Effect” means, with respect to Xcerra, or Cohu, as applicable, a material adverse effect on (a) the ability of Xcerra or Cohu to consummate the Merger or any of the other transactions contemplated by the Merger Agreement, or (b) the business, operations, assets, financial condition or results of operations of Xcerra or Cohu and their Subsidiaries, taken as a whole; provided, however, that none of the following will be taken into account when determining whether a “Company Material Adverse Effect” or a “Parent Material Adverse Effect,” as applicable, has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which Xcerra or Cohu, as applicable, and their respective subsidiaries conduct business;

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political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage military action or terrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof by a governmental authority) or changes in GAAP or other accounting standards (or the interpretation thereof);

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby;

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any actions taken or failure to take action, in each case, by Xcerra or Cohu or their subsidiaries at Cohu’s (with respect to actions taken or failure to take action by Xcerra) or Xcerra’s (with respect to actions taken or failure to take action by Cohu) written request or otherwise as required in order to comply with the Merger Agreement;

•

changes in Xcerra’s or Cohu’s stock price, as applicable, or the trading volume of Xcerra Common Stock or Cohu Common Stock, as applicable, in and of itself, or any failure by Xcerra or Cohu, as applicable, to meet any public estimates or expectations of Xcerra’s or Cohu’s, as applicable, revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Xcerra or Cohu, as applicable, to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

•

any legal proceedings made or brought by any of the current or former Xcerra stockholders or Cohu stockholders, as applicable, (on their own behalf or on behalf of Xcerra or Cohu, as applicable,) against Xcerra or Cohu, as applicable, or their directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, to the extent that any condition or situation described in any of the first six items described in the above bullet points has a disproportionate adverse effect on Xcerra or Cohu and their subsidiaries, as applicable, taken as a whole, in comparison to other companies or entities operating in any of the industries in which Xcerra and Cohu and their subsidiaries operate that is affected by such condition or situation, they will not be excluded from a determination of whether a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, has occurred and, in such case, the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, has occurred.

The reciprocal representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and authority and qualification to conduct business with respect to the parties and their subsidiaries;

•	the corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•

the absence of any conflict, violation or material alteration of any organizational documents, existing contracts, applicable laws to the parties or their subsidiaries or the resulting creation of any lien upon the parties’ assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of Xcerra and Cohu and their subsidiaries;

•

the absence of any contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of Xcerra’s or Cohu’s securities;

•	the accuracy and required filings of Xcerra’s and Cohu’s and their subsidiaries’ SEC filings and financial statements;

•	the disclosure controls and procedures;

•	the internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•

the existence and enforceability of specified categories of material contracts for each of Xcerra and Cohu, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	the existence of contracts with governmental authorities and export control matters;

•	trademarks, patents, copyrights and other intellectual property matters;

•	tax matters;

•	compliance with laws and possession of necessary permits;

•	compliance with anti-bribery laws;

•	environmental matters;

•	absence of any transactions, relations or understandings with any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the absence of litigation;

•	the accuracy of information to be provided in the joint proxy statement/prospectus; and

•	the inapplicability of anti-takeover statutes to the Merger.

The Merger Agreement also contains additional representations and warranties by Xcerra relating to, among other things, the following:

•	the necessary vote of stockholders in connection with the Merger Agreement;

•

the conduct of the business of Xcerra and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since January 31, 2018;

•	real property owned, leased or subleased by Xcerra and its subsidiaries;

•	personal property of Xcerra and its subsidiaries;

•	employee benefit plans;

•	labor matters;

•	product defect and warranty matters;

•	the absence of a shareholder rights plan;

•	insurance matters;

the rendering of Cowen’s fairness opinion to the Xcerra Board; and

•	Xcerra’s and its subsidiaries’ major customers and suppliers.

The Merger Agreement also contains additional representations and warranties by Cohu and Merger Sub relating to, among other things, the following:

•	the approval by the Cohu Board and Merger Sub’s board of directors of the terms of the Merger, the Merger Agreement and performance thereof;

•	the necessary vote of Cohu stockholders in connection with the issuance of Cohu Common Stock in the Merger;

•	the conduct of the business of Cohu and its subsidiaries in the ordinary course consistent with past practice and the absence of a Parent Material Adverse Effect, in each case since December 30, 2017;

•	Cohu’s and its subsidiaries’ major customers;

•	ownership of Xcerra’s capital stock by Cohu and Merger Sub;

•	the rendering of Deutsche Bank’s fairness opinion to the Cohu Board;

•	the operations of Merger Sub;

•	the solvency of Cohu and the Surviving Corporation following the consummation of the Merger and the transactions contemplated by the Merger Agreement; and

•	matters with respect to Cohu’s and Merger Sub’s financing and sufficiency of funds.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (1) specifically permitted or required by the Merger Agreement or required by law; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Cohu (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the Effective Time, Xcerra will, and will cause each of its subsidiaries to:

•	subject to the restrictions and exceptions in the Merger Agreement, carry on its business in the ordinary course consistent with past practice;

•

use its commercially reasonable efforts, consistent with past practices and policies, to (a) keep available the services of its and its subsidiaries’ officers and key employees and key consultants, (b) preserve its and its subsidiaries’ goodwill and current relationships with customers, suppliers, and others with whom it or any of its subsidiaries has material business relations and (c) preserve substantially intact its business organization.

In addition, Xcerra has also agreed that, except as (i) specifically permitted or required by the Merger Agreement or required by law; (ii) disclosed in the confidential disclosure letter to the Merger Agreement; or (iii) approved in advance by Cohu (which approval will not be unreasonably withheld, conditioned or delayed), and subject to certain qualifications and exceptions as set forth in the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement and the Effective Time, Xcerra will not, and will cause each of its subsidiaries not to, among other things:

•

incur or assume any indebtedness in an amount exceeding $500,000 in the aggregate in each fiscal quarter except for loans or advances between Xcerra and any of its direct or indirect wholly owned subsidiaries, or between any of its direct or indirect wholly owned subsidiaries; (B) become liable or responsible (whether by assumption, guarantee or otherwise, and whether directly, contingently or otherwise) for the obligations in respect of indebtedness for borrowed money of any other person or entity exceeding $100,000 individually or $300,000 in the aggregate and except with respect to obligations of any direct or indirect wholly owned subsidiaries of Xcerra; or (C) make any loans or advances or capital contributions to or investments in any person or entity (other than Xcerra or any wholly owned subsidiaries of Xcerra) exceeding $100,000 individually or $300,000 in the aggregate, except for travel or business expense advances to employees of Xcerra or any of its subsidiaries in the ordinary course of business consistent with past practices, other than with respect to accounts payable or receivable in the ordinary course of business consistent with past practice;

•	grant, issue or announce any equity incentive awards under any employee plan or otherwise, other than as set forth in the confidential disclosure letter to the Merger Agreement;

•

(A) enter into or materially amend any employee benefit plan; (B) grant, pay, or enter into any arrangement for any new or additional bonus compensation, whether linked to retention, completion of the Merger or otherwise; (C) grant any severance benefits; or (D) accelerate the vesting of any compensation or benefits;

•	liquidate, dissolve or reorganize Xcerra or any subsidiary, or adopt a plan to do so;

•

(A) acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any material equity interest therein or any material portion of the assets of any other person or entity, in each case, for a purchase price in excess of $1.0 million or (B) sell, lease, license (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), transfer, abandon, cancel, allow to lapse, encumber, convey or otherwise dispose of any material properties or assets of Xcerra or its subsidiaries, other than pursuant to contracts in effect prior to the date of the Merger Agreement and in connection with the receipt of certain regulatory approvals;

•

make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution in respect of shares of Xcerra’s or any subsidiary’s capital stock or other equity interests (other than dividends paid by a direct or indirect wholly owned subsidiary of Xcerra to Xcerra or another direct or indirect wholly owned subsidiary of Xcerra);

•	amend the organizational documents of Xcerra or any of its subsidiaries;

•

authorize for issuance, issue, sell, grant, transfer, deliver or otherwise dispose of, pledge, encumber or subject to any lien, any capital stock of Xcerra or any of its subsidiaries, except for the issuance of Xcerra Common Stock upon the vesting and settlement of any Xcerra RSUs granted under the Xcerra stock plan that are not subject to vesting based on the achievement of any performance goals or market-based conditions that are outstanding on the date of the Merger Agreement in accordance with the terms of the applicable Xcerra stock plan;

•

directly or indirectly repurchase, redeem or otherwise acquire any capital stock of Xcerra or any of its subsidiaries, except for (A) forfeiture or redemptions of capital stock of Xcerra pursuant to the terms and conditions in effect on the date of the Merger Agreement of Xcerra RSUs outstanding as of the date of the Merger Agreement and (B) in connection with tax withholdings upon the vesting of Xcerra RSUs;

•	split, combine, subdivide or reclassify any shares of capital stock of Xcerra or any of its subsidiaries;

•

except as may be required by applicable law or the terms of any employee benefit plan as in effect on the date of the Merger Agreement, other than with respect to bonus compensation as provided in the Merger Agreement: (A) enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the board of directors, officer, employee or independent contractor or any other employee benefit plan in any manner, other than such arrangements (excluding equity-based compensation) entered into in the ordinary course of business consistent with past practice in connection with the hiring or promotion of any employee who is not or will not be a director or officer and who has an aggregate annual compensation that is not in excess of $150,000; (B) (1) increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable, (2) pay any special bonus or special remuneration (including payment of any benefit to any member of the Xcerra Board or officer of Xcerra), or (3) pay or agree to pay any material benefit, in each case of (1), (2), and (3), to any current or former director or officer or any employee or independent contractor; (C) terminate, promote or change the title of any director or officer (retroactively or otherwise) or any individual who would be a director or officer following the promotion or change in title; or (D) enter into, adopt, amend, modify or terminate any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof, including any collective bargaining agreement;

•	hire or make an offer to hire, or promote any director, officer, employee or independent contractor of Xcerra who has an aggregate annual compensation in excess of $150,000;

•

commence, compromise or settle any legal proceeding except for the settlement of any legal proceeding involving not more than $250,000 individually or $500,000 in the aggregate, in each case, net of insurance recoveries, that is in the ordinary course of business and does not include any obligation (other than the payment of money that is fully paid by insurance) to be performed by Xcerra or its subsidiaries or an admission of wrongdoing by Xcerra or any of its subsidiaries, or waive, release, grant or transfer any material rights or claims;

•	change accounting principles or practices used by Xcerra or any of its subsidiaries;

•	write up, write down or write off the book value of any assets other than in the ordinary course of business consistent with past practice or as may be required by GAAP;

•

make, change or revoke any material tax election, settle or compromise any income or other tax liability in excess of $300,000, amend any material tax return, adopt or change any tax accounting period, enter into any “closing agreement” within the meaning of Section 7121 of the Internal Revenue Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax or waive or surrender any right to claim a material tax refund or consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes;

•	subject to certain exceptions, enter into or renew certain material contracts (or amend the terms of certain material contracts);

•

other than in the ordinary course of business, grant any person any license, covenant not to sue, immunity, authorization, release or other right with respect to material intellectual property; acquire or license any intellectual property from any third person or entity which is material to Xcerra and its subsidiaries; assign, transfer or grant to any third person or entity any material intellectual property; grant any license to any material intellectual property other than the grant of non-exclusive licenses with respect to certain material intellectual property; enter into any agreement or modify or amend any existing agreement with respect to the development of intellectual property with a third person or entity; or abandon certain material intellectual property rights;

•	grant any security interest in any property or asset of Xcerra or any of its subsidiaries;

•	incur any capital expenditure in any fiscal quarter in excess of $2.0 million in the aggregate for Xcerra and its subsidiaries;

•

renew or enter into any non-compete, exclusivity or similar contract that would restrict, curtail or limit, in any material respect, the ability of Xcerra or its subsidiaries to compete or conduct activities in any geographic area or line of business, or with any person or entity;

•	terminate or let lapse any material insurance policies maintained by Xcerra or any of its subsidiaries;

•

enter into any binding agreement or arrangement with respect to any joint venture, joint development, strategic partnership or alliance that is material to the business of Xcerra and any of its subsidiaries taken as a whole; or

•	enter into agreements to do any of the foregoing.

The Merger Agreement also provides that, except as: (1) specifically permitted or required by the Merger Agreement or required by law; (2) as disclosed in the confidential disclosure letter to the Merger Agreement; or (3) approved in advance by Xcerra (which approval will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the Effective Time, Cohu will, and will cause each of its subsidiaries to carry on its business in the ordinary course consistent with past practice.

In addition, Cohu has also agreed that, except as (i) specifically permitted or required by the Merger Agreement or required by law; (ii) disclosed in the confidential disclosure letter to the Merger Agreement; or (iii) approved in advance by Xcerra (which approval will not be unreasonably withheld, conditioned or delayed), and subject to certain qualifications and exceptions as set forth in the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement and the Effective Time, Cohu will not, and will cause each of its subsidiaries not to:

•	sell, transfer, convey or otherwise dispose of any assets or properties, in each case, for a purchase price in excess of $25.0 million in any transaction or a related series of transactions;

•

make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution in respect of shares of Cohu’s or any subsidiary’s capital stock or other equity interests other than (A) regular quarterly cash dividends payable by Cohu in respect of Cohu Common Stock in the ordinary course of business consistent with past practice in an amount not exceeding $0.06 per share of Cohu Common Stock in any fiscal quarter and with record dates that are not earlier than the applicable record dates set forth in the confidential disclosure letter to the Merger Agreement or (B) dividends and distributions paid by a direct or indirect wholly owned subsidiary of Cohu to Cohu or another direct or indirect wholly owned subsidiary of Cohu;

•

directly or indirectly repurchase, redeem or otherwise acquire any capital stock of Cohu or any of its subsidiaries, except for (A) forfeiture or redemptions of capital stock of Cohu pursuant to the terms and conditions of any outstanding restricted stock units granted under the Cohu stock plan and (B) in connection with tax withholdings and exercise price settlements, as applicable, upon the vesting and settlement of any outstanding restricted stock units granted under the Cohu stock plan or upon the exercise of any outstanding options to purchase shares of Cohu Common Stock granted under the Cohu stock plan;

•	split, combine, subdivide or reclassify any shares of capital stock of Cohu or any of its subsidiaries (including Merger Sub);

•	liquidate, dissolve or reorganize Cohu or any subsidiary, or adopt a plan to do so;

•

amend the organizational documents of Cohu or Merger Sub or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Cohu or Merger Sub, in each case, in any manner that would be adverse in any material respect to Xcerra stockholders;

•

acquire by merger, consolidation or acquisition of stock or assets, any other person or entity or any material equity interest therein or any material portion of the assets of any other person or entity, in each case, for a purchase price in excess of $25.0 million, other than pursuant to contracts in effect prior to the date of the Merger Agreement and in connection with the receipt of certain regulatory approvals; or

•	enter into agreements to do any of the foregoing.

Alternative Acquisition Proposals

No Solicitation

From the period beginning on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the Effective Time, Xcerra and its subsidiaries and their respective directors, officers, employees, controlled affiliates, investment bankers, financial advisors, attorneys, accountants or other agents or representatives, are not permitted to:

•

solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, a Company Acquisition Proposal (as defined below) or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

•

furnish to any Person (other than Cohu, Merger Sub or any designees of Cohu or Merger Sub) any non-public information relating to Xcerra or any of its subsidiaries, or afford to any person (other than Cohu, Merger Sub or any designees of Cohu or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of Xcerra or any of its subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of a Company Acquisition Proposal or the making of an inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal;

•

enter into, continue or otherwise participate or engage in discussions or negotiations with any person (other than Cohu, Merger Sub or any designees of Cohu or Merger Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, a Company Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

•

agree to, approve, endorse, recommend or consummate any Company Acquisition Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any contract contemplating or otherwise relating to a Company Acquisition Proposal or a Company Acquisition Transaction (as defined below), other than certain permitted confidentiality agreements;

•	grant any waiver or release under any standstill or similar agreement with respect to any equity securities of Xcerra or any of its subsidiaries or their respective assets or properties; or

•	resolve or agree to do any of the foregoing.

From and after the date of the Merger Agreement, Xcerra and its subsidiaries and their respective representatives are required to (i) immediately cease any and all existing discussions or negotiations with any persons or entities (other than Cohu, Merger Sub or any of their respective designees or representatives) conducted prior to the execution of the Merger Agreement with respect to a Company Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information of Xcerra or its subsidiaries previously furnished to any person or entity with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and terminate the access of any person or entity (other than Cohu, Merger Sub or any of their respective designees or representatives) to any “data room” hosted by Xcerra or any of its Subsidiaries or representatives relating to any Company Acquisition Proposal.

Notwithstanding the restrictions described above, prior to the approval of the Merger Agreement by Xcerra stockholders, if the Xcerra Board receives from any person or entity a bona fide, written and unsolicited Company Acquisition Proposal not involving a breach of the Merger Agreement, then the Xcerra Board may provide information to, and engage or participate in negotiations or substantive discussions with, such person regarding a Company Acquisition Proposal if the Xcerra Board determines in good faith after consultation with its financial advisor and its outside legal counsel that such proposal is a Company Superior Proposal (as defined below) or would reasonably be expected to lead to a Company Superior Proposal; provided that (1) the Xcerra Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties and (2) Xcerra gives Cohu prior written notice of Xcerra’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such person or entity.

For purposes of this joint proxy statement/prospectus and the Merger Agreement:

“Company Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Cohu or Merger Sub) to engage in a Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1)

any direct or indirect purchase or other acquisition by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from Xcerra and/or any other person(s), of shares of Xcerra Common Stock representing more than 20% of the shares of Xcerra Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or entity or “group” beneficially owning more than 20% of the shares of Xcerra Common Stock outstanding after giving effect to the consummation of such purchase or acquisition;

(2)

any direct or indirect purchase or other acquisition by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of Xcerra and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition);

(3)

any merger, consolidation, business combination or other similar transaction involving Xcerra pursuant to which any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Xcerra stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Xcerra Common Stock representing more than 20% of the shares of the Xcerra Common Stock outstanding after giving effect to the consummation of such transaction; or

(4)	a liquidation, dissolution or other winding up of Xcerra.

“Company Superior Proposal” means any written bona fide Company Acquisition Proposal not arising out of a breach of Xcerra’s non-solicitation obligations under the Merger Agreement, which the Xcerra Board has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Company Acquisition Proposal and the likelihood of consummation of such Company Acquisition Transaction, is reasonably capable of being consummated on a timely basis and would be more favorable from a financial point of view to Xcerra stockholders (in their capacity as such) than the Merger and the failure of the Xcerra Board to approve or recommend such Company Acquisition Proposal would be inconsistent with the directors’ fiduciary duties, after taking into account any written offers made by Cohu in accordance with the terms of the Merger Agreement to modify the terms or conditions of the Merger Agreement; provided, however, that for purposes of the reference to a “Company Acquisition Proposal” in this definition of a “Company Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Company Acquisition Transaction” will be deemed to be references to “a majority.”

The Xcerra Board’s Recommendation; Xcerra Board Recommendation Change

As described above, and subject to the provisions described below, the Xcerra Board has made the recommendation that the Xcerra stockholders vote “FOR” the proposal to approve the Merger Agreement. The Merger Agreement provides that the Xcerra Board will not effect a change of the Xcerra Board’s recommendation to Xcerra stockholders except as described below.

Subject to the exceptions set forth below, the Xcerra Board may not (with any action described in the following being referred to as an “Xcerra Board Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify in a manner adverse to Cohu, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Cohu, the Xcerra Board recommendation;

•	approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Company Acquisition Proposal;

•	fail to include the Xcerra Board recommendation in this joint proxy statement/prospectus;

•	fail to publicly recommend against acceptance of any tender offer or exchange offer for shares of Xcerra Common Stock within ten business days after the commencement of such offer; or

•

fail to publicly reaffirm the Xcerra Board recommendation following any Company Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days after Cohu so requests in writing.

Notwithstanding the foregoing, the Xcerra Board may effect an Xcerra Board Recommendation Change at any time prior to approval of the Merger Agreement by Xcerra stockholders in connection with a Company Intervening Event if the Xcerra Board determines (after consultation with its outside legal counsel) that the failure to effect an Xcerra Board recommendation change in response to such Company Intervening Event would be inconsistent with its fiduciary duties, and:

•	Xcerra has provided prior written notice to Cohu, which notice will include the reason (in reasonable detail) for such Xcerra Board recommendation change; and

•

if requested by Cohu, Xcerra has, during the period beginning on the date of delivery of written notice of an intervening event and ending on the fifth business day following such delivery date, made its representatives available to discuss the intervening event with Cohu’s representatives and negotiated with Cohu in good faith (to the extent that Cohu desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that the Xcerra Board (or a committee thereof) no longer determines that the failure to make an Xcerra Board Recommendation Change in response to such intervening event would be inconsistent with its fiduciary obligations pursuant to applicable law.

For purposes of this joint proxy statement/prospectus and the Merger Agreement, a “Company Intervening Event” means any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of the Merger Agreement (other than and not related to a Company Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Xcerra Board on or prior to the date of the Merger Agreement and that is material to Xcerra and its subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) will constitute or be deemed to contribute to a Company Intervening Event: (i) changes in Xcerra’s stock price or the trading volume of Xcerra Common Stock (though the underlying causes of such changes that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (ii) the fact, in and of itself, that Xcerra meets or exceeds any public estimates or expectations of Xcerra’s revenue, earnings or other financial performance or results of operations for any period (though the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iii) the fact, in and of itself, that Xcerra meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (though the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Cohu or any of its affiliates; and (v) any events, changes or circumstances relating to the launch of any new products or services by Xcerra or any of its subsidiaries.

Additionally, at any time prior to approval of the Merger Agreement by Xcerra stockholders, the Xcerra Board may effect an Xcerra Board Recommendation Change in response to a bona fide Company Acquisition

Proposal that the Xcerra Board has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Company Superior Proposal and may terminate the Merger Agreement to enter into a definitive agreement with respect to such Company Superior Proposal if:

•	the bona fide written Company Acquisition Proposal was not solicited in violation of Xcerra’s non-solicitation obligations under the Merger Agreement;

•

the Xcerra Board has determined in good faith (after consultation with its outside legal counsel) that the failure to effect an Xcerra Board Recommendation Change would be inconsistent with its fiduciary duties;

•

Xcerra has provided prior written notice to Cohu of the Company Superior Proposal, which notice will include the terms and conditions of, and the identity of the person making, such Company Superior Proposal and a copy of the proposed agreement under which such Company Superior Proposal is proposed to be consummated and any other material transaction documents, and Xcerra has provided new written notice to Cohu with respect to any amendment to the material terms of such Company Superior Proposal;

•

if requested by Cohu, Xcerra has made its representatives available to discuss with Cohu’s representatives any proposed modifications to the terms and conditions of the Merger Agreement during the period beginning as soon as practicable on the day of delivery by Xcerra to Cohu of notice of the Company Superior Proposal or notice of an amendment to the Company Superior Proposal, as applicable, and ending on the fifth business day following the day of such delivery or, in the case of a notice of an amendment to a Company Superior Proposal, the third business day following the day of such delivery;

•

Xcerra has, during the five business day or such additional three business day notice period described above, as applicable, negotiated with Cohu and its representatives in good faith (to the extent that Cohu desires to so negotiate) to make such adjustments to the terms and conditions of the Merger Agreement as proposed by Cohu;

•

if Cohu will have delivered to Xcerra during such five business day or such additional three business day period described above, as applicable, a written offer to modify the terms of the Merger Agreement, the Xcerra Board (or a committee thereof) will have determined in good faith, after considering the terms of such offer by Cohu, that the Company Superior Proposal or amendment thereto, as applicable, still constitutes a Company Superior Proposal and the failure to make an Xcerra Board Recommendation Change would be inconsistent with the Xcerra Board’s fiduciary duties; and

•	Xcerra will have paid, or caused the payment of, the applicable termination fee pursuant to the Merger Agreement.

The Cohu Board’s Recommendation; Cohu Board Recommendation Change

As described above, and subject to the provisions described below, the Cohu Board has made the recommendation that the Cohu stockholders vote “FOR” the Stock Issuance Proposal. The Merger Agreement provides that the Cohu Board will not effect a change of the Cohu Board’s recommendation except as described below.

Subject to the exceptions below, the Cohu Board may not (with any action described in the following being referred to as a “Cohu Board Recommendation Change”):

•

withhold, withdraw, amend, qualify or modify in a manner adverse to Xcerra, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Xcerra, the Cohu Board recommendation;

•	fail to include the Cohu Board recommendation in this joint proxy statement/prospectus;

•

fail to publicly reaffirm the Cohu Board recommendation following any Parent acquisition proposal (as defined below) having been publicly made, proposed or communicated (and not publicly withdrawn) within ten business days after Xcerra so requests in writing.

Notwithstanding the foregoing, the Cohu Board may, at any time prior to the approval of the Stock Issuance Proposal by the Cohu stockholders, effect a Cohu Board Recommendation Change for a Parent Intervening Event (as defined below) or if the Cohu Board receives a Parent Acquisition Proposal that constitutes a Parent Superior Proposal (as defined below) if:

•	the Cohu Board determines (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties;

•

Cohu has provided prior written notice to Xcerra of its intention to do so, which notice, if made in connection with a Parent Intervening Event, will include a reasonable description of the Parent Intervening Event and, if made in connection with a Parent Superior Proposal, will include the terms and conditions of, and the identity of the person or entity making, such Parent Superior Proposal;

•

if requested by Xcerra, Cohu has made its representatives available to negotiate in good faith with Xcerra’s representatives any revisions to the terms and conditions of the Merger Agreement during the period beginning on the day of delivery by Cohu to Xcerra of notice of the Parent Superior Proposal or of any amendment to such Parent Superior Proposal, as applicable, and ending on the fifth business day following the day of such delivery; and

•

if Xcerra will have delivered to Cohu during such five business day period described above a written offer to modify the terms of the Merger Agreement, the Cohu Board will have determined in good faith, after considering the terms of such offer by Xcerra, that the Parent Superior Proposal still constitutes a Parent Superior Proposal and the failure to make a Cohu Board recommendation change would be inconsistent with the Cohu Board’s fiduciary duties or, in case of a Parent Intervening Event, that failure to make a Cohu Board Recommendation Change would be inconsistent with the Cohu Board’s fiduciary duties; and

For purposes of this joint proxy statement/prospectus and the Merger Agreement:

“Parent Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Xcerra to Cohu or Merger Sub) to engage in a Parent Acquisition Transaction.

“Parent Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(1)

any direct or indirect purchase or other acquisition by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from Cohu and/or any other person(s), of shares of Cohu Common Stock representing more than 20% of the shares of Cohu Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or entity or “group” beneficially owning more than 20% of the shares of Cohu’s capital stock outstanding after giving effect to the consummation of such purchase or acquisition;

(2)

any direct or indirect purchase or other acquisition by any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 20% of the consolidated assets of Cohu and its subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition);

(3)

any merger, consolidation, business combination or other similar transaction involving Cohu pursuant to which any person or entity or “group” (as defined in or under Section 13(d) of the Exchange Act),

other than the Cohu stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Cohu Common Stock representing more than 20% of the shares of Cohu Common Stock outstanding after giving effect to the consummation of such transaction; or

(4)	a liquidation, dissolution or other winding up of Cohu.

“Parent Superior Proposal” means any written bona fide Parent Acquisition Proposal with respect to which the Cohu Board has determined (after consultation with its financial advisor and outside legal counsel) that the failure of the Cohu Board to approve or recommend such Parent Acquisition Proposal would be inconsistent with the fiduciary duties of the members of the Cohu Board.

“Parent Intervening Event” means any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of the Merger Agreement that was neither known to nor reasonably foreseeable by the Cohu Board on or prior to the date of the Merger Agreement and that is material to Cohu and its subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) will constitute or be deemed to contribute to a Parent Intervening Event: (i) changes in Cohu’s stock price or the trading volume of the Cohu Common Stock (though the underlying causes of such changes that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (ii) the fact, in and of itself, that Cohu meets or exceeds any public estimates or expectations of Cohu’s revenue, earnings or other financial performance or results of operations for any period (though the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iii) the fact, in and of itself, that Cohu meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (though the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Xcerra or any of its affiliates; (v) any events, changes or circumstances relating to the launch of any new products or services by Cohu or any of its subsidiaries; and (vi) any Parent Acquisition Proposal or the consummation of a Parent Acquisition Transaction.

Employee Benefits

For a period of one year following the Effective Time (or such shorter time as any former employee of Xcerra who remains employed by the Surviving Corporation following the Merger (referred to as “continuing employee”) remains employed by the Surviving Corporation and its subsidiaries following the Effective Time), continuing employees will be provided employee benefits (excluding equity-based benefits and individual employment agreements) that are no less favorable in the aggregate than the employee benefits provided to the continuing employees immediately prior to the Effective Time under the employee benefit plans of Xcerra (any such employee benefit plans are referred to in this joint proxy statement/prospectus as “Xcerra Plans”). Base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time will not be decreased for a period of one year following the Effective Time for any continuing employees.

The Surviving Corporation will (and Cohu will cause the Surviving Corporation to) use commercially reasonable efforts to cause to be granted to any continuing employee credit under the Xcerra Plans in which the continuing employee participates after the Merger for all service with Xcerra and its subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, and solely for purposes of vacation, sick time or paid time off accrual and severance pay, entitlement to benefits where length of services is relevant. However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

In addition, to the extent commercially reasonable (i) each continuing employee will be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its subsidiaries other than the Xcerra Plans (“New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Xcerra Plan in which such continuing employee participates immediately before the Effective Time (“Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any continuing employee, the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such continuing employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and the Surviving Corporation will cause any eligible expenses incurred by such continuing employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such continuing employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation will credit the accounts of such continuing employee under any New Plan which is a flexible spending plan with any unused balance in the account of such continuing employee under the applicable Xcerra Plan. Any vacation or paid time off accrued but unused by a continuing employee as of immediately prior to the Effective Time will be credited to such continuing employee following the Effective Time, subject to applicable accrual limits or other forfeiture.

On or as soon as administratively practicable (consistent with past practices) following the later of the closing of the Merger and December 31, 2018, Cohu will establish a replacement incentive compensation plan (which is referred to as the “Replacement Bonus Plan”) for the participants of the Xcerra Executive Profit Sharing Plan and the Xcerra Extended Executive Profit Sharing Plan (the “FY2019 Plans”) who remain employed by Surviving Corporation or another affiliate of Cohu through such date, covering the period from the date the Replacement Bonus Plan is established through the end of Cohu’s then-current fiscal year. The Replacement Bonus Plan will provide target annual bonus compensation for each such participant equivalent to the participant’s target annual bonus compensation from the applicable FY2019 Plan, which will be paid out pro rata based on the number of days in the fiscal year that the Replacement Bonus Plan covers. All other terms, considered in the aggregate, of the Replacement Bonus Plan must be no less favorable for all continuing employees than the terms of the FY2019 Plans.

Financing

In connection with the proposed Merger, on May 7, 2018, Cohu obtained the Debt Commitment Letter from the Lender, pursuant to which the Lender (acting alone or through or with affiliates selected by it) has committed to provide the Facilities. The obligations of the Lender to provide the Facilities are subject to a number of customary conditions, including, without limitation, execution and delivery of definitive documentation consistent with the Commitment Letter and the documentation standards specified therein. The Commitment Letter terminates upon the earliest of (i) the valid termination or abandonment of the Merger Agreement prior to the consummation of the Merger, (ii) the consummation of the Merger without the use of the Facilities, and (iii) the Termination Date (including as extended in accordance with the Merger Agreement). See “The Merger — Financing Relating to the Merger” for more information.

Each of Cohu and Merger Sub have agreed to use, and cause their affiliates to use, their respective “Best Efforts” (as described further in the Merger Agreement) to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Debt Financing as promptly as practicable on the terms and conditions described in the financing documents.

Xcerra has agreed that it will, and will cause its subsidiaries to, use its reasonable best efforts to cause its and their respective representatives to, use reasonable best efforts to cooperate with Cohu in connection with the arrangement of any third-party financing as may be reasonably requested by Cohu, subject to certain exceptions described in the Merger Agreement. The receipt of financing is not a condition to the Merger.

In addition, Cohu will promptly, upon written request by Xcerra, reimburse Xcerra for all reasonable and documented out-of-pocket costs and expenses incurred in connection with Xcerra’s, its subsidiaries’ or their respective representatives’ obligations under the Merger Agreement with respect to the financing. Cohu will also indemnify and hold harmless Xcerra, its subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by them in connection with the financing, the arrangement of the financing, the performance of their obligations under the Merger Agreement with respect to the financing and any information utilized in connection with the financing, except to the extent suffered or incurred as a result of (1) any inaccurate or misleading financial information relating to Xcerra and its subsidiaries provided by Xcerra in writing specifically for use in connection with the financing and (2) the fraud, bad faith or willful breach by Xcerra or any of its subsidiaries of its obligations under the Merger Agreement with respect to the financing.

Efforts to Close the Merger

Subject to certain exceptions set forth in the Merger Agreement, Cohu, Merger Sub and Xcerra will use their respective reasonable best efforts to take all actions and assist and cooperate with each other party to the Merger Agreement, in each case as necessary, proper and advisable pursuant to applicable law or otherwise to consummate the Merger.

Notwithstanding the foregoing, in connection with obtaining the Approvals, none of Cohu, Merger Sub or Xcerra is required to (i) defend through legal proceedings on the merits any claim asserted in any court to the transactions contemplated by the Merger Agreement by any party, including appeals; (ii) to agree or proffer to limit or not to exercise any rights of ownership of any securities or agree or proffer to enter into any agreement that limits the ownership or operation of, or freedom of action with respect to, any respective business of Cohu or any of its subsidiaries or Xcerra or any of its subsidiaries; (iii) to agree to any term or take any action that is not conditioned upon the consummation of the Merger and the other transactions contemplated by the Merger Agreement; or (iv) to agree to any term or take any action that would result in the sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on, (A) in the case of businesses, services, products or assets of Xcerra and its subsidiaries, any such businesses, services, products or assets that generated aggregate revenue for the twelve month period ended December 30, 2017 greater than $20.0 million and (B) in the case of businesses, services, products or assets of Cohu and its subsidiaries, with respect to any such businesses, services, products or assets that generated aggregate revenue for the twelve month period ended December 30, 2017 greater than $4.0 million. Additionally, one of Cohu, Merger Sub or Xcerra is required to agree to any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on products or services that have not yet been commercialized (including those under development or in the research, planning, prototyping, design, pre-production, evaluation or testing phases).

Indemnification and Insurance

The Surviving Corporation and its subsidiaries will (and Cohu will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of Xcerra and its subsidiaries under (i) certain indemnification agreements between Xcerra or any of its subsidiaries and (x) any of their respective current or former directors and officers as of the date of the Merger Agreement pursuant to the terms of such agreements as in effect as of the date of the Merger Agreement and (y) any person who becomes a director or officer of Xcerra or any of its subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to Xcerra and no more favorable to such person than the current form of indemnification agreement with its directors that has been made available to Cohu and (ii) any and all indemnification, expense advancement and exculpation provisions in any articles of organization or bylaws or comparable organizational document of Xcerra or any of its subsidiaries in effect on the date of the Merger Agreement, in each case until the sixth anniversary of the Effective Time.

The Surviving Corporation and its subsidiaries will (and Cohu will cause the Surviving Corporation and its subsidiaries to), for a period of six years from the Effective Time, cause the articles of organization, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current or former directors and officers of Xcerra and its subsidiaries as those set forth in Xcerra’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights of the current or former directors and officers of Xcerra and its subsidiaries.

The Merger Agreement also provides that, prior to the Effective Time, Xcerra will purchase a six year prepaid “tail” policy on Xcerra’s current officers and directors liability insurance, provided that Xcerra will not pay, and Cohu and the Surviving Corporation will not be obligated to pay, annual premiums in excess of 300% of the amount paid by Xcerra for such coverage for its last full fiscal year. The Surviving Corporation will (and Cohu will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The “tail” policy will cover claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated in the Merger Agreement.

Other Covenants

The Merger Agreement also contains certain additional covenants, including, among other things, covenants relating to Xcerra’s and Cohu’s respective stockholders meetings, the undertaking of each of Xcerra and Cohu to provide the other with prompt notice of all stockholder litigation relating to the Merger Agreement, and Cohu’s reasonable best efforts to cause the Cohu Common Stock to be issued in the Merger to be approved for listing on NASDAQ.

Repatriation of Cash

The parties have agreed that Cohu may periodically request from Xcerra (but not more often than once per calendar month), and Xcerra will reasonably promptly provide its good faith estimate of the amount of cash held by the non-U.S. subsidiaries of Xcerra. If requested by Cohu by one or more written notices (each, a “Repatriation Notice”) to Xcerra, delivered no earlier than 15 days prior to, and no later than ten 10 business days prior to, the anticipated date for the closing of the Merger, Xcerra and its subsidiaries will use their respective commercially reasonable efforts to repatriate (whether by distribution, transfer or intercompany loans), in the manner reasonably requested by Cohu, any cash held by the non-U.S. subsidiaries of Xcerra designated in the Repatriation Notices as reasonably necessary for Cohu’s funding of the consummation of the transactions contemplated by the Merger Agreement, such that the amounts set forth in the Repatriation Notices will be available in the bank accounts of Xcerra no later than the day immediately preceding the closing of the Merger.

Cohu has agreed to promptly, upon request by Xcerra, reimburse Xcerra and its subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and taxes) incurred by Xcerra or its subsidiaries, as applicable, in connection with the repatriation actions summarized above. Cohu has agreed to indemnify and hold harmless Xcerra and its subsidiaries (and its and their representatives) from and against any and all losses, damages, claims, costs or other expenses (including taxes) suffered or incurred by any of them in connection with the repatriation actions summarized above. Cohu will not have any obligation to so reimburse or indemnify or hold harmless Xcerra or its subsidiaries or its or their representatives unless (i) the Merger Agreement is terminated in accordance with its terms or (ii) the closing of the Merger has not occurred within 10 business days of any distribution, transfer or loan of funds undertaken pursuant to the repatriation provisions summarized above. However, Cohu will have no obligation to so reimburse or indemnify or hold harmless Xcerra or its subsidiaries or its or their representatives if (x) in the case of clause (i), the Merger Agreement is terminated by Cohu due to the inaccuracy of Xcerra’s representations or warranties or any breach of the Merger Agreement by Xcerra (as described further below under “The Merger Agreement — Termination of the Merger Agreement” and (y) in the case of clause (ii), and without limitation of Xcerra’s rights under clause (i), Xcerra’s breach of the Merger Agreement was the cause of the failure of the closing of the Merger to occur within such 10 business day period. Xcerra must use its commercially reasonable efforts to mitigate any losses, damages, claims, costs, taxes or other expenses subject to reimbursement pursuant to the clause summarized in this paragraph, including by rescinding any distributions, transfers or loans made if permitted by applicable law and otherwise practicable in Xcerra’s reasonable discretion.

Cohu Board Representation

Cohu has agreed to cause two individuals who are members of the Xcerra Board as of immediately prior to the Effective Time to become members of the Cohu Board immediately after the Effective Time, one of whom will become a Class 3 director and one of whom will become a Class 2 director (each as defined in Cohu’s articles of incorporation). Any new members appointed to the Cohu Board in accordance with this provision of the Merger Agreement will be selected by the Nominating and Governance Committee of the Cohu Board, after consulting with Xcerra, pursuant to the director nomination process set forth in Cohu’s proxy statement on Schedule 14A filed with the SEC on April 3, 2018, to serve on the Cohu Board until the next annual meeting of Cohu stockholders at which such members’ term expires.

Conditions to the Closing of the Merger

The obligation of Cohu and Merger Sub, on the one hand, and Xcerra, on the other hand, to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following conditions:

•

the approval of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Xcerra Common Stock and the approval of the issuance of Cohu Common Stock in the Merger by the holders of a majority of the outstanding shares of Cohu Common Stock represented in person or by proxy at the Cohu Special Meeting;

•	receipt of the Approvals;

•

the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement not being made illegal or otherwise prohibited by any law or order of any governmental authority in the U.S.;

•

the Registration Statement becoming effective with no stop order suspending the effectiveness of the Registration Statement having being issued by the SEC and no proceeding to that effect having being commenced or threatened; and

•	the authorization for listing on NASDAQ of the shares of Cohu Common Stock to be issued in the Merger.

In addition, the obligation of Cohu and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•

the representations and warranties of Xcerra relating to approval of the Merger Agreement by Xcerra stockholders and absence of certain changes being true and correct in all respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period);

•

certain representations and warranties of Xcerra relating to Xcerra’s capitalization being true and correct in all but de minimis respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date or period, except for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date);

•	the representations and warranties of Xcerra relating to organization and standing, authorization and enforceability, brokers, opinion of Xcerra financial advisor, state anti-takeover statutes and shareholders’ rights plans being true and correct in all material respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date or period (which representations will be true and correct in all respects as of such particular date or period), but without regard to any qualification as to materiality or material adverse effect contained therein;

•

the other representations and warranties of Xcerra set forth elsewhere in the Merger Agreement being true and correct in all respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date (disregarding all materiality qualifications contained in such representations and warranties), except (1) for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date or period, except for any failure to be so true and correct as of such date which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	Xcerra having performed in all material respects the obligations required by the Merger Agreement to be performed by Xcerra at or prior to the Effective Time;

•

the receipt by Cohu and Merger Sub of a certificate of Xcerra, validly executed for and on behalf of Xcerra and in its name by a duly authorized officer, certifying that the conditions described in the preceding five paragraphs have been satisfied; and

•

there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

In addition, the obligation of Xcerra to consummate the Merger is subject to the satisfaction or waiver (where permitted by applicable law), at or prior to the Effective Time, of each of the following additional conditions:

•

the representations and warranties of Cohu relating to the approval of the issuance of Cohu Common Stock to be issued in the Merger by Cohu stockholders and absence of certain changes being true and correct in all respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period);

•

certain representations and warranties of Cohu relating to Cohu’s capitalization being true and correct in all but de minimis respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date or period);

•

the representations and warranties of Cohu relating to organization and standing, authorization and enforceability, brokers, opinion of Cohu’s financial advisor and state anti-takeover statutes being true and correct in all material respects as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date, except in each case for those representations and warranties which address matters only as of a particular date or period (which representations will be true and correct in all respects as of such particular date or period), but without regard to any qualification as to materiality or material adverse effect contained therein;

•

each of the remaining representations and warranties of Cohu set forth in the Merger Agreement being true and correct as of the date of the Merger Agreement and on and as of the date of the closing of the Merger with the same force and effect as if made on and as of such date (except for those representations and warranties which address matters only as of a particular date or period, which representations will have been true and correct as of such particular date or period), and except (1) for any failure to be so true and correct which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (2) for those representations and warranties which address matters only as of a particular date or period (which representations will have been true and correct as of such particular date or period, except for any failure to be so true and correct as of such date which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect)

•	Cohu and Merger Sub having performed in all material respects all obligations required by the Merger Agreement to be performed by Cohu or Merger Sub prior to the Effective Time;

•

there not having occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and

•

the receipt by Xcerra of a certificate of Cohu and Merger Sub, validly executed for and on behalf of Cohu and Merger Sub and in their respective names by a duly authorized executive officer thereof, certifying that the conditions described in the preceding six paragraphs have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval of the Merger Agreement by Xcerra stockholders or the approval of the issuance of Cohu Common Stock in the Merger by Cohu stockholders, in the following ways:

•	by mutual written agreement of Xcerra and Cohu;

•	by either Xcerra or Cohu if:

•

the Effective Time has not occurred on or before November 7, 2018, Termination Date, provided that, subject to certain restrictions and conditions set forth in the Merger Agreement, the Termination Date may be extended up to six additional months (except that the right to terminate the Merger Agreement as a result of the occurrence of the Termination Date will not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Merger to be consummated by such time);

•

any applicable law or order of a governmental authority makes the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement illegal or has the effect of prohibiting the consummation of the Merger, the issuance of Cohu Common Stock in the Merger or the other transactions contemplated by the Merger Agreement and such order has become final and nonappealable;

•	Xcerra stockholders fail to approve the Merger Agreement at the Xcerra Special Meeting or any adjournment or postponement thereof; or

•	Cohu stockholders fail to approve the issuance of Cohu Common Stock in the Merger at the Cohu Special Meeting.

•	by Xcerra if:

•

Xcerra is not then in material breach of the Merger Agreement and Cohu or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions to the closing of the Merger set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 20 days following Cohu’s receipt of written notice by Xcerra of such breach;

•

in the event that the Marketing Period has ended and all of the conditions to closing of the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the

Merger, each of which is capable of being satisfied at the closing of the Merger), Cohu and Merger Sub have failed to consummate the Merger on or before the date required by the Merger Agreement and Xcerra has thereafter confirmed in writing to Cohu and Merger Sub that it is ready and able to consummate the Merger, and Cohu and Merger Sub fail to consummate the Merger within five business days of such written notice of Xcerra;

•

in the event that (1) the Cohu Board has effected a Cohu Board Recommendation Change or (2) Cohu has materially breached or failed to perform any of its obligations relating to the Cohu Board recommendation; or

•

prior to the approval of the Merger Agreement by Xcerra stockholders and so long as Xcerra has not violated in any material respect its obligations related to the non-solicitation of Company Acquisition Proposals and Company Superior Proposals and the Xcerra Board recommendation, the Xcerra Board will have authorized Xcerra to enter into a definitive agreement with respect to a Company Superior Proposal in accordance with the terms of the Merger Agreement and concurrently with the termination of the Merger Agreement, Xcerra enters into a definitive agreement relating to a Company Superior Proposal, subject to Xcerra paying to Cohu the Xcerra Termination Fee (defined below).

•	by Cohu if:

•

Cohu and Merger Sub are not then in material breach of the Merger Agreement and Xcerra has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions to closing of the Merger set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 20 days following Xcerra’s receipt of written notice by Cohu of such breach; or

•

prior to the approval of the Merger Agreement by Xcerra stockholders, the Xcerra Board effects an Xcerra Board Recommendation Change or Xcerra will have materially breached or failed to perform any of its obligations under the non-solicitation and Xcerra Board recommendation covenants of the Merger Agreement.

In the event that the Merger Agreement is terminated pursuant to the Merger Agreement, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating to reimbursement of expenses and indemnification.

In addition, no termination of the Merger Agreement will affect the rights or obligations of the parties pursuant to the confidentiality agreement between Cohu and Xcerra, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

Termination Fee Payable by Xcerra

If the Merger Agreement is terminated in specified circumstances, Xcerra has agreed to pay Cohu the Xcerra Termination Fee of $22.8 million.

Cohu will be entitled to receive the Xcerra Termination Fee from Xcerra if the Merger Agreement is terminated:

•

by Cohu or Xcerra, in the event that (1) (x) the Merger has not been consummated by the Termination Date or (y) the Xcerra stockholders fail to approve the Merger Agreement at the Xcerra Special Meeting or any adjournment thereof, (2) prior to any such termination of the Merger Agreement a Company Acquisition Transaction was publicly announced and not withdrawn and (3) Xcerra, within 12 months of any such termination, consummates Company Acquisition Proposal or enters into a definitive agreement with respect to a Company Acquisition Proposal;

•

by Cohu, in the event that Xcerra has breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions to closing the Merger set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the Termination Date or the date that is 20 days following Xcerra’s receipt of written notice by Cohu of such breach;

•

by Cohu in the event that (1) the Xcerra Board will have effected an Xcerra Board Recommendation Change or (2) Xcerra will have materially breached or failed to perform any of its obligations set forth in the non-solicitation and Xcerra Board recommendation covenants of the Merger Agreement; or

•	by Xcerra, in order to enter into a definitive agreement with respect to a Company Superior Proposal.

Termination Fee Payable by Cohu

If the Merger Agreement is terminated in specified circumstances, Cohu has agreed to pay Xcerra the Cohu Termination Fee of $22.8 million or the Financing Termination Fee of $45.0 million.

Xcerra will be entitled to receive Cohu Termination Fee from Cohu if the Merger Agreement is terminated:

•

by Xcerra, in the event that Cohu and/or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements set forth in the Merger Agreement such that certain corresponding conditions to closing the Merger set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, before the earlier of the termination date or the date that is 20 days following Cohu’s and/or Merger Sub’s receipt of written notice by Xcerra of such breach; or

•

by Xcerra, in the event that (1) the Cohu Board has effected a Cohu Board Recommendation Change or (2) Cohu has materially breached or failed to perform any of its obligations relating to the Cohu Board recommendation.

Xcerra will be entitled to receive the Financing Failure Termination Fee from Cohu if the Merger Agreement is terminated by Xcerra, in the event that (1) the Marketing Period has ended and all of the applicable conditions to closing the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger), (2) Cohu and Merger Sub have failed to consummate the Merger on or before the date required by the Merger Agreement, (3) Xcerra has thereafter irrevocably notified Cohu in writing that the conditions to closing the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger) or it is prepared to waive unsatisfied conditions and is ready, willing and able to consummate the Merger, and (4) Cohu and Merger Sub fail to consummate the Merger within five business days of such notice.

Specific Performance and Other Remedies

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled to an injunction or injunctions, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Notwithstanding the foregoing, Xcerra’s right to specific performance of or other equitable remedies with respect to Cohu’s and Merger Sub’s obligation to consummate the Merger are subject to the requirements that: (1) the Marketing Period has ended and all of the conditions to closing of the Merger have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the Merger, each of which is capable of being satisfied at the closing of the Merger), (2) the financing has been funded or will be funded at the closing of the Merger, (3) Cohu and Merger Sub fail to complete the closing of the Merger by the time it was required to have occurred pursuant to the Merger Agreement, (4) Xcerra has irrevocably confirmed in writing delivered to

Cohu that if specific performance is granted and the financing is funded, then Xcerra would take such actions that are within its control to consummate the closing of the Merger in accordance with the terms of the Merger Agreement, and (5) Cohu fails to complete the closing of the Merger within three business days following delivery of the confirmation pursuant to clause (4) above and Xcerra stood ready, willing and able to complete the closing of the Merger throughout such three business days period.

Each party has agreed not to oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

Xcerra has agreed (on behalf of itself and its subsidiaries) to (1) waive any claims or rights against any financing sources relating to or arising out of the Merger Agreement, the financing and the Commitment Letter, (2) not to bring or support any suit, action or proceeding against any financing source in connection with the Merger Agreement, the financing and the Commitment Letter, and (3) to cause any suit, action or proceeding asserted against any financing source in connection with the Merger Agreement, the financing and the Commitment Letter to be dismissed or otherwise terminated.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, Xcerra, on the one hand, and Cohu and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in a writing signed by Xcerra, Cohu and Merger Sub at any time before or after approval of the Merger Agreement by Xcerra stockholders. However, after approval of the Merger Agreement by Xcerra’s stockholders, no amendment that requires further approval by such stockholders pursuant to the Massachusetts law may be made without such approval.

Governing Law

The Merger Agreement is governed by Delaware law, provided that matters relating to the fiduciary duties of the Xcerra Board and internal corporate affairs of Xcerra are governed by Massachusetts law.

Notwithstanding the foregoing, any right or obligation with respect to any financing source in connection with the Merger Agreement, the financing, the Commitment Letter and the fee letter in connection with the Commitment Letter, and the transactions contemplated hereby and thereby, is governed by New York law.

Jurisdiction

Any legal or equitable claim, action, suit, lawsuit, litigation, hearing (regulatory, administrative or otherwise), investigation or other legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the transactions contemplated by the Merger Agreement, will be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom.

Notwithstanding the foregoing, any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof will have exclusive jurisdiction over any action brought against any lender or other financing source in connection with the financing or the Merger Agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Xcerra Common Stock who hold their stock as a capital asset and will hold their Cohu Common Stock as a capital asset following the Merger, each within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code, the U.S. Treasury Regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change at any time or differing interpretations, possibly with retroactive effect. This summary also addresses non-U.S. holders (as defined below) to the extent set forth below.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Xcerra Common Stock that is an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or is otherwise subject to U.S. federal income tax on a net income basis in respect of its Xcerra Common Stock. A “non-U.S. holder” means a beneficial owner of Xcerra Common Stock that is not a U.S. holder (other than a partnership or entity treated as such for U.S. federal income tax purposes).

This summary is not a complete description of all the U.S. federal income tax consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to Xcerra stockholders who are subject to special treatment under U.S. federal income tax law (including, for example, partnerships (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and partners therein, financial institutions, dealers in securities, regulated investment companies or real estate investment trusts, insurance companies or tax-exempt entities, holders who acquired Xcerra Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, holders who hold Xcerra Common Stock as part of a hedge, straddle or conversion transaction, persons deemed to sell our common stock under the constructive sale provisions of the Code, U.S. expatriates and former citizens or long-term residents of the United States, “controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax, non-U.S. holders that have beneficially owned, directly or pursuant to attribution rules, more than five percent of Xcerra Common Stock at any time during the five-year period ending on the date of the Merger, and persons who do not vote in favor of the Merger and who properly demand appraisal of their shares under Part 13 of the MBCA).

Also, this summary does not address U.S. federal income tax considerations applicable to holders of options or warrants to purchase Xcerra Common Stock, holders of Xcerra RSUs, or holders of debt instruments convertible into Xcerra Common Stock. In addition, no information is provided with respect to the tax consequences of the Merger under the U.S. federal estate, gift, Medicare, and alternative minimum tax laws, or any applicable state, local, or foreign tax laws. This summary does not address the tax consequences of any transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES.

U.S. Holders

The receipt of the Merger Consideration by U.S. holders in exchange for shares of Xcerra Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the Merger Consideration in exchange for shares of Xcerra Common Stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the fair market value of the Cohu Common Stock as of the Effective Time plus the amount of cash received and (2) the U.S. holder’s adjusted tax basis in the shares of Xcerra Common Stock exchanged therefor.

If a U.S. holder’s holding period in the shares of Xcerra Common Stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Xcerra Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Xcerra Common Stock.

A U.S. holder’s aggregate tax basis in Cohu Common Stock received in the Merger will equal the fair market value of the stock as of the Effective Time. The holding period of the Cohu Common Stock received in the Merger will begin on the day after the Merger.

Non-U.S. Holders

Subject to the discussion below under “Information Reporting and Backup Withholding,” a non-U.S. holder generally will not be subject to U.S. federal income tax on the receipt of the Merger Consideration unless the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in which event the non-U.S. holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Xcerra Common Stock, which gain may be offset by applicable U.S. source losses from sales or exchanges of other capital assets recognized during the year).

Information Reporting and Backup Withholding

Payments made in exchange for shares of Xcerra Common Stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently, at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an Internal Revenue Service Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

Non-U.S. taxpayers may be required to comply with applicable certification procedures to establish that they are not U.S. taxpayers in order to avoid the application of such information reporting requirements and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Xcerra stockholders should consult their tax advisors as to the specific tax consequences to them of the Merger in light of their particular circumstances, including the applicability and effect of any federal, state, local, foreign and other tax laws.

INFORMATION ABOUT COHU

Cohu was incorporated under the laws of California in 1947, as Kalbfell Lab, Inc. and commenced active operations in the same year. Cohu’s name was changed to Kay Lab in 1954. In 1957, Cohu was reincorporated under the laws of the State of Delaware as Cohu Electronics, Inc. and in 1972 Cohu’s name was changed to Cohu, Inc.

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors. Cohu develops, manufactures, sells and services a broad line of equipment capable of handling a wide range of integrated circuits and light-emitting diodes (LEDs).

Handlers are electromechanical systems used to automate testing and inspection of integrated circuits and LEDs in the back-end of the semiconductor manufacturing process to determine the quality and performance of the semiconductor devices, such as microprocessors, logic, analog, memory or mixed signal devices. The majority of handlers use either pick-and-place, gravity-feed, turret or test-in-strip technologies. The type of device, test parallelism, thermal requirements and signal interface requirements normally determines the appropriate handling approach. MEMS test modules are independent physical stimuli units for testing sensor integrated circuits typically used in the automotive and consumer electronics industries. These MEMS test modules can be integrated to gravity-feed, pick-and-place, turret or test-in-strip handlers for testing a variety of sensors, including pressure, acoustic, magnetic field hall effect, optical and others.

To ensure quality, semiconductors are typically tested at hot and/or cold temperatures, which can simulate the final operating environment. Cohu’s test handler products are designed to provide a precisely controlled test environment, often over the range of -60 degrees Celsius to +175 degrees Celsius. As the speed and power of certain integrated circuits, such as microprocessors and mobile processors, have increased so has the need to actively manage the self-generated heat during the test process to maximize yield. This heat is capable of damaging or destroying the integrated circuit and can result in speed downgrading, when devices self-heat and fail to successfully test at their maximum possible speed. Device yields are extremely important and speed grading directly affects the selling price of the integrated circuit and the profitability of the semiconductor manufacturer. In addition to temperature capability, other key factors in the design of test handlers are handling speed, flexibility, parallel test capability, alignment to the test contactors, system size, reliability and cost.

Thermal sub-systems are used in advanced burn-in and system-level test applications to maintain and control the temperature of integrated circuits during the testing process. Burn-in stresses devices for detection of early failures (infant mortality) prior to distribution. The burn-in process is also used by semiconductor manufacturers to develop reliability models of newly introduced devices. The objective of reliability testing is to determine a device’s fault-free operation and estimated useful life by exposing the device to various electrical and thermal conditions that impact its performance. System-level testing is required for functional testing of high-end microprocessors as well as mobile processors combined with memory. This is typically the last test operation of complex, expensive integrated circuits prior to the final electronic integration process.

Cohu’s products are used in high-volume production environments and many are in service twenty-four hours per day, seven days a week. Customers continuously strive to increase the utilization of their production test equipment and expect high reliability from test handlers, MEMS test modules and thermal subsystems used in burn-in and system-level test. The availability of trained technical support personnel is an important competitive factor in the marketplace. Accordingly, Cohu deploys service engineers worldwide, often within customers’ production facilities, who work with customer personnel to maintain, repair and continuously improve the performance of Cohu’s equipment.

Cohu’s principal executive offices are located at 12367 Crosthwaite Circle, Poway, California, 92064-6817. Cohu’s telephone number is (858) 848-8100 and its website is www.cohu.com. Cohu’s principal manufacturing operations are currently located in Malacca, Malaysia (handler operations and kits); Laguna, Philippines (kits and test contractors), Osaka, Japan (test contactors); Poway, California; and Kolbermoor, Germany. The Cohu Common Stock is listed on NASDAQ under the symbol “COHU.”

This joint proxy statement/prospectus incorporates important business and financial information about Cohu from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information.”

INFORMATION ABOUT MERGER SUB

Merger Sub, a wholly owned subsidiary of Cohu, is a Delaware corporation that was formed on May 4, 2018, for the purpose of effecting the Merger. In the Merger, Merger Sub will be merged with and into Xcerra, with Xcerra surviving as a wholly owned subsidiary of Cohu. Merger Sub’s principal executive offices are located at c/o Cohu, Inc., 12367 Crosthwaite Circle, Poway, California, 92064-6817. Merger Sub’s telephone number is (858) 848-8100.

INFORMATION ABOUT XCERRA

Xcerra is a corporation organized under the laws of Massachusetts and was originally incorporated in Massachusetts in 1976 as LTX Corporation. Xcerra is a global provider of test and handling capital equipment, interface products, test fixtures and related services to the semiconductor and electronics manufacturing industries. Xcerra designs, manufactures and markets products and services that address the broad, divergent requirements of the mobility, industrial, medical, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. Xcerra operates in the semiconductor and electronics manufacturing test markets through atg-Luther & Maelzer, Everett Charles Technologies (ECT), LTX-Credence and Multitest businesses. Xcerra has a broad spectrum of semiconductor and printed circuit board (PCB) test expertise that drives innovative new products and services and our ability to deliver fully integrated semiconductor test solutions. Semiconductor designers and manufacturers worldwide use Xcerra’s test and handling equipment and interface products (test contactors and probe pins) to test their devices during the manufacturing process. The devices Xcerra’s products test are incorporated into a wide range of products, including personal computers; mobile internet equipment such as wireless access points and interfaces; broadband access products such as cable modems and set top boxes; personal communication and entertainment products such as mobile phones and tablets; consumer products such as televisions, videogame systems and digital cameras; automobile electronics; and power management devices used in portable and automotive electronics.

Xcerra’s principal executive offices and global headquarters are located at 825 University Avenue, Norwood, Massachusetts 02062. Xcerra’s telephone number is (781) 461-1000 and its website is www.xcerra.com.

This joint proxy statement/prospectus incorporates important business and financial information about Xcerra from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information.”

COMPARISON OF RIGHTS OF STOCKHOLDERS

Pursuant to the Merger, Xcerra stockholders will receive, in addition to the Cash Consideration, the Stock Consideration, consisting of shares of Cohu Common Stock, in exchange for their shares of Xcerra Common Stock. Xcerra is organized under the laws of the State of Massachusetts and Cohu is organized under the laws of the State of Delaware. The rights of Xcerra stockholders are governed by Massachusetts law, including the MBCA, as well as Xcerra’s constituent documents. The rights of Cohu stockholders are governed by Delaware law, including the DGCL, as well as Cohu’s constituent documents. Differences in the rights of Xcerra stockholders and Cohu stockholders arise primarily from differences between Cohu’s and Xcerra’s organizational documents and from the differences between Delaware and Massachusetts law. This section summarizes the material differences between the rights of Xcerra stockholders and the rights of Cohu stockholders.

Following the Merger, the rights of Xcerra stockholders who become Cohu stockholders will shift from being governed by Massachusetts law, including the MBCA, to being governed by Delaware law, including the DGCL, and will also be governed by Cohu’s constituent documents.

The following summary is not a complete statement of the rights of stockholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the MBCA, the DGCL and Xcerra’s and Cohu’s constituent documents, which you are urged to read carefully. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, see the section captioned “Where You Can Find More Information.”

	Cohu	Xcerra
Authorized Capital Stock

Cohu’s amended and restated certificate of incorporation, as amended authorizes the issuance of 61,000,000 shares, consisting of two classes: 60,000,000 shares of common stock, par value of $1.00, and 1,000,000 shares of preferred stock, par value of $1.00 per share.

The Cohu Board is authorized to issue the preferred shares in one or more series, to fix the number of shares of any such series, and to fix the designation of any such series as well as the preferences, limitations and rights of the preferred shares.

Xcerra’s restated articles of organization, as amended authorizes the issuance of 150,000,000 shares, consisting entirely of common stock, par value $0.05 per share.

Number of Directors

The Cohu Board currently has six members. Cohu’s bylaws provide that the Cohu Board shall consist of the number of members as shall from time to time be fixed by the Cohu Board.

Cohu’s bylaws provide that the Cohu Board be divided into three classes, with the number of directors in each class arrived at by dividing the authorized number of members by three. One class

The Xcerra Board currently has six members. Xcerra’s bylaws provide that the number of directors shall not be less than three, except that when there are only two stockholders, there shall not be less than two directors and when there is only one stockholder, there shall not be less than one director.

In accordance with the MBCA, the Xcerra Board is classified into three

	Cohu	Xcerra

of directors is elected each year and each director serves a three-year term until a successor has been duly elected and qualified.

Cohu’s certificate of incorporation and bylaws provide that directors are elected by a majority vote standard, and permits cumulative voting (with each stockholder entitled to a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are entitled, to be distributed among candidates for director as such stockholder thinks fit).

classes. One class of directors is elected each year by the stockholders and such directors shall serve for a three-year term until their successors are elected and qualified.

The Xcerra Board may fix the number of directors and their respective classifications provided that any such action does not cause the removal of a director other than as provided by the articles of organization or the bylaws.

Removal of Directors and Vacancies on the Board of Directors

Cohu’s certificate of incorporation provides that no director may be removed by stockholder action or otherwise, unless such director has been convicted of a felony and the conviction is no longer subject to direct appeal or unless the director has been adjudged liable for negligent misconduct in the performance of his duty to Cohu and such adjudication is no longer subject to direct appeal.

Cohu’s bylaws provide that any vacancy in the Cohu Board or newly created directorships resulting from an increase in the authorized number of directors may be filled by vote of a majority of the remaining directors. Directors so chosen to fill a vacancy due to death, resignation or removal shall serve the balance of the term of that of the previous director. Directors so chosen to fill a vacancy due to an increase in directorships shall serve a term not exceeding three years to be designated by the Cohu Board.

Xcerra’s bylaws provide that any classified director may be removed from office only for cause by vote of either (a) the holders of a majority of shares outstanding and entitled to vote at an election of directors or (b) a majority of directors then in office. Directors may only be removed after receiving reasonable notice and an opportunity to be heard before the group voting for removal.

Xcerra’s bylaws provide that the number of classified directors may be increased by affirmative vote of a majority of the directors then in office.

Xcerra’s bylaws provide that vacancies may only be filled by affirmative vote of a majority of the directors then in office, though less than a quorum.

Removal of Officers	Cohu’s bylaws provide that any officer may be removed at any time by the affirmative vote of a majority of the Cohu Board.	Xcerra’s bylaws provide that any officer may be removed from office with cause, after reasonable notice and opportunity to be heard, or without cause and in either case by vote of a majority of the directors then in office.

	Cohu	Xcerra
Stockholder Action by Written Consent	Cohu’s certificate of incorporation provides that action to be taken by stockholders may occur only at any annual or special meeting of stockholders of the corporation. The stockholders may not act by written consent.	Xcerra’s bylaws provide that any action permitted to be taken by stockholders of the corporation, may be taken without a meeting, if all stockholders entitled to vote on the matter consent in writing, and such written consents are filed with the records of the meetings of the stockholders. Such consents are treated as a vote at a meeting.

Voting Rights	Cohu’s bylaws provide that each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder that has voting power upon the matter in question, in person, by proxy or by a transmission permitted by law filed in accordance with procedures established for the meeting. No stockholder may authorize more than one proxy for shares owned by such stockholder and no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Xcerra’s bylaws provide that each stockholder shall at every meeting of the stockholders be entitled to one vote, and a proportionate vote for fractional shares, in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be valid after the final adjournment of such meeting.

When a quorum of a voting group is present at any stockholders meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question, except with regards to election of directors, brought before such meeting, unless, a greater number of affirmative votes is required by law, the certificate of incorporation, the bylaws, or to the extent authorized by law, a resolution of the Xcerra Board requiring receipt of a greater affirmative vote of Xcerra stockholders, including one or more separate voting classes.

Amendments to Bylaws	Cohu’s certificate of incorporation provides that the bylaws may be adopted, altered or repealed by (a) vote of a majority of the authorized number of directors or (b) the affirmative vote of the stockholders of not less than 80% of the issued and outstanding shares of the stock of Cohu at an annual or special meeting.	Xcerra’s articles of organization provides that the Xcerra Board may add to, amend or repeal the bylaws, in whole or in part, except with respect to any provisions which by law, the articles of organization or the bylaws require action by the stockholders. Xcerra’s bylaws provide that the stockholders must approve any amendments to the bylaw provisions relating to meetings of stockholders, removal of directors, or the requirements for amendment of the bylaws. Any action taken by the Xcerra Board with respect to the bylaws may be amended or repealed by the stockholders.

	Cohu	Xcerra
Xcerra’s bylaws may also be added to, amended or repealed, in whole or in part, by a vote of Xcerra’s stockholders at a meeting where the substance of the proposed amendment is stated in the notice of the meeting.

Special Meetings of Stockholders	Cohu’s bylaws provide that special meetings of the stockholders may be called only by the president or secretary of the corporation by written request of (a) a majority of the authorized number of directors or (b) stockholders holding a majority of the issued and outstanding capital stock of the corporation provided that the sole purpose of the meeting is to consider the removal of a director who has been convicted of a felony and such conviction is no longer subject to a direct repeal or the removal of a director who has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation and such adjudication is no longer subject to a direct appeal.	Xcerra’s bylaws provide that a special meeting of the stockholders may be called by the president or the Xcerra Board, and will be called by the clerk upon the written request of stockholders holding in the aggregate at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting. Any stockholder request must state the purpose of the proposed meeting and include other information specified in the Xcerra bylaws.

Stockholder Nominations and Proposals

Cohu’s bylaws provide that nominations of persons for election to the Cohu Board may be made at an annual meeting of stockholders only (a) by or at the direction of the Cohu Board, (b) by a proxy committee appointed by the Cohu Board or (c) by any stockholder of Cohu who is a stockholder entitled to vote in the election of directors and has provided a timely written notice as provided for in the bylaws to be delivered to the secretary of Cohu.

Cohu’s bylaws provide that proposals of business to be considered by the stockholders may also be made at an annual meeting of the stockholders if (a) specified in the notice of meeting given by or at the direction of the Cohu Board, (b) properly brought by or at the direction of the Cohu Board or (c) properly brought by a stockholder.

Cohu’s bylaws provide that a stockholder’s notice must be delivered to the secretary of Cohu not later than the close of business on the one hundred

Xcerra’s bylaws provide that no stockholder shall nominate any person to serve as a director of the corporation (other than a nominee of the Xcerra Board) unless such stockholder has provided at least 60 days’ advance written notice to the clerk of the corporation, including additional information regarding the nominee as provided for in the bylaws.

	Cohu	Xcerra

twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the tenth day following the day on which the annual meeting is publicly announced).

At any special meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to Cohu’s notice of meeting.

Dividends

Cohu’s certificate of incorporation provides that the Cohu Board may declare dividends payable upon the common stock out of funds available for payment of dividends, subject to all of the rights of the preferred stock.

Cohu’s bylaws provide that the Cohu Board may declare dividends upon the capital stock of the corporation at any regular or special meeting.

Xcerra’s articles of organization and bylaws are silent with regards to dividends.

Mergers, Acquisitions and Other Transactions

The DGCL generally requires the affirmative vote of the holders of a majority in voting power of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation.

Cohu’s certificate of incorporation provides that certain “business combinations” (defined in Cohu’s certificate of incorporation to include mergers or consolidations of Cohu, any disposition of all or any substantial part of the assets of Cohu or any of its subsidiaries, Cohu’s acquisition of any securities of a related person, the issuance of shares of Cohu or any of its subsidiaries to a related person, or any agreement, contract or other arrangement providing for any of the foregoing transactions) with any party owning or controlling, directly or indirectly, 5% or more of the Cohu

Under the MBCA, approval of mergers and consolidations generally requires the affirmative vote of two-thirds of all shares entitled to vote on the transaction and two-thirds of the shares in any voting group entitled to vote separately on the transaction. These default provisions apply to Xcerra.

Chapter 110F of the Massachusetts General Laws generally provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years following the time that person becomes a 5% shareholder, with certain exceptions. A Massachusetts corporation may elect in its articles of organization or bylaws not be governed by Chapter 110F. Neither of Xcerra’s articles of incorporation nor its bylaws include such an election.

Cohu	Xcerra

Common Stock require the approval of at least 80% of the total outstanding voting power of the Cohu Common Stock (subject to exceptions for certain transactions approved by the Cohu Board and certain transactions with companies owned 50% or more by Cohu).

Section 203 of the DGCL generally provides that, if a person acquires 15% or more of the voting stock of a Delaware corporation without the prior approval of the Cohu Board of that corporation, such person may not engage in certain transactions with the corporation for a period of three years, with certain exceptions. A Delaware corporation may elect in its certificate of incorporation or bylaws not be governed by Section 203. Cohu’s certificate of incorporation does not include such an election.

Under the Massachusetts control share acquisitions statute (Chapter 110D of the Massachusetts General Laws), a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the voting stock of the corporation, referred to as a control share acquisition, must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (1) any shares owned by any person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (2) any shares owned by any officer of the corporation and (3) any shares owned by any employee of the corporation who is also a director of the corporation) for the purpose of acquiring voting rights for the shares that such person acquires in crossing the foregoing thresholds.

The Massachusetts control share acquisitions statute permits the corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (1) no control share acquisition statement is delivered by the acquiring person or (2) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the shareholders in accordance with the applicable provision of the control share acquisitions statute.

The Massachusetts control share acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions by including a provision in the corporation’s articles of organization or bylaws pursuant to which the corporation opts out of the statute. Xcerra’s bylaws contain such an opt-out provision.

	Cohu	Xcerra
Dissenters’ and Appraisal Rights

Under the DGCL, the rights of stockholders to obtain a judicial appraisal of the fair value for their shares, referred to as appraisal rights, may be available in connection with a statutory merger or consolidation in certain specific situations if the stockholders have neither voted in favor of nor consented in writing to the merger or consolidation.

In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•  shares of stock of the surviving corporation;

•  shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•  cash instead of fractional shares of such stock; or

•  any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation’s certificate of incorporation. Cohu’s certificate of incorporation does not grant such rights. Appraisal rights are also not available to a corporation’s stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

Under the MBCA, appraisal rights offer stockholders of a corporation the ability to demand payment in cash for the fair value of their shares of common stock in the event of the following corporate or other actions: (1) certain mergers that require stockholder approval under the MBCA or the corporation’s articles of organization, unless the stockholders receive as consideration only cash equal to what they would receive upon dissolution, or, in the case of stockholders holding marketable securities in the target corporation, only marketable securities in the surviving corporation, cash, or a combination thereof, and in both cases, no director, officer, or controlling stockholder has an extraordinary financial interest in the transaction; (2) a plan of share exchange, unless both the existing shares and the consideration consist of marketable securities and no director, officer or controlling stockholder has an extraordinary financial interest in the transaction; (3) a sale or exchange of all or substantially all of the corporation’s property other than in the regular course of business; (4) an amendment of the corporation’s articles of organization that materially and adversely affects the stockholders’ rights as specified in the MBCA; (5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the stockholder is not a party that adds restrictions on the transfer or registration of any outstanding shares held by the stockholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the stockholder to transfer his shares; (6) any corporate action taken pursuant to a stockholder vote to the extent that the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to appraisal; and (7) conversion of the corporation

	Cohu	Xcerra
into a nonprofit organization or other entity pursuant to certain provisions of the MBCA. The MBCA provides, among other procedural requirements for the exercise of appraisal rights, that (A) only those shares entitled to vote are eligible for appraisal, (B) a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders and (C) a stockholder requesting appraisal may not vote any shares in favor of the proposed action. See the section entitled “The Merger — Appraisal Rights for Xcerra Stockholders” and the text of Part 13 of the MBCA reproduced in its entirety as Annex D to this joint proxy statement/prospectus for further information.

Forum for Adjudication of Disputes	Cohu’s bylaws and certificate of incorporation do not provide for any exclusive forum for adjudication of disputes.	Xcerra’s bylaws provide that, unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the MBCA, or (iv) any action asserting a claim governed by the internal affairs doctrine against the corporation, any director or officer or other employee of the corporation shall be the Superior Court of the Commonwealth of Massachusetts or if such court does not have jurisdiction, any court located within the Commonwealth of Massachusetts.

Limitation of Personal Liability of Directors and Indemnification	Cohu’s certificate of incorporation provides that directors of Cohu shall not be personally liable to Cohu or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director’s duty of loyalty to the	Xcerra’s articles of organization provide that no director shall be personally liable to Xcerra or any of its shareholders for monetary damages for any breach of fiduciary duty as a director not withstanding any provision of law imposing such liability, except for

Cohu	Xcerra

Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Cohu’s bylaws provide that Cohu will, to the fullest extent permitted by the DGCL, indemnify any person made party to any proceeding by reason of the fact that such person is or was a director, officer or employee of Cohu (or is or was serving at the request of Cohu as a director, officer or employee of another entity), from and against all expenses, liabilities or losses reasonably incurred in connection with any proceeding, except that Cohu will only indemnify any such person seeking indemnity in connection with a proceeding initiated by such person if such proceeding was authorized by the Cohu Board.

The DGCL provides that such indemnification is subject to such person seeking indemnification having acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such person having had no reasonable cause to believe the conduct was unlawful. Cohu’s bylaws provides that the foregoing right to indemnification shall include the right to be paid by Cohu the expenses incurred in defending any such proceeding in advance of its final disposition, except that, if the DGCL so requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to Cohu of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall be ultimately determined that such person is not liability for (i) any breach of the director’s duty of loyalty to Xcerra or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to shareholders in violation of the Xcerra’s articles of incorporation or which render Xcerra insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders, or (iv) any transaction from which the director derived an improper personal benefit.

Xcerra’s bylaws provide that Xcerra shall indemnify each director and officer against all judgments, fines, settlement payments and expenses, including reasonable attorneys’ fees, paid or incurred in connection with any claim, action, suit or proceeding, civil or criminal, to which such director or officer may be made a party or with which such director or officer may be threatened by reason of his being or having been a director or officer of Xcerra, or, at Xcerra’s request, a director, officer, stockholder or member of any other corporation, firm, association or other organization or by reason of his serving or having served, at its request, in any capacity with respect to any employee benefit plan, or by reason of any action or omission by such director or officer in such capacity, whether or not such director or officer continues to be a director or officer at the time of incurring such expense or at the time the indemnification is made.

Xcerra’s bylaws provide that no indemnification shall be made (i) with respect to payments and expenses incurred in relation to matters as to which a director or officer shall be finally adjudged in such action, suit or proceeding not to have acted in good faith and in the reasonable belief that

Cohu	Xcerra

entitled to be indemnified under Cohu’s bylaws or otherwise.

Cohu’s bylaws also provide that Cohu will pay the expenses of an individual prosecuting a claim for indemnification or advancement of such individual’s expenses pursuant to Cohu’s bylaws (provided such individual has met the standards of conduct under the DGCL for entitlement to indemnification for the amount claimed).

The rights to indemnification and the advancement and payment of expenses conferred by Cohu’s bylaws will not be exclusive of any other right which any indemnified person may have or acquire.

such director’s or officer’s action was in the best interest of Xcerra (or, to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan), or (ii) otherwise prohibited by law.

The right to indemnification under Xcerra’s bylaws will not be exclusive of other rights to which any director or officer may otherwise be entitled.

Xcerra may pay the expenses incurred in any such proceeding in advance of the final disposition of such proceeding, upon receipt of an undertaking by the applicable director or officer to repay such payment if it is determined that such director or officer is not entitled to indemnification under Xcerra’s bylaws.

DESCRIPTION OF COHU SHARES

Cohu incorporates by reference into this joint proxy statement/prospectus the description of Cohu Common Stock contained in Cohu’s Form S-3 filed on January 3, 2017, and any amendment or report filed with the SEC for the purpose of updating such description.

VALIDITY OF COHU SHARES

The validity of the Cohu Common Stock to be issued in the Merger will be passed upon for Cohu by Thomas D. Kampfer.

EXPERTS

The consolidated financial statements of Cohu, Inc. appearing in Cohu, Inc.’s Annual Report (Form 10-K) for the year ended December 30, 2017 (including the schedule appearing therein), and the effectiveness of Cohu, Inc.’s internal control over financial reporting as of December 30, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedule of Xcerra Corporation as of July 31, 2017 and 2016, and for each of the three years in the period ended July 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of July 31, 2017 incorporated by reference in this joint proxy statement/prospectus and in the Registration Statement on Form S-4 have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Cohu

Inclusion of Proposals in Cohu’s Proxy Statement and Proxy Card under the SEC’s Rules

For a proposal to be considered for inclusion in the proxy statement and form of proxy for Cohu’s 2019 annual meeting of stockholders, a written proposal must be received by Cohu’s Secretary at Cohu’s principal executive offices no later than December 4, 2018 and must comply with Rule 14a-8 of the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If Cohu changes the date of the 2019 annual meeting of stockholders by more than 30 days from the date of Cohu’s 2018 annual meeting of the stockholders, a written proposal must be received by Cohu at its principal executive offices a reasonable time before Cohu begins to print and mail Cohu’s proxy materials for Cohu’s 2019 annual meeting of stockholders.

Nomination of Director Candidates and Proposals Not Intended for Inclusion in Proxy Materials

If a Cohu stockholder intends to nominate an individual for election to the Cohu Board at its 2019 annual meeting of stockholders or wishes to present a proposal at the 2019 annual meeting of stockholders but do not intend for such proposal to be included in the proxy statement for such meeting, Cohu’s bylaws require that, among other things, stockholders give written notice of the nomination or proposal to its Secretary at its principal executive offices no later than the close of business on December 4, 2018 (the 120th day prior to the first anniversary of the date Cohu’s 2018 proxy statement was released to Cohu stockholders). Notwithstanding the foregoing, in the event that Cohu advances the date of the 2019 annual meeting of stockholders by more than 30 days, written notice by a stockholder must be received no later than the tenth day following the day on which public announcement of the 2019 annual meeting of stockholders is made. Stockholder proposals not intended to be included in the proxy statement or nominations for director candidates that do not meet the notice requirements set forth above and further described in Article III, Section 12 of Cohu’s bylaws will not be acted upon at the 2019 annual meeting of stockholders.

The foregoing summary of Cohu’s stockholder nomination and proposal procedures is not complete and is qualified in its entirety by reference to the full text of Cohu’s bylaws that has been publicly filed with the SEC and is available at http://www.sec.gov.

Xcerra

If the Merger is completed, Xcerra will have no public stockholders and there will be no public participation in any future meetings of Xcerra stockholders. However, if the Merger is not completed, Xcerra’s stockholders will continue to be entitled to attend and participate in Xcerra stockholder meetings.

In light of the execution of the Merger Agreement, Xcerra does not currently expect to hold an annual meeting of stockholders in 2018. When, and if, Xcerra has an annual stockholders meeting, Xcerra will provide notice to its stockholders. Proposals of stockholders that are intended for inclusion in Xcerra’s proxy statement relating to Xcerra’s annual meeting in 2018, if held, must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in Xcerra’s bylaws for stockholder proposals in order to be included in Xcerra’s proxy statement for that meeting. Proposals of Xcerra stockholders that are intended for inclusion in the proxy statement relating to Xcerra’s annual meeting in 2018, if held, must be received by Xcerra at Xcerra’s offices at 825 University Avenue, Norwood, Massachusetts 02062, Attention: Corporate Secretary, within a reasonable period of time before Xcerra begins to print and send its proxy materials for that meeting.

Householding

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders who reside at the same address, unless Cohu stockholders have notified Cohu or Xcerra stockholders have notified Xcerra of their desire to receive multiple copies of these materials. This is known as householding.

Cohu will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Cohu stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Cohu at (858) 848-8100 or corp@cohu.com, attn: Corporate Secretary. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of this joint proxy statement/prospectus, wish to revoke your consent to householding or wish to request single copies of the proxy materials in the future.

Xcerra will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Xcerra stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Xcerra by writing to Xcerra Corporation, 825 University Avenue, Norwood, Massachusetts 02061, Attention: Corporate Secretary or calling Xcerra’s Corporate Secretary at (781) 461-1000. If you are a beneficial stockholder, please contact your bank, broker, trustee or other nominee directly if you have questions, require additional copies of this joint proxy statement/prospectus, wish to revoke your consent to householding or wish to request single copies of the proxy materials in the future.

WHERE YOU CAN FIND MORE INFORMATION

Cohu and Xcerra file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Cohu and Xcerra have filed with the SEC at the following SEC public reference room:

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

Cohu’s and Xcerra’s SEC filings are also available for free to the public on the SEC’s Internet website at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Cohu’s filings with the SEC are also available for free to the public on Cohu’s website, https://cohu.gcs-web.com/sec-filings and Xcerra’s SEC filings are also available for free to the public on Xcerra’s website, https://Xcerra.com/investors. Neither the information contained on Cohu’s website nor the information contained on Xcerra’s website is incorporated by reference into this joint proxy statement/prospectus, and you should not consider information contained on either of those websites as part of this joint proxy statement/prospectus.

Each of Cohu and Xcerra incorporates by reference into this joint proxy statement/prospectus the documents listed below, and any filings Cohu or Xcerra makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus until the respective dates of the Cohu Special Meeting and the Xcerra Special Meeting shall be deemed to be incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). The information incorporated by reference is an important part of this joint proxy statement/prospectus. Any statement in a document incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this or any other subsequently filed document that is incorporated by reference into this joint proxy statement/prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

Cohu SEC Filings

Commission File No. 001-04298	Period
Current Reports on Form 8-K	Filed on March 30, 2018, May 8, 2018 (3 filings), May 17, 2018, May 23, 2018, June 4, 2018, June 26, 2018 and July 27, 2018.

Quarterly Reports on Form 10-Q	Quarter Ended March 31, 2018 (Filed on May 10, 2018)

Annual Report on Form 10-K	Year Ended December 30, 2017 (Filed on March 2, 2018)

Definitive Proxy Statement	Filed on April 3, 2018

Cohu also incorporates by reference into this joint proxy statement/prospectus the description of Cohu Common Stock contained in Cohu’s Form S-3 filed on January 3, 2017, and any amendment or report filed with the SEC for the purpose of updating such description.

You can obtain a copy of any document incorporated by reference into this joint proxy statement/prospectus except for the exhibits to those documents from Cohu. You may also obtain these documents from the SEC or through the SEC’s website referred to above. Documents incorporated by reference are available from Cohu without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this joint proxy statement/prospectus. You may obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Cohu at the following address, telephone number and e-mail:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064-6817

Attention: Investor Relations

(858) 848-8100

E-mail: corp@cohu.com

If you would like to request documents, please do so by August 23, 2018, to receive them before the Cohu Special Meeting. If you request any of these documents from Cohu, Cohu will mail them to you by first-class mail, or similar means.

Xcerra SEC Filings

Commission File No. 000-10761	Period
Current Reports on Form 8-K	Filed on October 13, 2017; November 29, 2017; December 7, 2017; December 21, 2017; February 22, 2018; February 23, 2018; May 8, 2018; May 23, 2018; June 26, 2018; and July 27, 2018.

Quarterly Reports on Form 10-Q	Quarter Ended October 31, 2017 (Filed on December 8, 2018); Quarter Ended January 31, 2018 (Filed March 9, 2018); and Quarter Ended April 30, 2018 (Filed June 11, 2018)

Annual Report on Form 10-K	Fiscal Year Ended July 31, 2017 (Filed on September 11, 2017, amended on November 21, 2017)

Definitive Proxy Statement	Filed on October 3, 2017

ANNEX A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

COHU, INC.,

XAVIER ACQUISITION CORPORATION,

and

XCERRA CORPORATION

Dated as of May 7, 2018

A-i

A-ii

Exhibit A        Form of Articles of Organization of Surviving Corporation

Company Disclosure Letter

Parent Disclosure Letter

Other Schedules:

Schedule 6.2(a)                Non-U.S. Antitrust Clearances

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 7, 2018 by and among Cohu, Inc., a Delaware corporation (“Parent”), Xavier Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Xcerra Corporation, a Massachusetts corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company Board has, upon the terms and subject to the conditions contained herein, unanimously (i) determined that the terms of the merger of Merger Sub with and into the Company (the “Merger”) and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the holders of shares of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”) approve this Agreement in accordance with the Massachusetts Business Corporation Act (the “MBCA”) (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Parent has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement (including the issuance of shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) comprising the Stock Consideration (the “Parent Common Stock Issuance”)) are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to submit for consideration at the Parent Stockholder Meeting and recommend that the holders of shares of Parent Common Stock approve the Parent Common Stock Issuance (such recommendation, the “Parent Board Recommendation”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean an agreement that is executed, delivered and effective after the date of this Agreement, containing provisions that require any counterparty(ies) thereto (and any of its (their) representatives referred to therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty(ies) (and any of its (their) representatives referred to therein) than the terms of the Confidentiality Agreement; provided further that if such agreement contains a less restrictive provision or omits any provision, then the Confidentiality Agreement shall be deemed to be amended to contain such less restrictive provision, or to omit such provision, as applicable.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement (it being understood that “Antitrust Law” specifically excludes Trade Laws).

“Assets” shall mean any machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Best Efforts” means the efforts that a Person desirous of achieving a result would use in similar circumstances (excluding, in the case of Parent, Merger Sub and their respective Affiliates, the cooperation and deliverables of the Company and its Subsidiaries and Representatives pursuant to Section 6.17) to ensure that such result is achieved in the time period expressly contemplated or, in the absence of an expressly contemplated time period, in such time period as applicable, in accordance with historical practices and, to the extent there are no historical practices, within a commercially reasonable time period, regardless of the impact to the Person or the monetary cost of taking the action.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day on which banking institutions located in San Diego, California, Boston, Massachusetts or New York, New York are authorized or required by Law to close.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) to engage in a Company Acquisition Transaction.

“Company Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the

Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or acquisition; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of January 31, 2018 set forth in the Company’s Quarterly Report on Form 10-Q filed by the Company with the SEC for the quarterly period ended January 31, 2018.

“Company Balance Sheet Date” shall mean January 31, 2018.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock.

“Company ESPP” shall mean the Company’s Third Amended and Restated Employee Stock Purchase Plan.

“Company Intervening Event” shall mean any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of this Agreement (other than and not related to a Company Acquisition Proposal) that was neither known to nor reasonably foreseeable by the Company Board on or prior to the date of this Agreement and that is material to the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to Company Intervening Event: (i) changes in the Company’s stock price or the trading volume of the Company’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (ii) the fact, in and of itself, that the Company meets or exceeds any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Company Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Parent or any of its Affiliates; and (v) any events, changes or circumstances relating to the launch of any new products or services by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean a material adverse effect on (a) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement, or (b) the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Company Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the representations and warranties contained in Section 3.4 and Section 3.5);

(viii) any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Parent’s written request or otherwise as required in order to comply with this Agreement;

(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Options” shall mean any outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plan.

“Company-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by the Company or any of its Subsidiaries, including all items listed on Section 3.15(a) of the Company Disclosure Letter.

“Company Products” shall mean all products or Company-proprietary components and service offerings developed (including products and services for which development is ongoing), manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean all Registered Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Company Stock Plan that is not subject to vesting based on the achievement of any performance goals or market-based conditions.

“Company Stock Plan” shall mean the Company’s 2010 Stock Plan.

“Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

“Compliant” means (i) the Required Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading in light of the circumstances in which made, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements included in the Required Information, (iii) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort letters with respect to the periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (iv) the financial statements and other financial information included in the Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X (excluding information required by Regulation S-X Rule 3-05, Rule 3-09, Rule 3-10 and Rule 3-16, and Item 402 of Regulation S-K or information regarding executive compensation related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) sufficient to permit (A) the relevant debt securities to be offered in a Rule 144A offering and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including customary negative assurance comfort letters with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, in order to consummate any offering of debt securities in a Rule 144A offering throughout the Marketing Period, subject to the completion by such accountants of customary procedures relating thereto.

“Confidentiality Agreement” shall mean the Confidentiality Agreement entered into as of March 21, 2018 between Parent and the Company.

“Constitutional Documents” shall mean certificates of incorporation (or articles of organization) and bylaws and similar organizational documents.

“Continuing Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time.

“Contract” shall mean any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, guaranty, security agreement, franchise or other legally binding instrument, commitment or obligation, whether oral or in writing, excluding any Permits or Environmental Permits, in each case, purporting to be legally binding.

“Delaware Law” shall mean the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” shall mean the United States Department of Justice.

“DOL” shall mean the United States Department of Labor.

“Environmental Law” shall mean any applicable Law relating to (i) pollution or protection of the environment; (ii) Releases or threatened Releases or Hazardous Materials; (iii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials; or (iv) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” shall mean all Permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Equity Award Exchange Ratio” shall mean the sum of (i) the Stock Consideration, plus (ii) the quotient of (x) the Cash Consideration divided by (y) the Parent Stock Price, rounded to the nearest one thousandth.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Financing Sources” shall mean the agents, arrangers, lenders (including the Lenders) and other entities that have committed to provide or arrange the Financing or any Alternative Financing, including the parties to the Commitment Letter, the Fee Letter, any Alternative Commitment Letter, any joinder agreements, indentures, purchase agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and their and their respective Affiliates’ current, former or future officers, directors, employees, partners, trustees, shareholders, equityholders, managers, members, limited partners, controlling persons, advisors, attorneys, agents and representatives and respective successors and assigns of the foregoing persons.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, unit, official and any self-regulatory organization (including Nasdaq) and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, foreign or supranational.

“Hazardous Materials” shall mean any chemical, material, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive,” a “pollutant” or words of similar import, or for which liability or standards of conduct may be imposed, under applicable Environmental Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Antitrust Clearance” shall mean, to the extent required under the HSR Act, the expiration or termination of the applicable waiting periods under the HSR Act.

“Indebtedness” shall mean, with respect to any Person, as of any particular time, without duplication, the outstanding principal amount of, and accrued interest and any fees, expenses and other payment obligations (including any prepayment premiums, breakage and other amounts), on (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts (other than obligations in the nature of trade payables incurred or accrued in the ordinary course of business consistent with past practice), (v) all net liabilities of such Person under any interest rate swap or other hedging Contract, and (vi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness, referred to in clauses (i) through (v), of any other Person.

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in or arising out of (whether existing now or in the future): (i) United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), inventions and invention disclosures (whether or not patentable); (ii) trade secrets and other rights in confidential, proprietary information or know-how that derive value from being maintained as confidential (“Trade Secrets”); (iii) copyrights, mask works, rights in Works of Authorship of any type, registrations and applications for registration thereof, all rights therein provided by international treaties and conventions (“Copyrights”); (iv) domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations therefor, (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, trade dress, common law trademarks and service marks, trademark and service mark registrations, and other similar designations of source, related goodwill and applications therefor throughout the world (“Trademarks”); and (vii) all rights in databases and data collections.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of any Person, with respect to any matter in question, shall mean the actual knowledge, after due inquiry, of any executive officer of such Person.

“Law” shall mean any and all federal or national, state or provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling, directive, treaty, convention or other binding legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any claim, action, suit, lawsuit, litigation, hearing (regulatory, administrative or otherwise), investigation or other legal proceeding brought by or pending before any Governmental Authority or any arbitration proceeding.

“Liabilities” shall mean any liability, obligation or commitment of any kind, whether accrued, absolute, contingent, matured, unmatured, determined, determinable or otherwise.

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, right of first offer, preemptive right, community property interest or restriction or adverse claim of any nature whatsoever (including any easement, reversion interest, right of way or other encumbrance to title, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of law.

“Made Available” shall mean, with respect to any documentation, that prior to 11:59 p.m. (New York City time) on the date that is two (2) calendar days prior to the date of this Agreement, a copy of such material has been (i) posted to and made available to Parent and its Representatives or the Company and its Representatives, as applicable, in the case of documentation provided by the Company, in the electronic data room maintained by the Company with Donnelley Financial, LLC and in the case of documentation provided by Parent, in the electronic data room maintained by Parent with Donnelley Financial, LLC and (ii) reflected (including the notation of any updates) in the data room index available to Parent and its Representatives or the Company and its Representatives, as applicable.

“Marketing Period” means the first period of twenty (20) consecutive Business Days after the date of this Agreement beginning the first day on which, and throughout which, (i) Parent shall have received the Required Information required pursuant to Section 6.17(a)(ii), and such Required Information is Compliant; provided that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect, in which case the Company shall be deemed to have complied with this clause (i) on the date such notice is received by Parent unless (A) at any time during such twenty (20) consecutive business day period after the date such notice is given the Required Information is not Compliant or (B) Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four (4) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (ii) all conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those conditions that by their nature are only capable of being satisfied at the Closing), and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VII not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period, and throughout which period (A) Parent shall have continued to receive promptly (x) the Required Information from the Company and (y) updates and supplements to such Required Information as necessary to maintain the accuracy and completeness thereof, (B) all conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are only capable of being satisfied at the Closing) remain satisfied and (C) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 7.1 and 7.2 not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) consecutive Business Day period; provided, that (1) July 5, 2018, July 6, 2018, November 21, 2018 and November 23, 2018 shall not be counted as a Business Day for such twenty (20) consecutive Business Day period (provided that, for the avoidance of doubt, such exclusion shall not restart such twenty (20) consecutive Business Day period), (2) if such twenty (20) consecutive Business Day period has not ended on or prior to August 17, 2018, then such twenty (20) consecutive Business Day period shall not commence until September 4, 2018 and (3) if such twenty (20) consecutive Business Day period has not ended on or prior to December 19, 2018, then such twenty (20) consecutive Business Day period shall not commence until January 2, 2019. Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (x) the Company has publicly announced an intention to restate any of the financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has concluded that no such restatement shall be required and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, (y) the Company’s independent accountants shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the Company’s independent accountants and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period, or (z) the Required Information is not Compliant at any time during such twenty (20) consecutive Business Day period, in which case a new twenty (20) consecutive Business Day period shall commence upon the receipt by Parent of updated Required Information that is Compliant and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive Business Day period (it being understood that, if at any time during the Marketing Period the Required Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have occurred). Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Financing is consummated.

“Massachusetts Law” shall mean the MBCA and any other applicable Law (including common law) of the Commonwealth of Massachusetts.

“Nasdaq” shall mean The Nasdaq Global Market.

“Non-U.S. Antitrust Clearances” shall mean, to the extent required under the Antitrust Laws of the jurisdictions set forth in Schedule 6.2(a), the waiting periods (and any extensions thereof) under such Antitrust Laws will have expired or otherwise been terminated or all requisite consents pursuant thereto will have been obtained.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Open Source Software” shall mean any software that is licensed, distributed or conveyed under a “copyleft”, “open source”, “free software” or other similar model (such as under the GNU Public License, GNU Lesser Public License, Mozilla Public License, or any other license approved as an open source license by the Open Source Initiative) or under a Contract that requires as a condition of its use, modification, disclosure or distribution that it, or other software that is derived from or linked to such software or into which such software is incorporated or with which such software is combined or distributed, be disclosed, licensed or distributed in source code form, delivered at no charge, be licensed for the purpose of making derivative works or be licensed, distributed or conveyed under the same terms as such Contract.

“Order” shall mean any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Ordinary Course License” shall mean a Contract between the Company or any of its Subsidiaries and a third party granting such third party a non-exclusive license to Company-Owned Intellectual Property for the use, distribution or marketing of Company Products.

“Outsourcing Arrangement” shall mean a contract between the Company or any of its Subsidiaries and a third party pursuant to which the third party provides services or support with respect to (i) original equipment manufacturing, or (ii) staffing, secondment or other workforce-related support (except for arrangements made with third party individuals), in each case, that is material to the Company and its Subsidiaries, taken as a whole.

“Parent Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by the Company to Parent or Merger Sub) to engage in a Parent Acquisition Transaction.

“Parent Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement), and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from Parent and/or any other Person(s), of shares of Parent Common Stock representing more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such purchase or acquisition; (ii) any direct or indirect purchase or other acquisition by any

Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of Parent and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); (iii) any merger, consolidation, business combination or other similar transaction involving Parent pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Parent Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Parent Common Stock representing more than twenty percent (20%) of the shares of Parent Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of Parent.

“Parent Balance Sheet” shall mean the audited consolidated balance sheet of Parent and its Subsidiaries as of December 30, 2017 set forth in Parent’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 30, 2017.

“Parent Balance Sheet Date” shall mean December 30, 2017.

“Parent Board” shall mean the Board of Directors of Parent.

“Parent Intervening Event” shall mean any circumstance, event, change, development, occurrence, state of facts, condition or effect occurring or arising after the date of this Agreement that was neither known to nor reasonably foreseeable by the Parent Board on or prior to the date of this Agreement and that is material to Parent and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Parent Intervening Event: (i) changes in Parent’s stock price or the trading volume of Parent’s stock (it being understood that the underlying causes of such changes that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (ii) the fact, in and of itself, that Parent meets or exceeds any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iii) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying causes of such performance that are not otherwise excluded from the definition of “Parent Intervening Event” may be taken into account); (iv) any events, changes or circumstances relating to Company or any of its Affiliates; (v) any events, changes or circumstances relating to the launch of any new products or services by Parent or any of its Subsidiaries; or (vi) any Parent Acquisition Proposal or the consummation of a Parent Acquisition Transaction.

“Parent Material Adverse Effect” shall mean a material adverse effect on (a) the ability of Parent to consummate the Merger or any of the other transactions contemplated by this Agreement, or (b) the business, operations, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following (whether alone or in combination) shall constitute or be deemed to contribute to a Parent Material Adverse Effect:

(i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) conditions (or changes in such conditions) in the industries in which Parent and its Subsidiaries conduct business;

(iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action or terrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi) changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof), in each case, after the date hereof;

(vii) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, the Company or any of its or their Affiliates, (B) the loss or departure of officers or other employees of Parent or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Parent’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through (D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the representations and warranties contained in Section 4.4 and Section 4.5);

(viii) any actions taken or failure to take action, in each case, by Parent or its Subsidiaries at Company’s written request or otherwise as required in order to comply with this Agreement;

(ix) changes in Parent’s stock price or the trading volume of Parent’s stock, in and of itself, or any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x) any Legal Proceedings made or brought by any of the current or former stockholders of Parent (on their own behalf or on behalf of Parent) against Parent or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on Parent and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which Parent and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Options” shall mean any outstanding options to purchase shares of Parent Common Stock granted under the Parent Stock Plan.

“Parent-Owned Intellectual Property” shall mean any Intellectual Property (including Registered Intellectual Property) owned or purported to be owned by Parent or any of its Subsidiaries.

“Parent Products” shall mean all products or Parent-proprietary components and service offerings developed (including products and services for which development is ongoing), manufactured, delivered, made commercially available, marketed, supported, sold, provided or distributed, offered for sale, imported or exported for resale, or licensed out by Parent or any of its Subsidiaries.

“Parent Restricted Stock Unit” shall mean any outstanding restricted stock units granted under the Parent Stock Plan.

“Parent Stock Plan” shall mean Parent’s 2005 Equity Incentive Plan.

“Parent Stock Price” shall mean the volume weighted average of the trading prices of Parent Common Stock on each of the three (3) consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date.

“Parent Stockholders” shall mean holders of shares of Parent Common Stock, in their respective capacities as such.

“Parent Superior Proposal” shall mean a written bona fide Parent Acquisition Proposal with respect to which the Parent Board has determined, after consultation with its financial advisor and outside legal counsel, that the failure to approve or recommend such Parent Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Delaware Law.

“Permitted Liens” shall mean any of the following: (i) Liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on, with respect to the Company and its Subsidiaries the Company Balance Sheet, and, with respect to Parent and its Subsidiaries, the Parent Balance Sheet, in each case, in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens that arise in the ordinary course of business consistent with past practice and that either are not yet delinquent or are being contested in good faith and by appropriate proceedings; (iii) rights of tenants as tenants only, with respect to any real property that is leased by the Company and its Subsidiaries, or the Parent and its Subsidiaries, respectively; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases (but only as to the security deposits described in such leases), surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vi) recorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions of record, zoning, building and other similar codes or restrictions, and matters that would be disclosed by an accurate survey of any real property that is leased or owned by the Company and its Subsidiaries or the Parent and its Subsidiaries, respectively; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of (a) the Company included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017 or the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2018 or (b) Parent included in Parent’s Annual Report on Form 10-K for the year ended December 30, 2017, respectively; (viii) Liens that do not adversely affect the use or operation of the property subject thereto; (ix) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries or Parent and its Subsidiaries, taken as a whole, as applicable; (x) statutory, common law or contractual liens of landlords as landlords (not including those liens of landlords arising from a default by the tenant thereunder); and (xi) Liens described in Section 1.1 of the Company Disclosure Letter or Section 1.1 of the Parent Disclosure Letter.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property” shall mean all of the following registered, filed or issued under the authority of a Governmental Authority: (i) Patents; (ii) registered Trademarks or applications to register Trademarks; (iii) Copyrights registrations and applications to register copyrights; and (iv) domain name registrations.

“Related Parties” shall mean any Affiliate (including any director or officer, any Person in which any director or officer has any material economic interest, and any Person who has a family relationship (as defined in Item 401(d) of Regulation S-K under the Securities Act) with any director or officer) of the Company or the Parent, as applicable, but excluding any wholly-owned direct or indirect Subsidiary of the Company or Parent, as applicable.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, migration or leaching into the environment.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Standard Software” shall mean commercially available, off-the-shelf software licensed in object code form or through software-as-a-service arrangements, that is available for an annual aggregate license fee of one hundred thousand dollars ($100,000) or less from a single software provider.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or whose policies, management and affairs are directed by such Person and/or other Subsidiaries of such Person, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner or has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member or has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written bona fide Company Acquisition Proposal, not arising out of a breach of Section 5.3, on terms that the Company Board determines, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, and after taking into account all relevant legal, financial and regulatory aspects of such Company Acquisition Proposal and the likelihood of consummation of such Company Acquisition Transaction, is reasonably capable of being consummated on a timely basis and would be more favorable, from a financial point of view, to the Company Stockholders (in their capacity as such) than the Merger and the failure of the Company Board to approve or recommend such Company Acquisition Proposal would be inconsistent with the directors’ fiduciary duties under Massachusetts Law (after taking into account any written offers made by Parent in accordance with the terms of this Agreement to modify the terms or conditions of this Agreement); provided that for purposes of the reference to an “Company Acquisition Proposal” in this definition of a “Superior Proposal,” each reference to “more than twenty percent (20%)” in the definition of “Company Acquisition Transaction” shall be replaced with “a majority.”

“Tax” shall mean any and all U.S. federal, state and local and non-U.S. taxes, assessments and similar governmental charges in the nature of a tax, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, unclaimed property, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Trade Laws” shall mean (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700 –799; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1 – 199; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120 – 130; and Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500 – 599) and (ii) all comparable applicable Laws outside the United States in countries in which the Company or one of its Subsidiaries is licensed to do business.

“Works of Authorship” shall mean published and unpublished works of authorship, including audiovisual works, collective works, computer programs and software, compilations, databases, derivative works, mask works, and sound recordings.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Anti Bribery Laws	3.20(c)
Articles of Merger	2.2
Assets	3.14
Assumed Restricted Stock Unit Award	2.7(d)(ii)
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Cash Consideration	2.7(a)(i)
Certificate of Merger	2.2
Certificates	2.8(c)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Commitment Letter	4.28
Company	Preamble
Company Annual Report	Article III
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.5(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee Plans	3.17(a)
Company ERISA Affiliate	3.17(a)
Company ESPP Rights	2.7(f)
Company Financial Advisor	3.25
Company International Employee Plans	3.17(a)
Company Material Contract	3.12(a)
Company Material Customer	3.30(a)
Company Material Supplier	3.30(b)
Company Plans	6.12(a)
Company Related Parties	8.3(b)(v)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Source Code	3.15(o)
Company Stockholder Approval	3.3
Company Stockholder Meeting	6.4(a)
Company Subsidiary Securities	3.7(c)
Consent	3.5

Term	Section Reference
Contaminants	3.15(n)
Copyrights	1.1
D&O Insurance	6.11(b)
DGCL	2.1
Dissenting Company Shares	2.7(c)(i)
ECCN	3.20(i)
Effective Time	2.2
Enforceability Limitations	3.2(b)
Exchange Agent	2.8(a)
Exchange Fund	2.8(b)
export	3.20(i)
Fee Letter	4.27
Final Exercise Date	2.7(f)
Financing	4.28(a)
Financing Documents	4.28(a)
Financing Failure Termination Fee	8.3(c)(iii)
Form S-4	3.28
FSE List	3.20(i)
Fractional Share Cash Amounts	2.11
FY2019 Plans	6.12(c)
Government Officials	3.20(d)
Grant Date	3.6(e)
Indemnified Persons	6.11(a)
Initial Termination Date	8.1(b)(i)
Joint Proxy Statement/Prospectus	3.28
Leased Real Property	3.13(b)
Leases	3.13(b)
Lenders	4.28
Maximum Annual Premium	6.11(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	2.7(a)(i)
Merger Sub	Preamble
New Plans	6.12(b)
Old Plans	6.12(b)
Owned Real Property	3.13(a)
Parent	Preamble
Parent Annual Report	Article IV
Parent Board Recommendation	Recitals
Parent Board Recommendation Change	6.6(a)
Parent Capitalization Date	4.6(a)
Parent Common Stock	Recitals
Parent Common Stock Issuance	Recitals
Parent Disclosure Letter	Article IV
Parent Financial Advisor	4.24
Parent Grant Date	4.6(e)
Parent Related Parties	8.3(c)(iii)
Parent SEC Reports	4.8
Parent Securities	4.6(c)
Parent Stockholder Approval	4.3
Parent Stockholder Meeting	6.4(c)

Term	Section Reference
Parent Subsidiary Securities	4.7(c)
Patents	1.1
Permits	3.19
Regulatory Filings	6.2(a)
Repatriation Notice	6.20
Replacement Bonus Plan	6.12(c)
Representatives	5.3(a)
Restricted Stock Unit Consideration	2.7(d)(i)
Reverse Termination Fee	8.3(c)(i)
SDN List	3.20(i)
Section 16 Officer	6.12(d)
Second Termination Date	8.1(b)(i)
Solvent	4.27
SSI List	3.20(i)
Standard Form PIIAs	3.15(b)
Stock Consideration	2.7(a)(i)
Surviving Corporation	2.1
Takeover Laws	3.27
Tax Returns	3.16(a)
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)(i)
Trademarks	1.1
Trade Secrets	1.1
Uncertificated Shares	2.8(c)
Unvested Restricted Stock Unit	2.7(d)(ii)
Vested Restricted Stock Unit	2.7(d)(i)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Schedules and Annexes annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section.

(g) References to any Governmental Authority include any successor to such Governmental Authority.

(h) References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Company Material Adverse Effect” or a “Parent Material Adverse Effect” under this Agreement.

(j) References to days mean calendar days unless otherwise specified.

(k) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the MBCA and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing the articles of merger in such form as required by, and executed in accordance with, the MBCA (the “Articles of Merger”) with the Secretary of the Commonwealth of Massachusetts and by filing the certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Articles of Merger by the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger and Certificate of Merger (such time being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at 10:00 a.m. (New York City time) remotely via the exchange of documents and signatures by electronic transmission, on a date and at a time to be agreed upon by Parent, Merger Sub and the Company, which date shall be no later than the second Business Day after the satisfaction of the last to be satisfied of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless Parent, Merger Sub and the Company shall mutually agree upon another location, date and time in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the earlier to occur of (a) any Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ written notice to the Company and (b) the first Business Day following the final day of the Marketing Period, but subject, in each case, to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing). The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the MBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Articles of Organization and Bylaws.

(a) Articles of Organization. At the Effective Time, subject to the provisions of Section 6.11(a), the articles of organization of the Company shall be amended and restated in its entirety in the form of Exhibit A hereto, and such amended and restated articles of organization shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the MBCA and such articles of organization (subject to the provisions of Section 6.11(a)).

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.11(a), the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation (with such changes, to be effective at the Effective Time, as Parent proposes) until thereafter amended in accordance with the applicable provisions of the MBCA, the articles of organization of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.11(a).

2.6 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly elected or appointed and qualified, whichever is earlier.

(b) Officers. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation until their resignation or removal or until their respective successors are duly appointed, whichever is earlier.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares and (B) Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into, and thereafter represent only, the right to receive (A) $9.00 in cash, without interest thereon (the “Cash Consideration”), and (B) 0.2109 of a validly issued, fully paid and nonassessable share of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”), upon the surrender of the certificate representing such share of Company Common Stock or the Uncertificated Shares in accordance with Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Merger Sub or the Company (including any such shares held in the treasury of the Company), or by any direct or indirect wholly-owned Subsidiary of Parent or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”) shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub. Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable, but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company Restricted Stock Units permitted by Section 5.1(b) of this Agreement), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Stock, as applicable, occurring on or after the date hereof and prior to the Effective Time. Nothing in this Section 2.7(b) shall be construed to modify or render inapplicable any restriction contained in this Agreement applicable to the Company, Parent or any of their respective Subsidiaries with respect to the taking of any action that may necessitate an adjustment pursuant to the first sentence of this Section 2.7(b).

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected, and not effectively withdrawn or lost, their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 13.02 of the MBCA (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a)(i). Such Company Stockholder shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 13.02 of the MBCA; provided that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 13.02 of the MBCA shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost or withdrawn or has expired, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock or the Uncertificated Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals and attempted withdrawals of such demands, and any other instruments served pursuant to Massachusetts Law and received by the Company with respect to rights to appraisal or in respect of Dissenting Company Shares and (B) the right to direct and participate in all negotiations and proceedings with respect to demands for appraisal under Massachusetts Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to or approve any withdrawal of any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Compensatory Awards. Upon the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any holder of such Company Restricted Stock Units, each Company Restricted Stock Unit that remains outstanding as of immediately prior to the Effective Time shall be treated as set forth in this Section 2.7(d).

(i) Each Company Restricted Stock Unit that is outstanding and either (A) vests automatically according to its terms at the Effective Time or (B) is held by a member of the Company Board (each, a “Vested

Restricted Stock Unit”) shall be cancelled and terminated as of the Effective Time and the holder thereof shall receive, subject to Section 2.8(e), (1) an amount in cash (without interest) equal to the product of (x) the Cash Consideration multiplied by (y) the total number of shares of Company Common Stock represented by such Vested Restricted Stock Unit and (2) a number of shares of Parent Common Stock equal to the product of (x) the Stock Consideration multiplied by (y) the total number of shares of Company Common Stock represented by such Vested Restricted Stock Unit immediately prior to the Effective Time (such consideration, the “Restricted Stock Unit Consideration”). The Surviving Corporation shall pay or provide to each holder of a Vested Restricted Stock Unit the Restricted Stock Unit Consideration described in the immediately preceding sentence (through the Surviving Corporation’s or a Subsidiary of the Surviving Corporation’s payroll system, or the Surviving Corporation’s or a Subsidiary of the Surviving Corporation’s equity award administrator, as may be applicable and in accordance with the Surviving Corporation’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding.

(ii) Each Company Restricted Stock Unit that is outstanding and unvested as of the Effective Time and not described in Section 2.7(d)(i) (an “Unvested Restricted Stock Unit”) shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent and shall be converted into a Parent restricted stock unit award (each, an “Assumed Restricted Stock Unit Award”) representing that number of whole shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock represented by such Unvested Restricted Stock Unit immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio, with the result rounded down to the nearest whole number of shares of Parent Common Stock. Except as provided in this Section 2.7(d)(ii), each Assumed Restricted Stock Unit Award will be subject to the same terms and conditions applicable to the Unvested Restricted Stock Units immediately prior to the Effective Time, including the same vesting restrictions and continued service requirements, except for reasonable administrative changes that are not materially adverse to the holder of the Unvested Restricted Stock Unit or changes to which the holder consents.

(e) The Company shall take all actions reasonably necessary to effect the transactions contemplated by Section 2.7(d) under all Company Restricted Stock Unit agreements and any other plan or arrangement of the Company, including delivering all required notices and obtaining any required consent. As promptly as practicable after the Closing, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to each of the holders of Vested Restricted Stock Units, the Restricted Stock Unit Consideration (through the Surviving Corporation’s or a Surviving Corporation Subsidiary’s payroll system, or the Surviving Corporation’s or a Surviving Corporation’s Subsidiary equity award administrator, as may be applicable and in accordance with the Company’s payroll practices for service providers located outside of the United States) on either (A) the first regularly scheduled payroll date after the Closing or (B) if such first payroll date is scheduled for payment prior to the fifth Business Day after the Closing, the second regularly scheduled payroll date after the Closing, in any such case, consistent with past practices, including accounting for all applicable withholding. For the avoidance of doubt, the Company shall not take any action after the date of this Agreement that would accelerate the vesting of the Company Restricted Stock Units in connection with any of the transactions contemplated by this Agreement.

(f) Company ESPP. The Company shall take such action as may be necessary to: (i) cause any offering period and purchase period (or similar period during which shares may be purchased) underway as of the date of this Agreement under the Company ESPP to be terminated as of no later than the last payroll date immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect any shortened offering period or purchase period (or similar period), but otherwise treat any such shortened offering period or purchase period (or similar period) as a fully effective and completed offering period or purchase period, as applicable, for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) outstanding as of the Final Exercise Date to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods or purchase periods (or similar periods during which shares may be purchased) shall commence under the Company ESPP on or after the date of this Agreement; (v) provide that no participant in the Company ESPP may increase the rate of his or her contributions to the Company ESPP on or after the date of this Agreement; (vi) provide that no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP on or after the date of this Agreement; and (vii) terminate the Company ESPP as of the Final Exercise Date, provided, however, that termination of the Company ESPP shall be subject to the consummation of the Merger. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased by a participant of the Company ESPP and issued thereunder will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to this Section 2.7, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted after the date of this Agreement, and no further Company ESPP Rights will be exercised under the Company ESPP after the Final Exercise Date. The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP (which termination will be subject to the consummation of the Merger).

(g) Treatment of Company Stock Plan. Effective as of, and contingent upon the occurrence of, the Effective Time, the Company, acting through the Company Board or the Compensation Committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to terminate the Company Stock Plan. The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to issue Company Common Stock or other share capital of the Company or the Surviving Corporation to any Person pursuant to or in settlement of a Company Option or Company Restricted Stock Unit. Promptly following the date hereof, the Company shall deliver written notice to each holder of a Company Restricted Stock Unit informing such holder of the treatment of their Company Restricted Stock Units contemplated by this Agreement.

(h) Form S-8. On, or as soon as reasonably practicable following the Closing Date, Parent shall use commercially reasonable efforts to file an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock issuable with respect to Assumed Restricted Stock Unit Awards and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Assumed Restricted Stock Unit Awards assumed in accordance with this Agreement remain outstanding.

2.8 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent shall select a U.S. bank or trust company reasonably acceptable to the Company (such consent not to be unreasonably withheld, conditioned or delayed) to act as the exchange agent for the Merger (the “Exchange Agent”).

(b) Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the sole benefit of the holders of shares of Company Common Stock pursuant to the provisions of Section 2.7(a)(i), (i) an amount of cash sufficient to pay (A) the aggregate Cash Consideration and (B) the aggregate Fractional Share Cash Amounts and (ii) evidence of the Parent Common Stock issuable pursuant to Section 2.7(a)(i) in book-entry form equal to the aggregate Stock Consideration (excluding any Fractional Share Cash Amounts) (such cash and Parent Common Stock described in the foregoing clauses (i) and (ii) being hereinafter referred to as the “Exchange Fund”). Until disbursed in accordance with the terms and conditions of this Agreement, the cash included in the Exchange Fund shall be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States government. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the

Exchange Fund, or the cash portion of the Exchange Fund diminishes for any reason below the level required for the Exchange Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(i), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such cash payments contemplated by Section 2.7(a)(i)(A).

(c) Exchange Procedures. Promptly following the Effective Time (and in no event later than three (3) Business Days after the Effective Time), Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i), (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of Section 2.7(a)(i), including any amount payable in respect of Fractional Share Cash Amounts in accordance with Section 2.11. Upon surrender of Certificates for cancellation to the Exchange Agent (in the case of certificated shares) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the holders of such Certificates and Uncertificated Shares shall be entitled to receive in exchange therefor (1) an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Cash Consideration (including any Fractional Share Cash Amounts that such holder has the right to receive pursuant to the provisions of Section 2.11), and (2) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Stock Consideration (in each case of clause (1) and (2), less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the Certificates or Uncertificated Shares so surrendered shall forthwith be cancelled. Notwithstanding anything to the contrary in this Section 2.8(c), in the case of a book-entry transfer of Uncertificated Shares, upon receipt of an “agent’s message” by the Exchange Agent and confirmation of the book-entry transfer of such Uncertificated Shares into the Exchange Agent’s account with Depository Trust Company (and such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor (1) an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Cash Consideration (including any Fractional Share Cash Amounts that such holder has the right to receive pursuant to the provisions of Section 2.11), and (2) a number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate or Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7(a)(i) by (y) the Stock Consideration (in each case of clause (1) and (2), less any applicable withholding taxes payable in accordance with Section 2.8(e)), and the transferred Uncertificated Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration (including the Fractional Share Cash Amounts), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Share is properly endorsed and otherwise in proper form for surrender and transfer and only if the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Share or established to the satisfaction of Parent (or any agent designated by Parent) that such Taxes have been paid or are otherwise not payable. Parent shall pay all other transfer taxes.

(e) Required Withholding. Each of the Exchange Agent, Parent, the Surviving Corporation and their agents shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws. To the extent that such amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other Person shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of all claims or interest of any Persons previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration (without interest and subject to abandoned property, escheat or similar Laws) to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. Any Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock represented thereby. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Company Shares.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit and undertaking of an indemnity, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such customary amount as Parent or the Exchange Agent may determine is reasonable and appropriate as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to Section 2.7, including any amount payable in respect of Fractional Share Cash Amounts in accordance with Section 2.11.

2.11 Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Uncertificated Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a Parent Stockholder. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Uncertificated Shares delivered by such holder) shall receive, in lieu thereof and upon surrender thereof, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the volume-weighted average price (rounded to the nearest one-tenth of a cent) of Parent Common Stock as reported by Nasdaq for the five trading days immediately preceding the Closing Date (the “Fractional Share Cash Amounts”). Payment shall occur as soon as practicable after the determination of the amount of cash, if any, to be paid to each former holder of Company Common Stock with respect to any fractional shares and following compliance with the surrender and payment procedures set forth in Section 2.8 and in the letter of transmittal. No dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional shares and such fractional share interest shall not entitle the owner thereof to any rights of a Parent Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2017 (the “Company Annual Report”) and any Company SEC Reports (as defined below) filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this Article III), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization; Good Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. The Company is not in violation of its Constitutional Documents. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has Made Available to Parent true, correct and complete copies of the Company’s Constitutional Documents, in each case in effect as of the date of this Agreement. The Company has Made

Available to Parent true, correct and complete copies (excluding portions thereof relating to the Merger and the transactions contemplated by this Agreement and the Company’s related strategic process in connection with the Merger) of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company Stockholders, the Company Board and each committee of the Company Board held since August 1, 2014.

3.2 Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Merger or other transactions contemplated hereby, other than obtaining the Company Stockholder Approval.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (clauses (i) and (ii), collectively, the “Enforceability Limitations”).

(c) The Company Board, at a meeting duly called and held has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated herein and (iv) upon the terms and subject to the conditions contained herein, resolved to recommend that the holders of shares of the Company Common Stock approve this Agreement in accordance with the MBCA.

3.3 Company Stockholder Approval. The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to approve this Agreement and consummate the Merger. No other vote of the holders of any class or series of the Company Capital Stock or other Company Securities is required by Law, the Constitutional Documents of the Company or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by the Company, including the Merger.

3.4 Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the Constitutional Documents of the Company or any of its Subsidiaries, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, require consent under or result in the breach of or loss of benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, impair the rights of the Company or any of its Subsidiaries, result in the termination of, accelerate the performance required by or result in a right of termination, cancellation, amendment or acceleration under, any Company Material Contract, in each case, in any material respect, (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Company Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for any such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 Required Governmental Approvals. No consent, approval, clearance, waiver, permit, Order or authorization of, filing or registration with, declaration or notification to (any of the foregoing being referred to herein as a “Consent”) any Governmental Authority is required on the part of or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby, except for:

(a) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of, the HSR Act and any other applicable Antitrust Laws; and

(d) such other Consents and filings, the failure of which to obtain or submit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock. As of the close of business in New York City on May 3, 2018 (the “Capitalization Date”): (A) 54,914,530 shares of Company Common Stock were issued and outstanding and (B) no shares of Company Capital Stock were held by the Company as treasury shares. As of the closing of business in New York City on the date of this Agreement, the sum of (x) the number of issued and outstanding shares of Company Common Stock and (y) the number of shares of Company Common Stock covered by outstanding Company Restricted Stock Units does not exceed 57,134,787. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business in New York City on the Capitalization Date, there were 1,550,551 shares of Company Common Stock reserved for future issuance under the Company Stock Plan and 920,737 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the close of business in New York City on the Capitalization Date, there were (i) no outstanding Company Options to purchase shares of Company Common Stock and (ii) outstanding Company Restricted Stock Units covering 2,220,257 shares of Company Common Stock. All shares of Company Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any shares of Company Capital Stock or other rights or securities exercisable, convertible into or exchangeable for shares of Company Capital Stock, other than as expressly permitted by Section 5.1(b).

(c) Except as set forth in Section 3.6(a) and Section 3.6(b) or as may be issued in compliance with Section 5.1(b), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights or other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or revenues, earnings, financial performance or any other attribute of the Company.

(d) Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Common Stock pursuant to the terms of Company Stock Plan or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company, any of its Subsidiaries, or any other Person, (B) register any Company Securities or (C) grant, extend or enter into any such agreements relating to any Company Securities. All outstanding Company Options and Company Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Company Stock Plan. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or relating to the disposition, voting or dividends with respect to any Company Securities.

(e) Section 3.6(e) of the Company Disclosure Letter sets forth a true and complete list of all grants of Company Restricted Stock Units outstanding as of the Capitalization Date, specifying, on a holder-by-holder basis, (i) a unique identification number for each holder, (ii) the number of shares subject to each such Company Restricted Stock Unit grant, (iii) the grant date of each such Company Restricted Stock Unit grant, (iv) the vesting schedule of each such Company Restricted Stock Unit grant, including any accelerated vesting such Company Restricted Stock Unit grant may be subject to and the trigger for such accelerated vesting, (v) the expiration date of each such Company Restricted Stock Unit grant, to the extent applicable, and (vi) the Company Stock Plan under which the Company Restricted Stock Units were granted. With respect to each grant of Company Restricted Stock Units, (A) each such grant was duly authorized no later than the date on which the grant of such Company Restricted Stock Unit was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or an authorized committee thereof, and any required approval by the Company Stockholders, and the award agreement governing such Company Restricted Stock Unit was duly executed and delivered by each party thereto within a reasonable time following the Grant Date; (B) each such grant was made in all material respects in accordance with the terms of the Company Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq; (C) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Company Restricted Stock Unit in the Company’s Tax Returns and the Company SEC Reports, respectively, and (D) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

(f) Neither the Company nor any Subsidiary of the Company is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of the Company or any Subsidiary of the Company or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any Subsidiary of the Company.

3.7 Subsidiaries.

(a) Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the

Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease, operate or otherwise hold its respective properties and assets. Each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has Made Available to Parent true, correct and complete copies of the Constitutional Documents of each of its Subsidiaries, in each case as effective as of the date hereof. None of the Company’s Subsidiaries is in violation of its Constitutional Documents.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by the Company or by another wholly-owned Subsidiary of the Company, free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Company Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of the Company or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company or revenues, earnings, financial performance or any other attribute of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities, (B) register any Company Subsidiary Securities, or (C) grant, extend or enter into any such agreements described in clauses (A) and (B). None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Company Subsidiary Securities.

(d) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. The Company does not have any Subsidiaries other than the Subsidiaries disclosed in Section 3.7(a) of the Company Disclosure Letter.

(e) Other than the Company’s Subsidiaries listed in Section 3.7(a) of the Company Disclosure Letter, there are no other Persons that are material to the business of the Company through which the Company or any of its Subsidiaries conducts business and in which the Company or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

3.8 Company SEC Reports. Since August 1, 2014, the Company has filed or furnished (as applicable) all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished (as applicable) by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Company SEC Report was filed, and (b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish (as applicable) any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports is subject to outstanding SEC comment or, to the Company’s Knowledge, investigation.

3.9 Company Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its

Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d) Since August 1, 2014, none of the Company, its Subsidiaries, their respective directors, officers and employees, and, to the Knowledge of the Company, the auditors of the Company and its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls, utilized by the Company or any of its Subsidiaries, in each case which has not been subsequently remediated or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries. None of the Company, the Company Board or the audit committee of the Company Board, or, to the Knowledge of the Company, the Company’s auditors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company, (B) “material weakness” in the internal controls over financial reporting of the Company, or (C) any fraud that involves the management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in each case, in such capacities, to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

(f) The Company is, and since August 1, 2014 has been, in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to the Company.

3.10 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any nature, known or unknown, whether due or to become due, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.1(b), (d) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (e) Liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11 Absence of Certain Changes.

(a) Since the Company Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the Company Balance Sheet Date through the date hereof, there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would require Parent’s written consent pursuant to Sections 5.1(b)(i),

5.1(b)(ii), 5.1(b)(iii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(vii), 5.1(b)(viii), 5.1(b)(ix), 5.1(b)(x), 5.1(b)(xi), 5.1(b)(xiii), 5.1(b)(xiv), 5.1(b)(xv), 5.1(b)(xvi), 5.1(b)(xx) and 5.1(b)(xxiii) (solely with respect to the foregoing subsections) if proposed to be taken after the date hereof.

3.12 Company Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all Company Material Contracts. For all purposes of and under this Agreement, a “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are currently bound (but shall not include Company Employee Plans, Company International Employee Plans or purchase orders received or issued by the Company or any of its Subsidiaries in the ordinary course of the Company’s business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract that explicitly limits in any material respect the ability of the Company or any of its Subsidiaries to engage in any line of business or to engage in its business in any geographic location or to sell to or purchase from any Person;

(iii) any Contract containing any right of exclusivity in favor of other parties thereto;

(iv) any Contract relating to the disposition or acquisition by the Company or any Subsidiary of the Company, directly or indirectly, of any Person or other assets or business enterprise (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practice) that contains any continuing or outstanding obligations, or that was entered into after August 1, 2014 (whether or not such acquisition or disposition has been consummated prior to the date of this Agreement);

(v) any Contract that relates to any Outsourcing Arrangement or to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company, or other similar arrangement with a third person that involves the sharing of profits and losses;

(vi) any Contract involving Indebtedness having an outstanding amount in excess of $100,000 (other than any intercompany agreements solely between the Company and its Subsidiaries);

(vii) any Contract that (A) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, (C) prohibits the issuance of any guaranty by the Company or any of its Subsidiaries or (D) imposes any restrictions on the use of cash or cash equivalents of the Company or any of its Subsidiaries (other than any such restrictions that are Permitted Liens);

(viii) any Contract pursuant to which the Company or any Subsidiary of the Company has provided funds to or made any loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety in excess of $250,000 with respect to any liability of any Person that is neither the Company nor any Subsidiary of the Company;

(ix) any Contract that (A) grants the other party or any third Person “most favored nation” or similar status, (B) contains “non-solicitation,” “no hire” or similar provisions which prevent the Company or any Subsidiary of the Company from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees, in a manner that individually or in the aggregate is material to the Company and its Subsidiaries, taken as a whole, (C) contains any right of first refusal, first notice or first negotiation with respect to the sale of any portion of the equity or assets of the Company or any Subsidiary of the Company, (D) grants the other party or any third Person an exclusive license or exclusive supply distribution, reseller or other similar exclusive rights;

(x) any sale, resale, marketing, merchandising or distribution Contract with a third Person that by its terms requires an aggregate payment or receipt by the Company or its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract or more than $250,000 annually, other than any Company Employee Plans;

(xi) any Contract that has continuing guarantee, “earn-out” or other contingent payment obligations, in each case that is reasonably likely to result in payments by the Company or any of its Subsidiaries in excess of $250,000;

(xii) any Contract listed on Section 3.15(f) and Section 3.15(g) of the Company Disclosure Letter;

(xiii) any Contract relating to (A) the future acquisition of material Intellectual Property of a third party (other than those are listed in Section 3.12(a)(xii)) or (B) the future disposition of or future Lien (other than Permitted Liens) on Company-Owned Intellectual Property;

(xiv) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of the Company), on the other hand;

(xv) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, or any Contract pursuant to which the Company or any of its Subsidiaries is knowingly acting as a subcontractor to another Person in connection with a Contract between such Person and a Governmental Authority;

(xvi) any master purchase, master services or equivalent Contract with any Company Material Customer (excluding, for clarity, purchase orders and non-disclosure agreements);

(xvii) any master purchase, master services or equivalent Contract with any Company Material Supplier (excluding, for clarity, purchase orders and non-disclosure agreements);

(xviii) any Contract relating to the settlement or other resolution of any Legal Proceeding during the past three (3) years pursuant to which the Company or any of its Subsidiaries has any continuing Liability or restriction on the part of the Company or any of its Subsidiaries;

(xix) any employment or consulting Contract that is not terminable at will or for convenience by the Company on less than 30 days’ notice and obligating the Company or any of its Subsidiaries to make payments or provide compensation in excess of $300,000 annually; and

(xx) any Contract, or group of Contracts with a Person (or group of affiliated Persons) (excluding purchase orders issued in the ordinary course of business), the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xix) above.

(b) True and complete copies of all Company Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Company Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent.

(c) Each Company Material Contract is valid and binding on the Company and/or each such Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations. Neither the Company nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Company Material Contract, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, the Company and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Company Material Contract, except as would not be material to the Company and its Subsidiaries, taken as a whole.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all real property owned by the Company or any Subsidiary of the Company (such real property, together with all of the buildings, structures and other improvements thereon, the “Owned Real Property”). The Company (or a Subsidiary of the Company, as applicable) has good and marketable title in fee simple to all Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 1,000 square feet (such property, the “Leased Real Property”). True, correct and complete copies of all Leases now in effect for the Leased Real Property have been (i) publicly filed with the SEC in the Company Annual Report or any Company SEC Reports filed with or furnished to the SEC by the Company after the filing of the Company Annual Report with the SEC but prior to the date hereof or (ii) Made Available to Parent. The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All such Leases are in full force and effect. Neither the Company nor any Subsidiary nor any tenant under any Lease is in material default thereunder, and, to the Company’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under such Lease. Neither the Company nor any of its Subsidiaries has received written notice of any actual or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings, or notice of termination or cancellation or material breach or default that affect any Leased Real Property or any part thereof, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take all or any part thereof pursuant to any such proceeding; and except for renewal and expansion provisions as set forth in the Leases, neither the Company nor any of its Subsidiaries owns, holds, is obligated under or is a party to, any option, right of first refusal or offer or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

(c) There are no existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any portion of the Owned Real Property or Leased Real Property.

3.14 Personal Property and Assets. The Assets of the Company and its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, all Assets of the Company and its Subsidiaries that are material to the Company or the relevant Subsidiary, free and clear of all Liens other than Permitted Liens. No representation is made under this Section 3.14 with respect to any real property or any intellectual property or intellectual property rights, which are provided for in Section 3.13 and Section 3.15, respectively.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all Company Registered Intellectual Property, in each case listing, as applicable, (1) the name of the registrant or current owner, (2) the name of any other Person that has an ownership interest in each item of Company Registered Intellectual Property, (3) the jurisdiction where the application or registration has been filed or registered, (4) the application or registration number, and (5) the filing date, and issuance, registration or grant date; and (ii) any action that must be taken within ninety (90) days after the Closing for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any Company Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates.

(b) Copies of the standard forms of proprietary information, confidentiality and invention assignment agreement for employees, contractors, and consultants used by the Company and its Subsidiaries since January 1, 2015 (the “Standard Form PIIAs”) have been Made Available to Parent. Since January 1, 2015, each current and former employee, contractor, and consultant of the Company or any of its Subsidiaries that has created or developed any material Intellectual Property for or on behalf of the Company or its Subsidiaries has executed a proprietary information, confidentiality and invention assignment agreement that is substantially in the form of a Standard Form PIIA, whereby such employee, contractor or consultant assigns such Intellectual Property to the Company or the applicable Subsidiary, except where any failure would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, none of such employees, contractors, and consultants has breached such Person’s proprietary information, confidentiality and invention assignment agreement obligations relating to the ownership, development, use or transfer of such material Intellectual Property, except where any breach would not have, individually or in the aggregate, a Company Material Adverse Effect. To the extent that the Company or any of its Subsidiaries have acquired ownership of any Registered Intellectual Property from a third party, the Company or the applicable Subsidiary has used reasonable efforts to record each such assignment with the relevant Governmental Authorities in accordance with applicable Laws.

(c) The Company and its Subsidiaries have taken all commercially reasonable steps, consistent with generally accepted industry standards and any applicable Laws, to protect its rights in, and to safeguard and maintain the rights of the Company and each of its Subsidiaries in Trade Secrets included in the Company-Owned Intellectual Property, and any Trade Secrets or confidential information of third parties provided to the Company or any of its Subsidiaries under an obligation of confidentiality.

(d) Each item of Company-Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Registered Intellectual Property, except in cases where the Company or its Subsidiaries has chosen to abandon an application or registration.

(e) The Company or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Company-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for any ex parte proceedings, no Company-Owned Intellectual Property, is subject to any Legal Proceeding or settlement agreement restricting in any material manner, the use, transfer, or Licensing thereof by the Company or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Company-Owned Intellectual Property.

(f) Section 3.15(f) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which a third party has licensed or granted any right to the Company or any of its Subsidiaries in any material Intellectual Property or technology, other than (i) any licenses for Standard Software or (ii) any commercially available, off-the-shelf software licensed in object code form or through software-as-a-service arrangements for any back office software not directly related to any Company Product.

(g) Section 3.15(g) of the Company Disclosure Letter contains a true and complete list of all Contracts pursuant to which the Company or any of its Subsidiaries has granted any third party any rights or licenses (including through covenants not to sue, non-assertion provisions, releases, immunities from suit or options that relate to Intellectual Property) to any Company-Owned Intellectual Property other than (i) Ordinary Course Licenses, (ii) non-disclosure agreements, and (iii) non-exclusive licenses to contractors of the Company, solely as necessary for such contractors to perform services for the Company.

(h) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent, by operation of law, change of control, or otherwise, of any Contract or agreement to which the Company or any of its Subsidiaries is a party, will (i) result in the revocation, impairment, modification, suspension, cancellation or termination of any rights of the Company or any of its Subsidiaries in any Company-Owned Intellectual Property, except where any such revocation, impairment, modification, suspension, cancellation, or termination would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) cause Parent or any of its Affiliates to grant to any third party any right to any Intellectual Property owned by any of them or (iii) cause Parent or any of its Affiliates, solely as successors to or Affiliates of the Company, to be obligated to pay any royalties or other fees with respect to Intellectual Property of any third party in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(i) Section 3.15(i) of the Company Disclosure Letter contains a true and complete list of all Open Source Software that is integrated in, statically linked to or distributed with any Company Product or from which any Company Product was derived, and describes (i) the manner in which such Open Source Software was used, (ii) whether (and if yes, how) such Open Source Software was modified, distributed, conveyed or licensed out, and (iii) the applicable license for such Open Source Software. No Company Products use any Open Source Software in any manner that (1) imposes a requirement or condition that any Company Product or Company-Owned Intellectual Property (or any portion thereof) (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (2) grants or requires the grant of a license to any Person of any Company-Owned Intellectual Property in source code form.

(j) Section 3.15(j) of the Company Disclosure Letter contains a true, complete and correct list of each standards-setting organization, patent pool or similar organizations in which the Company or any of its Subsidiaries is a member, has participated, or is currently participating that could require or obligate the Company or any of its Subsidiaries to grant or offer to grant to any other Person any license or right to use any Company-Owned Intellectual Property.

(k) No government funding, or facilities of a university, college, other medical or educational institution or research center was used in the development of any material Company-Owned Intellectual Property or Company Product. Since August 1, 2014, to the Knowledge of the Company, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no current or former employee of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company-Owned Intellectual Property was employed by or has performed services for the government, university, college, or other medical or educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(l) The operation of the business of the Company and its Subsidiaries as such business has been conducted since August 1, 2014, and is currently conducted, including the design, development, manufacture, use, import, sale, offer for sale, supporting, licensing, or other exploitation of Company Products and Company-Owned Intellectual Property, (i) has not infringed, misappropriated, or violated since April 1, 2014, and does not infringe, misappropriate, or violate any Intellectual Property of any third party (with respect to the Patent rights of any third party, such representation is made to the Knowledge of the Company); provided that the foregoing does not apply to any Company Products currently in development. No action or claim is pending, and no written notice of any action or claim has been received by the Company or any of its Subsidiaries since August 1, 2014, alleging that the Company or a Subsidiary of the Company, or any Company Product has infringed, misappropriated, or violated the Intellectual Property of any third party. Since August 1, 2014, neither the Company nor its Subsidiaries has received any written correspondence asking or inviting the Company or any of its Subsidiaries to enter into a license agreement or similar agreement, to pay for or obtain a license to, or release for infringement of, third party Intellectual Property, in each case relating to the alleged infringement, misappropriation or violation of such third party’s Intellectual Property.

(m) To the Knowledge of the Company, no Person has infringed, misappropriated, violated, or is infringing, misappropriating, or violating any Company-Owned Intellectual Property, except where such infringement, misappropriation, or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(n) The Company has used commercially reasonable efforts in attempting to make all Company Products (and all parts thereof) free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that are designed to permit unauthorized access or the unauthorized disablement or erasure of such Company Product (or all parts thereof) or data or other software of users (“Contaminants”). To the Knowledge of the Company, none of the Company Products contains any Contaminant, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Except as set forth in Section 3.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any software source code that is Company-Owned Intellectual Property and is integrated in or distributed with the Company Products (“Company Source Code”), other than any such Company Source Code disclosed, delivered, provided, or otherwise made available to consultants or independent contractors solely as necessary for performance of services for the benefit of the Company or any of its Subsidiaries and pursuant to written agreements containing appropriate non-use and non-disclosure obligations. No event has occurred that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, its Subsidiaries or any Person acting on its behalf to any Person of any Company Source Code.

(p) Since August 1, 2014, (i) the Company and each of its Subsidiaries have complied in all material respects with applicable Laws and with the published privacy policies and contractual obligations of the Company and its Subsidiaries relating to personally identifiable information and (ii) to the Company’s Knowledge, there has been no security or data breach or loss of any personally identifiable information, in each case except if such failure, breach or loss would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no investigation relating to the information privacy or data security practices of the Company or any of its Subsidiaries is being conducted by any Governmental Authority.

(q) The Company and its Subsidiaries have information technology systems that in its reasonable business judgment are sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted. The Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that information technology systems used in connection with the operation of the business of Company and its Subsidiaries, and data stored or transmitted on such systems are secure and, to the Knowledge of the Company, such systems are free from Contaminants, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since August 1, 2014, there have been no unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Company and its Subsidiaries.

3.16 Tax Matters.

(a) The Company and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all material U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules or attachments thereto) (“Tax Returns”) required to be filed by any of the Company and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of the Company and its Subsidiaries, whether or not reflected on a Tax Return. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any material Tax which such waiver or extension is still in effect.

(b) The Company and its Subsidiaries have timely withheld or collected all material Taxes (including social security, Federal Insurance Contribution Act, and Federal Unemployment Tax Act charges and other similar charges) that the Company or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c) No audit of any Tax Return, or Legal Proceeding with respect to any material Taxes, of the Company or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any such pending Legal Proceeding or audit. All material Tax deficiencies asserted or Tax assessments made against the Company and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established on the Company Balance Sheet in accordance with GAAP. Subject to exceptions as would not be material, neither the Company nor its Subsidiaries have received in the last three (3) years a written claim from a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary of the Company is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(d) There are no material Tax liens on the assets of the Company or any Subsidiary of the Company other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing without the consent of Parent, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing Date, any “gain recognition agreement” (as defined in the Treasury Regulations promulgated under Section 367 of the Code) entered into prior to the Closing, an election filed under Section 965(h) of the Code made prior to the Closing or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing.

(f) Neither the Company nor any Subsidiary of the Company has participated in an international boycott within the meaning of Section 999 of the Code.

(g) Neither the Company nor any Subsidiary of the Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code at any time in the last two years.

(h) Neither the Company nor any Subsidiary of the Company has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(i) None of the Company nor any Subsidiary of the Company (i) is a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company), (ii) is a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any Subsidiary of the Company owe any material amount under any such agreement or (iii) has any material liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of law.

(j) Each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of any presently applicable Tax exemption, Tax holiday or other Tax reduction agreement or order granted specifically to the Company or its Subsidiaries, as applicable.

(k) None of the Company or any of its Subsidiaries has a material liability pursuant to a European Union “state aid” claim in progress based on Taxes, nor has the Company or any of its Subsidiaries been notified in writing that any such claim is pending which claim could be reasonably expected to give rise to a material liability of the Company or its Subsidiaries.

3.17 Employee Plans.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, consulting, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing and whether or not covering a single individual or group of individuals) sponsored, maintained, contributed to or required to be contributed to for the benefit of any current or former employee, non-employee service provider or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (a “Company ERISA Affiliate”), or any of their dependents or beneficiaries, or with respect to which the Company or any of its Subsidiaries currently has or could have any material liability (including contingent liability), other than governmentally administered plans and plans mandated by applicable Law (together the “Company Employee Plans”). With respect to each Company Employee Plan other than a Company Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “Company International Employee Plans”), to the extent applicable the Company has Made Available to Parent complete and accurate copies of: (A) the three (3) most recently filed annual reports on Form 5500 required to have been filed with the IRS for each Company Employee Plan, including all schedules thereto; (B) the most recent determination or opinion letter, if any, from the IRS for any Company Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the current plan documents and summary plan descriptions, or a written description of the terms of any Company Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (E) any notices or other communications to or from the IRS or DOL relating to any material compliance issues in respect of any such Company Employee Plan. With respect to each Company International Employee Plan, to the extent applicable, the Company has Made Available to Parent complete and accurate copies of (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter referenced under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Company Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, and neither the Company nor any Subsidiary has ever incurred any liability with respect to a multiemployer plan, multiple employer plan or other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, each Company Employee Plan has been established, maintained, operated and administered in compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code.

(d) (i) Each Company Employee Plan that is subject to Section 409A of the Code has been operated and administered in material compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, interest or penalty thereunder; (ii) the document or documents that evidence each such plan or arrangement have conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code since December 31, 2008; and (iii) any Company Employee Plan in existence prior to January 1, 2005, and not subject to Section 409A of the Code has not been “materially modified” (within the meaning of IRS Notice 2005 1) at any time after October 3, 2004. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 409A of the Code.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Company Employee Plan, the assets of any trust under any Company Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Company Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Company Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Company Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(g) No Company Employee Plan provides health, medical or other welfare benefits to former employees of the Company or its Company ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(h) Each Company Employee Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter or prototype opinion letter from the IRS as to its qualifications and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or prototype opinion letter that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan.

(i) Each Company International Employee Plan (A) that is intended to qualify for special tax treatment has, to the Knowledge of the Company, met all requirements for such tax treatment, (B) does not have material unfunded liabilities or liabilities that could reasonably be imposed upon the assets of the Company or any Subsidiary by reason of such Company International Employee Plan, (C) is in material compliance with all applicable Laws, and (D) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been to the Knowledge of the Company so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(j) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in connection with any other event (A) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, officer, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding (through a grantor trust or otherwise) of any such benefit or compensation, or (D) limit or restrict the right of the Company or any Subsidiary of the Company to merge, amend or terminate any Company Employee Plan.

(k) Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole, all contributions, premiums and other payments required to be made with respect to any Company Employee Plan have been timely made, accrued or reserved for.

(l) Except as required by applicable Law or the terms of any Company Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Company Employee Plan or to continue or materially increase any benefits under any Company Employee Plan.

(m) No amount paid or payable by the Company or any Subsidiary of the Company in connection with the Merger or any of the transactions contemplated hereby (either alone or in combination with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any Tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional Taxes under Section 4999 of the Code.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, labor union contract, works council contract, or trade union agreement (each a “Collective Bargaining Agreement”) and no Collective Bargaining Agreement is applicable to any employees of the Company or any of its Subsidiaries; (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries; and (iv) there is no strike, lockout, slowdown or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.

(b) Neither the Company nor any of its Subsidiaries (i) as of the date of this Agreement, has entered into any agreement, arrangement or understanding, whether written or oral, with any union, trade union, works council or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (ii) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Company Employee Plans.

(c) The Company and its Subsidiaries are materially complying with and have materially complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining). Neither the Company nor any of its Subsidiaries are engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(d) The Company and each Subsidiary of the Company have withheld all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any Subsidiary of the Company is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(e) As of the date of this Agreement, the Company has not received any written notice from any officer of the Company that he or she intends to resign from the Company.

(f) Neither the Company nor any Subsidiary of the Company are a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Neither the Company, any Subsidiary of the Company, or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation relating to the Company or any Subsidiary of the Company and, to the Knowledge of the Company, no such investigation is in progress.

(g) Except as set forth in the jurisdictions of employment set forth in Section 3.18(g) of the Company Disclosure Letter, the employment of each officer, employee and consultant of the Company and each of its Subsidiaries is terminable at will.

3.19 Permits. Each of the Company and its Subsidiaries has in full force and effect all material permits, licenses, certificates, authorizations, consents, qualifications, accreditations, variances, exemptions, orders, registrations, vacancies, clearances, franchises and approvals from Governmental Authorities necessary or required for it to own, lease or otherwise hold and operate its properties and assets and to conduct its businesses and operations as currently conducted (“Permits”) and are in compliance with the terms thereof, except in respect to any such Permits where the failure to have in full force and effect or to be so in compliance therewith would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and at all times in the past five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to the Company and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) matters that are covered solely in Section 3.15, (iii) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (iv) labor Law matters, which are covered solely in Section 3.18, or (v) compliance with Environmental Laws, which are covered in Section 3.21.

(b) Neither the Company nor any of its Subsidiaries has at any time in the past five (5) years received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any Subsidiary of the Company of any applicable Law or Order that is material to the Company or any Subsidiary of the Company and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is threatened.

(c) Neither the Company, any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers or any other Person acting on behalf of the Company or any Subsidiary of the Company, has at any time in the past five (5) years directly or indirectly, taken any action which has caused or would cause them to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or similar applicable anti-bribery and anti-corruption Laws (the “Anti Bribery Laws”).

(d) None of the Company, any Subsidiary of the Company, any of their respective officers, directors, employees, nor, to the Knowledge of the Company, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of the Company or any Subsidiary of the Company, have, at all times during the past (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense, favor, or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing the business to, any Person: (i) any Person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any Person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, the “Government Officials”); or (v) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) No officer, director, or beneficial owner of the Company or its Subsidiaries is a Government Official.

(f) At all times during the past five (5) years, the Company and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with the Company’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the applicable Anti Bribery Laws.

(g) The books, records and accounts of the Company and its Subsidiaries have at all times during the past five (5) years, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. At no time during the past five (5) years, have there been any false or fictitious entries made in the books, records or accounts of the Company or any Subsidiary of the Company relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any Subsidiary of the Company has established or maintained a secret or unrecorded fund.

(h) None of the Company nor any Subsidiary of the Company have, during the past five (5) years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(i) The Company and each Subsidiary of the Company is, and in the past five (5) years has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of the Company and each Subsidiary of the Company has obtained all licenses and other approvals required by any Trade Law for its export, reexport or transfer (in-country) (collectively “export”) of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of the Company and each Subsidiary of the Company is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) none of the Company, its Subsidiaries or Affiliates is identified on OFAC’s Specially Designated Nationals List (the “SDN List”), Foreign Sanctions Evaders List (the “FSE List”) or the Sectoral Sanctions Identifications List (the “SSI List”), any other similar list maintained by OFAC or a list maintained by the Commerce Department’s Bureau of Industry and Security; (iv) neither the Company, its Subsidiaries and Affiliates, nor any Person or Persons owning fifty percent (50%) or more (either individually or in the aggregate, directly or indirectly through intermediaries) of either the Company or its Subsidiaries or Affiliates is identified on the SDN List or SSI List; (v) to the extent it would violate the Trade Laws, neither the Company, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or, to the Knowledge of the Company, agents (in their capacities as agents thereof) of each, is engaged in business dealings (A) with individuals or entities identified on any applicable U.S. Government list of sanctioned persons, including the SDN List, FSE List, SSI List, Denied Persons List, Entity List or State Department’s List of Debarred Persons, or (B) in countries or territories subject to comprehensive OFAC country-based sanctions (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); (vi) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary of the Company with respect to such export licenses or other approvals; and (vii) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against the Company or any Subsidiary of the Company. No approval is required under any Trade Law for the transfer of any export licenses or approvals from the Company or any Subsidiary of the Company to Parent or Merger Sub or otherwise in connection with the consummation of the transactions contemplated by this Agreement, other than export approvals that can be obtained expeditiously without material cost. Section 3.20(i) of the Company Disclosure Letter sets forth a true, complete and accurate listing of all export control classification numbers (each an “ECCN”) covering the Company’s products, software, and technology that are export classified under an ECCN that is controlled for more than antiterrorism (AT) reasons. None of the products, technology or activities of the Company or any Subsidiary of the Company are subject to the International Traffic In Arms Regulations (set forth at 22 CFR Parts 121-130). The Company does not hold a facility security clearance and all personal security clearances of employees of the Company or any of its Subsidiaries associated with the Company’s Commercial and Government Entity Code have been terminated.

3.21 Environmental Matters.

(a) The Company and each Subsidiary of the Company are now and have been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws, and possess and are now and have at all times since August 1, 2014 been in compliance in all material respects with all applicable Environmental Permits necessary to occupy the premises and operate the business as presently operated.

(b) Neither the Company nor any Subsidiary of the Company has Released any Hazardous Materials at any property, including any property currently or formerly owned, leased or operated by the Company or any Subsidiary of the Company, that requires corrective or remedial action or that would reasonably be expected to result in liability to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any Subsidiary of the Company has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials, or for any non-compliance with Environmental Laws, at any location, except with respect to any matter that has been fully resolved with the appropriate foreign, federal, state or local Governmental Authority or otherwise with no ongoing or future corrective action, liability or obligation on the part of the Company or any of its Subsidiaries.

(d) Except as would not result in a material liability to the Company or its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, in each case, except for such notice or consent or suspension, cancellation, modification, revocation or nonrenewal that would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Materials other than in the ordinary course of business and as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company or its Subsidiaries.

(g) The Company and its Subsidiaries have Made Available all Environmental Permits, and all “Phase I” and “Phase II” and other environmental reports, audits or surveys in their possession or control, for all properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries or otherwise related to the business or at which the Company or any Subsidiary of the Company has received written notice from a Governmental Authority that it has liability under any Environmental Law.

3.22 Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against (a) any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, (b) the Company or its Subsidiaries or (c) any of the properties or assets owned or leased by the Company or any of its Subsidiaries, in each case, that (i) would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement (including the Merger). None of the Company or any of its Subsidiaries or any material properties or assets owned by the Company or any of its Subsidiaries are subject to any outstanding Order of, consent decree or settlement agreement with, or, continuing investigation by, any Governmental Authority, in each case, that (x) would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent, materially delay or make illegal the transactions contemplated by this Agreement (including the Merger).

3.23 Insurance. Section 3.23 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies in favor of the Company and any Subsidiary of the Company. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by Persons conducting business similar to that of the Company and believes is adequate for the operation of its business as presently conducted. All such insurance policies maintained by or on behalf of the Company or any Subsidiary of the Company are in full force and effect and all premiums due thereon have been fully paid, and neither the Company nor any Subsidiary of the Company is in breach or default under any such policies, and neither the Company nor any Subsidiary of the Company has taken any action or failed to take any action which, with the giving of notice or lapse of time or both, would constitute a breach or default, or permit termination or modification of, any such policy. To the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies. The annual premium currently paid by the Company for directors’ and officers’ liability insurance for its last full fiscal year and the coverage thereunder, is set forth in Section 3.23 of the Company Disclosure Letter. To the Knowledge of the Company, between the date hereof and the Closing Date, the Company and its Subsidiaries will be able to renew its existing insurance policies as and when such policies expire or obtain comparable coverage from comparable insurers as may be necessary to continue its business without a material increase in cost. Since August 1, 2014, neither the Company nor any Subsidiary of the Company has failed to give any material notice or present any material claim under any such policy within the time periods required.

3.24 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Related Parties, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Company-Owned Intellectual Property) of or (c) loaned any money to, or borrowed any money from, the Company or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by the Company or any of its Subsidiaries.

3.25 Brokers. Except for Cowen and Company, LLC (the “Company Financial Advisor”) (whose fees and expenses will be paid by the Company), there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any Subsidiary of the Company who is entitled to any financial advisory, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement. The Company has Made Available to Parent true, correct and complete copies of engagement, fee and similar Contracts between the Company (or any Subsidiary of the Company) and the Company Financial Advisor.

3.26 Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion will be delivered to Parent solely for informational purposes promptly following the date of this Agreement. The Company will, prior to filing the preliminary Joint Proxy Statement/Prospectus (as defined below), obtain all necessary consents of the Company Financial Advisor to permit the Company to include in the Joint Proxy Statement/Prospectus such opinion of the Company Financial Advisor.

3.27 State Anti-Takeover Statutes. Assuming that the representations of Parent and Merger Sub set forth in Section 4.20 are accurate, the Company Board has taken all necessary actions so that Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company charter or Company bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

3.28 Joint Proxy Statement/Prospectus. The joint proxy statement and prospectus, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement and any other soliciting material that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Joint Proxy Statement/Prospectus”), and the registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement/Prospectus will be included as a prospectus of Parent (as amended or supplemented, the “Form S-4”), each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Joint Proxy Statement/Prospectus and the Form S-4, will not, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at the time the Joint Proxy Statement/Prospectus is first sent to the Company Stockholders, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, at the time of the Company Stockholder Meeting or the Parent Stockholder Meeting (each, as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

3.29 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.30 Customers; Suppliers.

(a) Section 3.30(a) of the Company Disclosure Letter sets forth a list of the 10 largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2017 (each, a “Company Material Customer”)). Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning Company Products with any Company Material Customer. As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Company Material Customer that (i) such customer shall not continue as a customer of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify existing Company Material Contracts with the Company (or the Surviving Corporation or Parent), or (iii) to the Knowledge of the Company, such customer has been threatened with bankruptcy or insolvency.

(b) Section 3.30(b) of the Company Disclosure Letter sets forth a list of the 10 largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended October 31, 2017 (each, a “Company Material Supplier”)). As of the date of this Agreement, neither the Company nor any Subsidiary of the Company has received written notice from any Company Material Supplier that (i) such supplier shall not continue as a supplier of the Company (or the Surviving Corporation or Parent) or any of its Subsidiaries, (ii) such supplier intends to terminate or materially modify existing Company Material Contracts with the Company (or the Surviving Corporation or Parent), or (iii) to the Knowledge of the Company, such supplier has been threatened with bankruptcy or insolvency.

3.31 Product Defects and Warranties.

(a) Since August 1, 2014, all Company Products that are sold and currently supported by the Company or any of its Subsidiaries have been provided in conformity with the Company’s and its Subsidiaries’ applicable contractual commitments, warranties and specifications, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s warranty reserve reflected on the Company Balance Sheet was calculated utilizing historical warranty experience rates consistent with past practice and, to the Knowledge of the Company, was sufficient as of the Company Balance Sheet Date to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date of the Company Balance Sheet. Since the Company Balance Sheet Date, the Company has not materially modified its practices in calculating warranty reserves. To the Knowledge of the Company, the Company’s current warranty reserve is sufficient as of the date hereof to cover the unexpired warranty liabilities of the Company and its Subsidiaries for any products (including Company Products) sold by the Company or its Subsidiaries to their respective customers as of the date hereof, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except (i) as disclosed in the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”), or (ii) as disclosed in Parent’s Annual Report on Form 10-K for the year ended December 30, 2017 (the “Parent Annual Report”) and any Parent SEC Reports (as defined below) filed with or furnished to the SEC by Parent after the filing of the Parent Annual Report with the SEC but prior to the date hereof (other than (x) disclosures under the captions “Risk Factors,” “Forward-Looking Statements,” or similar precautionary sections and (y) any other disclosures that are predictive, cautionary, forward-looking or non-specific in nature, and in any case only to the extent that it is reasonably apparent from such disclosure that such disclosure is applicable to any section or subsection of this Article IV), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under Massachusetts Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease, operate or otherwise hold its properties and assets. Parent and Merger Sub are duly qualified to do business and are in good standing in each jurisdiction where the character of their properties owned or leased or the nature of their activities make such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has Made Available to the Company true, correct and complete copies of Parent’s and Merger Sub’s Constitutional Documents, in each case in effect as of the date of this Agreement. Neither Parent nor Merger Sub is in violation of their respective Constitutional Documents.

4.2 Corporate Power; Enforceability.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and, subject to obtaining the Parent Stockholder Approval, to consummate the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no additional corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Parent Common Stock Issuance and the Financing, other than obtaining the Parent Stockholder Approval.

(b) This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

(c) The Parent Board, at a meeting duly called and held, has (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement (including the Parent Common Stock Issuance and the Financing) are fair to, and in the best interests of, Parent and its stockholders, (ii) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein and (iv) resolved to submit for consideration at the Parent Stockholder Meeting and recommend that the holders of shares of Parent Common Stock approve the Parent Common Stock Issuance.

(d) The board of directors of Merger Sub has by unanimous vote (i) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, Merger Sub and Parent, in its capacity as the sole stockholder of Merger Sub, (ii) determined that it is in the best interests of Merger Sub and Parent, in its capacity as the sole stockholder of Merger Sub, and declared it advisable, to enter into this Agreement and (iii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein. Parent, as the owner of all of the outstanding shares of capital stock of Merger Sub, has executed a written consent that will become effective immediately after the execution and delivery of this Agreement to approve this Agreement in its capacity as sole stockholder of Merger Sub.

4.3 Parent Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock represented in person or by proxy at the Parent Stockholder Meeting (or an adjournment or postponement thereof) at which a quorum is present (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent Common Stock that is necessary to approve the Parent Common Stock Issuance as provided in this Agreement. No other vote of the holders of any class or series of the Parent Common Stock or other Parent Securities is required by Law, the Constitutional Documents of Parent or otherwise in connection with the consummation of any of transactions contemplated hereby to be consummated by Parent, including the Merger, the Parent Common Stock Issuance and the Financing.

4.4 Non-Contravention. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, do not and will not (a) violate or conflict with any provision of the Constitutional Documents of Parent or Merger Sub, (b) violate, conflict with, or result in the breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.5 are obtained or made, and, in the case of the consummation of the Merger, subject to obtaining the Parent Stockholder Approval, violate or conflict with any Law or Order applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.5 Required Governmental Approvals.

No Consent of any Governmental Authority is required on the part of or with respect to Parent or Merger Sub or any of their Affiliates in connection with the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder, the compliance by Parent and Merger Sub with the provisions hereof and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Financing, except for:

(a) the filing and recordation of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware;

(b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Securities Act or the Exchange Act;

(c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any other applicable Antitrust Laws; and

(d) such other Consents, the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.6 Parent Capitalization.

(a) The authorized capital stock of Parent consists of 60,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock of Parent. As of the close of business in New York City on May 4, 2018 (the “Parent Capitalization Date”): (A) 28,839,978 shares of Parent Common Stock were issued and outstanding, (B) no shares of Parent Common Stock were held by Parent as treasury shares, (C) no shares of preferred stock of Parent were issued and outstanding and (D) no shares of preferred stock of Parent were held by Parent as treasury shares. All outstanding shares of Parent Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights and the shares of Parent Common Stock issuable in connection with the Merger pursuant to this Agreement, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) As of the close of business in New York City on Parent Capitalization Date, there were 1,223,899 shares of Parent Common Stock reserved for future issuance under Parent Common Stock Plan. As of the close of business in New York City on Parent Capitalization Date, there were (i) outstanding Parent Options to purchase 452,026 shares of Parent Common Stock and (ii) outstanding Parent Restricted Stock Units covering 1,146,290 shares of Parent Common Stock. All shares of Parent Common Stock reserved for issuance will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c) Except as set forth in Section 4.6(a)and Section 4.6(b) or as may be issued in compliance with Section 5.2(a), there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants or other rights to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent, (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of Parent, being referred to collectively as “Parent Securities”) and (v) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights or other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities or revenues, earnings, financial performance or any other attribute of Parent.

(d) Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any Parent Securities, except in connection with the repurchase or acquisition of Parent Common Stock pursuant to the terms of Parent Stock Plan or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, Parent, any of its Subsidiaries, or any other Person, (B) register any Parent Securities or (C) grant, extend or enter into any such agreements relating to any Parent Securities. All outstanding Parent Options and Parent Restricted Stock Units have been issued in compliance in all material respects with all applicable Laws and all requirements set forth in the applicable Parent Stock Plan. None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Securities or relating to the disposition, voting or dividends with respect to any Parent Securities.

(e) Section 4.6(e) of the Parent Disclosure Letter sets forth a true and complete list of all grants of Parent Restricted Stock Units outstanding as of Parent Capitalization Date, specifying, on a holder-by-holder basis, (i) a unique identification number for each holder, (ii) the number of shares subject to each such Parent Restricted Stock Unit grant, (iii) the grant date of each such Parent Restricted Stock Unit grant, (iv) the vesting schedule of each such Parent Restricted Stock Unit grant, including any accelerated vesting such Parent Restricted Stock Unit grant may be subject to and the trigger for such accelerated vesting, (v) the expiration date of each such Parent Restricted Stock Unit grant, to the extent applicable, and (vi) Parent Stock Plan under which Parent Restricted Stock Units were granted. With respect to each grant of Parent Restricted Stock Units, (A) each such grant was duly authorized no later than the date on which the grant of such Parent Restricted Stock Unit was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board or an authorized committee thereof, and any required approval by the Parent Stockholders, and the award agreement governing such Parent Restricted Stock Unit was duly executed and delivered by each party thereto within a reasonable time following Parent Grant Date; (B) each such grant was made in all material respects in accordance with the terms of Parent Stock Plan, the Exchange Act and all other applicable Laws, including the rules of the Nasdaq; (C) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Parent Restricted Stock Unit in Parent’s Tax Returns and Parent SEC Reports, respectively, and (D) no material modifications have been made to any such grants after Parent Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code.

Neither Parent nor any Subsidiary of Parent is a party to any Contract relating to the holding, redemption, repurchase, disposition or voting of, requiring registration of, or granting any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to, any securities of Parent or any Subsidiary of Parent or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent or any Subsidiary of Parent.

4.7 Parent Subsidiaries.

(a) Section 4.7(a) of the Parent Disclosure Letter contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of Parent. Each of

Parent’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease, operate or otherwise hold its respective properties and assets. Each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of Parent (i) have been duly authorized, validly issued and are fully paid and nonassessable, (ii) are owned, directly or indirectly, by Parent or by another wholly-owned Subsidiary of Parent, free and clear of all Liens and free and clear of preemptive rights or any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest), and (iii) are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, commitment, understanding, restriction or arrangement under any provision of applicable Law, the organizational documents of such Subsidiary or any Contract to which such Subsidiary is a party or is otherwise bound.

(c) There are no outstanding (i) shares of capital stock of or other equity or voting interests in, or any securities of any Subsidiary of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (ii) options, warrants or other rights to acquire from any Subsidiary of Parent, or that obligates any Subsidiary of Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of Parent, (iii) obligations of any Subsidiary of Parent to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of Parent (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of Parent, being referred to collectively as “Parent Subsidiary Securities”), or (iv) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Subsidiary of Parent or other equity equivalent or equity-based awards or rights or other obligations by any Subsidiary of Parent to make any payments based on the price or value of any shares of any Subsidiary of Parent or revenues, earnings, financial performance or any other attribute of any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries is a party to any Contract that obligates Parent or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any outstanding Parent Subsidiary Securities, (B) register any Parent Subsidiary Securities, or (C) grant, extend or enter into any such agreements described in clauses (A) and (B). None of Parent or any Subsidiary of Parent is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Parent Subsidiary Securities or relating to the disposition, transfer, voting or dividends with respect to any Parent Subsidiary Securities.

(d) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Parent does not have any Subsidiaries other than the Subsidiaries disclosed in Section 4.7 of the Parent Disclosure Letter.

(e) Other than Parent’s Subsidiaries listed in Section 4.7 of the Parent Disclosure Letter, there are no other Persons that are material to the business of Parent through which Parent or any of its Subsidiaries conducts business and in which Parent or any of its Subsidiaries owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same.

4.8 Parent SEC Reports. Since August 1, 2014, Parent has filed or furnished (as applicable) all forms, reports, schedules, statements and other documents with the SEC that have been required to be filed or furnished by it under applicable Laws prior to the date hereof (all such forms, reports, schedules, statements and other documents, as amended and supplemented, and together with all exhibits and schedules thereto, the “Parent SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Parent SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be (including, in each case, the rules and regulations promulgated thereunder), each as in effect on the date such Parent SEC Report was filed, and (b) each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file or furnish (as applicable) any forms, reports or other documents with the SEC or any foreign Governmental Authority that performs a similar function to that of the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Reports. As of the date hereof, none of the Parent SEC Reports is subject to outstanding SEC comment or, to Parent’s Knowledge, investigation.

4.9 Parent Financial Statements.

(a) The consolidated financial statements of Parent and its Subsidiaries included or incorporated by reference into the Parent SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, the absence of footnote disclosures and other presentation items and normal year-end audit adjustments or as permitted by the SEC’s rules and forms), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by Parent in the Parent SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to Parent’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(c) Parent has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Parent Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries.

(d) Since August 1, 2014, none of Parent, its Subsidiaries, their respective directors, officers and employees, and, to the Knowledge of Parent, the auditors of Parent and its Subsidiaries, has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls, utilized by Parent or any of its Subsidiaries, in each case which has not been subsequently remediated or (B) any fraud that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent and its Subsidiaries. None of Parent, the Parent Board or the audit committee of the Parent Board, or, to the Knowledge of Parent, Parent’s auditors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of Parent, (B) “material weakness” in the internal controls over financial reporting of Parent, or (C) any fraud that involves the management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent. To the Knowledge of Parent, no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported any evidence of any material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents, in each case, in such capacities, to the Parent Board or any committee thereof or to any director or officer of Parent or any of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the consolidated financial statements of Parent and its Subsidiaries filed with any Parent SEC Report.

(f) Parent is, and since August 1, 2014 has been, in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the Nasdaq, in each case, that are applicable to Parent.

4.10 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities of any nature, known or unknown, whether due or to become due, other than (a) liabilities reflected or otherwise reserved against in the Parent Balance Sheet (including the notes thereto), (b) liabilities incurred under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred as expressly permitted by Section 5.2(a) (d) liabilities incurred since the Parent Balance Sheet Date in the ordinary course of business consistent with past practice and (e) Liabilities that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.11 Absence of Certain Changes.

(a) Since the Parent Balance Sheet Date through the date hereof, except for the negotiation and entering into of this Agreement, the business of Parent and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice. Since the Parent Balance Sheet Date through the date hereof, there has not been or occurred any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Parent Balance Sheet Date through the date hereof, neither Parent nor any of its Subsidiaries has taken any action that would require the Company’s written consent if proposed to be taken after the date hereof.

4.12 Parent Material Contracts.

(a) Section 4.12(a) of the Parent Disclosure Letter contains a list, as of the date of this Agreement, of all Parent Material Contracts. For all purposes of and under this Agreement, a “Parent Material Contract” shall mean any of the following to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties are currently bound (but shall not include purchase orders received or issued by Parent or any of its Subsidiaries in the ordinary course of Parent’s business consistent with past practice):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);

(ii) any Contract that explicitly limits the ability of Parent or any of its Subsidiaries to engage in any line of business or with any Person or to engage in its business in any geographic location or to sell to, purchase from or compete with any Person, in each case, in a manner that is material to Parent and its Subsidiaries, taken as a whole;

(iii) any Contract relating to the disposition or acquisition by Parent or any Subsidiary of Parent, directly or indirectly, consummated during the period between January 1, 2016 and the date hereof of, any material Person or business enterprise or any material portion of the assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise) (other than inventory purchases and capital equipment purchases in the ordinary course of business consistent with past practice) that contains any continuing or outstanding material obligations;

(iv) any Contract that relates to the formation, creation, operation, management or control of any legal partnership, joint venture entity, limited liability company, or other similar arrangement with a third person that involves the sharing of profits and losses, in each case in a manner that is material to Parent and its Subsidiaries, taken as a whole;

(v) any Contract not entered into in the ordinary course of business between Parent or any of its Subsidiaries, on the one hand, and any Affiliate thereof (other than any Subsidiary of Parent), on the other hand; and

(vi) any Contract, or group of related Contracts with a customer of Parent and its Subsidiaries, which customer represented greater than ten percent (10%) of the aggregate revenues recognized by Parent and its Subsidiaries during the fiscal year ended December 30, 2017.

(b) True and complete copies (subject to certain redactions) of all Parent Material Contracts as of the date of this Agreement (including all amendments, exhibits and schedules thereto) have been (i) publicly filed with the SEC in the Parent Annual Report or any Parent SEC Reports filed with or furnished to the SEC by Parent after the filing of the Parent Annual Report with the SEC but prior to the date hereof or (ii) Made Available to the Company.

(c) Each Parent Material Contract is valid and binding on Parent and/or each such Subsidiary of Parent party thereto, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, enforceable against Parent or each such Subsidiary of Parent party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations. Neither Parent nor any of its Subsidiaries that is a party thereto nor, to the Knowledge of Parent, any other party thereto, is in breach of, or default under, any such Parent Material Contract, and, to the Knowledge of Parent, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default thereunder, except for such breaches and defaults that are not material to Parent and its Subsidiaries, taken as a whole. As of the date hereof, Parent and its Subsidiaries have not received any written claim or notice of default, termination, failure to renew or cancellation under any such Parent Material Contract, except as would not be material to Parent and its Subsidiaries, taken as a whole.

4.13 Intellectual Property.

(a) Each item of Parent-Owned Intellectual Property is subsisting and, to the Knowledge of Parent, valid and enforceable, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent or one of its Subsidiaries solely and exclusively owns all right, title and interest in and to (including the sole right to enforce and all causes of action and claims for past infringement or violation thereof) the Parent-Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except for any ex parte proceedings, no Parent-Owned Intellectual Property is subject to any Legal Proceeding or settlement agreement restricting in any material manner, the use, transfer, or Licensing thereof by Parent or any of its Subsidiaries, or which may materially affect the validity, use or enforceability of such Parent-Owned Intellectual Property.

(c) Neither this Agreement nor the transactions contemplated by this Agreement will result in the revocation, impairment, modification, suspension, cancellation or termination of any rights of Parent or any of its Subsidiaries in any Parent Owned Intellectual Property, except where any such revocation, impairment, modification, suspension, cancellation or termination would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) The operation of the business of Parent and its Subsidiaries as such business has been conducted since August 1, 2014, and is currently conducted, including the design, development, manufacture, use, import, sale, offer for sale, supporting, licensing, or other exploitation of Parent Products and Parent-Owned Intellectual Property, has not infringed, misappropriated, or violated since August 1, 2014, and does not infringe, misappropriate, or violate any Intellectual Property of any third party (with respect to the Patent rights of any third party, such representation is made to the Knowledge of Parent); provided that the foregoing does not apply to any Parent Products currently in development. No action or claim is pending, and no written notice of any action or claim has been received by Parent or any of its Subsidiaries since August 1, 2014, alleging that Parent or a Subsidiary of Parent, or any Parent Product has infringed, misappropriated, or violated the Intellectual Property of any third party. Since August 1, 2014, neither Parent nor its Subsidiaries has received any written correspondence asking or inviting Parent or any of its Subsidiaries to enter into a license agreement or similar agreement, to pay for or obtain a license to, or release for infringement of, third party Intellectual Property, in each case relating to the alleged infringement, misappropriation or violation of such third party’s Intellectual Property.

(e) To the Knowledge of Parent, no Person has infringed, misappropriated, violated, or is infringing, misappropriating, or violating any Parent-Owned Intellectual Property, except where such infringement, misappropriation, or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

4.14 Tax Matters.

(a) Parent and each of its Subsidiaries (i) have timely filed with the appropriate Governmental Authority (taking into account any valid extensions of time in which to file) all material Tax Returns required to be filed by any of Parent and its Subsidiaries, and such Tax Returns are true, correct and complete in all material respects and have been prepared in accordance with applicable Law, and (ii) have paid, or have reserved in accordance with GAAP on the most recent financial statements contained in the Parent SEC Reports for the payment of, all material Taxes required to be paid by or on behalf of each of Parent and its Subsidiaries, whether or not reflected on a Tax Return. Neither Parent nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Parent Balance Sheet Date other than in the ordinary course of business or in connection with the transactions specifically contemplated by this Agreement. Neither Parent nor any of its Subsidiaries has executed any waiver of any statute of limitations extending the period for the assessment or collection of any material Tax which such waiver or extension is still in effect.

(b) Parent and its Subsidiaries have timely withheld or collected all material Taxes (including social security, Federal Insurance Contribution Act, and Federal Unemployment Tax Act charges and other similar charges) that Parent or its Subsidiaries have been required to withhold or collect and, to the extent required when due, have timely paid such Taxes to the proper Governmental Authority.

(c) No audit of any Tax Return, or Legal Proceeding with respect to, any material Taxes of Parent or any of its Subsidiaries by any Governmental Authority is presently in progress, nor has Parent or any of its Subsidiaries been notified in writing of any such pending Legal Proceeding or audit. All material Tax deficiencies asserted or Tax assessments made against Parent and its Subsidiaries as a result of any examinations by any Governmental Authority have been fully paid, unless such deficiencies and assessments are being contested in good faith by appropriate proceedings and adequate reserves for which have been established on the Parent Balance Sheet in accordance with GAAP. Subject to exceptions as would not be material, neither Parent nor its Subsidiaries have received in the last three (3) years a written claim from a Governmental Authority in a jurisdiction where Parent or any Subsidiary of Parent does not file Tax Returns that Parent or such Subsidiary of Parent is or may be subject to taxation by, or required to file Tax Returns in, such jurisdiction.

(d) There are no material Tax liens on the assets of Parent or any Subsidiary of Parent other than Permitted Liens.

(e) Neither Parent nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing, a “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing without the consent of the Company, an installment sale or open transaction effected prior to the Closing, a prepaid amount received prior to the Closing Date, any “gain recognition agreement” (as defined in the Treasury Regulations promulgated under Section 367 of the Code) entered into prior to the Closing, an election filed under Section 965(h) of the Code made prior to the Closing or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing.

(f) Neither Parent nor any Subsidiary of Parent has participated in an international boycott within the meaning of Section 999 of the Code.

(g) Neither Parent nor any Subsidiary of Parent has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code at any time in the last two years.

(h) Neither Parent nor any Subsidiary of Parent has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(i) None of Parent nor any Subsidiary of Parent (i) is a member of an affiliated group (within the meaning of Section 1504 (a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent), (ii) is a party to, or bound by, any Tax sharing, indemnification, allocation or other similar agreement or arrangement with respect to Taxes (other than any such agreement with service providers, customers, vendors, creditors or lessors entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does Parent or any Subsidiary of Parent owe any material amount under any such agreement or (iii) has any material liability for the Taxes of any other Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or otherwise by operation of law.

(j) Each of Parent and its Subsidiaries is in compliance in all material respects with the terms and conditions of any presently applicable Tax exemption, Tax holiday or other Tax reduction agreement or order granted specifically to Parent or its Subsidiaries, as applicable.

(k) None of Parent or any of its Subsidiaries has a material liability pursuant to a European Union “state aid” claim in progress based on Taxes, nor has Parent or any of its Subsidiaries been notified in writing that any such claim is pending which claim could be reasonably expected to give rise to a material liability of Parent or its Subsidiaries.

4.15 Permits. Each of Parent and its Subsidiaries has in full force and effect all Permits and are in compliance with the terms thereof, except in respect to any such Permits where the failure to have in full force and effect or to be so in compliance therewith would not reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole. No suspension, nonrenewal, adverse modification, revocation or cancellation of any such Permits is pending or, to the Knowledge of Parent, threatened.

4.16 Compliance with Laws.

(a) Parent and each of its Subsidiaries is, and at all times in the past five (5) years have been, in compliance in all material respects with all Laws and Orders applicable to Parent and its Subsidiaries and their businesses, operations, properties or assets. No representation or warranty is made in this Section 4.16(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 4.8 and Section 4.9, (ii) matters that are covered solely in Section 4.12 or (iii) compliance with Environmental Laws, which are covered in Section 4.17.

(b) Neither Parent nor any of its Subsidiaries has at any time in the past five (5) years received any written notice from any Governmental Authority alleging any violation or potential violation by Parent or any Subsidiary of Parent of any applicable Law or Order that is material to Parent or any Subsidiary of Parent and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of Parent, no investigation by any Governmental Authority of Parent or any of its Subsidiaries is threatened.

(c) Neither Parent, any of its Subsidiaries, nor any of their respective officers, directors, employees, nor to the Knowledge of Parent, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers or any other Person acting on behalf of Parent or any Subsidiary of Parent, has at any time in the past five (5) years directly or indirectly, taken any action which has caused or would cause them to be in violation of Anti Bribery Laws.

(d) None of Parent, any Subsidiary of Parent, any of their respective officers, directors, employees, nor, to the Knowledge of Parent, any of their respective affiliates, agents, consultants, sales representatives, distributors, resellers, or any other Person acting on behalf of Parent or any Subsidiary of Parent, have, at all times during the past (5) years, directly or indirectly, offered, paid, promised to pay, or authorized a payment, of any money or other thing of value (including any fee, gift, sample, travel expense, favor, or entertainment) to any of the following Persons for the purpose of corruptly influencing any act or decision of such Person in his official capacity, inducing such Person to do or omit to do any act in violation of the lawful duty of such Person, securing any improper advantage, or inducing such Person to use his influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Parent in obtaining or retaining business for or with, or directing the business to, any Government Officials or any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official.

(e) No officer, director, or beneficial owner of Parent or its Subsidiaries is a Government Official.

(f) At all times during the past five (5) years, Parent and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed and access to assets is permitted only in accordance with Parent’s or its Subsidiaries’ applicable policies and procedures and management’s general or specific authorization, and (ii) transactions have been recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets and has otherwise established reasonable and adequate internal controls and procedures intended to ensure compliance with the applicable Anti Bribery Laws.

(g) The books, records and accounts of Parent and its Subsidiaries have at all times during the past five (5) years, accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. At no time during the past five (5) years, have there been any false or fictitious entries made in the books, records or accounts of Parent or any Subsidiary of Parent relating to any illegal payment or secret or unrecorded fund, and neither Parent nor any Subsidiary of Parent has established or maintained a secret or unrecorded fund.

(h) None of Parent nor any Subsidiary of Parent have, during the past five (5) years, engaged in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

(i) Parent and each Subsidiary of Parent is, and in the past five (5) years has been, in compliance in all material respects with all applicable Trade Laws. Without limiting the foregoing: (i) each of Parent and each Subsidiary of Parent has obtained all licenses and other approvals required by any Trade Law for its export of products, software and technology, and all such approvals and licenses were or are in full force and effect; (ii) each of Parent and each Subsidiary of Parent is in compliance in all material respects with the terms of such applicable export licenses or other approvals; (iii) none of Parent, its Subsidiaries or Affiliates is identified on the SDN List, the FSE List or the SSI List, any other similar list maintained by OFAC or a list maintained by the Commerce Department’s Bureau of Industry and Security; (iv) neither Parent, its Subsidiaries and Affiliates, nor any Person or Persons owning fifty percent (50%) or more (either individually or in the aggregate, directly or indirectly through intermediaries) of either Parent or its Subsidiaries or Affiliates is identified on the SDN List or SSI List; (v) to the extent it would violate the Trade Laws, neither Parent, its Subsidiaries and Affiliates, nor any of their respective officers, directors, owners or, to the Knowledge of Parent, agents (in their capacities as agents thereof) of each, is engaged in business dealings (A) with individuals or entities identified on any applicable U.S. Government list of sanctioned persons, including the SDN List, FSE List, SSI List, Denied Persons List, Entity List or State Department’s List of Debarred Persons, or (B) in countries or territories subject to comprehensive OFAC country-based sanctions (presently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); (vi) there are no pending or, to the Knowledge of Parent, threatened claims against Parent or any Subsidiary of Parent with respect to such export licenses or other approvals; and (vii) to the Knowledge of Parent, there are no actions, conditions or circumstances pertaining to Parent’s or any of its Subsidiaries’ export transactions that would reasonably be expected to give rise to any future actions against Parent or any Subsidiary of Parent. No approval is required under any Trade Law for the transfer of any export licenses or approvals from Parent or any Subsidiary of Parent in connection with the Merger, other than export approvals that can be obtained expeditiously without material cost. Section 4.16(i) of the Parent Disclosure Letter sets forth a true, complete and accurate listing of all ECCNs covering Parent’s products, software, and technology that are export classified under an ECCN that is controlled for more than antiterrorism (AT) reasons. None of the products, technology or activities of Parent or any Subsidiary of Parent are subject to the International Traffic in Arms Regulations (as set forth at 22 CFR Parts 121-130). Parent does not hold a facility security clearance and all personal security clearances of employees of Parent or any of its Subsidiaries associated with Parent’s Commercial and Government Entity Code have been terminated.

4.17 Environmental Matters.

(a) Parent and each Subsidiary of Parent are now and have been for the past five (5) years in compliance in all material respects with all applicable Environmental Laws.

(b) Neither Parent nor any Subsidiary of Parent has Released any Hazardous Materials at any property, including any property currently or formerly owned, leased or operated by Parent or any Subsidiary of Parent, that requires corrective or remedial action or that would reasonably be expected to result in material liability to Parent and its Subsidiaries, taken as a whole.

(c) Neither Parent nor any Subsidiary of Parent has received from a Governmental Authority during the past five (5) years any written notification, including a written request for information under CERCLA or complaint, alleging that it is liable for any Release or threatened Release of Hazardous Materials, or for any non-compliance with Environmental Laws, at any location, except with respect to any matter that has been fully resolved with the appropriate foreign, federal, state or local Governmental Authority or otherwise with no ongoing or future corrective action, liability or obligation on the part of Parent or any of its Subsidiaries.

(d) Except as would not result in a material liability to Parent or its Subsidiaries, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened relating to Parent’s or its Subsidiaries’ non-compliance with Environmental Laws.

(e) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) require any notice to or consent of any Governmental Authority or other Person pursuant to any applicable Environmental Law or Environmental Permit or (ii) subject any Environmental Permit to suspension, cancellation, modification, revocation or nonrenewal, in each case, except for such notice or consent or suspension, cancellation, modification, revocation or nonrenewal that would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Subsidiaries.

(f) Neither Parent nor any of its Subsidiaries has assumed, undertaken or otherwise provided an indemnity with respect to the liability of any other Person arising under Environmental Laws or relating to Hazardous Materials other than in the ordinary course of business and as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Subsidiaries.

4.18 Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against (a) any present or former officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such, (b) Parent or its Subsidiaries or (c) any of the properties or assets owned or leased by Parent or any of its Subsidiaries, in each case, that (i) would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole or (ii) would reasonably be expected to have the effect of preventing, materially delaying or making illegal the transactions contemplated by this Agreement (including the Merger). None of Parent or any of its Subsidiaries or any material properties or assets owned by Parent or any of its Subsidiaries are subject to any outstanding Order of, consent decree or settlement agreement with, or, continuing investigation by, any Governmental Authority, in each case, that (x) would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole or (y) would reasonably be expected to prevent, materially delay or make illegal the transactions contemplated by this Agreement (including the Merger).

4.19 Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between Parent or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries, on the one hand, and any Related Parties, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in Parent’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No Related Party has, directly or indirectly (including through ownership of any material economic interest in any Person), (a) received any material payment or other material benefit from, (b) owned any interest in any assets (including any Parent-Owned Intellectual Property) of or (c) loaned any money to, or borrowed any money from, Parent or any of its Subsidiaries, in each case, other than in connection with and in accordance with the terms of such Person’s employment by Parent or any of its Subsidiaries.

4.20 State Anti-Takeover Statutes. Assuming that the representations of the Company set forth in Section 3.27 are accurate, the Parent Board has taken all necessary actions so that Chapters 110C, 110D and 110F of the Massachusetts General Laws and any other similar applicable Law (a) are not applicable to this Agreement and the transactions contemplated hereby and thereby and (b) will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other Takeover Laws or any similar anti-takeover provision in Constitutional Documents is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

4.21 Joint Proxy Statement/Prospectus. The Joint Proxy Statement/Prospectus and the Form S-4, each will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Joint Proxy Statement/Prospectus and the Form S-4 will not, at the time the Joint Proxy Statement/Prospectus is filed with the SEC, at the time the Joint Proxy Statement/Prospectus is first sent to the Parent Stockholders, or at the time the Form S-4 is filed and the date it is declared effective or any post-effective amendment thereto is filed or is declared effective, at the time of the Parent Stockholder Meeting, or at the time of the Company Stockholder Meeting (each, as it may be adjourned or postponed in accordance with the terms hereof), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of their Affiliates, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or the Form S-4.

4.22 Customers. Neither Parent nor any of its Subsidiaries has any outstanding material disputes concerning Parent Products with any of the 10 largest customers of Parent and its Subsidiaries (determined on the basis of aggregate revenues recognized by Parent and its Subsidiaries, taken as a whole, over the four (4) consecutive fiscal quarters ended December 30, 2017 (each, a “Parent Material Customer”)). As of the date of this Agreement, neither Parent nor any Subsidiary of Parent has received written notice from any Parent Material Customer that (i) such customer shall not continue as a customer of Parent (or the Surviving Corporation) or any of its Subsidiaries, (ii) such customer intends to terminate or materially modify its existing material contracts or relationship with Parent, or (iii) to the Knowledge of Parent, such customer has been threatened with bankruptcy or insolvency.

4.23 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Chapter 110F of the Massachusetts General Laws (other than as contemplated by this Agreement). Neither Parent nor Merger Sub owns any shares of Company Common Stock.

4.24 Brokers. Except for Deutsche Bank Securities Inc. (the “Parent Financial Advisor”), no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

4.25 Opinion of Financial Advisor. The Parent Board has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Merger Consideration to be paid by Parent in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to Parent. A copy of such opinion will be delivered to the Company solely for informational purposes promptly following the date of this Agreement. Parent will, prior to filing the preliminary Joint Proxy Statement/Prospectus, obtain all necessary consents of the Parent Financial Advisor to permit Parent to include in the Joint Proxy Statement/Prospectus such opinion.

4.26 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities other than incidental to the transactions contemplated hereby and will have incurred no liabilities or obligations other than in relation to the transactions contemplated by this Agreement.

4.27 Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any of their respective Subsidiaries. As of the Effective Time, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (b) the accuracy in all material respects of the representations and warranties of the Company set forth in Article III hereof (excluding any qualification as to materiality or Company Material Adverse Effect included therein) and compliance in all material respects by the Company with its obligations hereunder and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and the payment of all related fees and expenses, be Solvent at and immediately following the Effective Time. As used in this Section 4.27, the term “Solvent” means, with respect to the Surviving Corporation on a particular date, that on such date, (a) the sum of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries (on a consolidated basis) will exceed the total liabilities of the

Surviving Corporation and its Subsidiaries, taken as a whole (including a reasonable estimate of the contingent liabilities that would be recorded in accordance with GAAP), (b) the Surviving Corporation will be able to pay its liabilities as they mature and (c) the Surviving Corporation will not have an unreasonably small amount of capital for the operation of its business.

4.28 Financing.

(a) Parent has delivered to the Company true, correct and complete copies of (i) the executed debt commitment letter and related exhibits, term sheets and annexes (the “Commitment Letter” and, together with the related exhibits, term sheets, and annexes as may be amended or replaced from time to time to the extent permitted by Section 6.16(b) or Section 6.16(c), the “Financing Documents”), dated as of the date hereof from the lenders (including any lenders who become party thereto by joinder) party thereto (the “Lenders”) and the arrangers party thereto, pursuant to which, and subject only to the terms and conditions therein, the Lenders have committed to provide, or cause to be provided, debt financing in the amount set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Financing”) and (ii) the fee letter related to the Commitment Letter, except that the existence and/or amount of fees, flex provisions, pricing terms, pricing caps and other commercially sensitive numbers specified therein have been redacted (such fee letter, the “Fee Letter”).

(b) As of the date of this Agreement, the Commitment Letter, in the form so delivered, is in full force and effect, subject to the Enforceability Limitations, and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect. As of the date of this Agreement, the Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto, subject to the Enforceability Limitations. As of the date of this Agreement, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or any of the Lenders under any term of the Commitment Letter. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any portion of the Financing will be unavailable to Parent and Merger Sub at the Effective Time. Parent and Merger Sub have fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are due and payable on or before the date of this Agreement.

(c) Subject to the terms and conditions of the Commitment Letter and the Fee Letter (including the “market flex” provisions contained therein) and subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, assuming the accuracy of the Company’s representations and warranties set forth in Article III and assuming compliance by the Company with the covenants set forth herein, the aggregate proceeds contemplated by the Financing, together with other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, will be sufficient to fund all of the amounts required to be provided by Parent and/or Merger Sub for the consummation of the transactions contemplated hereby, including the payment of all amounts required to be paid pursuant to Article II and the payment of all associated costs and expenses of the Merger and the other transactions contemplated hereby. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in this Agreement or in the Commitment Letter.

ARTICLE V

COVENANTS OF THE COMPANY AND PARENT

5.1 Interim Conduct of the Company’s Business.

(a) Except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(a) of the Company Disclosure Letter or (iv) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) carry on its business in the ordinary course consistent with past practice and (B) use its commercially reasonable efforts, consistent with past practices, (i) to keep available the services of the current officers, key employees and key consultants of the Company and each of its Subsidiaries, (ii) to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has material business relations and (iii) to preserve substantially intact its business organization.

(b) Without limiting the generality of Section 5.1(a), except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iv) as approved in advance by Parent in writing (which approval (A) will not be unreasonably withheld, conditioned or delayed and (B) with respect to clause (xvii) only, shall be deemed as given if Parent has not responded in writing (including via email) to the Company within three (3) Business Days of the Company’s written request (including via email) therefor), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to (it being expressly understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) (A) incur or assume any Indebtedness of the Company or any of its Subsidiaries in an amount exceeding $500,000 in the aggregate in each fiscal quarter except for loans or advances between the Company and any of its direct or indirect wholly-owned Subsidiaries, or between any of its direct or indirect wholly-owned Subsidiaries; (B) become liable or responsible (whether by assumption, guarantee or otherwise, and whether directly, contingently or otherwise) for the obligations in respect of Indebtedness for borrowed money of any other Person exceeding $100,000 individually or $300,000 in the aggregate and except with respect to obligations of any direct or indirect wholly-owned Subsidiaries of the Company; or (C) make any loans or advances or capital contributions to or investments in any Person (other than the Company or any wholly-owned Subsidiaries of the Company) exceeding $100,000 individually or $300,000 in the aggregate, except for travel or business expense advances to employees of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices, in each case of clauses (A) through (C), other than with respect to accounts payable or receivable in the ordinary course of business consistent with past practice;

(ii) grant, issue or announce any equity incentive awards under any Company Employee Plan or otherwise, other than as set forth on Section 5.1(b)(ii) of the Company Disclosure Letter;

(iii) except as set forth on Section 5.1(b)(iii) of the Company Disclosure Letter (A) enter into or materially amend a Company Employee Plan; (B) grant, pay, or enter into any arrangement for any new or additional bonus compensation, whether linked to retention, completion of the Merger or otherwise; (C) grant any severance benefits; or (D) accelerate the vesting of any compensation or benefits;

(iv) propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(v) directly or indirectly (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest or any material portion of the assets of any other Person, in each case, for a purchase price in excess of $1,000,000 in any transaction or a related series of transactions or (B) sell, lease, license (other than Ordinary Course Licenses consistent with past practice), transfer, abandon, cancel, allow to lapse, encumber, convey or otherwise dispose of, in whole or in part, any material properties or material assets of the Company or its Subsidiaries in any transaction or a related series of transactions, other than (1) pursuant to Contracts in effect prior to the date hereof and Made Available to Parent prior to the date hereof or (2) any sale of properties or assets of the Company or its Subsidiaries pursuant to (and subject to the terms of) Section 6.2(e), with respect to which Parent’s approval shall not be unreasonably withheld;

(vi) make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution (whether in cash, shares or any combination thereof) in respect of any shares of capital stock or other equity interests (other than dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or another direct or indirect wholly-owned Subsidiary of the Company);

(vii) amend or otherwise change the Constitutional Documents of the Company or any of its Subsidiaries;

(viii) authorize for issuance, issue, sell, grant, transfer, deliver or otherwise dispose of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, encumber or subject to any Lien, any Company Securities or any Company Subsidiary Securities, except (A) for the issuance of common stock upon the vesting and settlement of Company Restricted Stock Units outstanding on the date of this Agreement in accordance with the terms of the applicable Company Stock Plan or (B) as permitted under Section 5.1(b)(ii);

(ix) directly or indirectly repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for (A) forfeiture or redemptions of Company Securities pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii) and (B) in connection with Tax withholdings upon the vesting of Company Restricted Stock Units pursuant to the terms and conditions in effect on the date of this Agreement of Company Restricted Stock Units outstanding as of the date of this Agreement or issued after the date of this Agreement as permitted under Section 5.1(b)(ii);

(x) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries;

(xi) except as may be required by applicable Law or the terms of any Company Employee Plan as in effect on the date of this Agreement: (A) other than with respect to bonus compensation as provided in Section 5.1(b)(iii), enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, equity-based compensation, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, retention, change in control, severance or other employee benefit agreement, trust, plan, fund or other arrangement (including any agreement, trust, plan, fund or arrangement that would be a Company Employee Plan if it were in existence on the date of this Agreement) for the compensation, benefit or welfare of any member of the board of directors, officer, employee or independent contractor or any other Company Employee Plan in any manner, other than such arrangements (excluding equity-based compensation) entered into in the ordinary course of business consistent with past practice in connection with the hiring or promotion of any employee who is not or will not be a director or officer and who has an aggregate annual compensation that is not in excess of $150,000; (B) other than with respect to bonus compensation as provided in Section 5.1(b)(iii), (1) increase the salaries, bonuses, severance, termination, retention or change in control pay or other compensation (including equity-based compensation) or benefits payable or to become payable (2) pay any special bonus or special remuneration (including payment of any benefit to any member of the Company Board or officer of the Company), or (3) pay or agree to pay any material benefit, in each case of (1), (2) and (3), to any current or former director or officer or any employee or independent contractor; (C) terminate, promote or change the title of any director or officer (retroactively or otherwise) or any individual who would be a director or officer following the promotion or change in title; or (D) enter into, adopt, amend, modify or terminate any material agreement with respect to any labor dispute, organizing activity or proceeding, or any lockouts, slowdowns, strikes or work stoppages, or threats of any thereof, including any Collective Bargaining Agreement;

(xii) hire or make an offer to hire, or promote any director, officer, employee or independent contractor of the Company who has an aggregate annual compensation in excess of $150,000;

(xiii) commence, compromise or settle any Legal Proceeding, except for the settlement of any Legal Proceeding involving individually not more than $250,000 or in the aggregate not more than $500,000, in each case, net of insurance recoveries, that is in the ordinary course of business consistent with past practice and does not include any obligation (other than the payment of money that, subject to payment of a deductible, is fully covered by insurance) to be performed by the Company or any of its Subsidiaries or any admission of wrongdoing by the Company or its Subsidiaries (including any obligation to refrain from taking or performing any activities or actions); or waive, release, grant or transfer any material rights or claims;

(xiv) except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the financial or tax accounting methods, principles or practices used by the Company or any of its Subsidiaries;

(xv) write up, write down or write off the book value of any assets, individually or in the aggregate, of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business consistent with past practice, or (B) as may be required by GAAP;

(xvi) (A) make, change or revoke any material Tax election, (B) settle or compromise any income or other Tax liability in excess of $300,000, (C) amend any material Tax Return, (D) adopt or change any Tax accounting period, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax or waive or surrender any right to claim a material Tax refund, or (F) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(xvii) (A) terminate or materially modify or amend in a manner materially adverse to the Company or any of its Subsidiaries, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries under, any Company Material Contract (or any Contract that would be a Company Material Contract if entered into prior to the date of this Agreement), except for termination upon expiration of the term of such Company Material Contract in accordance with its terms; or (B) enter into any Contract that if in effect on the date of this Agreement would be a Company Material Contract, except to extend or renew any Company Material Contract that has expired or terminated in accordance with its terms on terms no less favorable to the Company or any of its Subsidiaries party thereto than the terms of such Company Material Contract being extended or renewed; provided that if another subsection of this Section 5.1(b) governs conduct or actions of the same type or nature as this Section 5.1(b)(xvii), and such other subsection expressly permits such conduct or actions to be taken by the Company or any of its Subsidiaries in conflict with this Section 5.1(b)(xvii), then the Company and any of its Subsidiaries shall be permitted to engage in such conduct or take such action;

(xviii) (A) grant to any third Person any license (other than Ordinary Course Licenses), covenant not to sue, immunity, authorization, release or other right with respect to any material Company-Owned Intellectual Property, except in the ordinary course of business; (B) acquire or license any Intellectual Property from any third Person which is material to the Company and its Subsidiaries, taken as a whole (other than purchases or licenses of any Standard Software not inconsistent with past practices); (C) assign, transfer or grant any exclusive rights to any Company-Owned Intellectual Property to any third Person; (D) grant any license to any Company-Owned Intellectual Property other than the grant of non-exclusive licenses with respect to Company-Owned Intellectual Property in the ordinary course of business; (E) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third Person, in each case, outside of the ordinary course of business, or (F) abandon any material Company Registered Intellectual Property;

(xix) grant any security interest in any property or asset of the Company or any of its Subsidiaries, including any Company-Owned Intellectual Property;

(xx) incur any capital expenditure in any fiscal quarter in excess of $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(xxi) renew or enter into any non-compete, exclusivity or similar Contract that would restrict, curtail or limit, in any material respect, the ability of the Company or any of its Subsidiaries to compete or conduct activities in any geographic area or line of business, or with any Person;

(xxii) terminate or cancel, let lapse, or amend or modify, or fail to use commercially reasonable efforts to maintain in full force and effect, in any material respect, other than renewals in the ordinary course of business consistent with past practice, any material insurance policies maintained by the Company or any of its Subsidiaries which is not replaced by a comparable amount of insurance coverage with reputable independent insurance companies or underwriters (including materially reduce the amount or coverage of any insurance policies with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect);

(xxiii) enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any joint venture, joint development, strategic partnership or alliance that is material, individually or in the aggregate, to the business of the Company and any of its Subsidiaries taken as a whole; or

(xxiv) enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c) Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 Interim Conduct of Parent’s Business.

(a) Except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) of the Parent Disclosure Letter or (iv) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall, and shall cause each of its Subsidiaries to carry on its business in the ordinary course consistent with past practice.

(b) Without limiting the generality of Section 5.2(a), except (i) as specifically permitted or required by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(b) of the Parent Disclosure Letter, or (iv) as approved in advance by the Company in writing (which approval will not be unreasonably withheld, conditioned or delayed at all times during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to (it being expressly understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.2(a)):

(i) directly or indirectly sell, transfer, convey or otherwise dispose of, in whole or in part, any assets or properties, in each case, for a purchase price in excess of $25,000,000 in any transaction or a related series of transactions;

(ii) make, declare, set aside or pay any actual, constructive or deemed dividend or other distribution (whether in cash, shares or any combination thereof) in respect of any shares of capital stock or other equity interests, other than (A) regular quarterly cash dividends payable by Parent in respect of Parent Common Stock in the ordinary course of business consistent with past practice in an amount not exceeding $0.06 per share of Parent Common Stock in any fiscal quarter and with record dates that are not earlier than the applicable record dates set forth on Section 5.2(b) of the Parent Disclosure Letter or (B) dividends and distributions paid by a direct or indirect wholly-owned Subsidiary of Parent to Parent or another direct or indirect wholly-owned Subsidiary of Parent;

(iii) directly or indirectly repurchase, redeem or otherwise acquire any Parent Securities or Parent Subsidiary Securities, except for (A) forfeiture or redemptions of Parent Securities pursuant to the terms and conditions of any Parent Restricted Stock Units or Parent Options and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the vesting and settlement of any Parent Restricted Stock Units or upon the exercise of Parent Options;

(iv) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent or any of its Subsidiaries (including Merger Sub);

(v) propose, adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(vi) amend the Constitutional Documents of Parent or Merger Sub or otherwise take any action to exempt any person from any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, in each case, in any manner that would be adverse in any material respect to holders of Company Common Stock;

(vii) directly or indirectly acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material equity interest or any material portion of the assets of any other Person, in each case, for a purchase price in excess of $25,000,000 in any transaction or a related series of transactions, other than (A) pursuant to Contracts in effect prior to the date hereof and Made Available to the Company prior to the date hereof or (B) any sale of properties or assets of Parent or its Subsidiaries pursuant to (and subject to the terms of) Section 6.2(e); or

(viii) enter into a contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.2(b).

5.3 No Solicitation.

(a) From and after the date of this Agreement, subject to Section 5.3(c), and continuing until the earlier to occur of (x) the termination of this Agreement pursuant to Article VIII and (y) the Effective Time, the Company and its Subsidiaries shall not, and shall not authorize or instruct its respective directors, officers, employees, controlled affiliates, investment bankers, financial advisors, attorneys, accountants or other agents or representatives retained by any of them (collectively, “Representatives”) to, directly or indirectly,

(i) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist with respect to the preparation, submission or announcement of, a Company Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, a Company Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal;

(iii) enter into, continue or otherwise participate or engage in discussions, communications or negotiations with any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) with respect to, or with the intent to induce, encourage, facilitate or assist in the making, submission or announcement of, a Company Acquisition Proposal or any inquiries, proposal or offer that would reasonably be expected to lead to any Company Acquisition Proposal;

(iv) agree to, approve, endorse, recommend or consummate any Company Acquisition Proposal or enter into any letter of intent, memorandum of understanding, agreement in principle or similar document, or any Contract (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section 5.3) contemplating or otherwise relating to a Company Acquisition Proposal or Company Acquisition Transaction;

(v) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of its Subsidiaries or their respective assets or properties; or

(vi) resolve or agree to do any of the foregoing.

(b) From and after the date of this Agreement, the Company and its Subsidiaries shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) immediately cease any and all existing discussions or negotiations with any Persons (other than Parent, Merger Sub or any of their respective designees or Representatives) conducted heretofore with respect to a Company Acquisition Proposal and (ii) request the prompt return or destruction of all confidential information of the Company or its Subsidiaries previously furnished to any Person with respect to any Company Acquisition Proposal or potential Company Acquisition

Proposal and terminate the access of any Person (other than Parent, Merger Sub or any of their respective designees or Representatives) to any “data room” hosted by the Company or any of its Subsidiaries or Representatives relating to any Company Acquisition Proposal. The Company shall, promptly following the execution of this Agreement, inform its Representatives of the Company’s obligations under this Section 5.3.

(c) Notwithstanding anything to the contrary set forth in this Section 5.3 or elsewhere in this Agreement, if at any time prior to the receipt of the Company Stockholder Approval (i) the Company Board has received from any Person a bona fide written Company Acquisition Proposal that did not arise out of a breach of this Section 5.3 and that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) either constitutes or would reasonably be expected to lead to a Superior Proposal and (ii) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Massachusetts Law, the Company Board may (if the Company has not materially breached the provisions of this Section 5.3), directly or indirectly through the Company’s Representatives, (A) participate or engage in discussions or negotiations with such Person and its Representatives regarding such Company Acquisition Proposal, including entering into an Acceptable Confidentiality Agreement, (B) furnish to such Person and its Representatives any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person and its Representatives access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (B) pursuant to an Acceptable Confidentiality Agreement, provided that, the Company shall promptly (and in any event within 24 hours) furnish Parent with any non-public information furnished to such Person or its Representatives to the extent such information has not been previously furnished by the Company to Parent or its Representatives, and/or (C) contact the Person who has made such Company Acquisition Proposal to clarify and understand the terms and conditions thereof solely to the extent necessary to enable the Company Board to determine whether such Company Acquisition Proposal constitutes a Superior Proposal or will lead to a Superior Proposal; provided that in the case of any action taken pursuant to the preceding clauses (A), (B) or (C), the Company gives Parent a prior written notice of the Company’s intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person.

(d) The Company shall promptly (and in any event within 24 hours of receipt) notify Parent in writing if the Company or any of its Subsidiaries or their respective Representatives receives (i) any Company Acquisition Proposal, (ii) any request for information or access to the business, properties, assets, books, records or personnel of the Company or any of its Subsidiaries that could reasonably be expected to lead to a Company Acquisition Proposal or (iii) any inquiry with respect to, or which could reasonably be expected to lead to, any Company Acquisition Proposal, in each case together with the terms and conditions of such Company Acquisition Proposal, request or inquiry, the identity of the Person making any such Company Acquisition Proposal, request or inquiry and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent fully informed on a substantially current basis of the status and details of any such Company Acquisition Proposal, request or inquiry (including by notifying Parent within 24 hours after the occurrence of any amendment or modification of the price or of any other material term of such Company Acquisition Proposal), including furnishing copies of any written correspondence sent or provided to the Company or any of its Subsidiaries that describes any of the material terms or conditions of such Company Acquisition Proposal and any draft transaction agreements sent or provided to the Company or any of its Subsidiaries. Any material amendments to any Company Acquisition Proposal shall be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 5.3(d).

(e) The Company agrees that any violation of the restrictions set forth in this Section 5.3 by any Subsidiary of the Company or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Agreement by the Company.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, nor approve any Person (other than Parent, Merger

Sub or their respective Affiliates) becoming an “interested stockholder” under Chapter 110F of the Massachusetts General Laws (or any similar provision of any other Takeover Law), in each case unless such actions are taken or approval is given concurrently with a termination of this Agreement pursuant to Section 8.1(e).

(g) Notwithstanding anything in this Section 5.3 to the contrary, the Company shall not, and shall not permit its Subsidiaries or their respective Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person in connection with a Company Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to a Company Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Merger set forth in Article VII to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, shall take any action or fail to take any action that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, pay or commit to pay any consent or other similar fee, “profit sharing” or other similar payment, any penalty or any other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2 Regulatory Approvals.

(a) Parent and/or Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as reasonably practicable after the date of this Agreement, (ii) file any pre-merger or post-merger notification filings, forms and submissions relating to this Agreement and the transactions contemplated hereby with any Governmental Authority as required by the Antitrust Laws of the jurisdictions set forth in Schedule 6.2(a) as soon as reasonably practicable after the date of this Agreement and (iii) prepare and file any other filing or written materials necessary or advisable to be made or submitted to any other Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (the filings described in the foregoing clauses (i) through (iii) collectively, “Regulatory Filings”).

(b) Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of the Regulatory Filings (including, to the extent permitted by applicable Law, (x) providing copies of all such documents to the non-filing parties (or their outside counsel) prior to filing (provided that Parent’s Notification and Report Form, and its attachments, to be filed pursuant to the HSR Act may be subject to certain customary redactions), and (y) considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation, request or other inquiry of any Governmental Authority under any applicable Laws (including Antitrust Laws) or Orders with respect to any such filing, (ii) supply the other party (or its outside counsel) with any information and reasonable assistance that may be required or reasonably requested by any Governmental Authority in connection with the making of such filings, (iii) supply any additional information that may be required or reasonably requested by the FTC, the DOJ or other relevant Governmental Authority as soon as practicable and in all cases within the amount of time allowed by such Governmental Authorities and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to (A) obtain the HSR Antitrust Clearance, (B) obtain any required approvals, consents or expirations of applicable waiting periods under any other Antitrust Laws applicable to the Merger, and (C) avoid any impediment to the consummation of the Merger under any applicable Laws (including Antitrust Laws) or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ or any other Governmental Authority or Person may assert under any applicable Laws (including Antitrust Laws) or Orders with respect to the Merger.

(c) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall, to the extent permitted by applicable Law, promptly inform the other of any material communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any Regulatory Filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to a Regulatory Filing or the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent permitted by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings to the extent permitted by the Governmental Authority, (iii) keep the other party reasonably apprised with respect to any material communications with any Governmental Authority regarding the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including any applications, analyses, presentations, memoranda, briefs, arguments and opinions) and planned oral communications with a Governmental Authority regarding the Merger or any other transactions contemplated hereby, and (vi) provide each other (or counsel of each party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Merger or any other transactions contemplated hereby. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information or maintain attorney-client or other privilege.

(d) Each of Parent, Merger Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(e) Without limiting the effect of Section 6.2(b), each of Parent, Merger Sub and the Company (i) shall use reasonable best efforts to avoid or eliminate impediments under any Antitrust Laws that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including proposing, negotiating, offering to commit and effecting, by consent decree, hold separate order or otherwise, the sale, license, assignment, transfer or other divestiture or disposition of any of the respective businesses, services, products or assets of Parent or any of its Subsidiaries and the Company or any of its Subsidiaries and (ii) shall not take any action (including the acquisition by Parent or the Company, or any of their respective Affiliates, of any Person that derives revenues from products, services or lines of business similar to any Company Product or Parent Product or the consummation of, or the entry into any agreement with respect to, a Parent Acquisition Transaction) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated by this Agreement, including the Merger.

(f) Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub or the Company shall be required, in connection with obtaining the HSR Antitrust Clearance or Non-U.S. Antitrust Clearances: (i) to defend through Legal Proceedings on the merits any claim asserted in any court to the transactions contemplated by this Agreement by any party, including appeals; (ii) to agree or proffer to limit or not to exercise any rights of ownership of any securities or agree or proffer to enter into any agreement that limits the ownership or operation of, or freedom of action with respect to, any respective business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries; (iii) to agree to any term or take any action that is not conditioned upon the consummation of the Merger and the other transactions contemplated by this Agreement; or (iv) to agree to any term or take any action that would result in the sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on, (A) in the case of businesses, services, products or assets of the Company and its Subsidiaries, with respect to any such businesses, services, products or assets that generated aggregate revenue for the twelve (12) month period ended December 30, 2017 of greater than $20,000,000 and (B) in the case of businesses, services, products or assets of Parent and its Subsidiaries, with respect to any such businesses, services, products or assets that generated aggregate revenue for the twelve (12) month period ended December 30, 2017 of greater than $4,000,000; provided, that none of Parent, Merger Sub or the Company shall be required to agree to any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on products or services that have not yet been commercialized (including those under development or in the research, planning, prototyping, design, pre-production, evaluation or testing phases). The Company shall not, and shall cause its Subsidiaries and Representatives not to, without the written consent of Parent, publicly or before any Governmental Authority or other third party, offer, suggest, propose or negotiate, and shall not commit to or effect, by consent decree, hold separate order or otherwise, any sale, license, assignment, transfer or other divestiture or disposition of, holding separate or any other limitation on any of the respective businesses, services, products or assets of Parent, the Company or any of their respective Subsidiaries.

6.3 Joint Proxy Statement and Form S-4.

(a) As soon as practicable following the date hereof, (i) the Company and Parent shall jointly prepare and file with the SEC in preliminary form the Joint Proxy Statement/Prospectus and (ii) Parent shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement/Prospectus). Each of the Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 and the Joint Proxy Statement/Prospectus comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq and (C) keep the Form S-4 effective for so long as necessary to complete the Merger and the other transactions contemplated by this Agreement, including the Parent Common Stock Issuance. Parent and the Company shall furnish in writing to the other party all information concerning such Person and its Affiliates and provide such other assistance as may be reasonably requested in connection with the preparation, filing with the SEC and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus or any amendment or supplement thereto. If at any time prior to the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, any information relating to the Company, on the one hand, or Parent or Merger Sub, on the other hand, or any of their respective directors, officers or other Affiliates, should be discovered by the Company, on the one hand, or Parent or Merger Sub, on the other hand, respectively, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that the Form S-4 or Joint Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the others, and the Company and Parent shall cooperate to promptly prepare and file with the SEC an appropriate amendment or supplement to the Form S-4 and/or the Joint Proxy Statement/Prospectus, as applicable, describing such information and, to the extent required by applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Stockholders and/or the Parent Stockholders, as applicable.

(b) Each of the Company and Parent shall use its reasonable best efforts to respond promptly to any comments made by the SEC or its staff with respect to the Form S-4 and/or Joint Proxy Statement/Prospectus and shall use reasonable best efforts to have the Form S-4 and Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof. Subject to applicable Law, each of the Company and Parent shall use its respective reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be disseminated to the Company Stockholders and the Parent Stockholders, respectively, as promptly as practicable after the registration statement on Form S-4 becomes effective.

(c) (i) Neither the Company nor Parent shall file with the SEC nor mail the Form S-4 or Joint Proxy Statement/Prospectus or any amendment or supplement thereto, and (ii) the Company and Parent shall not correspond or otherwise communicate with the SEC or its staff with respect to the Form S-4 or Joint Proxy Statement/Prospectus, in any such case referenced in the preceding clause (i) or (ii) without providing the other party a reasonable advance opportunity to review and comment thereon or participate therein, as the case may be.

(d) Each of the Company and Parent shall advise the other party, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Form S-4 or Joint Proxy Statement/Prospectus, any receipt of comments from the SEC or its staff on the Form S-4 or Joint Proxy Statement/Prospectus, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and shall provide the other party with copies of all written correspondence between the such Person and its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Form S-4 and/or Joint Proxy Statement/Prospectus, as applicable. Each of the Company and Parent also shall provide the other party with copies of any written comments or responses to be submitted by such Person in response to any comments or inquiries from the SEC or the staff thereof and shall provide the other parties a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff relating to the Form S-4 and/or Joint Proxy Statement/Prospectus, as applicable.

(e) Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Company shall include the Company Board Recommendation in the Joint Proxy Statement/Prospectus. Unless the Parent Board or any authorized committee thereof shall have effected a Parent Board Recommendation Change specifically permitted by Section 6.5, Parent shall include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus.

6.4 Stockholder Meetings.

(a) As soon as practicable following the date hereof, the Company shall, in consultation with Parent, establish a record date for a meeting of the Company Stockholders (such meeting or any adjournment or postponement thereof, the “Company Stockholder Meeting”) for the purpose of voting to approve the Merger in accordance with the MBCA and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall duly call, give notice of, convene and hold the Company Stockholder Meeting as promptly as practicable (and in any event no later than 60 calendar days) after the Joint Proxy

Statement/Prospectus is disseminated to Company Stockholders; provided that nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting on any occasion if (i) there are holders of insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with Parent, the Company Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Company Board Recommendation Change) or (B) to provide additional time to solicit proxies from Company Stockholders; provided, further, that the Company shall not postpone or adjourn the Company Stockholder Meeting to a date that is (x) in the aggregate more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (other than, following consultation with Parent, any adjournments or postponements required by applicable Law, Order or a request from the SEC or its staff) or (y) less than five (5) Business Days prior to the Termination Date, in the case of the foregoing clauses (i) or (iii). All other postponements or adjournments shall require the prior written consent of Parent. The Company shall, on the reasonable request of Parent, advise Parent promptly as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(b) The Company shall submit the Merger for approval by the Company Stockholders at the Company Stockholder Meeting and solicit from the Company Stockholders proxies with respect to the approval of the Merger in accordance with Massachusetts Law. Unless the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change specifically permitted by Section 6.5, the Joint Proxy Statement/Prospectus will include the Company Board Recommendation and the Company will use its reasonable best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting. Without limiting the generality of the foregoing, the Company agrees that (i) its obligations pursuant to the first sentence of this Section 6.4(b) shall be unconditional unless this Agreement is terminated pursuant to Article VIII whether or not the Company Board shall have made a Company Board Recommendation Change and (ii) its obligations pursuant to the second sentence of this Section 6.4(b) shall be unconditional unless this Agreement is terminated pursuant to Article VIII or the Company Board shall have made a Company Board Recommendation Change specifically permitted by Section 6.5.

(c) As soon as practicable following the date hereof, Parent shall, in consultation with the Company, establish a record date for a meeting of the Parent Stockholders (such meeting or any adjournment or postponement thereof, the “Parent Stockholder Meeting”) for the purpose of voting to approve the Parent Common Stock Issuance in accordance with Parent’s Constitutional Documents, Delaware Law and the rules and regulations of Nasdaq and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. Parent shall duly call, give notice of, convene and hold the Parent Stockholder Meeting as promptly as practicable (and in any event no later than 60 calendar days) after the Joint Proxy Statement/Prospectus is disseminated to Parent Stockholders; provided that nothing herein shall prevent Parent from postponing or adjourning the Parent Stockholder Meeting on any occasion if (i) there are holders of insufficient shares of the Parent Common Stock present or represented by a proxy at the Parent Stockholder Meeting to constitute a quorum at the Parent Stockholder Meeting, (ii) Parent is required to postpone or adjourn the Parent Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff, or (iii) after prior consultation with the Company, the Parent Board or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Parent Stockholder Meeting in order to (A) give Parent Stockholders sufficient time to evaluate any information or disclosure that Parent has sent to Parent Stockholders or otherwise made available to Parent Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with a Parent Board Recommendation Change) or (B) to provide additional time to solicit proxies from Parent Stockholders; provided, further, that Parent shall not postpone or adjourn the Parent Stockholder Meeting to a date that is (x) in the aggregate more than thirty (30) days after the date for which the Parent Stockholder

Meeting was originally scheduled (other than, following consultation with Parent any adjournments or postponements required by applicable Law, Order or a request from the SEC or its staff) or (y) less than five (5) Business Days prior to the Termination Date, in the case of the foregoing clauses (i) or (iii). All other postponements or adjournments shall require the prior written consent of the Company. Parent shall, on the reasonable request of the Company, advise the Company promptly as to the aggregate tally of proxies received by Parent with respect to the Parent Stockholder Approval.

(d) Parent shall submit the Merger and the Parent Common Stock Issuance for approval by the Parent Stockholders at the Parent Stockholder Meeting and solicit from the Parent Stockholders proxies with respect to the approval of the Merger and the Parent Common Stock Issuance in accordance with Delaware Law and the rules and regulations of Nasdaq. Unless the Parent Board or any authorized committee thereof shall have effected a Parent Board Recommendation Change specifically permitted by Section 6.6, the Joint Proxy Statement/Prospectus will include the Parent Board Recommendation and Parent will use its reasonable best efforts to secure the Parent Stockholder Approval at the Parent Stockholder Meeting. Without limiting the generality of the foregoing, Parent agrees that (i) its obligations pursuant to the first sentence of this Section 6.4(d) shall be unconditional unless this Agreement is terminated pursuant to Article VIII whether or not the Parent Board shall have made a Parent Board Recommendation Change and (ii) its obligations pursuant to the second sentence of this Section 6.4(d) shall be unconditional unless this Agreement is terminated pursuant to Article VIII or the Parent Board shall have made a Parent Board Recommendation Change specifically permitted by Section 6.6.

(e) The Company and Parent will use their respective reasonable best efforts to hold the Company Stockholder Meeting and the Parent Stockholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

6.5 Company Board Recommendation.

(a) Neither the Company Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, (ii) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, a Company Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus, (iv) if a tender offer or exchange offer that constitutes a Company Acquisition Proposal is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company Stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer; provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) under the Exchange Act or a statement that the Company Board has received and is currently evaluating such Company Acquisition Proposal shall not be prohibited or be deemed to be a Company Board Recommendation Change) within ten (10) Business Days after the commencement thereof or such fewer number of days as remain prior to the Company Stockholder Meeting, or (v) fail to publicly reaffirm the Company Board Recommendation following any Company Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after Parent so requests in writing; provided that Parent may not make such request more than one time with respect to any Company Acquisition Proposal unless there shall have been an additional public announcement by the Company with respect to such Company Acquisition Proposal (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, (1) in connection with a Company Intervening Event or (2) if the Company Board receives a Company Acquisition Proposal that constitutes a Superior Proposal, the Company Board may (x) in the case of clause (1) effect a Company Board Recommendation Change or (y) in the case of clause (2), effect a Company Board Recommendation Change and authorize the Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal, in each case, if and only if, prior to effecting such Company Board Recommendation Change and/or authorizing the

Company to terminate this Agreement to concurrently enter into a definitive agreement with respect to such Superior Proposal:

(i) the Company Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Massachusetts Law;

(ii) the Company shall have notified Parent in writing at least five (5) Business Days before taking such action of its intention to do so, and shall have specified the reasons therefor, including (A) if such notice is made in connection with a Company Intervening Event, a reasonable description of the Company Intervening Event and (B) if such notice is made in connection with a Superior Proposal, the terms and conditions of, and the identity of the Person making such Superior Proposal, and contemporaneously with such notice furnished a copy (if any) of the proposed agreement under which such Superior Proposal is proposed to be consummated and any other material transaction documents, including any financing commitment letters (it being understood and agreed that, with respect to any amendment to the financial terms or other material terms of such Superior Proposal, the Company shall have provided Parent a new written notice and a new additional period of three (3) Business Days in respect of each such amendment); it being agreed that any of the foregoing notice and any amendment to update such notice and the determination to deliver such notice, or update or amend public disclosure with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement;

(iii) during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), prior to its effecting a Company Board Recommendation Change or terminating this Agreement, if requested by Parent, the Company shall have made its Representatives available to negotiate with Parent’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent;

(iv) if Parent shall have delivered to the Company a written offer to modify the terms and conditions of this Agreement during such five (5) Business Day period or, if applicable, such additional three (3) Business Day period(s), the Company Board, after expiration of the applicable period and after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that (A) in the case of a Superior Proposal, such Superior Proposal continued to be a Superior Proposal, and that the failure to make a Company Board Recommendation Change or terminate this Agreement would be inconsistent with its fiduciary duties to the Company Stockholders under Massachusetts Law or (B) in the case of a Company Intervening Event, the failure to make a Company Board Recommendation Change would be inconsistent with its fiduciary duties under Massachusetts Law; and

(v) in the case of the Company terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall have paid, or caused the payment of, the Termination Fee in accordance with Section 8.3(b)(iii).

(c) Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any committee thereof determines in good faith (after consultation from its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Massachusetts Law; provided that any such disclosure (other than a “stop, look and listen” communication or any substantially similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Recommendation Change (including for purposes of Section 8.1(f)) unless the Company Board expressly reaffirms its recommendation to the Company Stockholders in favor of the approval of this Agreement and the Merger in such disclosure; provided, further, that this Section 6.5(c) shall not be deemed to permit the Company Board to make a Company Board Recommendation Change or take any of the actions referred to in Section 6.5(b), except, in each case, to the extent permitted by Section 6.5(b).

6.6 Parent Board Recommendation.

(a) Neither the Parent Board nor any committee thereof shall (i) withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, or publicly propose to withhold, withdraw, amend, qualify or modify in a manner adverse to the Company, the Parent Board Recommendation, (ii) fail to include the Parent Board Recommendation in the Joint Proxy Statement/Prospectus or (iii) fail to publicly reaffirm the Parent Board Recommendation following any Parent Acquisition Proposal having been publicly made, proposed or communicated (and not publicly withdrawn) within ten (10) Business Days after the Company so requests in writing; provided that the Company may not make such request more than one time with respect to any Parent Acquisition Proposal unless there shall have been an additional public announcement by Parent with respect to such Parent Acquisition Proposal (each of clauses (i), (ii) and (iii), a “Parent Board Recommendation Change”).

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Parent Stockholder Approval, (1) in connection with a Parent Intervening Event or (2) if the Parent Board receives a Parent Acquisition Proposal that constitutes a Parent Superior Proposal, the Parent Board may effect a Parent Board Recommendation Change, in each case, if and only if, prior to effecting such Parent Board Recommendation Change:

(i) the Parent Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under Delaware Law;

(ii) Parent shall have notified the Company in writing at least five (5) Business Days before taking such action of its intention to do so, and shall have specified the reasons therefor, including (A) if such notice is made in connection with a Parent Intervening Event, a reasonable description of the Parent Intervening Event and (B) if such notice is made in connection with a Parent Superior Proposal, the terms and conditions of, and the identity of the Person make such Parent Superior Proposal;

(iii) during such five (5) Business Day period, prior to its effecting a Parent Board Recommendation Change, if requested by the Company, Parent shall have made its Representatives available to negotiate with the Company’s Representatives in good faith regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent; and

(iv) if the Company shall have delivered to Parent a written offer to modify the terms and conditions of this Agreement during such five (5) Business Day period, the Parent Board, after expiration of such period and after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Company, shall have determined in good faith (after consultation with its outside legal counsel and financial advisor) that, (A) in the case of a Parent Superior Proposal, such Parent Superior Proposal continued to be a Parent Superior Proposal, and that the failure to make a Parent Board Recommendation Change would be inconsistent with its fiduciary duties to the Parent Stockholders under Delaware Law or (B) in the case of a Parent Intervening Event, the failure to make a Parent Board Recommendation Change would be inconsistent with its fiduciary duties under Delaware Law.

(c) Nothing in this Agreement shall prohibit the Parent Board and/or any authorized committee thereof from making any disclosure to the Parent Stockholders that the Parent Board and/or any committee thereof determines in good faith (after consultation from its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties under Delaware Law; provided that any such disclosure shall be deemed to be a Parent Board Recommendation Change (including for purposes of Section 8.1(f), unless the Parent Board expressly reaffirms its recommendation to the Parent Stockholders in favor of the approval of this Agreement and the Merger in such disclosure; provided, further, that this Section 6.6(c) shall not be deemed to permit the Parent Board to make a Parent Board Recommendation Change or take any of the actions referred to in Section 6.6(b), except, in each case, to the extent permitted by Section 6.6(b).

6.7 Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by both Parent and the Company. Thereafter, none of the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or by obligations pursuant to any listing agreement with any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance; provided that the restrictions set forth in this Section 6.7 shall not apply to (i) any release or announcement made or proposed to be made by the Company following a Company Board Recommendation Change, (ii) any release or announcement made or proposed to be made by Parent following a Parent Board Recommendation Change or (iii) any filing to be made by a party pursuant to the Exchange Act; provided, further, that each party may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by the parties in compliance with this Section 6.7.

6.8 Anti-Takeover Laws. In the event that any Takeover Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Merger Sub shall take all action necessary within their respective control (including, in the case of the Company and the Company Board, grant all necessary approvals) to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate, or if it is not possible to eliminate, to minimize the effect of such Takeover Law on this Agreement and the transactions contemplated hereby.

6.9 Access. At all times during the period commencing from the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub, and their respective Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, assets, books and records, Contracts, facilities and personnel of the Company and its Subsidiaries; provided that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege held by the Company or its Subsidiaries and (c) access to a Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound would violate or cause a default under, or give a third party the right to terminate or accelerate the rights under, such Contract; and provided further that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.9 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Merger Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.9 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent, Merger Sub or any of their respective Representatives pursuant to the access contemplated by this Section 6.9. Nothing in this Section 6.9 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall, as applicable, take all actions reasonably necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company and Parent, in each case, (including derivative securities), respectively, in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements set forth in Section 6.11 of the Company Disclosure Letter, and as in effect on the date of this Agreement, between the Company or any of its Subsidiaries and (A) any of their respective current or former directors and officers as of the date of this Agreement pursuant to the terms of such agreements as in effect on the date hereof and (B) any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time and executes an indemnification agreement on terms no less favorable to the Company and no more favorable to such person than the current form of indemnification agreement with its directors and officers that has been made available to Parent (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any Constitutional Documents of the Company or any of its Subsidiaries in effect on the date of this Agreement, in each case until the sixth (6th) anniversary of the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers, in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”), provided that the Company shall not pay, and Parent and the Surviving Corporation shall not be obligated to pay, annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 3.23 of the Company Disclosure Letter). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such a “tail” policy in full force and effect.

(c) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such properties or assets, as the case may be, shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.11.

(d) The obligations set forth in this Section 6.11 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person. Each of the Indemnified Persons (and their heirs) are intended to be third-party beneficiaries of this Section 6.11 with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and their heirs) under this Section 6.11 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements, if any, with the Company or any of its

Subsidiaries as Made Available to Parent, or applicable Law (whether at law or in equity). The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.11 shall be joint and several.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or such shorter time as a Continuing Employee remains employed by the Surviving Corporation and its Subsidiaries following the Effective Time), the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) provide, for the benefit of Continuing Employees, employee benefits (excluding equity-based benefits and individual employment agreements) that are no less favorable in the aggregate than the benefits that were provided to the Continuing Employees under the Company Employee Plans as of immediately prior to the Effective Time (such employee benefit plans, the “Company Plans”). In addition, base salary, bonus opportunity or regular wages as of immediately prior to the Effective Time shall not be decreased for a period of one (1) year following the Effective Time for any Continuing Employee who continues to be employed by the Surviving Corporation or an Affiliate during that period.

(b) To the extent that a Company Plan is made available to any Continuing Employee at or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time for purposes of eligibility to participate and vesting, and solely for purposes of vacation, sick time or paid time off accrual and severance pay, entitlement to benefits where length of service is relevant; provided that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, to the extent commercially reasonable: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, the Surviving Corporation shall cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent it would have been waived under the comparable Old Plan, and the Surviving Corporation shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) the Surviving Corporation shall credit the accounts of such Continuing Employee under any New Plan which is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Company Plan. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, subject to applicable accrual limits or other forfeiture.

(c) On or as soon as administratively practicable (consistent with past practices) following the later of the Closing and December 31, 2018, Parent shall establish a replacement incentive compensation plan (the “Replacement Bonus Plan”) for the participants of the Xcerra Executive Profit Sharing Plan and the Xcerra

Extended Executive Profit Sharing Plan (the “FY2019 Plans”) who remain employed by Surviving Corporation or another Affiliate of Parent through such date, covering the period from the date the Replacement Bonus Plan is established through the end of Parent’s then-current fiscal year. The Replacement Bonus Plan shall provide target annual bonus compensation for each such participant equivalent to the participant’s target annual bonus compensation from the applicable FY2019 Plan, which will be paid out pro rata based on the number of days in the fiscal year that the Replacement Bonus Plan covers. All other terms, considered in the aggregate, of the Replacement Bonus Plan shall be no less favorable for all Continuing Employees than the terms of the FY2019 Plans.

(d) Prior to making any written or oral communications to the Continuing Employees pertaining to compensation or benefits matters set forth in this Section 6.12, the Company shall provide Parent with a copy of the intended communication and Parent shall have a reasonable period of time to review and comment on the communication.

(e) No later than thirty (30) Business Days following the date of this Agreement, with respect to each “officer” of the Company (as defined in Rule 16a-1 promulgated under the Exchange Act) (each a “Section 16 Officer”) and any other “disqualified individual” of the Company (as defined in Section 280G(c) of the Code), the Company shall furnish a schedule that sets forth (i) the Company’s reasonable, good faith estimate of the maximum amount (separately identifying single and double-trigger amounts and any tax gross-up payments) that could be paid to such Section 16 Officer or other disqualified individual as a result of any of the transactions contemplated by this Agreement (including the Merger) (alone or in combination with any other event), (ii) the “base amount” (as defined in Section 280G(b)(3) of the Code) for each such Section 16 Officer or other disqualified individual, and (iii) underlying documentation on which such calculations are based. The schedules and underlying documentation required by this Section 6.12(e) shall be updated and delivered to Parent not later than twenty (20) Business Days prior to the anticipated Closing Date.

(f) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) to constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Company Plan, New Plan or other benefit plan arrangement. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof under this Agreement, including without limitation with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of the Affiliates or under any benefit plan which any of them may maintain, or otherwise.

6.13 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.14 Notification of Certain Matters.

(a) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Parent and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby set forth in Section 7.2(a) and Section 7.2(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.14(a).

(b) At all times during the period commencing from the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate, or of any failure of Parent or Merger Sub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the transactions contemplated hereby set forth in Section 7.3(a) and Section 7.3(b) to not be satisfied at the Closing; provided that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.14(b).

6.15 Certain Litigation. The Company and Parent shall each promptly advise the other of any litigation or other Legal Proceeding commenced after the date hereof against such Person, any of its Subsidiaries or any of their respective directors or officers (in their capacity as such) relating to this Agreement or the transactions contemplated hereby and shall keep the other party reasonably informed regarding any such litigation or Legal Proceeding. The Company shall give Parent the opportunity to participate in the defense and any settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation or Legal Proceeding. The Company shall not enter into any settlement agreement in respect of any stockholder litigation or Legal Proceeding against the Company or its directors or officers relating to this Agreement or the transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.16 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause their Affiliates to use, their respective Best Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing as promptly as practicable on the terms and conditions described in the Financing Documents, including using their respective Best Efforts to: (i) maintain in effect the Financing Documents, (ii) enter into definitive agreements with respect thereto on a timely basis (taking into account the expected timing of the Marketing Period) on the terms and conditions contained in the Commitment Letter and the Fee Letter (including any “flex” provisions contained in the Fee Letter), (iii) satisfy, or cause their Affiliates to satisfy, on a timely basis (taking into account the expected timing of the Marketing Period) (or, if deemed advisable by Parent, seek the waiver of) all conditions applicable to Parent, Merger Sub or their respective Affiliates in the Financing Documents that are within their control and (iv) consummate the Financing at or prior to the Closing, including by enforcing their respective rights under the Financing Documents (including by seeking damages or taking other enforcement actions, including seeking an order of specific performance).

(b) Parent shall not agree to, or permit, any amendments, replacements, supplements or modifications to, or any waivers or assignment of commitments under, the Commitment Letter (it being understood that the exercise of any “market flex” provisions contained in the Fee Letter shall be deemed not to be any such amendment, replacement, supplement, modification, waiver or assignment) without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Parent shall have the right to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letter, and/or substitute or add other equity or debt financing, and/or permit the parties to the Commitment Letter to assign their commitments thereunder to other equity or debt financing sources without the prior written consent of the Company if, and only if, such amendments, modifications, waivers, assignments or replacements would not: (i) reduce the aggregate amount of the Financing to an amount committed that is below the amount required, together with other financial resources of Parent and Merger Sub, including cash, cash equivalents and marketable securities of Parent and Merger Sub on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement; (ii) adversely impact in any material respect the ability of Parent and/or Merger Sub to enforce their rights under the Financing Documents; (iii) amend or modify the then-existing conditions precedent to funding of the Financing in a manner that would make such conditions less likely in any material respect to be satisfied by the Closing or impose new or additional conditions precedent to funding of the Financing; (iv) otherwise be reasonably expected to prevent or materially delay or impair the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement; provided that Parent shall have the right to permit any Financing Source to assign its commitment under the Commitment Letter to other financing sources solely to the extent consistent with the other terms of this Section 6.16(b) and upon the Company’s written request, Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, modification or waiver of the Financing Documents.

(c) In the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained therein) (other than as a result of a breach by the Company of any representation, warranty or obligation hereunder with respect to which Parent has provided written notice to the Company) and such portion is necessary to consummate the transactions contemplated by this Agreement, (i) Parent shall promptly so notify the Company and (ii) Parent and Merger Sub shall use their respective Best Efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to (A) promptly obtain (in light of the expected timing of the Marketing Period) the Financing or such portion of the Financing from alternative sources, which may include one or more of a senior secured debt financing, an offering and sale of notes, or any other financing or offer and sale of other debt securities, or any combination thereof, in an amount sufficient, when added to any portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent in connection with the transactions contemplated by this Agreement (“Alternative Financing”) and (B) promptly obtain a new debt financing commitment letter (the “Alternative Commitment Letter”) and negotiate and enter into a definitive agreement with respect thereto that provides for debt financing on terms and conditions (including conditions to draw and flex provisions) not materially less favorable than those in the Commitment Letter and the Fee Letter (including any “market flex” provisions that are contained therein), in the aggregate, to Parent and which will not result in a material delay of the consummation of the transactions contemplated by this Agreement. In such event, the term “Financing” as used in this Agreement shall be deemed to include any Alternative Financing, and the term “Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Commitment Letter.

(d) Prior to the Closing, Parent shall (i) give the Company prompt notice (A) upon becoming aware of any material breach of any provision of, or termination by any party thereto of the Financing Documents, (B) upon the receipt of any written communication from any Person party to the Financing Documents with respect to any threatened breach or termination thereof by such Person or (C) if it is reasonably expected that Parent or Merger Sub will not be able to obtain all or any portion of the Financing on the terms and conditions of the Financing Documents (including any “market flex” provisions contained in the Fee Letter) and such portion is necessary to consummate the transactions contemplated by this Agreement and (ii) keep the Company reasonably informed, at the Company’s request, of material developments in Parent’s and Merger Sub’s efforts to arrange the Financing.

(e) Nothing in this Section 6.16 or any other provision of this Agreement shall require, and in no event shall Parent or Merger Sub be required to (i) seek the Financing from a source other than the Lenders or in any amount in excess of that contemplated by the Commitment Letter, (ii) amend or waive any term or condition of this Agreement, or (iii) commence any legal action or proceeding, subject to Section 9.7, against any Financing Source.

(f) Each of Parent and Merger Sub acknowledges and agrees that in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or any

Affiliate or any other financing or other transaction be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

6.17 Assistance with Financing.

(a) During the period commencing on the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to and use its reasonable best efforts to cause its and their respective Representatives to, at Parent’s sole expense, use reasonable best efforts to cooperate in connection with the arrangement of Financing as may be reasonably requested by Parent (provided that such requested cooperation is otherwise consistent with this Agreement and does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries), including:

(i) subject to Section 6.9, participating, and causing the Company’s senior management, officers and advisers to participate, in each case at mutually agreeable times and places and with reasonable advance notice, in a reasonable number of calls and meetings in a reasonable location (including customary one-on-one meetings with the Financing Sources and such members of senior management designated by the Company), presentations, due diligence (including accounting due diligence) and presentations to prospective Financing Sources and investors, in each case in connection with all or any portion of the Financing;

(ii) as promptly as practicable after request therefor, furnishing to Parent, Merger Sub and the Financing Sources, and their respective Representatives (and, in the case of any required pro forma financial statements, reasonably cooperating with Parent with respect to its preparation of pro forma financial statements) (A) all financial statements and financial data and (B) such other pertinent financial and other information regarding the Company and its Subsidiaries, in each case which is, (1) reasonably requested by Parent, Merger Sub or the Financing Sources, (2) customarily necessary for financings of the type contemplated by the Financing Documents and (3) necessary (x) for Parent to satisfy the conditions set forth in Section 7 of Exhibit C of the Commitment Letter or (y) in order for Parent (or the Financing Sources) to arrange or syndicate the Financing (all such information in this clause (ii), together with the authorization letters referred to in clause (iii)(A) below, the “Required Information”); provided, that with respect to any pro forma financial data required to be delivered by the Company pursuant to this clause (ii), such pro forma financial data shall only consist of the necessary historical financial data relating to the Company and its Subsidiaries to enable Parent to produce (or cause to be produced) pro forma financial statements and other pro forma financial data and financial information (including pro forma adjustments relating to the transactions contemplated by this Agreement), in each case, as required to satisfy the condition set forth in Section 7 of Exhibit C of the Commitment Letter;

(iii) (A) providing Parent with customary representation letters and authorization letters and other information, to the extent readily available, that is reasonably requested for the preparation of bank information memoranda and similar documents in connection with the Financing and (B) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (and, to the extent necessary, additional information memoranda that do not include material non-public information), prospectuses and similar documents reasonably requested in connection with the Financing;

(iv) using reasonable best efforts to cooperate with and assist Parent or Merger Sub in obtaining consents to the use of legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Financing Sources or as are reasonably requested by Parent;

(v) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Financing (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters (or a solvency opinion with respect to such solvency matters) and consents of accountants for use of their reports in any materials relating to any Financing) as may be as may be reasonably determined by Parent to be necessary in order to consummate any Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness and the release of related Liens);

(vi) taking all actions reasonably necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements;

(vii) to the extent reasonably requested at least five (5) Business Days prior to the Closing Date, providing all documentation and other information required by applicable “know your customer,” anti-money laundering, anti-terrorism, foreign corrupt practices and similar laws, rules and regulations of all applicable jurisdictions related to the Financing;

(viii) using reasonable best efforts to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and contracts to which the Company or any Subsidiary of the Company is a party to the extent required by the Financing Sources and to arrange discussions among Parent, Merger Sub and the Financing Sources with other parties to material leases, encumbrances and contracts to the extent required by the Financing Sources;

(ix) taking all actions reasonably necessary to facilitate the prepayment and termination of any existing Indebtedness of the Company and its Subsidiaries, the termination on the Closing Date of all guarantees and security interests in connection therewith and the delivery of customary payoff letters, lien releases, termination documentation and instruments of discharge with respect to the foregoing, in each case reasonably satisfactory to Parent; and

(x) taking of all corporate, limited liability company or similar action reasonably necessary to comply with the Company’s obligations set forth in clauses (i) through (ix) of this Section 6.17(a).

(b) The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a customary manner that is not intended nor reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s, its Subsidiaries’ or its and their respective Representatives’ obligations under this Section 6.17 and indemnify and hold harmless the Company and its Subsidiaries and its and their respective Representatives from and against, and compensate and reimburse the Company and its Subsidiaries and its and their respective Representatives for, any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the performance of any of their obligations under this Section 6.17 and any information utilized in connection with the Financing (other than losses, damages, claims, costs or expenses resulting from (A) any inaccurate or misleading financial information relating to the Company and its Subsidiaries provided by the Company in writing specifically for use in connection with the Financing and (B) the fraud, bad faith or willful material breach by the Company or any of its Subsidiaries of its obligations under this Section 6.17).

(c) Notwithstanding anything in this Agreement to the contrary, including this Section 6.17, (i) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action pursuant to this Section 6.17 that would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries; (ii) prior to the Effective Time, neither the Company nor any of its Subsidiaries shall be required to waive or amend any terms of this Agreement or pay any commitment or other similar fee or incur or assume any other liability or obligation in connection with the Financing; (iii) prior to the Effective Time, none of the Company, its Subsidiaries or their respective Representatives shall be required to authorize, execute or enter into or perform any agreement with respect to any Financing which is not conditioned upon the occurrence of the Closing; (iv) neither the Company nor any of its Subsidiaries shall be required to take or permit the taking of any action that would (A) contravene any applicable Law or the Company’s or any of its Subsidiaries’ Constitutional Documents or require the Company or any of its Subsidiaries to disclose information subject to any attorney-client, attorney work product or other legal privilege (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), (B) cause any covenant, representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (C) cause any Representative of the Company or any of its Subsidiaries to incur or potentially incur any personal liability; (v) neither the Company nor any of its Subsidiaries shall be required to deliver or cause to be delivered any financial information in a form not customarily prepared by the Company or with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request (or ninety (90) days in the case of a fiscal year-end); and (vi) neither the Company nor any of its Subsidiaries nor any Persons who are directors or officers of the Company or any of its Subsidiaries shall be required to pass resolutions or consents to approve or authorize the execution of the Financing or deliver any certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Financing that is effective prior to the Closing (provided, that in no event shall this Section 6.17 require the Company or any of its Subsidiaries to cause any officer or director of the Company or of its Subsidiaries that is not continuing in such capacity after the Closing to execute any certificate, document, instrument or agreement).

(d) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 7.2(b), as applied to the Company’s obligations under this Section 6.17, shall be deemed to be satisfied unless the Company or any of its Subsidiaries has willfully and materially breached its obligations under this Section 6.17.

6.18 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Company of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.19 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.20 Repatriation of Cash.

(a) Parent may periodically request from the Company (but not more often than once per calendar month), and the Company will reasonably promptly provide, its good faith estimate of the amount of cash held by the non-U.S. Subsidiaries of the Company. If requested by Parent by one or more written notices (each, a “Repatriation Notice”) to the Company, delivered no earlier than fifteen (15) Business Days prior to, and no later than ten (10) Business Days prior to, the anticipated Closing Date (provided that the parties mutually agree that such date is the anticipated Closing Date and each party confirms in good faith to the other parties that it is prepared to consummate the Closing on such date (subject to the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Article VII), the Company and its Subsidiaries will use their respective commercially reasonable efforts to repatriate (whether by distribution, transfer or intercompany loans), in the manner reasonably requested by Parent, any cash held by the non-U.S. Subsidiaries of the Company designated in the Repatriation Notices as reasonably necessary for Parent’s funding of the consummation of the transactions contemplated by this Agreement (including the amounts payable in connection with the consummation of the Merger), such that the amounts set forth in the Repatriation Notices will be available in the bank accounts of the Company no later than the day immediately preceding the Closing Date. Notwithstanding the foregoing, nothing herein shall require the Company or any of its non-U.S. Subsidiaries to distribute, transfer, lend, or cause to be distributed, transferred, or be loaned any amounts (i) to the extent that such distribution, transfer or loan would be reasonably likely to, in the Company’s reasonable determination, interfere with the non-U.S. Subsidiaries’ operating cash needs arising in the ordinary course of business, (ii) to the extent that such distribution, transfer or loan would be subject to withholding or other Taxes or subject the Company and its Subsidiaries to losses or expenses in advance of the Effective Time unless Parent has demonstrated to the Company’s reasonable satisfaction that Parent will meet its obligations pursuant to Section 6.20(b), or (iii) to the extent that such distribution, transfer or loan would violate applicable Law or the Constitutional Documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement.

(b) Parent shall promptly, upon request by the Company, reimburse the Company and its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including any attorneys’ fees and Taxes) incurred by the Company or its Subsidiaries, as applicable, in connection with the actions contemplated by this Section 6.20. Parent shall indemnify and hold harmless the Company and its Subsidiaries (and its and their Representatives) from and against any and all losses, damages, claims, costs or other expenses (including Taxes) suffered or incurred by any of them in connection with the actions contemplated by this Section 6.20. Notwithstanding anything to the contrary in this Section 6.20, Parent shall have no obligation to reimburse or indemnify or hold harmless the Company or its Subsidiaries or its or their Representatives pursuant to the prior sentence unless (i) this Agreement is terminated pursuant to Article VIII or (ii) the Closing shall fail to occur within 10 Business Days of any such distribution, transfer or loan of funds undertaken pursuant to this Section 6.20; provided, however, that Parent shall have no obligation to reimburse or indemnify or hold harmless the Company or its Subsidiaries or its or their Representatives pursuant to the prior sentence if (x) in the case of clause (i), this Agreement is terminated by Parent pursuant to Section 8.1(d) and (y) in the case of clause (ii), and without limitation of the Company’s rights under clause (i), the Company’s breach of this Agreement was the cause of the failure of the Closing to occur within such 10 Business Day period. The Company shall use commercially reasonable efforts to mitigate any losses, damages, claims, costs, Taxes or other expenses subject to reimbursement pursuant to this Section 6.20(b), including by rescinding any distributions, transfers or loans made if permitted by applicable Law and otherwise practicable in the Company’s reasonable discretion.

6.21 Parent Board Representation. Parent shall take such actions as are necessary to cause two (2) individuals who are members of the Company Board as of immediately prior to the Effective Time to become members of the Parent Board immediately after the Effective Time, one of whom shall become a Class 3 director and one of whom shall become a Class 2 director. Any new members appointed to the Parent Board in accordance with this Section 6.21 shall be selected by the Nominating and Governance Committee of the Parent Board, after consulting with the Company, pursuant to the director nomination process set forth in Parent’s proxy statement on Schedule 14A filed with the SEC on April 3, 2018, to serve on the Parent Board until the next annual meeting of Parent’s shareholders at which such members’ term expires in accordance with Parent’s Constitutional Documents. In furtherance of the foregoing, within thirty (30) days following the date hereof, the Company shall provide to Parent a list of at least three (3) members of the Company Board who are willing to serve as members of the Parent Board effective from and after the Effective Time. Within 30 days following the date of delivery of such list, Parent shall select from such list, and shall provide the Company with written notice of such selection, the two (2) members of the Company Board who shall serve as members of the Parent Board effective at the Effective Time.

6.22 Assistance with Form 8-K Reporting Obligation. Upon request by Parent therefor, in connection with Parent’s obligation to file with the SEC an amendment to the Form 8-K it shall file upon the Closing no more than 75 days after the Closing with the information required by Section 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, the Company shall furnish to Parent, Merger Sub and the Financing Sources, and their respective Representatives (and, in the case of any required pro forma financial statements, reasonably cooperate with Parent with respect to its preparation of pro forma financial statements) all financial statements, financial data and other information regarding the Company and its Subsidiaries which is necessary to satisfy the requirements of Form 8-K and, in the case of pro forma financial statements, the necessary historical financial data relating to the Company and its Subsidiaries to enable Parent to produce (or cause to be produced) the pro forma financial statements and other pro forma financial data and financial information required to be filed on Form 8-K.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to all Parties’ Obligations. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law), at or prior to the Effective Time, of each of the following conditions:

(a) Stockholder Approvals. The Company shall have received the Company Stockholder Approval and Parent shall have received the Parent Stockholder Approval.

(b) Antitrust Approvals. The HSR Antitrust Clearance and the Non-U.S. Antitrust Clearances shall have been obtained.

(c) No Prohibitive Laws or Injunctions. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement.

(d) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn.

(e) Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.3 (Company Stockholder Approval) and in the second sentence of Section 3.11(a) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(b) and 3.6(c) (Company Capitalization) shall be true and correct (except for such inaccuracies as are de minimis) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (iii) each of the representations and warranties of the Company set forth in Section 3.1(a) (Organization; Good Standing), Section 3.2 (Corporate Power; Enforceability), Section 3.25 (Brokers), Section 3.26 (Opinion of Financial Advisor), Section 3.27 (State Anti-Takeover Statutes) and Section 3.29 (No Rights Plan) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), but without regard to any qualification as to materiality or Company Material Adverse Effect included therein; and (iv) each of the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iv), except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect but without regard to any qualification as to materiality or Company Material Adverse Effect included therein.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.3(Parent Stockholder Approval) and in the second sentence of Section 4.11(Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (ii) the representations and warranties of Parent set forth in Sections 4.6(a), 4.6(b) and 4.6(c) (Parent Capitalization) shall be true and correct (except for such inaccuracies as are de minimis) as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period); (iii) each of the representations and warranties of Parent set forth in Section 4.1(Organization; Good Standing), Section 4.2 (Corporate Power; Enforceability), Section 4.24 (Brokers), Section 4.25 (Opinion of Financial Advisor) and Section 4.19 (State Anti-Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), but without regard to any qualification as to materiality or Parent Material Adverse Effect included therein; and (iv) each of the remaining representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and on and as of the Closing Date with the same force and effect as if made on and as of such date (or, in the case of those representations and warranties that are made as of a particular date or period, as of such date or for such period), in each case of this clause (iv), except for any failure to be so true and correct that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect but without regard to any qualification as to materiality or Parent Material Adverse Effect included therein.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(b)(d) have been satisfied.

(d) Parent Material Adverse Effect. There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

7.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VII to be satisfied as a condition precedent to any right or obligation of such party hereunder if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred by 5:00 p.m. New York City time on or before six (6) months after the date hereof (the “Initial Termination Date”); provided that if on such date, all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b) or Section 7.1(c), then either Parent or the Company may, in its sole discretion, extend the Initial Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Initial Termination Date (the “Second Termination Date”) by providing the other party written notice of such extension on or before the Initial Termination Date; provided, further, that if all of the conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived (where permissible), except for the conditions set forth in Section 7.1(b) or Section 7.1(c) as of the Second Termination Date, then either Parent or the Company may, in its sole discretion, extend the Second Termination Date to 5:00 p.m. New York City time on or before the date that is three (3) months after the Second Termination Date (the Initial Termination Date and the Second Termination Date, as each may be extended pursuant to this Section 8.1(b)(i), the “Termination Date”); provided further that if the satisfaction of the last to be satisfied or waived (where permissible) of the conditions set forth in Article VII (other than those conditions that by their nature are only capable of being satisfied at the Closing) occurs less than two (2) Business Days prior to the Termination Date, the Termination Date shall be deemed to be extended to the extent necessary to permit the Closing to occur in accordance with Section 2.3; provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) any Governmental Authority of competent jurisdiction shall have (A) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, or (B) issued or granted any Order that is in effect and has the effect of making the Merger illegal or that has the effect of prohibiting or otherwise preventing the consummation of the Merger, the Parent Common Stock Issuance or the other transactions contemplated by this Agreement, and such Order has become final and non-appealable;

(iii) the Company shall have failed to obtain the Company Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on such approval was taken; or

(iv) Parent shall have failed to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on such approval was taken;

(c) by the Company, in the event that (i) the Company is not then in material breach of this Agreement, (ii) the representations and warranties of Parent and/or Merger Sub contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.3(a) would not be satisfied, or the covenants or obligations of Parent and/or Merger Sub contained in this Agreement shall have been breached such that the condition set forth in Section 7.3(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, Parent and/or Merger Sub shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after Parent and Merger Sub have received written notice of such breach from the Company or the Termination Date (it being understood that under such circumstances the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) in respect of such breach set forth in any such written notice (A) at any time during such cure period, and (B) at any time after such twenty (20) day cure period if Parent and/or Merger Sub shall have cured such breach during such twenty (20) day cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(d) by Parent, in the event that (i) Parent and Merger Sub are not then in material breach of this Agreement, (ii) the representations and warranties of the Company contained in this Agreement shall have become inaccurate or been breached such that the condition set forth in Section 7.2(a) would not be satisfied, or the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2(b) would not be satisfied, and (iii) such breach is not capable of being cured by the Termination Date or, if capable of being so cured, the Company shall have failed to cure such breach on or before the earlier of expiration of twenty (20) days after the Company has received written notice of such breach from Parent or the Termination Date (it being understood that under such circumstance Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) in respect of such breach set forth in any such written notice (A) at any time during such twenty (20) day cure period, and (B) at any time after such twenty (20) day cure period if the Company shall have cured such breach during such cure period, unless the Agreement is terminated pursuant to other provisions of this Section 8.1);

(e) by the Company, at any time prior to receipt of the Company Stockholder Approval, in the event that (i) the Company Board shall have authorized the Company to enter into a definitive agreement relating to a Superior Proposal; (ii) concurrently with the termination of this Agreement, the Company enters into the definitive agreement relating to a Superior Proposal and pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(iii); and (iii) the Company has otherwise complied in all material respects with the provisions of Section 5.3 and Section 6.5;

(f) by the Company, in the event that (i) the Parent Board shall have effected a Parent Board Recommendation Change; or (ii) Parent shall have materially breached or failed to perform any of its obligations set forth in Section 6.6;

(g) by Parent, in the event that (i) the Company Board shall have effected a Company Board Recommendation Change; or (ii) the Company shall have materially breached or failed to perform any of its obligations set forth in Section 5.3 or Section 6.5; or

(h) by the Company, if (i) the Marketing Period has ended and all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing); (ii) Parent and Merger Sub fail to consummate the Merger on or before the date required by Section 2.3; (iii) thereafter, the Company has irrevocably confirmed by written notice to Parent that (A) all conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) and (B) the Company stands ready, willing and able to consummate the Merger during such period; and (iv) Parent and Merger Sub fail to consummate the Merger within five (5) Business Days of such written notice.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties), to the other party or parties hereto, as applicable, except for the terms of Article I (Definitions & Interpretations),

Section 6.7 (Public Statements and Disclosure), this Section 8.2, Section 8.3 (Fees and Expenses) and Article IX (General Provisions), each of which shall survive the termination of this Agreement; provided that, subject to Section 8.3(b)(v) and Section 8.3(c)(iv), if such termination shall result from the intentional (i) failure of any party to fulfill a condition to the performance of the obligations of the other parties or (ii) failure of any party to perform a covenant hereof in any material respect, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such failure. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent $22,800,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, concurrently with the occurrence of the applicable event described in clause (C), in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii); (B) following the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i)or Section 8.1(b)(iii), a Company Acquisition Proposal, whether or not conditional, shall have been announced, commenced or become publicly disclosed or otherwise submitted, made or become known to the Company Board and shall not have been publicly withdrawn prior to the Termination Date (in the event of Section 8.1(b)(i)) or the Company Stockholder Meeting (in the event of Section 8.1(b)(iii)); and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), the Company or any of its Subsidiaries consummates a Company Acquisition Proposal or enters into a definitive agreement with respect to a Company Acquisition Proposal, whether or not such Company Acquisition Proposal was the same Company Acquisition Proposal referenced in the preceding clause (B). For purposes of this Section 8.3(b)(i), each reference to “more than twenty percent (20%)” in the definition of “Company Acquisition Transaction” shall be deemed to be a reference to “a majority.”

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(d), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(e) the Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, immediately before and as a condition to the effectiveness of such termination.

(iv) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(v) Except in the event of a material breach of Section 5.3 or Section 6.5, in any circumstance in which Parent receives payment of the Termination Fee pursuant to this Section 8.3(b), the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company or any of its or its Affiliates’ former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Termination Fee in such circumstance, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith or therewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) the Company shall also be obligated with respect to Section 8.3(e)). Except as expressly provided in the immediately preceding sentence, following the receipt of the Termination Fee in such circumstance, (A) none of Parent, Merger Sub or any Parent Related Party shall be entitled to bring, maintain or support any Legal Proceedings against the Company or any Company Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) Parent and Merger Sub shall use their reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by Parent, Merger Sub or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly.

(c) Parent Payments.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c), Parent shall pay to the Company $22,800,000 (the “Reverse Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within seven (7) Business Days after demand by the Company.

(ii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), Parent shall pay to the Company the Reverse Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two (2) Business Days after demand by the Company.

(iii) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(h), Parent shall pay to the Company $45,000,000 (the “Financing Failure Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within seven (7) Business Days after demand by the Company.

(iv)

(A) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company receives payment of the Reverse Termination Fee or the Financing Failure Termination Fee pursuant to this Section 8.3(c), the receipt of the Reverse Termination Fee or the Financing Failure Termination Fee in such circumstance shall constitute the sole and exclusive remedy of the Company against Parent, Merger Sub, the Financing Sources (without limiting the last sentence of Section 9.7(b)) or any of their or their Affiliates’ respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Reverse Termination Fee or Financing Failure Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e)).

(B) Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which the Company shall have the right to terminate this Agreement pursuant to Section 8.1(h) but not pursuant to Section 8.1(c) and the Financing shall not be available, then the right to terminate this Agreement pursuant to Section 8.1(h) and to receive the Financing Failure Termination Fee shall constitute the sole and exclusive remedy of the Company against Parent, Merger Sub, the Financing Sources (without limiting the last sentence

Section 9.7(b)) and the Parent Related Parties for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform any obligations hereunder or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, and upon receipt of the Financing Failure Termination Fee in such circumstance, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the transactions contemplated hereby or in respect of any other document, theory of law or equity or oral representations made or alleged to be made in connection herewith, in contract, in tort or otherwise (except that (x) the obligations under the Confidentiality Agreement shall continue to survive and (y) Parent shall also be obligated with respect to Section 8.3(e)).

(C) Notwithstanding anything to the contrary in this Agreement, no Parent Related Party, except Parent and Merger Sub, shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. Following the receipt of the Reverse Termination Fee or the Financing Failure Termination Fee, as applicable, (A) none of the Company or any Company Related Party shall be entitled to bring, maintain or support any Legal Proceedings against Parent, Merger Sub, the Financing Sources (without limiting the last sentence Section 9.7(b)) or any Parent Related Party arising out of or in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (B) the Company shall use its reasonable best efforts to cause any Legal Proceedings pending in connection with this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby, to the extent maintained by the Company or any Company Related Party against Parent, Merger Sub, the Financing Sources or any Parent Related Party to be dismissed with prejudice promptly.

(d) Single Payment Only. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent be obligated to pay, or cause to be paid, both the Reverse Termination Fee and the Financing Failure Termination Fee (other than to the extent that both fees are so payable and the higher applicable fee has not yet been paid) (if, for the avoidance of doubt, second such fee becomes payable subsequent to the payment of the first such fee, Parent shall only be obligated to pay the difference between the amount already paid and the higher fee payable hereunder). The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee nor shall Parent be required to pay the Reverse Termination Fee or Financing Failure Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Each of the Company, Parent and Merger Sub acknowledges and agrees that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee, the Reverse Termination Fee and the Financing Failure Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent and the Company, respectively, in the circumstances in which such termination fee is payable, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to in this Article VIII and, in order to obtain such payment, the Company or Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Article VIII, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Massachusetts Law, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under Massachusetts Law without such approval or adoption; provided, further, that following the Parent Stockholder Approval, no amendment shall be made to this Agreement that requires the approval of the Parent Stockholders under applicable Law without such approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, no amendment, modification or waiver of Section 8.3(c)(iv), this Section 8.4, Section 9.3, Section 9.5, the last sentence of Section 9.7(b), Section 9.8, Section 9.9 and Section 9.10 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of the Financing Sources will be effective against a Financing Source without the prior written consent of such Financing Source.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein; provided that after the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the Company Stockholders or Parent Stockholders, as applicable, without such further approval or adoption. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any failure or delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand, or (iii) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding

Business Day, in each case to the intended recipient as set forth below and accompanied by a copy sent by email (which shall not constitute notice):

(a) if to Parent or Merger Sub, to:

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064

Attention: Tom Kampfer; Jeff Jones

E-mail: TKampfer@cohu.com; jjones@cohu.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Paul J. Shim

E-mail: pshim@cgsh.com

(b) if to the Company, to:

Xcerra Corporation

825 University Avenue

Norwood, MA 02062

Attention: General Counsel

Email: xavier.notices@xcerra.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Tad Freese; Chad Rolston

E-mail: tad.freese@lw.com; chad.rolston@lw.com

9.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to another direct or indirect wholly-owned Subsidiary of Parent, in each case, at any time upon prior consultation with the Company so long as such assignment does not give rise to any incremental withholding Taxes pursuant to Section 2.8(e), in which case all references herein to “Merger Sub” shall be deemed references to such respective assignee, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such assignee as of the date of such assignment and provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligation; provided further that Parent may collaterally assign any or all of its rights and benefits (but not any of its obligations) under this Agreement to any Financing Source. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the other schedules hereto and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and

(b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.5 No Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.11, (b) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II and (c) the rights of the Financing Sources identified in Section 8.3(c)(iv), Section 8.4, Section 9.3, this Section 9.5, the last sentence of Section 9.7(b), Section 9.8, Section 9.9 and Section 9.10.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Remedies.

(a) Except as provided in Section 8.3(b), Section 8.3(c), Section 8.3(d) and Section 8.3(e) and subject to Section 9.9 (Jurisdiction), any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries) (i) hereby waives any claims or rights against any Financing Sources relating to or arising out of this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, (ii) hereby agrees not to bring or support any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise, and (iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waivers and agreements, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to the Company in connection with this Agreement, the Financing, the Commitment Letter and the transactions contemplated hereby and thereby.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 9.7(b)), it is explicitly agreed that the Company’s right to specific performance of or other equitable remedies with respect to Parent’s and Merger Sub’s obligations to consummate the Merger shall be subject to the requirements that: (i) the Marketing Period has ended and all of the conditions precedent to Parent’s and Merger Sub’s obligations set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), (ii) the Financing has been funded or will be funded in accordance with the terms thereof at the Closing, (iii) Parent and Merger Sub fail to complete the Closing by the time the Closing was required to have occurred pursuant to Section 2.3, (iv) the Company has irrevocably confirmed in writing delivered to Parent that if specific performance is granted and the Financing is funded, then it would take such actions that are within its control to consummate the Closing in accordance with the terms hereof (including satisfaction of the conditions to Parent’s and Merger Sub’s obligations in Section 7.1 and Section 7.2 that contemplate an action be taken or documents be delivered at the Closing), and (v) Parent fails to complete the Closing within three (3) Business Days following delivery of the confirmation pursuant to clause (iv) above and the Company stood ready, willing and able to complete the Closing throughout such three (3) Business Day period. For the avoidance of doubt, the foregoing provisions of this Section 9.7(c) shall not be deemed to limit in any way the Company’s right to specific performance of or other equitable remedies to any of Parent’s or Merger Sub’s other agreements or obligations hereunder (including under Section 6.16) other than its obligation to consummate the Merger. In no event shall the Company be entitled to seek the remedy of specific performance or other equitable remedies with respect to Parent’s obligations to consummate the Merger other than solely under the specific circumstances and as specifically set forth in this Section 9.7(c). In no event shall any Person other than the Company be entitled to seek the remedy of specific performance of any of Parent’s or Merger Sub’s obligations to consummate the Merger. In no event shall any Person other than Parent and/or Merger Sub be entitled to seek the remedy of specific performance of the Company’s obligations to consummate the Merger. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; provided, that nothing contained in this sentence shall prohibit a party from opposing a grant of specific performance or other equitable relief on the basis that such remedy is not permitted pursuant to the terms of this Agreement. For the avoidance of doubt, while the Company or Parent may pursue both a grant of specific performance as and only to the extent expressly permitted by this Section 9.7 and the payment of Reverse Termination Fee or the Financing Failure Termination Fee, as applicable (only to the extent expressly permitted by Section 8.3(c)) or the payment of the Termination Fee (only to the extent expressly permitted by Section 8.3(b)), as applicable, under no circumstances shall Parent or the Company, as applicable, be obligated to both specifically perform its obligations to consummate the Merger, on the one hand, and pay the Reverse Termination Fee, Financing Failure Termination Fee or the Termination Fee, as applicable, on the other hand.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware; provided that matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the Commonwealth of Massachusetts. Notwithstanding anything to the contrary contained herein, any right or obligation with respect to any Financing Source in connection with this Agreement, the Financing, the Commitment Letter, the Fee Letter and the transactions contemplated hereby and thereby (including, but not limited to, the validity, interpretation, construction, breach, enforcement or termination thereof, and whether arising in contract or tort or otherwise) shall be governed by, and construed in accordance with, the law of the State of New York.

9.9 Jurisdiction.

(a) The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware located in Wilmington, Delaware and any state appellate court therefrom located in Wilmington, Delaware, or, if no such state court has proper jurisdiction, the Federal District Court for the District of Delaware located in Wilmington, Delaware, and any appellate court therefrom. Each party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any legal or equitable Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Legal Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2 or in any other manner permitted by Applicable Law.

(b) Notwithstanding anything herein to the contrary, each party hereto further agrees that any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof shall have exclusive jurisdiction over any action (whether at law or at equity and whether brought by any party hereto or any other person) brought against any Lender or other Financing Source in connection with the Financing or this Agreement, and that no party hereto will bring or support, or permit any of their affiliates to bring or support, any such action in any other court.

9.10 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING, ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO, THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

9.11 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company, Parent, or Merger Sub, as applicable, that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties of the Company, Parent, or Merger Sub, as applicable, that are set forth in this Agreement, but, in the case of this clause (b), only if and to the extent that the relevance of that disclosure as an exception to (or a disclosure for the purposes of) such other representations and warranties is readily apparent on the face of such disclosure to a reasonable person without any independent knowledge regarding the mattes so disclosed.

9.12 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile or .pdf signature, and a facsimile or .pdf signature shall constitute an original for all purposes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

COHU, INC.

By:	/s/ Luis A. Müller
Name:	Luis A. Müller
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

XAVIER ACQUISITION CORPORATION

By:	/s/ Luis A. Müller
Name:	Luis A. Müller
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

XCERRA CORPORATION

By:	/s/ David G. Tacelli
Name:	David G. Tacelli
Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

FORM OF ARTICLES OF ORGANIZATION OF SURVIVING CORPORATION

ARTICLE I

The exact name of the corporation is Xcerra Corporation.

ARTICLE II

The purpose of the corporation is to engage in the business of manufacturing and selling electronic test equipment and other electronic equipment and, in general, carry on any business permitted to corporations under G.L. Chapter 156D as now in effect or as hereafter amended, or any successor provision to such Chapter.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

The total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	100	$0.05

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

The preferences, limitations and relative rights of each class or series are as follows:

Not applicable.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

6.1 Meetings of the shareholders may be held anywhere within the United States.

6.2 No director shall be personally liable to the corporation or any of its shareholders for monetary damages for any breach of fiduciary duty as a director not withstanding any provision of law imposing such liability; provided, however, that this provision shall not eliminate or limit the liability of a director for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) authorizing distributions to shareholders in violation of the corporation’s Articles of Organization or which render the corporation insolvent or bankrupt, and approving loans to officers or directors of the corporation which are not repaid and which were not approved or ratified by a majority of disinterested directors or shareholders, or (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment.

ARTICLE VII

The effective date of the restatement of the Articles of Organization is the date and time these Restated Articles were received for filing.

ANNEX B

May 7, 2018

Board of Directors

Cohu, Inc.

12367 Crosthwaite Circle

Poway, California 92064

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Cohu, Inc. (“Parent”) in connection with the Agreement and Plan of Merger, dated as of May 7, 2018 (the “Merger Agreement”), by and among Parent, Xavier Acquisition Corporation (“Merger Sub”), and Xcerra Corporation (the “Company”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.05 per share (the “Company Common Stock”), of the Company (other than shares of Company Common Stock (i) owned by Parent, Merger Sub or the Company or by any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the effective time of the merger and (ii) dissenting shares) will be converted into the right to receive (x) $9.00 in cash (the “Cash Consideration”), without interest thereon and (y) 0.2109 of a share, par value $1.00 per share (the “Parent Common Stock”), of Parent (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, to Parent of the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement.

In connection with our role as financial advisor to Parent, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company and Parent, and certain internal analyses, financial forecasts and other information relating to the Company and Parent prepared by management of Parent. We have also held discussions with certain senior officers and other representatives and advisors of Parent regarding the businesses and prospects of the Company, Parent and the combined company and with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock and the Parent Common Stock, (ii) compared certain financial and stock market information for the Company and Parent with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, (v) reviewed analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, financial synergies and other strategic benefits projected by Parent to be achieved as

Board of Directors

Cohu, Inc.

May 7, 2018

a result of the Transaction (collectively, the “Synergies”), and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company or Parent, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company, Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company, Parent or any of their respective subsidiaries (or the impact of the Transaction thereon) under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the Synergies, made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including with respect to the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Parent as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, with respect to the Synergies, or the assumptions on which they are based.

Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Parent and its other advisors with respect to such issues.

Board of Directors

Cohu, Inc.

May 7, 2018

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Parent in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness, from a financial point of view, to Parent of the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into or to be entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Parent, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Parent to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Parent Common Stock or any other person should vote with respect to the Transaction or any other matter. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration or otherwise. This opinion does not in any manner address the prices at which the Parent Common Stock, the Company Common Stock or other securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Parent in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Parent has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) or other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation. One or more members of the DB Group have agreed to provide financing to Parent in connection with the Transaction. One or more members of the DB Group also have, from time to time, provided investment banking, commercial banking (including extension of credit) or other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation. The DB Group may also provide investment and commercial banking services to the Company, Parent and their respective

Board of Directors

Cohu, Inc.

May 7, 2018

affiliates in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company, Parent and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration proposed to be paid per share of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

ANNEX C

May 7, 2018

Board of Directors

Xcerra Corporation

825 University Avenue

Norwood, MA 02062

Members of the Board:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Xcerra Corporation (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.05 per share, of the Company (“Company Common Stock”), other than Acquirer (as defined below) and its affiliates, of the Consideration (as defined below) to be received by the shareholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger (the “Agreement”), by and among Cohu, Inc. (“Acquirer”), Xavier Acquisition Corporation, a wholly-owned subsidiary of Acquirer (“Merger Sub”), and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each outstanding share of Company Common Stock, other than those shares of Company Common Stock which are not being converted into the right to receive the Consideration (as defined below) under the Agreement, will be converted into the right to receive (i) $9.00 in cash (the “Cash Consideration), and (ii) 0.2109 of a share of common stock, par value $1.00 per share, of Acquirer (such stock, the “Acquirer Common Stock” and such consideration, the “Stock Consideration,” and together with the Cash Consideration, the “Consideration”).

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company, Acquirer and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion, Cowen has provided investment banking services to the Company and has received fees for the rendering of such services, and has not provided investment banking services to Acquirer. Cowen and its affiliates may in the future provide investment banking services to the Company and Acquirer and may receive fees for the rendering of such services.

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated May 7, 2018;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•

certain publicly available financial and other information for Acquirer and certain other relevant financial and operating data furnished to Cowen by the management of Acquirer and approved for Cowen’s use by the management of the Company;

•

certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared and approved for our use by the management of the Company (the “Company Forecasts”);

•

certain internal financial analyses, financial forecasts, reports and other information concerning Acquirer prepared by the management of Acquirer and approved for our use by the management of the Company (the “Acquirer Forecasts” and, together with the Company Forecasts, the “Forecasts”);

•

discussions we have had with certain members of the management of the Company and Acquirer concerning the historical and current business operations, financial condition and prospects of the Company and Acquirer and such other matters we deemed relevant;

•	certain operating results of the Company and Acquirer as compared to the operating results of certain publicly traded companies we deemed relevant;

•

the reported price and trading history of the shares of Company Common Stock and Acquirer Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Acquirer, respectively, or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the management of the Company as to the existing products and services of the Company and Acquirer and the viability of, and risks associated with, the future products and services of the Company and Acquirer. In addition, we have not conducted or assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquirer. We have further relied upon the representation of the Company and Acquirer that all information provided to us by the Company and Acquirer, respectively, is accurate and complete in all material respects. We have, with your consent, assumed that the Forecasts were reasonably prepared by the respective managements of the Company and Acquirer on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Acquirer, as applicable, and that such Forecasts provide a reasonable basis for our Opinion. We express no opinion as to the Forecasts or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or Acquirer since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Acquirer, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Acquirer, or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the shareholders of the Company, other than Acquirer and its affiliates. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so. We are not expressing any opinion as to what the value of Acquirer Common Stock actually will be when issued or the prices at which Acquirer Common Stock will trade at any time, including following announcement or consummation of the Transaction.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that our Opinion is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction. Our Opinion should not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in disclosure documents relating to the Transaction which the Company is required to file under the Securities Exchange Act of 1934, as amended. Our Opinion does not constitute a recommendation to any shareholder of the Company or any other person as to how to vote with respect to the Transaction, or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public shareholders of the Company or (ii) whether Acquirer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in the Transaction is fair, from a financial point of view, to the shareholders of the Company (other than Acquirer and its affiliates).

Very truly yours,

/s/ Cowen and Company, LLC

ANNEX D

APPRAISAL RIGHTS OF STOCKHOLDERS

Part 13 of the Massachusetts Business Corporation Act

Section 13.01. DEFINITIONS

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate,” any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder,” the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation,” the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value,” with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest,” interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities,” securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a) listed on a national securities exchange,

(b) designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

(c) listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5.0 million.

“Officer,” the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person,” any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder,” the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

“Shareholder,” the record shareholder or the beneficial shareholder.

Section 13.02. RIGHT TO APPRAISAL

(a) A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1) consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2) consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i) his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii) the sale or exchange is pursuant to court order; or

(iii) in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4) an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i) creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii) creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5) an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6) any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7) consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8) consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b) Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c) Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d) The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(i) the proposed action is abandoned or rescinded; or

(ii) a court having jurisdiction permanently enjoins or sets aside the action; or

(iii) the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e) A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. ASSERTION OF RIGHTS BY NOMINEES AND BENEFICIAL OWNERS

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1) submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder

Section 13.20. NOTICE OF APPRAISAL RIGHTS

(a) If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22

Section 13.21. NOTICE OF INTENT TO DEMAND PAYMENT

(a) If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1) shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. APPRAISAL NOTICE AND FORM

(a) If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1) supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2) state:

(i) where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii) a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii) the corporation’s estimate of the fair value of the shares;

(iv) that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v) the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3) be accompanied by a copy of this chapter

Section 13.23. PERFECTION OF RIGHTS; RIGHT TO WITHDRAW

(a) A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b) A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Section 13.24. PAYMENT

(a) Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1) financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3) a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter

Section 13.25. AFTER-ACQUIRED SHARES

(a) A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

(b) If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1) of the information required by clause (1) of subsection (b) of section 13.24;

(2) of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3) that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4) that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5) that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER

(a) A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Section 13.30. COURT ACTION

(a) If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. COURT COSTS AND COUNSEL FEES

(a) The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.